As filed with the Securities and Exchange Commission on March 30, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIOVEST INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	41-1412084
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

324 South Hyde Park Avenue, Suite 350

Tampa, Florida 33606

(813) 864-2554

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Samuel S. Duffey, Esq.

Chief Executive Officer, President and General Counsel

Biovest International, Inc.

324 South Hyde Park Avenue, Suite 350

Tampa, Florida 33606

Phone: (813) 864-2554

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Curt P. Creely, Esq.

Foley & Lardner LLP

100 North Tampa Street, Suite 2700

Tampa, Florida 33602

Phone: (813) 229-2300

Fax: (813) 221-4210

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one share of Common Stock, par value $0.01 per share, and a Warrant to purchase 0.5 shares of Common Stock	$5,000,000	$573
Common Stock underlying the Units		(3)
Warrants underlying the Units		(3)
Common Stock issuable upon exercise of the Warrants underlying the Units(2)
Placement Agent Warrants
Common Stock issuable upon exercise of the Placement Agent Warrants(2)		(3)
Total	$5,000,000	$573

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2)

Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable upon the exercise of the warrants registered hereunder and as a result of stock splits, stock dividends, or similar transactions.

(3)	No fee required pursuant to Rule 457(g).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 30, 2012

             Units, Each Consisting of

One Share of Common Stock and

0.5 of a Warrant to Purchase One Share of Common Stock

We are offering up to          units, each unit consisting of one share of our common stock, par value $0.01 per share, and 0.5 of a warrant to purchase one share of our common stock. Each full warrant entitles its holder to purchase one share of our common stock at an exercise price of $         per share. The units will separate immediately, the common stock and the warrants will be issued separately, and the common stock will trade separately. For a more detailed description of our units, our common stock, and our warrants, see the section entitled “DESCRIPTION OF SECURITIES” beginning on page 79 of this prospectus.

We are not required to sell any specific dollar amount or number of units, but we will use our best efforts to sell all of the units being offered.

Our common stock is currently quoted on the OTCQB under the symbol “BVTI”. We do not intend to apply to list the warrants on any securities exchange or market. On March 29, 2012, the last reported sale price of our common stock on the OTCQB was $0.58 per share.

Investing in the offered securities involves risks. See “RISK FACTORS” beginning on page 4 of this prospectus.

	Per Unit	Total
Price to Public		$5,000,000
Placement Agent’s Fees
Proceeds, Before Expenses, to Biovest International, Inc.

                     has agreed to act as our exclusive placement agent in connection with this offering.                      may engage one or more sub placement agents or selected dealers. The placement agent is not purchasing the securities offered by us, and is not required to sell any specific number or dollar amount of units, but will assist us in this offering on a “best efforts” basis. We have agreed to pay the placement agent a cash fee equal to     % of the gross proceeds of the offering of units by us, as well as “Placement Agent Warrants” to purchase shares of our common stock equal to     % of the aggregate number of units sold in the offering. The Placement Agent Warrants will be substantially on the same terms as the warrants offered hereby, except as required by the Financial Industry Regulatory Authority, Inc. We estimate the total expenses of this offering, excluding the placement agent fees, will be approximately $        . Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. See “PLAN OF DISTRIBUTION” beginning on page 85 of this prospectus for more information regarding this offering and the placement agent arrangements. All costs associated with the offering will be borne by us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Brokers or dealers effecting transactions in these securities should confirm that the securities are registered under the applicable state law or that an exemption from registration is available.

The date of this prospectus is                 , 2012.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. We are not making an offer to sell securities in any state where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our securities occurs.

FOR INVESTORS OUTSIDE THE UNITED STATES: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

PROSPECTUS SUMMARY

This summary highlights information that we present more fully in the rest of this prospectus and does not contain all of the information you should consider before investing in our securities. This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. You should read the entire prospectus carefully, including the “Risk Factors” section and our consolidated financial statements and related notes.

Overview

Unless the context requires otherwise, as used in this prospectus, the terms “Biovest,” “we,” “us,” “our,” “the Company,” “our company,” and similar references refer to Biovest International, Inc. and its subsidiaries.

As a result of our collaboration with the National Cancer Institute (“NCI”), Biovest International, Inc. is developing BiovaxID® as a personalized therapeutic cancer vaccine for the treatment of non-Hodgkin’s lymphoma (“NHL”), specifically follicular lymphoma (“FL”), mantle cell lymphoma (“MCL”) and potentially other B-cell cancers. Both FL and MCL are generally considered to be incurable with currently approved therapies. These generally fatal diseases arise from the lymphoid tissue and are characterized by an uncontrolled proliferation and spread throughout the body of mature B-cells, which are a type of white blood cell.

Three clinical trials conducted under our Investigational New Drug Application (“IND”) have studied BiovaxID® in NHL. These studies include a Phase 2 clinical trial and a Phase 3 clinical trial in patients with FL, as well as a Phase 2 clinical trial in MCL patients. BiovaxID® has demonstrated statistically significant Phase 3 clinical benefit by prolonging disease-free survival in FL patients treated with BiovaxID®. We believe that these clinical trials demonstrate the safety and efficacy of BiovaxID®.

To support our planned commercialization of BiovaxID®, we developed an automated cell culture instrument called AutovaxID®. We believe that AutovaxID® has significant potential application in the production of a broad range of patient-specific medicines, such as BiovaxID®, and potentially for various vaccines, including vaccines for influenza and other contagious diseases. We are collaborating with the U.S. Department of Defense to further develop AutovaxID® and to explore potential production of additional vaccines, including vaccines for viral indications such as influenza. AutovaxID® is automated and computer controlled to improve cell production reliability and to maximize cell production. AutovaxID® uses a disposable production unit which provides for robust and dependable manufacturing while complying with the industry current good manufacturing practices standards. AutovaxID® has a small footprint and supports scalable production.

We also manufacture instruments and disposables used in the hollow-fiber production of cell culture products. Our hollow-fiber cell culture products and instruments are used by biopharmaceutical and biotechnology companies, medical schools, universities, research facilities, hospitals and public and private laboratories. We also produce mammalian and insect cells, monoclonal antibodies, recombinant and secreted proteins and other cell culture products using our unique capability, expertise and proprietary advancements in the cell production process known as hollow-fiber perfusion.

Our business consists of three primary business segments: development of BiovaxID® and potentially other B-cell blood cancer vaccines; the manufacture and sale of AutovaxID® and other instruments and consumables; and commercial production of cell culture products and services.

We completed a reorganization of our Company, which we believe prepares our Company for our commercialization of BiovaxID®. On November 10, 2008, we and our wholly-owned subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. Our reorganization case was jointly administered with the reorganization case of our parent company, Accentia Biopharmaceuticals, Inc., under Case No. 8:08-bk-17795-KRM. On August 16, 2010, we filed our First Amended Joint Plan of Reorganization, and, on October 25, 2010, we filed the First Modification to the First Amended Joint Plan of Reorganization (collectively and as amended and supplemented, the “Plan”). On November 2, 2010, the U.S. Bankruptcy Court for the Middle District of Florida, Tampa Division (the “Bankruptcy Court”) entered an Order Confirming Debtors’ First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Confirmation Order”). We emerged from Chapter 11 protection, and our Plan became effective, on November 17, 2010 (the “Effective Date”).

Corporate Information

Our principal executive offices are located at 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606, and our telephone number is (813) 864-2554. Our website is www.biovest.com. Information contained on our website is not incorporated by reference into this prospectus, and such information should not be considered to be part of this prospectus.

The Offering

Securities Offered	Up to units. Each unit will consist of one share of our common stock and 0.5 of a warrant to purchase one share of our common stock.

Offering Price	$ per unit.

Description of Warrants	The warrants will be exercisable at any time during the period commencing on the date of closing and ending on the fifth anniversary of the closing date at an exercise price of $ per share. See “DESCRIPTION OF SECURITIES” for additional information.

Common Stock Outstanding Prior to the Offering	145,102,671 shares.

Common Stock Outstanding After the Offering	shares.

OTCQB Symbol	“BVTI”

Use of Proceeds	We expect to use the net proceeds of this offering for working capital and other general corporate purposes and to reduce the principal and interest on our indebtedness to our secured creditors pursuant to our Plan by $ (which represents % of the net proceeds of the offering). See “USE OF PROCEEDS” for additional information.

Risk Factors	See “RISK FACTORS” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the units offered by this prospectus.

The number of shares of our common stock outstanding after the offering is based on 145,102,671 shares outstanding as of March 15, 2012 and excludes:

•	25,578,179 shares of common stock issuable upon the exercise of warrants outstanding as of March 15, 2012, at a weighted average exercise price of $0.86 per share;

•	27,096,950 shares of common stock issuable upon the exercise of options outstanding as of March 15, 2012 at a weighted average exercise price of $0.56 per share;

•	9,818,114 shares of common stock reserved for future grant or issuance as of March 15, 2012 under our 2010 Equity Incentive Plan;

•	shares of common stock underlying the warrants sold in this offering; and

•	shares of common stock underlying the warrants issued to the placement agent in connection with this offering.

Unless otherwise indicated, all information in this prospectus assumes:

•	no person will exercise any outstanding options; and

•	the sale of units at an assumed offering price of $ per unit.

RISK FACTORS

An investment in our securities involves a high degree of risk and many uncertainties. You should carefully consider the specific factors listed below together with the other information included in this prospectus before purchasing our securities in this offering. If any of the possibilities described as risks below actually occurs, our operating results and financial condition would likely suffer and the trading price of our securities could fall, causing you to lose some or all of your investment in the securities we are offering. The following is a description of what we consider the key challenges and material risks to our business and an investment in our securities.

Risks Related to Our Business

We have a history of operating losses and expect to incur further losses.

We have never been profitable and we have incurred significant losses and cash flow deficits. For the fiscal years ended September 30, 2011 and 2010, we reported net losses of $15.3 million and $8.2 million, respectively, and negative cash flow from operating activities of $3.8 million and $0.8 million, respectively. As of September 30, 2011, we had an aggregate accumulated deficit of $161 million. We anticipate that operations may continue to show losses and negative cash flow, particularly with the anticipated expenses associated with the development of BiovaxID®. There is no assurance that the additional required funds can be obtained on terms acceptable or favorable to us, if at all. The audit opinion issued by our independent auditors with respect to our consolidated financial statements for the fiscal year ended September 30, 2011 (“Fiscal 2011”) indicated that there is substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. We expect to receive a similar audit opinion from our independent auditors with respect to our consolidated financial statements for the fiscal year ending September 30, 2012 (“Fiscal 2012”).

Our ability to achieve and sustain profitability is to a large degree dependent on obtaining regulatory approval to market BiovaxID®. We may not be successful in our efforts to develop and commercialize BiovaxID®. Moreover, our operations may not be profitable even if BiovaxID® is commercialized.

Our independent registered public accountants have expressed substantial doubt as to our ability to continue as a going concern.

As of September 30, 2011, we had a working capital deficit of $2.2 million. We have a significant amount of debt, approximately $27.0 million, which matures in November 2012. We expect to continue to incur substantial net operating losses at least until BiovaxID® receives marketing approval and market acceptance either or both of which may never occur. Continued operating losses would impair our ability to continue operations. We may not be able to generate sufficient product revenue to become profitable on a sustained basis, or at all. We have operating and liquidity concerns due to our significant net losses and negative cash flows from operations. As a result of these and other factors, our independent registered public accountants, Cherry, Bekaert and Holland, L.L.P., have indicated, in their report to our 2011 consolidated financial statements, that there is substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon generating sufficient cash flow to conduct operations and obtaining additional capital and financing. Any financing activity is likely to result in significant dilution to current shareholders.

Our consolidated financial statements have been prepared assuming we will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty. We incurred net losses of $15.3 million and $8.2 million in 2011 and 2010, respectively. We have also experienced negative cash flows from operations for the past three fiscal years. In addition, our projected cash receipts from operations for Fiscal 2012 are anticipated to be insufficient to finance operations without funding from other sources. Historically, we have had difficulty in meeting our cash requirements. We have, in part, met our cash requirements through proceeds from our cell culture and instrument manufacturing activities, various financing transactions, the use of cash on hand, short-term borrowings (primarily from affiliates), and by trade-vendor credit. There can be no assurances that management will obtain the necessary funding, reduce the level of historical losses and achieve successful commercialization of the vaccine. Continuation as a going concern is ultimately dependent upon achieving profitable operations and positive operating cash flows sufficient to pay all obligations as they come due.

We will need substantial additional financing but our access to capital funding is uncertain.

On October 19, 2010, as part of our then pending reorganization, we closed a $7.0 million financing which provided the funds that were required for us to exit our Chapter 11 proceeding. During prior years, we met our cash requirements through the use of cash on hand, the sale of common stock, and short-term loans from affiliates. We have outstanding indebtedness which, as of March 15, 2012, aggregates to approximately $35.9 million. Our debt is secured by our assets and may make procuring additional debt or equity financing more difficult or uncertain. Furthermore, our creditors may be able to foreclose on our assets if we are unable to meet our obligations as they become due. In addition, we are obligated to pay royalties which will reduce any future potential profit.

Our ability to continue present operations is dependent upon our ability to obtain significant external funding. Additional sources of funding have not been established; however, we anticipate that in the future we will seek additional financing from a number of sources, including, but not limited to, the sale of equity or debt securities, strategic collaborations, recognized research funding programs and domestic and/or foreign licensing of our vaccine and our AutovaxID® equipment line. There can be no assurance that we will be successful in securing needed financing at acceptable terms, if at all. If adequate funds are not available, or if we determine it to otherwise be in our best interests, we may consider additional strategic financing options, including sales of assets or business units that are non-essential to the ongoing development or future commercialization of BiovaxID® and AutovaxID®, or we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs or curtail some of our commercialization efforts.

There is a high risk of failure because we are trying to develop a new anti-cancer vaccine.

We are pursuing a novel patient-specific cancer therapy. Commercialization requires governmental approval, establishment of cost effective production capability, distribution capability and market acceptance. Our vaccine is subject to all of the risks of failure that are inherent in developing products based on new technologies and the risks associated with drug development generally. These risks include the possibility that:

•	our technology or the product based on our technology will be ineffective or toxic, or otherwise fail to receive necessary regulatory approvals;

•	future products based on our technology will be difficult to manufacture on a large scale or at all or will prove to be uneconomical to produce or market;

•	proprietary rights of third parties will prevent us or our collaborators from marketing products;

•	third parties will market superior or equivalent products;

•	technology advances which render our technology or product outdated or less attractive; and

•	the products will not attain market acceptance.

Drug development, including clinical trials required for governmental approval, is expensive and new drugs have a high risk of failure. Based on results at any stage of development, including later-stage clinical trials and our inability to bear the related costs associated with product development or product production or marketing, we may decide to discontinue development or clinical trial at any time.

Preparing for and processing the Biologics License Application (“BLA”) for BiovaxID® will be expensive and time consuming. The U.S. Food and Drug Administration (“FDA”) response to any application is uncertain and the FDA may reject or deny the application, or may impose additional requirements. Such additional requirements may be expensive and/or time consuming, and meeting these additional requirements may be difficult or impossible.

Our clinical trials for BiovaxID® may not be regarded by the FDA or other regulatory authorities as conclusive, and we may decide, or regulators may require us, to conduct additional clinical testing for this product candidate or cease our trials.

In April 2008, we closed our only Phase 3 clinical trial of BiovaxID® with 234 patients enrolled instead of the 563 patients anticipated to be enrolled pursuant to our clinical trial protocol. We announced clinical results based upon a relatively smaller number of patients compared to that planned. Additionally, our only Phase 3 clinical trial randomized patients early into the trial, after the complete remission from chemotherapy was ascertained. Because of failure to maintain complete remission, which was a protocol requirement, about a third of the randomized patients were not vaccinated. We do not know whether the sample size of our Phase 3 clinical trial or the significant clinical benefit demonstrated only in patients who received at least one dose of BiovaxID® or control, will be acceptable to the FDA to demonstrate efficacy and safety required to obtain marketing approval.

While the difference in median disease free survival (“DFS”) between patients treated with BiovaxID® and patients treated with control in our Phase 3 clinical trial was statistically significant (p value= 0.045), this level of statistical significance did not reach the protocol projected value of 0.01 or better. This analysis of treated patients excludes patients who were randomized but not treated and therefore constitutes a modified intent to treat analysis. An analysis of the intent to treat population, which consists of all randomized patients including those not treated with BiovaxID® or control, did not report statistical significance. We do not know the weight the FDA and the other regulatory agencies will give to our modified intent to treat population analysis as compared to the intent to treat population analysis.

The high statistical significance of the clinical benefit observed in patients whose tumor and vaccine had an IgM isotype (p= 0.001) and the lack of clinical benefit in patients whose tumor and vaccine had an IgG isotype bear unequivocal scientific merit. However, we do not know how these results will affect the FDA’s overall review process.

While not universal, it is not uncommon for the FDA to require a second confirming Phase 3 clinical trial, particularly when “high” statistical significance has not been demonstrated. We do not know whether our existing or future clinical trials will be considered by the FDA and/or other regulatory authorities to sufficiently demonstrate safety and efficacy to result in marketing approval without the requirement of additional clinical trials. Because our Phase 3 clinical trial for BiovaxID® may be considered to be inconclusive, we may decide, or regulators may require us, to conduct additional clinical trials for this product candidate or cease our clinical trials. If such additional clinical trials are required, they are likely to be highly expensive and time consuming.

The FDA may not permit us to file or process our planned BLA seeking marketing approval. Additionally, we may be permitted to file a BLA but the FDA may ultimately reject or deny marketing approval. The FDA may impose requirements as part of the BLA process, which may frustrate, delay, or render impossible marketing approval or commercialization. In any such event, we might experience significant additional costs and delay. We may also be required to undertake additional clinical testing if we change or expand the indications for our product candidate.

We may experience difficulties in manufacturing BiovaxID® or in obtaining approval of the change in manufacturing site or process from the FDA or international regulatory agencies, which could prevent or delay us in the commercialization of BiovaxID®.

Manufacturing BiovaxID® is complex and requires coordination internally among our employees, as well as externally with physicians, hospitals and third-party suppliers and carriers. This process involves several risks that may lead to failures or delays in manufacturing BiovaxID®, including:

•	difficulties in obtaining adequate tumor samples from physicians;

•	difficulties in timely shipping of tumor samples to us or in the shipping of BiovaxID® to the treating physicians due to errors by third-party carriers, transportation restrictions, or other reasons;

•	destruction of, or damage to, tumor samples or BiovaxID® during the shipping process due to the improper handling by third-party carriers, hospitals, physicians or us;

•	destruction of, or damage to, tumor samples or BiovaxID® during storage at our facility; and

•	difficulties in ensuring the availability, quality, and consistency of materials provided by our suppliers.

If we experience any difficulties in manufacturing BiovaxID®, the commercialization of BiovaxID® may be delayed, resulting in delays in generating revenue and increased costs.

In addition, because we have relocated the site of the manufacturing process to our Minneapolis (Coon Rapids) facility following the clinical trials, we are required to demonstrate to the FDA that the product developed under new conditions is comparable to the product that was the subject of earlier clinical testing. This requirement applies to the relocation at the Minneapolis (Coon Rapids) facility, as well as future expansion of the manufacturing facility, such as the possible expansion to additional facilities that may be required for successful regulatory approvals or commercialization of the vaccine, resulting in increased costs. There is also a requirement for validation of the manufacturing process for BiovaxID® utilizing our AutovaxID® instrument.

Comparability demonstration requires evidence that the product is consistent with that produced for the clinical trial and continues to be safe, pure, and potent. This demonstration is based on various methods, as recommended in the FDA and International Conference of Harmonisation (“ICH”) regulatory guidelines. If we demonstrate Chemistry, Manufacturing and Controls (“CMC”) comparability, additional clinical safety and/or efficacy trials with the new product may not be needed. The FDA will determine if comparability data are sufficient to demonstrate that additional clinical studies are unnecessary. If the FDA requires additional clinical safety or efficacy trials to demonstrate comparability, our clinical trials or FDA approval of BiovaxID® may be delayed, which would cause delays in generating revenue and increased costs.

Because the product development and the regulatory approval process for BiovaxID® will be expensive and its outcome is uncertain, we must incur substantial expenses that might not result in any viable product, and the process could take longer than expected.

Regulatory approval of a pharmaceutical product is a lengthy, time-consuming and expensive process. Before obtaining regulatory approvals for the commercial sale of our vaccine, we must demonstrate to the satisfaction of the applicable regulatory agencies that BiovaxID® is safe and effective for use in humans. This is expected to result in substantial expense and require significant time.

Historically, the results from pre-clinical testing and early clinical trials often have not been predictive of results obtained in later clinical trials. A number of new drugs have shown promising results in clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. In addition, regulatory delays or rejections could be encountered as a result of many factors, including changes in regulatory policy during the period of product development.

Clinical trials conducted by us or by third parties on our behalf might not be accepted by the FDA or other international regulatory agencies as being a sufficient demonstration of safety, efficacy or statistical significance to support the acceptance, processing or approval of our applications to obtain the requisite regulatory approval to market for our products. In such an event, regulatory authorities might require us to conduct additional clinical trials which would be both expensive and time consuming or in the alternative might not permit us to undertake any additional clinical trials for our product candidates.

We have completed a single Phase 3 clinical trial for BiovaxID® and the FDA frequently requires a second confirming Phase 3 trial as a condition for approval. Our drug candidate is considered highly personalized because it is manufactured for each patient using material obtained by biopsy from that patient. Personalized drugs are considered unique which may create regulatory uncertainty. We do not have an understanding or agreement with the FDA or international regulatory agencies as to the need for a second confirming trial, the adequacy of our personalized manufacturing process, or the sufficiency, design or size of our Phase 3 clinical trial. Further, we do not know the ultimate impact on the regulatory process which may result from the early stoppage of our clinical trial before all planned patients were enrolled, the appropriateness of analyzing only patients treated with our drug candidate or control which is considered a modified intent to treat population, the impact of analyzing sub-populations of the treated patients such as patients based on the characteristics of the patient’s tumor isotype or any other factor of our Phase 3 clinical trial. Accordingly, we do not know if the FDA will require additional clinical trials, either prior to or in conjunction with approval of BiovaxID®. Our initial Phase 3 clinical trial spanned approximately eight years and the completion of any required additional clinical trials or potentially a different trial design would likely take a significant number of years and funding which we currently do not have. The length of time for a clinical trial generally varies substantially according to the type, complexity, novelty and intended use of the product candidate. Although for planning purposes, we forecast the commencement and completion of clinical development, and have included many of those forecasts in reports filed with the Securities and Exchange Commission (“SEC”) and in other public disclosures, the actual timing of these events can vary dramatically. For example, we have experienced delays in our clinical development program in the past as a result of slower than anticipated patient enrollment and as a result of our reorganization under Chapter 11 of the Bankruptcy Code. Additional delays may occur. Our rate of completion of development efforts could be delayed by many factors. The timing of meetings with regulatory agencies; the requirements, cost and time necessary to prepare for regulatory meetings; and the time, expense and ability to satisfy requests or requirements made by regulatory agencies is uncertain and may vary depending on numerous circumstances and as a result of the analysis of available data. In addition, we may need to delay or suspend this regulatory process if we are unable to obtain additional funding when needed. Moreover, we have limited experience in vaccine development and the regulatory process.

Because we have limited experience, we might be unsuccessful in our efforts to develop, obtain approval for, commercially produce or successfully market BiovaxID®.

The extent to which we develop and commercialize BiovaxID® will depend on our ability to:

•	complete required clinical trials;

•	obtain necessary regulatory approvals;

•	establish, or contract for, required manufacturing capacity; and

•	establish, or contract for, sales and marketing resources.

We have limited experience with these activities and might not be successful in the trials, product development or commercialization.

We might be unable to manufacture our vaccine on a commercial scale.

Assuming FDA approval of BiovaxID®, manufacturing, supply and quality control problems could arise as we, either alone or with subcontractors, attempt to scale-up manufacturing capabilities for products under development. We might be unable to scale-up in a timely manner or at a commercially reasonable cost. Problems could lead to delays or pose a threat to the ultimate commercialization of our product and cause us to fail.

Manufacturing facilities, and those of any future contract manufacturers, are or will be subject to periodic regulatory inspections by the FDA and other federal and state regulatory agencies and these facilities are subject to Quality System Regulation (“QSR”) requirements of the FDA. If we or our third-party manufacturers fail to maintain facilities in accordance with QSR regulations, other international quality standards, or other regulatory requirements, then the manufacturing process could be suspended or terminated, which would harm us.

Competing technologies may adversely affect us.

Rituximab is currently part of the standard of care for the treatment of follicular lymphoma (“FL”). We believe that rituximab containing therapies are well accepted by both physicians and patients and may constitute a significant competitive challenge for our drug candidate if approved.

Biotechnology has experienced, and is expected to continue to experience, rapid and significant change. The use of monoclonal antibodies as initial or induction therapy, and increasingly for maintenance therapy, has become well-established and generally accepted. Products that are well-established or accepted, including monoclonal antibodies such as Rituxan®, including its expanded approval as a non-Hodgkin’s lymphoma (“NHL”) maintenance therapy, may constitute significant barriers to market penetration and regulatory approval which may be expensive, difficult or even impossible to overcome. New developments in biotechnological processes are expected to continue at a rapid pace in both industry and academia, and these developments are likely to result in commercial applications competitive with our proposed vaccine. We expect to encounter intense competition from a number of companies that offer products in our targeted application area. We anticipate that our competitors in these areas will consist of both well-established and development-stage companies and will include:

•	healthcare companies;

•	chemical and biotechnology companies;

•	biopharmaceutical companies; and

•	companies developing drug discovery technologies.

The cell culture production and technology business is also intensely competitive and is in many areas dominated by large service providers. In many instances, our competitors have substantially greater financial, technical, research and other resources and larger, more established marketing, sales, distribution and service organizations than us. Moreover, these competitors may offer broader product lines and have greater name recognition than us and may offer discounts as a competitive tactic.

Competitors might succeed in developing, marketing, or obtaining FDA approval for technologies, products, or services that are more effective or commercially attractive than those we offer or are developing, or that render our products or services obsolete. As these companies develop their technologies, they might develop proprietary positions, which might prevent us from successfully commercializing products. Also, we might not have the financial resources, technical expertise or marketing, distribution or support capabilities to compete successfully in the future.

The ongoing detailed analysis being performed in our clinical trials for BiovaxID® may produce negative or inconclusive results and may delay our efforts to obtain approval for this product.

We are currently engaged in performing additional detailed analyses of the safety and efficacy data generated by our Phase 2 and Phase 3 clinical trials of BiovaxID® in FL and our Phase 2 clinical trial of BiovaxID® in mantle cell lymphoma (“MCL”). We cannot predict with certainty the results of the analyses, and if the results are negative or inconclusive we may decide, or regulators may require us, to conduct additional clinical and/or preclinical testing for this product candidate or cease our clinical trials. If this happens, we may not be able to obtain approval for BiovaxID® for FL, MCL or both, or the anticipated time to market for this product may be substantially delayed, and we may also experience significant additional development costs.

The clinical trials for BiovaxID® may demonstrate that certain side effects may be associated with this treatment and ongoing or future clinical trials may reveal additional unexpected or unanticipated side effects.

We cannot guarantee that our current or future trials for BiovaxID® will not demonstrate additional adverse side effects that may delay or even preclude regulatory approval. Even if BiovaxID® receives regulatory approval, if we or others identify previously unknown side effects following approval, regulatory approval could be withdrawn and sales of BiovaxID® could be significantly reduced.

Inability to obtain regulatory approval for our manufacturing facility or to manufacture on a commercial scale may delay or disrupt our commercialization efforts.

Before we can obtain FDA approval for any new drug, the manufacturing facility for the drug must be inspected and approved by the FDA. We plan to establish a dedicated BiovaxID® manufacturing facility within our existing Minnesota leasehold space. Therefore, before we can obtain the FDA approval necessary to allow us to begin commercially manufacturing BiovaxID®, we must pass a pre-approval inspection of our BiovaxID® manufacturing facility by the FDA. In order to obtain approval, we will need to ensure that all of our processes, methods, and equipment are compliant with the current Good Manufacturing Practices (“cGMP”), and perform extensive audits of vendors, contract laboratories, and suppliers. The cGMP requirements govern quality control of the manufacturing process and documentation policies and procedures. We have undertaken steps towards achieving compliance with these regulatory requirements required for commercialization. In complying with cGMP, we will be obligated to expend time, money, and effort in production, record keeping, and quality control to assure that the product meets applicable specifications and other requirements. If we fail to comply with these requirements, we could experience product liability claims from patients receiving our vaccines, we might be subject to possible regulatory action and we may be limited in the jurisdictions in which we are permitted to sell BiovaxID®.

In order to commercialize BiovaxID®, we will need to develop and qualify one or more additional manufacturing facilities. Preparing a facility for commercial manufacturing may involve unanticipated delays, and the costs of complying with state, local, and FDA regulations may be higher than we anticipate. In addition, any material changes we make to the manufacturing process may require approval by the FDA and state or foreign regulatory authorities. Obtaining these approvals is a lengthy, involved process, and we may experience delays. Such delays could increase costs and adversely affect our business. In general, the FDA views cGMP standards as being more rigorously applied as products move forward in development and commercialization. In seeking to comply with these standards, we may encounter problems with, among other things, controlling costs and quality control and assurance. It may be difficult to maintain compliance with cGMP standards as the development and commercialization of BiovaxID® progresses, if it progresses.

In addition, because we relocated the site of the manufacturing process for BiovaxID® to our Minneapolis facility following the clinical trials, we are required to demonstrate to the FDA that the product that will be manufactured under the new conditions is comparable to the product that was the subject of prior clinical testing. This requirement applies to the relocation at the Minneapolis facility as well as future expansions of the manufacturing facilities, such as the possible expansion to additional facilities that may be required for successful regulatory approvals or commercialization of the vaccine, resulting in increased costs. There is also a requirement for validation of the manufacturing process for BiovaxID® utilizing our AutovaxID® instrument.

We and our products are subject to comprehensive regulation by the FDA in the U.S. and by comparable authorities in other countries. These national agencies and other federal, state and local entities regulate, among other things, the preclinical and clinical testing, safety, approval, manufacture, labeling, marketing, export, storage, record keeping, advertising and promotion of our products. If we violate regulatory requirements at any stage, whether before or after marketing approval is obtained, we may be subject to forced removal of a product from the market, product seizure, civil and criminal penalties and other adverse consequences.

We are not able to prevent third parties, including potential competitors, from developing and selling an anti-cancer vaccine for NHL having the same composition of matter as BiovaxID®.

Our BiovaxID® vaccine is based on research and studies conducted at Stanford University (“Stanford”) and the National Cancer Institute (“NCI”). As a result of published studies, the concept of the vaccine and its composition are in the public domain and cannot be patented by us, the NCI, or any other party. We have filed a Patent Cooperation Treaty (“PCT”) patent application on the type of cell media that is used to grow cell cultures in the production of our vaccine, and we have filed a PCT patent application on certain features of the integrated production and purification system used to produce and purify the vaccine in an automated closed system. We have obtained an exclusive world-wide license for use of a proprietary cell line which we use to manufacture BiovaxID®, but we cannot be certain that we will be successful in preventing others from utilizing this cell line or will be able to maintain and enforce the exclusive license in all jurisdictions. We cannot prevent other companies using different manufacturing processes from developing active immunotherapies that directly compete with BiovaxID®. However, as a result of the FDA’s Orphan Drug designation for the treatment of FL, MCL and Waldenstrom’s Macroglobulinemia (“WM”), we have seven years of market exclusivity in the U.S. from the date of FDA marketing approval for these three subtypes of B-cell NHL. We have ten years of market exclusivity in the European Union (“EU”) as a result of Orphan Medicinal Product designation for the treatment of FL and MCL by the European Medicines Agency (“EMA”).

Several companies, such as Genentech, Inc., Corixa Corporation, Biogen Idec, and Immunomedics, Inc., are involved in the development of passive immunotherapies for NHL. These passive immunotherapies include Rituxan®, a monoclonal antibody, and Zevalin® and Bexxar®, which are passive radioimmunotherapy products. Passive immunotherapies, particularly the monoclonal antibody Rituxan, are well accepted and established in the treatment of NHL and as such will impact both regulatory considerations and market penetration.

We have been dependent on a sole-source supplier for keyhole limpet hemocyanin, a critical raw material used in the manufacture of BiovaxID®, and physicians who administer BiovaxID® depend on a sole-source supplier for GM-CSF, an immune system stimulant administered with BiovaxID®.

We have been dependent on a sole-source supplier for keyhole limpet hemocyanin, a critical raw material used in the manufacture of BiovaxID®, and physicians who administer BiovaxID® depend on a sole-source supplier for GM-CSF, an immune system stimulant administered with BiovaxID®. In particular, manufacturing of BiovaxID® requires keyhole limpet hemocyanin (“KLH”), a foreign carrier protein. We have historically purchased KLH from BioSyn Arzneimittel GmbH (“BioSyn”), which was a single source supplier. We had entered into a supply agreement with BioSyn during our Phase 3 clinical trial of BiovaxID®, pursuant to which BioSyn agreed to supply us with KLH. That supply agreement has terminated, and we are currently evaluating a potential agreement with BioSyn to supply us with the amounts of KLH necessary for commercialization. Additionally, we have become aware of alternative suppliers who now market KLH and are also currently evaluating these potential suppliers and determining the steps necessary to confirm the equivalence of their product with the KLH supplied by BioSyn. However, we have not yet established a relationship with these suppliers and we have not completed testing to insure that the KLH supplied by them is suitable for use in the BiovaxID® production process.

When BiovaxID® is administered, the administering physician uses a cytokine to enhance the patient’s immune response, and this cytokine is administered concurrently with BiovaxID®. The cytokine used by physicians for this purpose is Leukine® sargramostim, a commercially available recombinant human granulocyte-macrophage colony stimulating factor known as GM-CSF. This cytokine is a substance that is purchased by the administering physician and is administered with an antigen to enhance or increase the immune response to that antigen. The physicians who administer BiovaxID® will rely on Genzyme Corporation (“Genzyme”), as a supplier of GM-CSF, and these physicians will generally not have the benefit of a long-term supply contract. Currently, GM-CSF is not commercially available from other sources in the U.S. or Canada.

Establishing additional or replacement suppliers for these materials or components may take a substantial amount of time. In addition, we may have difficulty obtaining similar components from other suppliers that are acceptable to the FDA.

If we have to switch to a replacement supplier, we may face additional regulatory delays and the manufacture and delivery of BiovaxID® could be interrupted for an extended period of time, which may delay commercialization of BiovaxID®. If we are unable to obtain adequate amounts of these components, we may be required to obtain regulatory clearance from the FDA to use different components that may not be as safe or as effective. As a result, regulatory approval of BiovaxID® may be suspended or delayed or may not be received at all. All these delays could cause delays in commercialization of BiovaxID®, delays in our ability to generate revenue from BiovaxID®, and increased costs.

The NCI is not precluded from working with other companies on developing products that are competitive with BiovaxID®.

Our BiovaxID® vaccine is based on research and studies conducted at Stanford and the NCI. The concept of producing a patient-specific anti-cancer vaccine through the hybridoma method from a patient’s own cancer cells has been discussed in a variety of publications over a period of many years, and, accordingly, the general method and concept of such a vaccine is not eligible to be patented by us, the NCI, or any other party. Until November 2006, we were a party to a Cooperative Research and Development Agreement (“CRADA”) with the NCI for the development of a hybridoma-based patient-specific idiotypic vaccine for the treatment of indolent FL. We gave notice of termination of the CRADA in September 2006. Although the NCI transferred sponsorship of the IND for BiovaxID® to us in 2004, and although there are certain confidentiality protections for information generated pursuant to the CRADA, the CRADA does not prevent the NCI from working with other companies on other hybridoma-based idiotypic vaccines for indolent FL or other forms of cancer, and the NCI or its future partners may be able to utilize certain technology developed under our prior CRADA. If the NCI chooses to work with other companies in connection with the development of such a vaccine, such other companies may also develop technology and know-how that may ultimately enable such companies to develop products that compete with BiovaxID®.

Additionally, through their partnership with the NCI, these companies could develop immunotherapies for other forms of cancer that may serve as barriers to any future products that we may develop for such indications.

The uncertainty of patent and proprietary technology protection and our potential inability to license technology from third parties may adversely affect us.

Our success will depend in part on obtaining and maintaining meaningful patent protection on our inventions, technologies and discoveries. The patent position of biotechnology and pharmaceutical firms is highly uncertain and involves many complex legal and technical issues. There is no clear policy involving the breadth of claims allowed, or the degree of protection afforded, under patents in this area. Our ability to compete effectively will depend on our ability to develop and maintain proprietary aspects of our technology, as well as to operate without infringing, or, if necessary, to obtain rights to, the proprietary rights of others. Our pending patent applications might not result in the issuance of patents. Our patent applications might not have priority over others’ applications and, even if issued, our patents might not offer protection against competitors with similar technologies. Any patents issued to us might be challenged, invalidated or circumvented and the rights created thereunder may not afford us a competitive advantage. Furthermore, patents that we own or license may not enable us to preclude competitors from commercializing drugs, and consequently may not provide us with any meaningful competitive advantage.

Our commercial success also depends in part on our neither infringing patents or proprietary rights of third parties nor breaching any licenses that we have obtained from third parties permitting us to incorporate technology into our products. It is possible that we might infringe these patents or other patents or proprietary rights of third parties. In the future, we might receive notices claiming infringement from third parties. Any legal action against us or our collaborative partners claiming infringement and damages or seeking to enjoin commercial activities relating to our products and processes may require us or our collaborative partners to alter our products, cease certain activities and/or obtain licenses in order to continue to manufacture or market the affected products and processes. In addition, these actions may subject us to potential liability for damages. We or our collaborative partners might not prevail in an action, and any license required under a patent might not be made available on commercially acceptable terms, or at all.

There are many U.S. and foreign patents and patent applications held by third parties in our areas of interest, and we believe that there may be significant litigation in the industry regarding patent and other intellectual property rights. Potential future litigation could result in substantial costs and the diversion of management’s efforts regardless of the merits or result of the litigation. Additionally, from time to time we may engage in the defense and prosecution of interference proceedings before the U.S. Patent and Trademark Office, and related administrative proceedings that can result in our patent position being limited or in substantial expense to us and significant diversion of effort by our technical and management personnel. In addition, laws of some foreign countries do not protect intellectual property to the same extent as do laws in the U.S., which could subject us to additional difficulties in protecting our intellectual property in those countries.

We also rely on unpatented technology, trade secrets, technical know-how, confidential information and continuing inventions to develop and maintain our competitive position. Others might independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology, and we may not be able to protect our rights to our trade secrets. We seek to protect our technology and patents, in part, by confidentiality agreements with our employees and contractors. Our employees might breach their existing proprietary information, inventions and dispute resolution agreements. Accordingly, these agreements may not protect our intellectual property, and our employees’ breaches of those agreements could have a material adverse effect on us.

Our operating results may fluctuate widely between reporting periods.

Our operating results may vary significantly from quarter-to-quarter or year-to-year, depending on factors such as timing of biopharmaceutical development and commercialization of products by our customers, the timing of increased research and development and sales and marketing expenditures, the timing and size of contracts and whether we introduce to the market new products or processes. Consequently, revenues, profits or losses may vary significantly from quarter-to-quarter or year-to-year, and revenue, profits or losses in any period will not necessarily be indicative of results in subsequent periods. These period-to-period fluctuations in financial results may have a significant impact on the market price, if any, of our securities.

Our contract cell production services are subject to the potential of product liability claims.

The contract production services for therapeutic products that we offer expose us to a potential risk of liability as the proteins or other substances manufactured by us, at the request of and to the specifications of our customers, could potentially cause adverse effects. We generally obtain agreements from our contract production customers indemnifying and defending us from any potential liability arising from such risk.

There can be no assurance; however, that we will be successful in obtaining such agreements in the future or that such indemnification agreements will adequately protect us against potential claims relating to such contract production services. We may also be exposed to potential product liability claims by users of our products. We may seek to increase our insurance coverage in the future in the event of any significant increases in our level of contract production services. There can be no assurance that we will be able to maintain our existing coverage or obtain additional coverage on commercially reasonable terms, or at all, or that such insurance will provide adequate coverage against all potential claims to which we might be exposed. A successful partially or completely uninsured claim against us would have a material adverse effect on our operations.

Our contract cell production business is subject to intense competition.

The contract cell production business is highly competitive. Customers can select other cell production facilities, other cell production methods and other cell production instruments. We consider our business environment to be competitive. Many of our competitors are better established with greater capital resources. Historically, our cell production facilities, method and equipment have been primarily used to produce relatively small batches, such as those used in research and development. While we are seeking broader acceptance of our cell production facilities, method and equipment for larger and commercial scale production, we may not be successful in cost effectively penetrating these larger markets.

If we lose our key personnel or are unable to attract and retain additional personnel, our efforts would be hindered and we might be unable to develop our own products or pursue collaborations.

Our success will depend on our ability to attract and retain key employees and scientific advisors. Competition among biotechnology and biopharmaceutical companies, as well as among other organizations and companies, academic institutions and government entities, for highly skilled scientific and management personnel is intense. There is no guarantee that we will be successful in retaining our existing personnel or scientific advisors, or in attracting additional qualified employees. If we fail to attract personnel or if we lose existing personnel, our business could be seriously interrupted.

We do not expect to pay any dividends.

We have not declared or paid cash dividends since our inception. We currently intend to retain all of our earnings to finance future growth and therefore, do not expect to declare or pay cash dividends in the foreseeable future.

Our tax-loss carryforwards are subject to restrictions.

As of September 30, 2011, we had substantial net operating loss (“NOL”) carry-forwards for federal income tax purposes of approximately $93.7 million (expiring beginning in 2020) which will be available to offset future taxable income. As a result of certain changes in ownership and pursuant to Section 382 of the Internal Revenue Code of 1986, as amended, utilization of NOLs is limited after an ownership change, as defined in Section 392, to an annual amount equal to the value of the loss corporation’s outstanding stock immediately before the date of the ownership change multiplied by the federal long-term exempt tax rate. Due to the various changes in our ownership, and as a result of our Chapter 11 bankruptcy proceeding, a significant portion of these carry-forwards are subject to significant restrictions with respect to our ability to use those amounts to offset future taxable income. Use of our NOLs may be further limited as a result of future equity transactions.

We are subject to various government regulations.

The cell culture systems and services that we sell are subject to significant regulation by the FDA under the Federal Food, Drug and Cosmetic Act, as amended (the “FD&C Act”). Our cell culture bioprocessing systems are regulated as Class I medical devices and must be manufactured in accordance with the FDA’s QSR requirements. Our cell culture instruments must comply with a variety of safety regulations to be sold in the Europe Union (“EU”), including, but not limited, European Community standards. Our customers who use these cell culture bioprocessing systems must also comply with more extensive and rigorous FDA regulation. The process of complying with FDA regulations and obtaining approvals from the FDA is costly and time consuming. The process from investigational stage until approval to market can take a minimum of seven and up to as many as ten to twelve years currently and is subject to unanticipated delays. Furthermore, there is no assurance that our customers will be able to obtain FDA approval for bioproducts produced with our systems.

We use hazardous materials in our business. Any claims relating to improper handling, storage or disposal of these materials could be costly and time consuming.

Our manufacturing, clinical laboratory, and research and development processes involve the storage, use and disposal of hazardous substances, including hazardous chemicals and biological hazardous materials. Because we handle biohazardous waste with respect to our contract production services, we are required to conform to our customers’ procedures and processes to the standards set by the U.S. Environmental Protection Agency (“EPA”), as well as those of local environmental protection authorities. Accordingly, we are subject to federal, state and local regulations governing the use, manufacture, storage, handling and disposal of materials and waste products. Although we believe that our safety and environmental management practices and procedures for handling and disposing of these hazardous materials are in accordance with good industry practice and comply with applicable laws, permits, licenses and regulations, the risk of accidental environmental or human contamination or injury from the release or exposure of hazardous materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result, including environmental clean-up or decontamination costs, and any such liability could exceed the limits of, or fall outside the coverage of, our insurance. We may not be able to maintain insurance on acceptable terms, or at all. We could be required to incur significant costs to comply with current or future environmental and public and workplace safety and health laws and regulations.

The availability and amount of reimbursement for BiovaxID® and the manner in which government and private payers may reimburse for BiovaxID® is uncertain.

In many of the markets where we may do business in the future, the prices of pharmaceutical products are subject to direct price controls pursuant to applicable law or regulation and to drug reimbursement programs with varying price control mechanisms.

We expect that many of the patients who seek treatment with BiovaxID®, if approved for marketing, will be eligible for Medicare benefits. Other patients may be covered by private health plans or uninsured. The Medicare program is administered by the Centers for Medicare & Medicaid Services (“CMS”), an agency within the U.S. Department of Health and Human Services. Coverage and reimbursement for products and services under Medicare are determined pursuant to regulations promulgated by CMS and pursuant to CMS’s subregulatory coverage and reimbursement determinations. It is difficult to predict how CMS may apply those regulations and subregulatory determinations to newly approved products, especially novel products such as ours, and those regulations and interpretive determinations are subject to change.

Moreover, the methodology under which CMS makes coverage and reimbursement determinations is subject to change, particularly because of budgetary pressures facing the Medicare program. For example, the Medicare Prescription Drug, Improvement, and Modernization Act (the “Medicare Modernization Act”), enacted in December 2003, provides for a change in reimbursement methodology that reduces the Medicare reimbursement rates for many drugs, including oncology therapeutics, which may adversely affect reimbursement for BiovaxID®, if it is approved for sale. If we are unable to obtain or retain adequate levels of reimbursement from Medicare or from private health plans, our ability to profitably sell BiovaxID® will be adversely affected. Medicare regulations and interpretive determinations also may determine who may be reimbursed for certain services. This may adversely affect our ability to profitably market or sell BiovaxID®, if approved.

We do not know the ultimate impact of the Patient Protection and Affordable Care Act (“PPACC”), which was enacted into law on March 23, 2010, on BiovaxID®, if it is approved by the FDA. The enacting regulations under the PPACC may have material impact on us and our market opportunity for BiovaxID®. Additionally, federal, state and foreign governments continue to propose legislation designed to contain or reduce health care costs. Legislation and regulations affecting the pricing of products like our potential products may change further or be adopted before BiovaxID® is potentially approved for marketing. It is difficult to predict which, if any, of these proposals will be enacted, and, if so, when. Cost control initiatives by governments or third-party payers could decrease the price that we receive for any one or all of our potential products or increase patient coinsurance to a level that makes BiovaxID® unaffordable.

In addition, government and private health plans persistently challenge the price and cost-effectiveness of therapeutic products. Accordingly, these third parties may ultimately not consider BiovaxID® to be cost-effective, which could result in products not being covered under their health plans or covered only at a lower price. Any of these initiatives or developments could prevent us from successfully marketing and selling any of our potential products on a profitable basis. We are unable to predict what impact the Medicare Modernization Act or other future regulation or third party payer initiatives, if any, relating to reimbursement for BiovaxID® will have on sales of BiovaxID®, if approved for sale.

In the EU, governments influence the price of pharmaceutical products through their pricing and reimbursement rules and control of national health care systems that fund a large part of the cost of such products to consumers. The approach taken varies from member state to member state. Some jurisdictions operate positive and/or negative list systems under which products may only be marketed once a reimbursement price has been agreed. Other EU member states allow companies to fix their own prices for medicines, but monitor and control company profits. The downward pressure on health care costs in general, particularly prescription drugs, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products, as exemplified by the role of the National Institute for Health and Clinical Excellence in the United Kingdom which evaluates the data supporting new medicines and passes reimbursement recommendations to the government. In addition, in some countries cross-border imports from low-priced markets (parallel imports) exert commercial pressure on pricing within a country. All of these factors could adversely impact our ability to successfully commercialize BiovaxID® in these jurisdictions.

Even if approved, BiovaxID® may be subject to promotional limitations.

We may not be able to obtain the labeling claims necessary or desirable for the promotion of our products. The FDA has the authority to impose significant restrictions on an approved product through the product label and allowed advertising, promotional and distribution activities. The FDA also may approve a product for fewer indications than are requested or may condition approval on the performance of post-approval clinical studies. We may also be required to undertake post-marketing clinical trials. There may be monetary penalties if post-approval requirements are not fulfilled. If the results of such post-marketing studies are not satisfactory, the FDA may withdraw marketing authorization or may condition continued marketing on commitments from us that may be expensive and/or time consuming to fulfill. Even if we receive FDA and other regulatory approvals, if we or others identify adverse side effects after any of our products are on the market, or if manufacturing problems occur, regulatory approval may be withdrawn and reformulation of our products, additional clinical trials, changes in labeling of our products and additional marketing applications may be required.

Risks Related to Our Common Stock

Our common stock is quoted on the Over-the-Counter Market.

As opposed to a larger or better accepted market, our common stock is quoted on the OTCQB, which is the middle tier of the Over-the-Counter Market (the “OTC Market”), reserved for companies that are registered and reporting with the SEC or a U.S. banking regulator. There are no financial or qualitative standards to be in this tier. The OTCQB was launched in April 2010, by Pink OTC Markets, Inc. to better distinguish over-the-counter (“OTC”) securities. Thus, an investor might find it more difficult than it would be on a national exchange to dispose of, or to obtain accurate quotations as to the market value of, our securities.

We cannot be certain that an active trading market will develop or, if developed, be sustained. We also cannot be certain that purchasers of our common stock will be able to resell their common stock at prices equal to or greater than their purchase price. The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of a sufficient number of willing buyers and sellers at any given time. We do not have any control over whether there will be sufficient numbers of buyers and sellers. Accordingly, we cannot be certain that an established and liquid market for our common stock will develop or be maintained. The market price of the common stock could experience significant fluctuations in response to our operating results and other factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These fluctuations, and general economic and market conditions, may hurt the market price of our common stock.

We are also subject to a SEC rule that, if we fail to meet certain criteria set forth in such rule, imposes various sales practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. Consequently, the rule may have an adverse effect on the ability of broker-dealers to sell our securities and may affect the ability of our stockholders to buy and sell our securities in the secondary market. The additional burdens imposed upon broker-dealers may discourage broker-dealers from effecting transactions in penny stocks, which could reduce the liquidity of our common stock and have a material adverse effect on the trading market for our securities.

We believe we are eligible to upgrade our stock listing to the OTCQX, which is the top tier of the OTC Market. The OTCQX is reserved exclusively for companies that meet the highest financial standards and undergo a qualitative review, as determined by the Pink OTC Markets, Inc. However, there can be no assurance that an OTCQX application, if submitted, will be approved.

The price of our stock may be highly volatile.

The market price for our common stock is likely to fluctuate due to factors unique to us or arising out of the highly volatile market prices of securities of biotechnology companies. Our shareholders may not be able to resell shares of our common stock following periods of volatility. In addition, our shareholders may not be able to resell shares at or above their purchase price.

Our stock price may be affected by many factors, many of which are outside of our control, which may include:

•	actual or anticipated variations in quarterly operating results;

•	the results of clinical trials and preclinical studies involving our products or those of our competitors;

•	changes in the status of any of our drug development programs, including delays in clinical trials or program terminations;

•	developments in our relationships with other collaborative partners;

•	developments in patent or other proprietary rights;

•	governmental regulation;

•	public concern as to the safety and efficacy of products developed by us, our collaborators or our competitors;

•	our ability to fund on-going operations;

•	announcements of technological innovations or new products or services by us or our competitors;

•	changes in financial estimates by securities analysts;

•	conditions or trends in the biotechnology industry; and

•	changes in the economic performance or market valuations of other biotechnology companies.

Our principal stockholder is able to exert significant influence over matters submitted to stockholders for approval.

As of March 15, 2012, Accentia Biopharmaceuticals, Inc. (“Accentia”) owned a majority of our outstanding shares of common stock. Accentia exerts significant influence in determining the outcome of corporate actions requiring stockholder approval and that otherwise control our business. This control could have the effect of delaying or preventing a change in control of us and, consequently, could adversely affect the market price of our common stock.

We may be unable to obtain necessary additional financing.

The capital requirements for our operations have been and will continue to be significant. Our ability to generate cash from operations is dependent upon, among other things, increased demand for our products and services and the successful development of direct marketing and product distribution capabilities. There can be no assurance that we will have sufficient capital resources to implement our business plan and we may need additional external debt and/or equity financing to fund our future operations. In addition, there can be no assurance that we will be able to obtain the funds necessary to conduct future operations.

There may not be a market for our common stock.

Our shares are quoted on the OTCQB. The OTCQB is the middle tier of the OTC Market. OTCQB companies are registered and reporting with the SEC or a U.S. banking regulator, making it easier for investors to identify companies that are current in their reporting obligations. There are no financial or qualitative standards to be in this tier. The OTCQB marketplace was launched in April 2010, by Pink OTC Markets, Inc. to better distinguish OTC securities that are registered and reporting with U.S. regulators. However, no assurance can be given that a holder of our common stock will be able to sell such securities in the future or as to the price at which such securities might trade. The liquidity of the market for such securities and the prices at which such securities trade will depend upon the number of holders thereof, the interest of securities dealers in maintaining a market in such securities and other factors beyond our control.

We have not been the subject of an independent valuation.

No investment banker or underwriter has been retained to value our common stock. We have not attempted to make any estimate of the prices at which our common stock may trade in the market. Moreover, there can be no assurance given as to the market prices that will prevail.

Our stockholders could suffer significant dilution upon the issuance of additional securities.

It is possible that we will need to issue additional shares of common stock or securities or warrants convertible into such shares in order to raise additional equity. In such event, our stockholders could suffer significant dilution.

Penny stock regulations may impose certain restrictions on the marketability of our securities.

The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our common stock is subject to rules that impose additional sales practice requirements on broker dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by such rules, the broker dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker dealer must also disclose the commission payable to both the broker dealer and the registered representative, current quotations for the securities and, if the broker dealer is the sole market maker, the broker dealer must disclose this fact and the broker dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Broker-dealers must wait two business days after providing buyers with disclosure materials regarding a security before effecting a transaction in such security. Consequently, the “penny stock” rules restrict the ability of broker dealers to sell our securities and affect the ability of investors to sell our securities in the secondary market and the price at which such purchasers can sell any such securities, thereby affecting the liquidity of the market for our common stock.

Stockholders should be aware that, according to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	control of the market for the security by one or more broker-dealers that are often related to the promoter or issuer;

•	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•

the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.

Risks Related to the Offering

We will have immediate and broad discretion over the use of the net proceeds from this offering.

There is no minimum offering amount required as a condition to closing this offering and, therefore, subject to our plan to use a portion of the net proceeds from this offering to reduce the principal and interest on our indebtedness to our secured creditors pursuant to our Plan by $        , the net proceeds from the offering will be immediately available to us to use at our discretion. We intend to use the net proceeds for working capital and other general corporate purposes and to reduce the principal and interest on our indebtedness to our secured creditors pursuant to our Plan by $         (which represents     % of the net proceeds of the offering). Our judgment may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial, or other information upon which we base our decisions.

You will experience immediate and substantial dilution as a result of this offering.

You will incur immediate and substantial dilution as a result of this offering. Assuming the sale by us of the          units offered in this offering at an assumed offering price of $         per unit (based upon the last reported sale price of our common stock on                     , 2012), and after deducting the placement agent fees and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $         per share, assuming no exercise of the warrants. Investors exercising their warrants will experience additional dilution.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell some or all of their shares of our common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act of 1933, as amended (the “Securities Act”), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a six-month holding period may, under certain circumstances, sell within any three month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by our stockholders that are non-affiliates that have satisfied a one-year holding period. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have a material adverse effect on the market price of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions, or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions. Examples of forward-looking statements include, without limitation:

•	statements regarding our strategies, results of operations or liquidity;

•	statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance;

•	statements of management’s goals and objectives;

•	projections of revenue, earnings, capital structure and other financial items;

•	assumptions underlying statements regarding us or our business; and

•	other similar expressions concerning matters that are not historical facts.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, factors discussed under the headings “RISK FACTORS,” “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS,” and “BUSINESS.”

Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, those listed below and those discussed in greater detail under the heading “RISK FACTORS” above:

•	our history of operating losses;

•	our ability to generate sufficient revenue to become profitable;

•	our ability to continue as a going concern;

•	our ability to obtain additional funding when required;

•	our dependence on the success of products that may not be successfully commercialized and for which we have not obtained FDA approval;

•	the possibility that the FDA will require us to conduct additional clinical testing for BiovaxID® or cease our trials;

•	difficulties in manufacturing our products or in obtaining regulatory approval of our products, manufacturing sites or manufacturing processes;

•	competing technologies may adversely affect us;

•	our proprietary rights may not adequately protect our technologies and product candidates;

•	our dependence on certain sole source suppliers;

•	the uncertainty of patent and proprietary technology protection and our potential inability to license technology from third parties;

•	the possibility of product liability claims in connection with our contract cell production services;

•	our ability to comply with extensive regulations;

•	the potential negative impact associated with the application or enforcement of federal and state regulations;

•	the uncertainty associated with the availability and amount of reimbursement for BiovaxID®;

•	the volatility of our stock price; and

•	the unpredictability of the market for our common stock.

Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

USE OF PROCEEDS

We estimate that we will receive up to $         in net proceeds from the sale of units in this offering if all of the units offered hereby are sold, based on an assumed price of $         per unit (based upon the closing sale price of our common stock on the OTCQB on                     , 2012) and after deducting estimated placement agent fees and estimated offering expenses payable by us.

If a warrant holder elects to pay the exercise price, rather than exercising the warrants on a “cashless” basis, we may also receive proceeds from the exercise of warrants. We cannot predict when or if the warrants will be exercised. It is possible that the warrants may expire and may never be exercised.

We intend to use the net proceeds of this offering for working capital and other general corporate purposes and to reduce the principal and interest on our indebtedness to our secured creditors pursuant to our Plan by $         (which represents     % of the net proceeds of the offering). As of March 15, 2012, we owed the following amounts to our secured creditors: (i) approximately $23.5 million which is due on November 17, 2012 and accrues interest at 8%; (ii) approximately $2.3 million which is due on November 17, 2012 and accrues interest at 16%, 10% of which is due monthly, and the remaining 6% of which is due at maturity; and (iii) approximately $4.2 million which is due on November 17, 2013 and accrues interest at 8%. Other than the     % to be paid to our secured creditors, we have not yet determined with certainty the manner in which we will allocate the net proceeds. Accordingly, our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of our management regarding the application of the net proceeds of this offering. The amount and timing of these expenditures will vary depending upon a number of factors, including FDA and foreign regulatory approval for our products, the success of our product development efforts, the timing and success of initiating the commercialization of our products, our future sales growth, the cash generated from future operations and the actual expenses to operate our business.

DIVIDEND POLICY

We have never declared or paid any cash dividends and do not anticipate paying cash dividends in the foreseeable future. We currently anticipate that all future earnings will be retained for use in our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon our financial condition, results of operations, capital requirements, restrictions contained in future financing instruments, and other factors.

MARKET PRICE OF COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market for Our Common Stock

From February 18, 2009 until July 12, 2010, our common stock traded on the Pink Sheets under the symbol “BVTI.” On July 12, 2010, our common stock opened for trading on the OTCQB under the symbol “BVTI.”

Number of Common Stockholders

As of March 15, 2012, we had approximately 145 million shares of common stock outstanding which were held by approximately 400 stockholders of record.

Quarterly High/Low Bid Quotations – BVTI

The following table sets forth the range of high and low bid quotations for our common stock for each of the quarterly periods indicated as reported by the Pink Sheets and the OTCQB. Bid quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	High	Low
Year Ended September 30, 2010:
First Quarter	$0.50	$0.32
Second Quarter	$2.11	$0.36
Third Quarter	$2.00	$0.92
Fourth Quarter	$1.70	$0.83

Year Ending September 30, 2011:
First Quarter	$2.05	$0.62
Second Quarter	$0.94	$0.51
Third Quarter	$0.63	$0.41
Four Quarter	$0.52	$0.37

Year Ending September 30, 2012
First Quarter	$0.46	$0.32

As of March 29, 2012, the closing sale price for our common stock was $0.58.

Equity Compensation Plan Information

Securities authorized for issuance under equity compensation plans as of September 30, 2011:

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted- average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	27,081,886	$0.56	9,918,114

Total	27,081,886	$0.56	9,918,114

CAPITALIZATION

The following table sets forth our capitalization as of March 15, 2012:

•	on an actual basis, and

•

on an as adjusted basis to reflect our sale of          units offered by us at a price of $         per unit (based on the last reported sale price of our common stock on                     , 2012), less the placement agent fees and estimated offering expenses payable by us.

You should read the information in this table together with “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” and our financial statements and the notes thereto.

	As of March 15, 2012
	Actual	As Adjusted
	(Unaudited)	(Unaudited)

Total common shares outstanding	145,102,671

Warrants	25,578,179

Options	27,096,950

Shares Due from Compromise Order (1)	137,500	137,500

Exit Financing Exchange Notes (2)	1,450,000	1,450,000

Corps Real Note (3)	3,335,000	3,335,000

Option C Notes (4)	520,000	520,000

Options, warrants and convertible debt	58,117,629

Fully Diluted	203,220,300

(1)	Pursuant to a Bankruptcy Court order (“Compromise Order”) and our Plan, effective as of November 17, 2010, the effective date of our Plan (the “Effective Date”), one of the holders of our 2008 secured debentures elected to convert the entire outstanding principal balance of $0.3 million plus accrued interest into 550,000 shares of our common stock, issuable in eight quarterly installments of 68,750 shares, beginning on November 17, 2010.
(2)

On October 19, 2010, we completed a financing as part of our Plan (the “Exit Financing”). Pursuant to the Exit Financing, we issued secured convertible notes in the original aggregate principal amount of $7.0 million (the “Initial Notes”) and warrants to purchase shares of our common stock to a total of twelve accredited investors (the “Buyers”). Pursuant to the Exit Financing, we issued two separate types of warrants to the Buyers, Series A Warrants (the “Initial Series A Warrants”) and Series B Warrants (the “Initial Series B Warrants”). On the Effective Date: (a) the Initial Notes were exchanged pursuant to our Plan for new unsecured convertible notes (the “Exchange Notes”) in the original aggregate principal amount of $7.04 million, (b) the Initial Series A Warrants were exchanged pursuant to our Plan for new warrants to purchase a like number of shares of our common stock (the “Series A Exchange Warrants”), and (c) the Initial Series B Warrants were exchanged pursuant to our Plan for new warrants to purchase a like number of shares of our common stock (the “Series B Exchange Warrants”). The material terms and conditions of the Exchange Notes are: (i) the Exchange Notes mature on November 17, 2012, and all principal and accrued but unpaid interest is due on such date; (ii) interest accrues and is payable on the outstanding principal amount of the Exchange Notes at a fixed rate of seven percent (7%) per annum (with a fifteen percent (15%) per annum default rate), and is payable monthly in arrears, with the first interest payment being made on December 1, 2010; (iii) interest payments are payable, at our election, either in cash or, subject to certain specified conditions, in shares of our common stock; (iv) we may from time to time, subject to certain conditions, redeem all or any portion of the outstanding principal amount of the Exchange Notes for an amount, in cash, equal to 110% of the sum of the principal amount being redeemed and certain make-whole interest payments; (v) the Buyers may convert all or a portion of the outstanding balance of the Exchange Notes into shares of our common stock at a conversion rate of $0.91 per share, subject to anti-dilution adjustments in certain circumstances; and (vi) in the event that the average of the daily volume weighted average price of our common stock is at least 150% of the then-effective conversion price for any ten (10) consecutive trading days, at our option, we may, upon written notice to the Buyers, convert the then outstanding balance of the Exchange Notes into shares of our common stock at the conversion price then in effect under the Exchange Notes. The material terms and conditions of the Series A Exchange Warrants are: (a) the Series A Exchange Warrants give the Buyers the right to purchase an aggregate of 8,733,096 shares of our common stock; (b) the Series A Exchange Warrants have an exercise price of $1.20 per share and expire on November 17, 2017; and (c) if we issue or sell any options or convertible securities after the issuance of the Series A Exchange Warrants that are convertible into or exchangeable or exercisable for shares of our common stock at a price which varies or may vary with the market price of shares of our common stock, including by way of one or more reset(s) to a fixed price, the Buyers have the right to substitute any of the applicable variable price formulations for the exercise price upon exercise of the warrants held. On December 22, 2010, the Series B Exchange Warrants were exercised on a cashless basis and an aggregate of 1,075,622 shares of our common stock were issued to the Buyers.
(3)	On the Effective Date, we issued a secured convertible promissory note (the “Corps Real Note”) in the principal amount of $2,291,560 to Corps Real, LLC (“Corps Real”). Corps Real and the majority owner of Corps Real are both managed by Ronald E. Osman, a shareholder and a director of our company. The Corps Real Note allows us to draw up to an additional $0.9 million on the principal balance. The Corps Real Note matures on November 17, 2012 and all principal and accrued but unpaid interest is due on such date. Interest accrues and is payable on the outstanding principal amount of the Corps Real Note at a fixed rate of sixteen percent (16%) per annum, with interest in the amount of ten percent (10%) to be paid monthly and interest in the amount of six percent (6%) to accrue and be paid on the maturity date. We may prepay the Corps Real Note in full, without penalty, at any time, and Corps Real may convert all or a portion of the outstanding balance of the Corps Real Note into shares of our common stock at a conversion rate of $0.75 per share. The Corps Real Note is secured by a first priority lien on all of our assets.
(4)

On the Effective Date, we became obligated to certain of our unsecured creditors in the original aggregate principal amount of approximately $2.0 million. Each such unsecured creditor received an amount equal to 100% of such unsecured creditors’ allowed Class 8 unsecured claim (including post-petition interest under our Plan at the rate of three percent (3%) per annum) in a combination of debt and equity resulting in the issuance of a total of $1.8 million in new notes (the “Option C Notes”), as well as 0.2 million shares of our common stock, using an effective conversion rate equal to $1.66 per share. The Option C Notes bear interest at seven percent (7%) and are convertible into our common stock in seven quarterly installments beginning on February 17, 2011, subject to the following terms and conditions: (i) provided that the average of the volume weighted average prices for our common stock for the ten consecutive trading days immediately preceding each quarterly conversion date (“Ten Day VWAP”) is at least $1.00 per share, one-eighth (1/8th) of the Option C Notes plus accrued interest will be automatically converted into shares of our common stock at a conversion rate equal to the Ten Day VWAP; (ii) should the Ten Day VWAP be less than $1.00 per share, the Option C Notes will not automatically convert into shares of our common stock, but will instead become payable at maturity (August 17, 2012), unless the Option C Note holder elects to convert one-eighth (1/8th) of its Option C Notes plus accrued interest into shares of our common stock at a conversion rate equal to $1.00 per share; (iii) any portion of the Option C Notes and any Option C interest that are outstanding at maturity (August 17, 2012) will be due and payable in full, at our election, either in cash or in shares of our common stock at a conversion rate equal to the Ten Day VWAP; (iv) if, at any time prior to August 17, 2012, the Ten Day VWAP is at least $1.50 per share, an Option C Note holder, at our option, may convert any or all of the Option C Notes plus the then accrued and unpaid interest into shares of our common stock at a conversion rate equal to the Ten Day VWAP used for the initial conversion on the Effective Date ($1.66 per share); and (v) if, at any time prior to August 17, 2012, the volume weighted average price for our common stock is at least $1.88 per share for thirty (30) consecutive trading days, at our option, may require the conversion of the then aggregate outstanding balance of the Option C Notes plus the then accrued and unpaid Option C Note interest at a conversion rate equal to the Ten Day VWAP used for the initial conversion on the Effective Date ($1.66 per share).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

When you read this section of this prospectus, it is important that you also read our consolidated financial statements and related notes included elsewhere in this prospectus. This section of this prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations, and intentions. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons set forth herein, including the factors described below and in “RISK FACTORS.”

Overview

As a result of our collaboration with the National Cancer Institute (“NCI”), we are developing BiovaxID® as a personalized therapeutic cancer vaccine for the treatment of non-Hodgkin’s lymphoma (“NHL”), specifically follicular lymphoma (“FL”), mantle cell lymphoma (“MCL”) and potentially other B-cell cancers. Both FL and MCL are generally considered to be incurable with currently approved therapies. These generally fatal diseases arise from the lymphoid tissue and are characterized by an uncontrolled proliferation and spread throughout the body of mature B-cells, which are a type of white blood cell.

Three clinical trials conducted under our Investigational New Drug Application (“IND”) have studied BiovaxID® in NHL. These studies include a Phase 2 clinical trial and a Phase 3 clinical trial in patients with FL, as well as a Phase 2 clinical trial in MCL patients. BiovaxID® has demonstrated statistically significant Phase 3 clinical benefit by prolonging disease-free survival in FL patients treated with BiovaxID®. We believe that these clinical trials demonstrate the safety and efficacy of BiovaxID®.

To support our planned commercialization of BiovaxID®, we developed an automated cell culture instrument called AutovaxID®. We believe that AutovaxID® has significant potential application in the production of a broad range of patient-specific medicines, such as BiovaxID®, and potentially for various vaccines, including vaccines for influenza and other contagious diseases. We are collaborating with the U.S. Department of Defense (“DoD”) to further develop AutovaxID® and to explore potential production of additional vaccines, including vaccines for viral indications such as influenza. AutovaxID® is automated and computer controlled to improve cell production reliability and to maximize cell production. AutovaxID® uses a disposable production unit which provides for robust and dependable manufacturing while complying with the industry current good manufacturing practices standards (“cGMP”). AutovaxID® has a small footprint and supports scalable production.

We also manufacture instruments and disposables used in the hollow-fiber production of cell culture products. Our hollow-fiber cell culture products and instruments are used by biopharmaceutical and biotechnology companies, medical schools, universities, research facilities, hospitals and public and private laboratories. We also produce mammalian and insect cells, monoclonal antibodies, recombinant and secreted proteins and other cell culture products using our unique capability, expertise and proprietary advancements in the cell production process known as hollow-fiber perfusion.

Our business consists of three primary business segments: development of BiovaxID® and potentially other B-cell blood cancer vaccines; the manufacture and sale of AutovaxID® and other instruments and consumables; and commercial production of cell culture products and services.

Corporate History and Structure

We were incorporated in the State of Minnesota in 1981, under the name Endotronics, Inc. In 1993, our name was changed to Cellex Biosciences, Inc. In 2001, we changed our corporate name to Biovest International, Inc. and changed our state of incorporation from Minnesota to Delaware.

In April 2003, we entered into an Investment Agreement with Accentia Biopharmaceuticals, Inc. (“Accentia”). As a result of this agreement, in June 2003, we became a subsidiary of Accentia through the sale of shares of our authorized but unissued common and preferred stock then representing approximately 81% of our equity outstanding immediately after the investment. The aggregate investment commitment initially received from Accentia was $20 million. We continued to be a reporting company under Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) following the investment of Accentia.

As of March 15, 2012, Accentia owned approximately 60% of our issued and outstanding capital stock.

We completed a reorganization of our Company, which we believe prepares our Company for our commercialization of BiovaxID®. On November 10, 2008, we and our wholly-owned subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. Our reorganization case was jointly administered with the reorganization case of our parent company, Accentia, under Case No. 8:08-bk-17795-KRM. On August 16, 2010, we filed our First Amended Joint Plan of Reorganization, and, on October 25, 2010, we filed the First Modification to the First Amended Joint Plan of Reorganization (collectively and as amended and supplemented, the “Plan”). On November 2, 2010, the U.S. Bankruptcy Court for the Middle District of Florida, Tampa Division (the “Bankruptcy Court”) entered an Order Confirming Debtors’ First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Confirmation Order”). We emerged from Chapter 11 protection, and our Plan became effective, on November 17, 2010 (the “Effective Date”).

Results of Operations

THREE MONTHS ENDED DECEMBER 31, 2011 COMPARED TO THE THREE MONTHS ENDED DECEMBER 31, 2010

Results of Operations – General

Revenues. Total revenues for the three months ended December 31, 2011 were $1.1 million, compared to revenues of $0.8 million for the three months ended December 31, 2010. Included in product revenue for the current fiscal year is $0.1 million resulting from a sharing agreement involving the data from our Phase 3 clinical trial for BiovaxID®. Prior year’s results do not contain comparable revenue. We have met all obligations required under the data sharing agreement and do not anticipate earning any further revenue under the agreement.

Instrument sales in the quarter ended December 31, 2011 were approximately $0.75 million, representing an increase of $0.44 million over the same quarter in the prior fiscal year. Compared to the previous year, we sold an additional seven instruments, accounting for an increase of approximately $0.24 million. We also sold an additional cultureware, tubing sets and other disposable products and supplies for use with our instrument product line which accounts for the remaining increase over the prior year.

In November 2010, we received a federal grant award from the U.S. Internal Revenue Service in the amount of approximately $0.24 million. The federal grant was granted under the Qualifying Therapeutic Discovery Project, as a tax credit under new section 48D of the Internal Revenue Code, enacted as part of the Patient Protection and Affordable Care Act of 2010. Under the Qualifying Therapeutic Discovery Project, the tax credits are awarded to therapeutic discovery projects that show a reasonable potential to: (a) result in new therapies to treat areas of unmet medical need or prevent, detect or treat chronic or acute diseases and conditions, (b) reduce the long-term growth of health care costs in the United States, or (c) significantly advance the goal of curing cancer within 30 years. Allocation of the tax credits takes into consideration which projects show the greatest potential to create and sustain high-quality, high-paying U.S. jobs and to advance U.S. competitiveness in life, biological and medical sciences. We were awarded the federal grant to support the advancement of BiovaxID®.

Gross Margin. The overall gross margin as a percentage of sales for the three months ended December 31, 2011 increased from 34% to 40% when compared to the three months ended December 31, 2010. Since a relatively high percentage of our costs are of a fixed nature, the increase in revenues, as discussed above, was a significant driver toward the increase in our gross margin. Additionally, the $0.1 million recognized from our data sharing agreement had a negligible amount of associated costs of sales, as the agreement simply required us to share our data set resulting from our Phase 3 clinical trial for BiovaxID®.

Operating Expenses. Research and development expenses have increased by $0.532 million for the three months ended December 31, 2011 compared to the same period in Fiscal 2011. This is primarily attributable to an increase in wages and laboratory supplies as we continue to analyze the available data from our clinical trials and plan to seek accelerated and/or conditional approval with the U.S. Food and Drug Administration (“FDA”) and international regulatory agencies. We have also expanded our manufacturing facility in Minneapolis (Coon Rapids), Minnesota, financing over $1.5 million in facility improvements which will provide us increased capacity in the manufacture of biologic products, including the manufacture of BiovaxID®. As a result, our facility lease costs have increased from the prior year.

General and administrative expenses have decreased by $4.671 million when compared to the same quarter of the previous fiscal year. Upon the Effective Date of our Plan, which occurred in the first quarter of the previous fiscal year, a number of our incentive stock options previously issued to our employees and to members of our Board of Directors became vested, resulting in a non-cash charge of approximately $4.537 million to general and administrative expense for the three months ended December 31, 2010. Stock compensation expense for the fiscal quarter ended December 31, 2011 was significantly less, amounting to $0.072 million.

Other Income (Expense). Other expense for the three months ended December 31, 2011 includes contractual interest charges and amortization of discounts regarding the Laurus/Valens Term A and Term B Notes, the Corps Real Note, the Exit Financing (each as defined below), and other long term notes issued to our unsecured creditors as a result of our Plan, which are described below. As a result of restructuring our debt to a combination of long term notes and equity, interest expense decreased by $0.564 million from the three months ended December 31, 2010.

Other expense also includes a gain of $0.34 million and a loss of $4.619 million on derivative liabilities for the three months ended December 31, 2011 and 2010, respectively. The previous year’s loss results from conversion features associated with our then outstanding debt, as well as outstanding warrants which contained contingent exercise provisions. The value of these liabilities varied directly with the trading price of our outstanding common stock. As a result of our Plan, these conversion features no longer exist, and the contingent exercise provisions associated with the warrants have been eliminated.

In connection with our emergence from bankruptcy, we entered into a $7.0 million exit financing with an accredited investor group using Roth Capital Partners, LLC as placement agent. This exit financing consists of a two year secured note which is convertible into shares of our common stock, as well as warrants which have contingent exercise provisions. The conversion features associated with the exit financing have been recorded as a derivative liability which we are required to record at fair value. The value of the liabilities varies directly with the trading price of our outstanding common stock, accounting for the gain in the quarter ended December 31, 2011.

Reorganization Items

Gain on Reorganization. We recognized a gain of $0.22 million and $0.06 million for the three months ended December 31, 2011 and 2010, respectively, as a result of the settlement of our prepetition claims through our Chapter 11 proceedings. Pursuant to our Plan, holders of existing voting shares immediately before confirmation received more than fifty percent (50%) of the voting shares of the emerging entity, thus we did not adopt fresh-start reporting upon emergence from Chapter 11. We instead followed the guidance as described in Accounting Standards Codification (“ASC”) 852-45-29 for entities which do not qualify for fresh-start reporting. Liabilities compromised by our Plan were stated at present values of amounts to be paid, and forgiveness of debt has been reported as an extinguishment of debt resulting in the gain on reorganization.

Professional Fees. $0.02 million and $0.25 million were incurred for the quarters ended December 31, 2011 and 2010, respectively, for legal fees and U.S. Trustee fees paid as a result of our Chapter 11 proceedings. As our Plan was confirmed on November 17, 2010, our professional fees have declined considerably.

YEAR ENDED SEPTEMBER 30, 2011 COMPARED TO THE YEAR ENDED SEPTEMBER 30, 2010

Results of Operations – General

Revenue. Total revenues for the year ended September 30, 2011 were $3.9 million, compared to revenues of $5.4 million for the year ended September 30, 2010. Sales from our instrumentation segment experienced a decrease of $1.8 million year over year. In September 2009, we entered into a $1.5 million contract with the U.S. Department of Defense Naval Health Research Center to supply AutovaxID® bioreactors and to evaluate the instrument’s suitability to produce cell-culture based anti-viral vaccines. As a result of this contract, we recorded $1.2 million in instrumentation revenue for the fiscal year ended September 30, 2010, with no comparable revenue in the year ended September 30, 2011. Service revenue increased by $0.1 million, or 6%, compared to the fiscal year ended September 30, 2010.

In November 2010, we received from the U.S. Internal Revenue Service a federal grant award in the amount of approximately $0.24 million. The federal grant was granted under the Qualifying Therapeutic Discovery Project, as a tax credit under new section 48D of the Internal Revenue Code, enacted as part of the Patient Protection and Affordable Care Act of 2010. Under the Qualifying Therapeutic Discovery Project, the tax credits are awarded to therapeutic discovery projects that show a reasonable potential to: (a) result in new therapies to treat areas of unmet medical need or prevent, detect or treat chronic or acute diseases and conditions, (b) reduce the long-term growth of health care costs in the United States, or (c) significantly advance the goal of curing cancer within 30 years. Allocation of the tax credits takes into consideration which projects show the greatest potential to create and sustain high-quality, high-paying U.S. jobs and to advance U.S. competitiveness in life, biological and medical sciences. We were awarded the federal grant to support the advancement of BiovaxID®. There was no comparative revenue from this grant for the fiscal year ended September 30, 2010 (“Fiscal 2010”).

Gross Margin. The overall gross margin as a percentage of sales for the year ended September 30, 2011 decreased from 46% to 36% when compared to Fiscal 2010. Revenues decreased year over year, as discussed above, without a corresponding decrease in cost of sales due to the fact that a relatively high percentage of these costs are of a fixed nature.

Operating Costs and Expenses. Research and development expenses increased by $1.0 million for the year ended September 30, 2011 compared to Fiscal 2010. In 2011, we began to hire additional laboratory personnel and to acquire supplies as we continue to analyze the data from our Phase 2 and Phase 3 clinical trials and plan to seek accelerated and/or conditional approval with the FDA and other international regulatory agencies. We also expanded our manufacturing facility in Minneapolis (Coon Rapids), Minnesota, financing over $1.5 million in facility improvements which will provide us increased capacity in the manufacture of biologic products, including the manufacture of BiovaxID®. As a result, our facility lease costs increased from the prior year. General and administrative expenses increased $7.8 million in the fiscal year ended September 30, 2011. Upon emerging from reorganization, a number of incentive stock options previously issued to our employees and directors became vested, resulting in non-cash charges of approximately $7.5 million to general and administrative expense for the year ended September 30, 2011, with no comparable charge in the prior fiscal year.

Other Income and Expense. Other expense for the years ended September 30, 2011 and 2010 includes contractual interest charges and amortization of discounts regarding the Laurus/Valens Term A and Term B Notes, the Corps Real Note, the Exit Financing (each as defined below), and other long term notes issued to our unsecured creditors as a result of our Plan. As a result of restructuring our debt to a combination of long term notes and equity, interest expense decreased by $2.5 million, or 35%, over the prior year. The structure of our new debt arrangements resulting from our Plan is discussed in further detail under “Liquidity and Capital Resources” below.

Other expense for the years ended September 30, 2011 and 2010 also includes a loss of $0.3 million and $2.5 million, respectively, on derivative liabilities. The Fiscal 2010 loss results from conversion features associated with our then outstanding debt, as well as outstanding warrants which contained contingent exercise provisions. The value of these liabilities varied directly with the trading price of our outstanding common stock. As a result of our Plan, these conversion features no longer exist, and the contingent exercise provisions associated with the warrants have been eliminated.

In connection with our emergence from bankruptcy, we entered into a $7.0 million exit financing with an accredited investor group using Roth Capital Partners, LLC as placement agent. This exit financing consists of a two year secured note which is convertible into shares of our common stock, as well as warrants which have contingent exercise provisions. The conversion features associated with the exit financing have been recorded as a derivative liability which we are required to record at fair value, resulting in the loss on derivative liabilities in the fiscal year ended September 30, 2011.

Reorganization Items

Gain on Reorganization. We recognized gains of $0.5 million and $0.1 million for the years ended September 30, 2011 and 2010, respectively, as a result of the settlement of our prepetition claims through our Chapter 11 proceedings. Pursuant to our Plan, holders of existing voting shares immediately before confirmation received more than fifty percent (50%) of the voting shares of the emerging entity, thus we did not adopt fresh-start reporting upon emergence from Chapter 11. We instead followed the guidance as described in ASC 852-45-29 for entities which do not qualify for fresh-start reporting. Liabilities compromised by our Plan were stated at present values of amounts to be paid, and forgiveness of debt has been reported as an extinguishment of debt resulting in the gain on reorganization. See “Liquidity and Capital Resource” for details of our Plan.

Professional Fees. $0.262 million and $0.535 million were incurred for the years ended September 30, 2011 and 2010, respectively, for legal and other professional fees as a result of our Chapter 11 proceedings. Our Plan was confirmed on November 17, 2010, and our professional fees have declined as a result. As of September 30, 2011, some of our Class 8 unsecured claims remained in dispute. A reserve in the amount of $0.444 million has been established representing our estimate as to the eventual allowed amount of the aggregate claims and has been recorded as ‘Liabilities subject to compromise’ on our consolidated balance sheet. It is anticipated that these claims will be resolved through a combination of issuance of our common stock and long term debt through either a negotiated compromise or an adjudicated order entered in the Bankruptcy Court. We will continue to incur legal and other professional fees for our reorganization proceedings until these remaining claims have been resolved.

Provision for indemnity agreements. Certain of our debts were guaranteed by individuals affiliated with us or our majority shareholder, Accentia. We agreed to indemnify these guarantors should their guarantees be called by the lenders. In December 2008, the lenders called in the guarantees resulting in an unsecured claim against us for approximately 7.6 million shares of our common stock. We initially recorded a provision for this claim based upon the fair value of the 7.6 million shares asserted by the guarantors. In February 2010, we reached an agreement with the guarantors whereby their indemnities would be valued using a price of $0.24 per share, which represents the closing price of our common stock on November 9, 2008, the day prior to filing our petition for reorganization, and represented the amount that would be allowed as an unsecured claim of the guarantors in our Chapter 11 proceedings (approximately $1.8 million). On the Effective Date, the guarantors were issued an aggregate of 1.04 million shares of our common stock in full satisfaction of the aggregate $1.8 million unsecured claim.

Non-Controlling interest in earnings from variable interest entities. Our statement of operations for Fiscal 2010 includes a net loss of $0.412 million attributable to non-controlling interests in the variable interest entities resulting from the New Market Tax Credit transactions further discussed below. As a result of an order approved by the Bankruptcy Court on December 1, 2010, all obligations to all parties to the New Market Tax Credit transactions were terminated. As a result, the variable interest ceased to be included in our consolidated financial statements as of the Effective Date of our Plan.

Liquidity and Capital Resources

We have historically had significant losses from operations, and these losses continued during the year ended September 30, 2011, resulting in a net operating cash flow deficit of $3.8 million. At September 30, 2011, we had an accumulated deficit of approximately $161.1 million and working capital deficit of approximately $2.2 million. At December 31, 2011, we had an accumulated deficit of approximately $162.6 million and a working capital deficit of approximately $29.4 million. Our goal is to meet our cash requirements through additional public or private equity investment, short or long term debt financing or strategic relationships such as investments or licenses. Our ability to continue present operations and to continue our detailed analysis of our clinical trial results is dependent upon our ability to obtain significant external funding, which raises substantial doubt about our ability to continue as a going concern. The need for funds is expected to grow as we continue our efforts to commercialize both BiovaxID® and AutovaxID®. Additional sources of funding have not been established; however, additional financing is currently being sought by us from a number of sources, including the sale of equity or debt securities, strategic collaborations, recognized research funding programs, as well as domestic and/or foreign licensing of our vaccine. Management is currently in the process of exploring various financing alternatives. There can be no assurance that we will be successful in securing such financing at acceptable terms, if at all. If adequate funds are not available from the foregoing sources, or if we determine it to otherwise be in our best interest, we may consider additional strategic financing options, including sales of assets, or we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs or curtail some or all of our commercialization efforts.

Chapter 11 Plan of Reorganization

On the Effective Date, we successfully completed our reorganization and formally exited Chapter 11 as a fully restructured organization. Through the provisions of our Plan, we were able to restructure the majority of our debt into a combination of long-term notes and equity, while preserving common stock shares held by existing stockholders. The following is a summary of certain material provisions of our Plan. The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of our Plan.

Exit Financing

On October 19, 2010, we completed a financing as part of our Plan (the “Exit Financing”). Pursuant to the Exit Financing, we issued secured convertible notes in the aggregate original principal amount of $7.0 million (the “Initial Notes”) and warrants to purchase shares of our common stock (the “Initial Warrants”) to a total of twelve accredited investors (the “Buyers”). Pursuant to the Exit Financing, we issued two separate types of Initial Warrants to the Buyers, Series A Warrants (the “Initial Series A Warrants”) and Series B Warrants (the “Initial Series B Warrants”).

On the Effective Date: (a) the Initial Notes were exchanged pursuant to the terms of our Plan for new unsecured convertible notes (the “Exchange Notes”) in the aggregate original principal amount of $7.04 million, (b) the Initial Series A Warrants were exchanged pursuant to the terms of our Plan for new warrants with the right to purchase an aggregate of 8,733,096 shares of our common stock (the “Series A Exchange Warrants”), and (c) the Initial Series B Warrants were exchanged pursuant to the terms of our Plan for new warrants to purchase a like number of shares of our common stock (the “Series B Exchange Warrants”). On December 22, 2010, the Series B Exchange Warrants were exercised on a cashless basis and 1,075,622 shares of our common stock were issued to the Buyers.

As of March 15, 2012, a total of $5.8 million in principal on the Exchange Notes had been converted into shares of our common stock, resulting in the issuance to the Buyers of approximately 6.9 million shares of our common stock. The remaining principal balance outstanding on the Exchange Notes is $1.3 million as of March 15, 2012.

Corps Real, LLC

On the Effective Date, we executed and delivered in favor of Corps Real, LLC (“Corps Real”) a secured convertible promissory note (the “Corps Real Note”) in an original principal amount of $2,291,560, which allows us to draw up to an additional $0.9 million on the Corps Real Note. The Corps Real Note replaces the $3.0 million secured line of credit promissory note dated December 22, 2008. The Corps Real Note matures on November 17, 2012 and all principal and accrued but unpaid interest is due on such date. The Corps Real Note is secured by a first priority lien on all of our assets. As of March 15, 2012, the outstanding principal amount of the Corps Real Note, as issued on the Effective Date, has remained unchanged.

Laurus/Valens (Class 2)

On the Effective Date, we issued two types of new term notes to Laurus Master Fund, Ltd. (in liquidation) (“Laurus”), PSource Structured Debt Limited (“PSource”), Valens Offshore SPV I, Ltd. (“Valens Offshore I”), Valens Offshore SPV II, Corp. (“Valens Offshore II”), Valens U.S. SPV I, LLC (“Valens U.S.”) (collectively, “Valens”), and LV Administrative Services, Inc., as administrative and collateral agent for Laurus, PSource, and Valens (“LV” and together with Laurus, PSource, Valens, and each of their respective affiliates, “Laurus/Valens”). One type of term note, in the original aggregate principal amount of $24.9 million, was issued in compromise and satisfaction of secured claims prior to the Effective Date (the “Laurus/Valens Term A Notes”). The Laurus/Valens Term A Notes mature on November 17, 2012. The second type of term note, in the original aggregate principal amount of $4.16 million, was also issued in compromise and satisfaction of secured claims prior to the Effective Date (the “Laurus/Valens Term B Notes”). The Laurus/Valens Term B Notes mature on November 17, 2013. The Laurus/Valens Term A Notes and the Laurus/Valens Term B Notes are secured by a lien on all of our assets, junior only to the priority lien to Corps Real and to certain permitted liens. On November 18, 2010, we prepaid the Laurus/Valens Term A Notes in an amount equal to $1.4 million from the proceeds received from the Exit Financing (discussed above).

As of March 15, 2012, our indebtedness under the Laurus/Valens Term A Notes was $23.5 million. As of March 15, 2012, the outstanding principal amount of the Laurus/Valens Term B Notes was $4.16 million.

Unsecured Option A Obligations (Class 8)

On the Effective Date, we became obligated to certain of our unsecured creditors in the principal amount of approximately $2.7 million in cash together with interest at five percent (5%) per annum to be paid in one installment on March 27, 2014 (the “Option A Obligations”). As of March 15, 2012, the outstanding principal amounts of the Option A Obligations, as issued on the Effective Date, have increased by $0.12 million due to an amendment made to our listing of unsecured creditors, allowing a previously unfiled claim for professional services rendered with respect to our clinical trial for BiovaxID®, as well as the addition and settlement of an unsecured claim by our former landlord in St. Louis, Missouri.

Unsecured Option C Notes (Class 8)

On the Effective Date, we became obligated to certain of our unsecured creditors in the principal amount of approximately $2.0 million. Each such unsecured creditor received an amount equal to 100% of such unsecured creditors’ allowed Class 8 unsecured claim (including post-petition interest under our Plan at the rate of three percent (3%) per annum) in a combination of debt and equity resulting in the issuance of a total of $1.8 million in new notes (the “Option C Notes”), as well as 0.2 million shares of our common stock, at a conversion rate equal to $1.66 per share. The Option C Notes bear interest at seven percent (7%) and are convertible into our common stock in seven quarterly installments beginning on February 17, 2011.

At each quarterly conversion date, from February 17, 2011 through February 17, 2012, with the Ten Day VWAP at less than $1.00 per share, the holders of the Option C Notes elected to convert one-eighth of the Option C Notes plus accrued interest into shares of our common stock at a conversion rate equal to $1.00 per share, resulting in the aggregate issuance of 1,486,435 shares of our common stock. As of March 15, 2012, approximately $0.5 million in principal remains outstanding on the Option C Notes.

2008 Secured Debenture Holders (Class 4)

On the Effective Date, two holders of our 2008 secured debentures, including one of our directors and an entity affiliated with our Chairman, elected to convert their entire outstanding principal balance ($0.5 million) plus accrued interest into shares of our common stock at a conversion rate equal to $1.66 per share resulting in the issuance of 331,456 shares of our common stock. Another holder of the 2008 secured debentures elected to convert the entire outstanding principal balance of $0.3 million plus accrued interest into 550,000 shares of our common stock, issuable in eight quarterly installments of 68,750 shares, with the first installment issued on November 17, 2010. The final holder of the 2008 secured debentures, Valens U.S., received consideration for its claim in accordance with the Laurus/Valens Term A and Term B Notes (Class 2), as previously discussed.

April 2006 NMTC Transaction

In July 2010, we (along with certain of our affiliates) entered into an agreement (the “Worcester Restructuring Agreement”) with Telesis CDE Corporation and Telesis CDE Two, LLC (collectively, “Telesis”), contingent upon submission to and approval by the Bankruptcy Court. The Worcester Restructuring Agreement effectively terminates all agreements and obligations of all parties pursuant to the New Markets Tax Credit transaction originally closed on April 25, 2006 (the “April 2006 NMTC Transaction”). In consideration for the termination, Telesis retained an unsecured claim in our Chapter 11 proceeding in the amount of $0.3 million along with a settlement payment in the amount of $85,000 to defray certain legal and administrative expenses incurred by Telesis. This Worcester Restructuring Agreement and the compromise of the outstanding claims against us and our affiliates was approved by the Bankruptcy Court in an order entered on December 1, 2010. As a result, our guaranty, Accentia’s guaranty, all of our subsidiary guaranties, and all other obligations to all parties to the April 2006 NMTC Transaction were terminated. We have ceased all activities under the April 2006 NMTC Transaction and we have liquidated the subsidiaries created specifically to conduct activities under the April 2006 NMTC Transaction.

December 2006 NMTC Transaction

In July 2010, we (along with certain of our affiliates) entered into an agreement (the “St. Louis Restructuring Agreement”) with St. Louis Development Corporation and Saint Louis New Markets Tax Credit Fund II, LLC (collectively, “SLDC”), contingent upon submission to and approval by the Bankruptcy Court. The St. Louis Restructuring Agreement effectively terminates all agreements and obligations of all parties pursuant to the New Markets Tax Credit transaction originally closed on December 8, 2006 (the “December 2006 NMTC Transaction”). In consideration for the termination, SLDC retained an unsecured claim in our Chapter 11 proceeding in the amount of $0.16 million along with a settlement payment in the amount of $62,000 to defray certain legal and administrative expenses incurred by SLDC. This St. Louis Restructuring Agreement and the compromise of the outstanding claims against us was approved by the Bankruptcy Court in an order entered on December 1, 2010. As a result, our guaranty, Accentia’s guaranty, all of our subsidiary guaranties, and all other obligations to all parties to the December 2006 NMTC Transaction were terminated. We have ceased all activities under the December 2006 NMTC Transaction and we have liquidated the subsidiaries created specifically to conduct activities under the December 2006 NMTC Transaction.

Cancellation and Reduction of Royalty Interests

On the Effective Date and pursuant to the Plan, we entered into several agreements with Accentia and Laurus/Valens, whereby Accentia terminated and cancelled all of its royalty interest and Laurus/Valens reduced its royalty interest in BiovaxID® and our other biologic products. The aggregate royalty obligation on BiovaxID® and our other biologic products was therefore reduced from 35.25% to 6.30%. Additionally, Laurus/Valens’ royalty obligation on the AutovaxID® instrument was reduced from 3.0% to no obligation, including the elimination of the $7.5 million minimum royalty obligation.

Conversion of Secured Notes held by Accentia

On the Effective Date, the entire pre-petition claim including accrued interest (approximately $13.5 million) due from us to Accentia, our majority shareholder, was converted into shares of our common stock at a conversion rate equal to $0.75 per share, resulting in the issuance of 17,925,720 shares of our common stock. As of March 15, 2012, the promissory demand note between us and Accentia consisted of approximately $1.8 million advanced to us by Accentia in the form of cash loans, payments directly to third parties on our behalf and allocated inter-company expenses. Included in this balance is approximately $0.2 million, representing the fair value of shares to be issued by us in settlement of the claim by Clinstar, LLC against our Company in our Chapter 11 proceedings.

Minneapolis, Minnesota Facility Lease

On December 2, 2010, we entered into a lease agreement (the “Lease”) with JMS Holdings, LLC (the “Landlord”) for continued use and occupancy of our existing facility in Minneapolis (Coon Rapids), Minnesota. The Lease contains provisions regarding a strategic collaboration whereby the Landlord agreed to construct certain capital improvements to the leased premises to allow us to perform good manufacturing practices (“GMP”) manufacturing of biologic products in the Minneapolis facility, including the manufacture of BiovaxID®. As of September 30, 2011, the $1.5 million in improvements were completed. These improvements were financed by us through a combination of cash on hand (approximately $0.175 million), promissory notes from the City of Coon Rapids, Minnesota and the State of Minnesota in the aggregate amount of $0.353 million (as described below), and an increase to the base rent charged in order to recoup the costs of construction incurred by the Landlord (approximately $1.0 million) over the initial term (ten years) of the Lease.

Minnesota Promissory Notes

On May 6, 2011, we closed two financing transactions with the Economic Development Authority for the City of Coon Rapids and the Minnesota Investment Fund (State of Minnesota), which provide capital to help add workers and retain high-quality jobs in the State of Minnesota. We issued two secured promissory notes in the aggregate amount of $0.353 million, which amortize over 240 months, with a balloon payment of $0.199 million due on May 1, 2021 (“Minnesota Promissory Notes”). Proceeds from the transaction in the amount of $0.353 million were used to fund capital improvements made to our existing manufacturing facility in Minneapolis (Coon Rapids), Minnesota.

Net Cash Flows from Operating Activities

During the year ended September 30, 2011, we incurred a net loss of $15.3 million. Included in this loss are several non-cash transactions, described as follows:

•	Interest charges resulting from amortization of discounts on outstanding debt in the amount of $0.6 million.

•	Amortization of deferred loan costs paid in connection with our Exit Financing in the amount of $1.1 million.

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An increase of $2.6 million in the balance of accrued interest on outstanding debt. Pursuant to our Plan, the majority of the interest due on our debt is to be paid upon maturity (on or after November 17, 2012).

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A charge in the amount of $7.6 million for employee share-based compensation. Upon confirmation of our Plan, a number of incentive stock options previously issued to our employees and directors became vested, resulting in this non-cash charge for the grant-date fair value of the options that became vested.

Adjusting our net loss for these and other non-cash items resulted in a net cash deficit from operating activities in the amount of $3.8 million for the year ended September 30, 2011.

During the year ended September 30, 2010, we incurred a net loss of $8.6 million. Included in this loss are several non-cash transactions, described as follows:

•	Interest charges resulting from amortization of discounts on outstanding debt in the amount of $1.2 million.

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Income of $2.1 million was recorded relating to indemnity agreements outstanding with guarantors of our debt with Pulaski Bank and Southwest Bank as further discussed under “Reorganization Items” above.

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An increase of $5.8 million in the balance of accounts payable and accrued liabilities, predominantly due to an increase in accrued interest on outstanding debt. Although all interest payments on our prepetition debt had been stayed through our Chapter 11 proceedings, we had continued to accrue interest at the contractual rate on our obligations.

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A charge in the amount of $2.5 million was recorded relating to the change in fair value on certain of our outstanding debt and warrant agreements as further discussed under “Other Income and Expense” above.

Adjusting our net loss for these and other non-cash items resulted in a net cash deficit from operating activities in the amount of $0.8 million for the year ended September 30, 2010.

Net Cash Flows from Investing Activities

For the year ended September 30, 2011, we made significant improvements to our leased facility in Minneapolis (Coon Rapids), Minnesota. While the majority of these improvements (approximately $1.0 million) were financed by the Landlord of the premises, we did reimburse the Landlord for certain leasehold improvements. Additionally, we purchased equipment to assist in our analysis of the data obtained from our clinical trials as we plan to seek accelerated and/or conditional approval from the FDA and other international regulatory agencies.

Net Cash Flows from Financing Activities

Financing activities for the year ended September 30, 2011, include the following:

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Issuance of long term debt resulting in proceeds of $7.353 million. The Exit Financing discussed above resulted in $7.0 million in proceeds, while the Minnesota Promissory Notes also discussed above resulted in $0.353 million in proceeds.

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The prepayment of $1.43 million pursuant to the terms of the Laurus Term A Notes issued as part of our Plan. We also repaid approximately $0.6 million to our parent company, Accentia. Accentia had advanced us these funds over the fiscal year ended September 30, 2010 to cover our operating costs.

•	The payment of approximately $0.755 million in legal and placement fees associated with the Exit Financing.

Critical Accounting Policies and Estimates

Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”). The preparation of these financial statements require us to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingent assets and liabilities. We evaluate our estimates, including those related to bad debts, inventories, intangible assets, contingencies and litigation on an ongoing basis. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

ASC Topic 852 – Reorganizations generally does not change the manner in which financial statements are prepared while a company is in Chapter 11. However, it does require that the financial statements for periods subsequent to the filing of the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Revenues, expenses, realized gains and losses, and provisions for losses that can be directly associated with the reorganization and restructuring of the business have been reported separately as reorganization items in the statement of operations beginning in the quarter ended December 31, 2008. The consolidated balance sheet distinguishes prepetition liabilities subject to compromise from both those prepetition liabilities that are not subject to compromise and post-petition liabilities. Liabilities that may be affected by a plan of reorganization have been reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. In addition, cash provided by reorganization items have been disclosed separately in the statement of cash flows. We became subject to ASC Topic 852 effective on November 10, 2008, emerged from Chapter 11 protection on November 17, 2010 and have segregated those items as outlined above for all reporting periods between such dates.

Pursuant to our Plan, holders of existing voting shares of our common stock immediately before Plan confirmation received more than fifty percent (50%) of the voting shares of the emerging entity, thus we did not adopt fresh-start reporting upon emergence from Chapter 11. We instead followed the guidance as described in ASC Topic 852-45-29 for entities which do not qualify for fresh-start reporting. Liabilities compromised by our Plan were stated at present values of amounts to be paid, and forgiveness of debt was reported as an extinguishment of debt and classified in accordance with ASC Topic 225.

While our significant accounting policies are more fully described in our consolidated financial statements, we believe that the following critical accounting policies involve the more significant judgments and estimates used in the preparation of our consolidated financial statements and are the most critical to aid you in fully understanding and evaluating our reported financial results:

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Revenues from contract cell production services are recognized using the percentage-of-completion method, measured by the percentage of contract costs incurred to date to the estimated total contract costs for each contract. Because of the inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change in the near term.

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Contract costs related to cell culture production include all direct material, subcontract and labor costs and those indirect costs related to contract performance, such as indirect labor, insurance, supplies and tools. We believe that actual costs incurred in contract cell production services is the best indicator of the performance of the contractual obligations, because the costs relate primarily to the amount of labor incurred to perform such services. The deliverables inherent in each of our cell culture production contracts are not output driven, but rather are driven by a pre-determined production run. The duration of our cell culture production contracts range typically from 2 to 14 months.

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We maintain provisions for estimated losses resulting from the inability of our customers to make required payments. If the condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

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Inventories are recorded at the lower of cost or market. Write-downs of inventories to market value are based upon contractual provisions and obsolescence, as well as assumptions about future demand and market conditions. If assumptions about future demand change and/or actual market conditions are less favorable than those projected by management, additional write-downs of inventories may be required.

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In assessing the recoverability of our amounts recorded as intangible assets, significant assumptions regarding the estimated future cash flows and other factors to determine the fair value of the respective assets must be made, as well as the related estimated useful lives. If these estimates or their related assumptions change in the future as a result of changes in strategy and/or market conditions, we may be required to record impairment charges.

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We account for stock-based compensation based on ASC Topic 718 – Stock Compensation, which requires expensing of stock options and other share-based payments based on the fair value of each option awarded. The fair value of each option is estimated on the date of grant using the Black-Scholes valuation model. This model requires management to estimate the expected volatility, expected dividends, and expected term as inputs to the valuation model.

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The consolidated financial statements represent the consolidation of wholly-owned companies and interests in joint ventures where we have had a controlling financial interest or have been determined to be the primary beneficiary under ASC Topic 810 – Consolidation. All significant inter-company balances and transactions have been eliminated.

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We do not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, we and our consolidated subsidiaries have entered into certain other financial instruments and contracts, such as debt financing arrangements and freestanding warrants with features that are either (i) not afforded equity classification, (ii) embody risks not clearly and closely related to host contracts, or (iii) may be net-cash settled by the counterparty. These instruments are required to be carried as derivative liabilities, at fair value.

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In selecting the appropriate technique(s) to measure the fair values of our derivative financial instruments, management considers, among other factors, the nature of the instrument, the market risks that it embodies and the expected means of settlement. For less complex derivative instruments, such as free-standing warrants, we use the Black-Scholes option valuation technique because it embodies all of the requisite assumptions (including trading volatility, estimated terms and risk free rates) necessary to calculate the fair value of these instruments. For forward contracts that contingently require net-cash settlement as the principal means of settlement, management projects and discounts future expected cash flows to multiple possible outcomes. Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques are highly volatile and sensitive to changes in our trading market price which has high-historical volatility. Since derivative financial instruments classified as liabilities are initially and subsequently carried at fair value, our income will reflect the volatility in these estimate and assumption changes.

Fluctuations in Operating Results

Our operating results may vary significantly from quarter to quarter or year to year, depending on factors such as timing of biopharmaceutical development and commercialization of products by our customers, the timing and size of orders for instrumentation and cultureware, and the timing of increased research and development of BiovaxID®, and will be impacted by our planned marketing launch of the AutovaxID® instrument. Consequently, revenues, profits or losses may vary significantly from quarter to quarter or year to year, and revenue or profits or losses in any period will not necessarily be indicative of results in subsequent periods.

Impact of Foreign Sales

A significant amount of our operating revenue has historically been derived from export sales. Our export sales were 28% and 29% of total revenue for the fiscal years ended September 30, 2011 and 2010, respectively. While we invoice our customers in U.S. dollars, we will be subject to risks associated with foreign sales, including the difficulty of maintaining cross-cultural distribution relationships, economic or political instability, shipping delays, fluctuations in foreign currency exchange ratios and foreign patent infringement claims, all of which could have a significant impact on our ability to deliver products on a timely and competitive basis. This has not been a significant factor in prior years. In addition, future imposition of, or significant increases in, the level of customs duties, export quotas or other trade restrictions could have an adverse effect on our business.

Tax Loss Carryforwards

ASC Topic 740 requires that a deferred tax amount be reduced by a valuation allowance if, based on the weight of available evidence it is more likely than not (a likelihood of more than fifty percent (50%)) that some portion or all of the deferred tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized. As a result, we recorded a valuation allowance with respect to all our deferred tax assets.

We have a federal net operating loss (“NOL”) of approximately $93.7 million as of September 30, 2011 (expiring beginning in 2020). Under Sections 382 and 383 of the Internal Revenue Code, if an ownership change occurs with respect to a “loss corporation,” as defined, there are annual limitations on the amount of the NOL and other deductions which are available to us. The portion of the NOLs incurred prior to June 17, 2003 ($3.4 million), are subject to these limitations. As such, these NOLs are limited to approximately $0.2 million per year. NOLs incurred after June 17, 2003 may also be subject to restriction.

Recent Accounting Pronouncements

See Note 2 to our consolidated financial statements for the year ended September 30, 2011.

Off-Balance Sheet Arrangements

We do not maintain any off-balance sheet financing arrangements.

Effects of Inflation

Our assets are primarily liquid in nature and are not significantly affected by inflation. However, the rate of inflation affects our expenses, including employee compensation, raw materials and occupancy, which may not be readily recoverable through charges for services provided by us.

BUSINESS

General

As a result of our collaboration with the NCI, we are developing BiovaxID®, as a personalized therapeutic cancer vaccine for the treatment of NHL, specifically FL, MCL and potentially other B-cell cancers. Both FL and MCL are generally considered to be incurable with currently approved therapies. These generally fatal diseases arise from the lymphoid tissue and are characterized by an uncontrolled proliferation and spread throughout the body of mature B-cells, which are a type of white blood cell.

Three clinical trials conducted under our IND have studied BiovaxID® in NHL. These studies include a Phase 2 clinical trial and a Phase 3 clinical trial in patients with FL, as well as a Phase 2 clinical trial in MCL patients. BiovaxID® has demonstrated statistically significant Phase 3 clinical benefit by prolonging disease-free survival in FL patients treated with BiovaxID®. We believe that these clinical trials demonstrate the safety and efficacy of BiovaxID®.

To support our planned commercialization of BiovaxID®, we developed an automated cell culture instrument called AutovaxID®. We believe that AutovaxID® has significant potential application in the production of a broad range of patient-specific medicines, such as BiovaxID®, and potentially for various vaccines, including vaccines for influenza and other contagious diseases. We are collaborating with the DoD to further develop AutovaxID® and to explore potential production of additional vaccines, including vaccines for viral indications such as influenza. AutovaxID® is automated and computer controlled to improve cell production reliability and to maximize cell production. AutovaxID® uses a disposable production unit which provides for robust and dependable manufacturing while complying with the industry cGMP standards. AutovaxID® has a small footprint and supports scalable production.

We also manufacture instruments and disposables used in the hollow-fiber production of cell culture products. Our hollow-fiber cell culture products and instruments are used by biopharmaceutical and biotechnology companies, medical schools, universities, research facilities, hospitals and public and private laboratories. We also produce mammalian and insect cells, monoclonal antibodies, recombinant and secreted proteins and other cell culture products using our unique capability, expertise and proprietary advancements in the cell production process known as hollow-fiber perfusion.

Our business consists of three primary business segments: development of BiovaxID® and potentially other B-cell blood cancer vaccines; the manufacture and sale of AutovaxID® and other instruments and consumables; and commercial production of cell culture products and services.

Corporate Overview

We were incorporated in the State of Minnesota in 1981, under the name Endotronics, Inc. In 1993, our name was changed to Cellex Biosciences, Inc. In 2001, we changed our corporate name to Biovest International, Inc. and changed our state of incorporation from Minnesota to Delaware.

In April 2003, we entered into an Investment Agreement with Accentia. As a result of this agreement, in June 2003, we became a subsidiary of Accentia through the sale of shares of our authorized but unissued common and preferred stock then representing approximately 81% of our equity outstanding immediately after the investment. The aggregate investment commitment initially received from Accentia was $20 million. We continued to be a reporting company under Section 12(g) of the Exchange Act following the investment of Accentia. As of March 15, 2012, Accentia owned approximately 60% of our issued and outstanding capital stock.

We completed a reorganization of our Company, which we believe prepares our Company for our commericailization of BiovaxID. On November 10, 2008, we and our wholly-owned subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. Our reorganization case was jointly administered with the reorganization case of our parent company, Accentia, under Case No. 8:08-bk-17795-KRM. On August 16, 2010, we filed our First Amended Joint Plan of Reorganization, and, on October 25, 2010, we filed the First Modification to the First Amended Joint Plan of Reorganization (collectively and as amended and supplemented, the “Plan”). On November 2, 2010, the Bankruptcy Court entered the Confirmation Order. We emerged from Chapter 11 protection, and our Plan became effective, on November 17, 2010.

Our Products and Services

THERAPEUTIC CANCER VACCINE — BIOVAXID®

The Human Immune System

The immune system functions as the body’s natural defense mechanism for identifying and killing or eliminating disease-causing pathogens, such as bacteria, viruses, or other foreign microorganisms. However, with regard to cancer, including lymphomas, the immune system’s natural defense mechanism is believed to be largely thwarted by natural immune system mechanisms which seek to protect “self-cells” from attack. In humans, the primary disease fighting function of the immune system is carried out by white blood cells (“leukocytes”), which mediate two types of immune responses: innate immunity and adaptive immunity. Innate immunity refers to the broad first-line immune defense that recognizes and eliminates certain pathogens prior to the initiation of a more specific adaptive immune response. While the cells of the innate immune system provide a first line of defense, they cannot always eliminate or recognize infectious organisms. In some cases, new infections may not always be recognized or detected by the innate immune system. In these cases, the adaptive immune response has evolved to provide a highly-specific and versatile means of defense which also provides long-lasting protection (immune memory) against subsequent re-infection by the same pathogen. This adaptive immune response facilitates the use of preventative vaccines that protect against viral and bacterial infections such as measles, polio, diphtheria, and tetanus. We believe that BiovaxID® creates an adaptive immune response to cancerous B-cells.

Adaptive immunity is mediated by a subset of white blood cells called lymphocytes, which are divided into two types: B-cells and T-cells. In the bloodstream, B-cells and T-cells recognize antigens, which are molecules that are capable of triggering a response in the immune system. Antigens are molecules from bacterial, viral, or fungal origin, foreign (non-self) proteins, and in some cases, tumor-derived proteins that can stimulate an immune response. The human body makes millions of different types of B-cells that circulate in the blood and lymphatic systems and perform immune surveillance. Each B-cell has a unique receptor protein (immunoglobulin) on its surface that binds to one particular antigen. Once a B-cell recognizes its specific antigen and receives additional signals from a T-helper cell, it can proliferate and become activated in order to secrete antibodies (immunoglobulins; Ig) which can neutralize the antigen and target it for destruction. T-cells may also recognize antigens on foreign cells, whereby they can promote the activation of other white blood cells or initiate destruction of the targeted cells directly. A person’s B-cells and T-cells can collectively recognize a wide variety of antigens, but each individual B-cell or T-cell will recognize only one specific antigen. Consequently, in each person’s bloodstream, only a relatively few lymphocytes will recognize the same antigen.

Since B-cell cancers such as NHL are tumors arising from a single malignant transformed B-cell, the tumor cells in NHL maintain on their surface the original malignant B-cell’s immunoglobulin (collectively referred to as, the “tumor idiotype”) that is distinct from those found on normal B cells. The tumor idiotype maintained on the surface of each B-cell lymphoma serves as the tumor-specific antigen for the BiovaxID® cancer vaccine.

In many cases, including in NHL, cancer cells produce molecules known as tumor-associated antigens, which may or may not be present in normal cells but may be over-produced in cancer cells. T-cells and B-cells have receptors on their surfaces that enable them to recognize the tumor associated antigens. While cancer cells may naturally trigger a B- or T-cell-based immune response during the initial appearance of the disease, this response may be only weakly specific or attenuated in such a way that it does not fully eradicate all tumor cells. Subsequently, tumor cells gradually evolve and escape from this weak immune response and are able to grow into larger tumors. In addition, because cancer cells arise from normal tissue cells, they are often able to exploit or increase existing immune tolerance mechanisms to suppress the body’s immune response which would normally destroy them. In other cases, chemotherapy or other treatment regimens used to treat the cancer may themselves weaken the immune response and render it unable to reject and kill tumor cells. Even with an activated immune system; however, the number and size of tumors can often overwhelm the immune system.

In the case of cancer and other diseases, immunotherapies are designed to activate a person’s immune system in an attempt to combat the disease. There are two forms of immunotherapy used to treat diseases: passive and active. Passive immunotherapy is exemplified by the intravenous infusion into a patient of antibodies specific to the particular antigen. While passive immunotherapies have shown clinical benefits in some cancers, they require repeated infusions and can cause the destruction of normal cells in addition to cancer cells. An example of passive immunotherapy to treat lymphoma is monoclonal antibodies such as rituximab. An active immunotherapy, on the other hand, seeks to generate a durable adaptive immune response by introducing an antigen into a patient, often in combination with other components that can enhance an immune response to the antigen. BiovaxID® is an example of active specific immunotherapy. Although active immunotherapies have been successful in preventing many infectious diseases, their ability to combat cancers of various types has been limited by a variety of factors, including the inability of tumor antigens to elicit an effective immune response, difficulty in identifying suitable target tumor antigens, inability to manufacture tumor antigens in sufficiently pure form, and inability to manufacture sufficient quantities of tumor antigens.

Nevertheless, in 2010 one active immunotherapy, Provenge® (sipuleucel-T) developed by Dendreon Corporation, received marketing approval from the FDA for the treatment of asymptomatic or minimally symptomatic metastatic castrate resistant (hormone refractory) prostate cancer. This represents the first case of an active immunotherapy to successfully gain marketing approval in the U.S. In March 2011, a second active immunotherapy, Yervoy™ (ipilimumab), developed by Bristol-Myers Squibb received marketing approval from the FDA, approved for the treatment of late-stage metastatic melanoma. In addition to BiovaxID®, there are a number of other active immunotherapeutics for cancer in various stages of clinical trials that have demonstrated promising results.

A number of features of the NHLs make these tumors particularly suitable for treatment with a therapeutic cancer vaccine. The malignant B-cell lymphocytes of NHL express a unique, identifiable tumor-specific antigen which is not expressed by other (healthy) cells in the body. In contrast, the majority of human cancers typically lack strong ubiquitous expression of tumor-specific antigens to distinguish them from normal cells, or they express a potentially widely-varying mix of antigens which can be difficult to identify and formulate into a successful therapeutic vaccine.

Non-Hodgkin’s Lymphoma

NHL is a heterogeneous group of malignancies of the lymphatic system with differing clinical behaviors and responses to treatment. BiovaxID® has been studied in two distinct forms of NHL, namely, FL and MCL. NHL was the fifth most common type of cancer in the U.S., with an estimated prevalence of 454,378 cases in 2008 in the U.S. NHL accounts for 3.4% of all cancer deaths in the U.S. (Siegel et al., 2011: Cancer statistics 2011, CA: A Cancer Journal for Clinicians). NHL is one of the few malignancies in which there continues to be a rise in incidence. Since the early 1970’s, incidence rates for NHL have nearly doubled. Moreover, in spite of recent advances in the standard of care, the overall five-year survival rate remains at approximately 63%. According to the NCI, in 2009 it was estimated that 65,980 new cases of NHL will be diagnosed and 19,500 Americans would die from the disease, with a comparable number estimated in Europe.

NHL is usually classified for clinical purposes as being either “indolent” or “aggressive,” depending on how quickly the cancer cells are likely to grow and spread. The indolent, or slow-growing, form of NHL has a very slow growth rate and may need little or no treatment for months or possibly years. The aggressive, or fast-growing, form of NHL tends to grow and spread quickly and cause severe symptoms, and patients with aggressive NHL have shorter overall survival (“OS”).

Follicular Lymphoma

Indolent (slow growing) and aggressive (fast growing) NHL each constitute approximately half of all newly diagnosed B-cell NHL, and roughly half of the indolent B-cell NHL is FL. Accordingly, approximately 22% of new cases of NHL fall into the category of disease known as indolent FL. The U.S. prevalence (number of cases) for FL was estimated to be 100,603 cases in 2006. We have conducted a Phase 2 clinical trial followed by a Phase 3 clinical trial in FL under our IND. FL is a form of NHL that is derived from a type of cell known as a follicle center cell. Despite its slow progression, FL is almost invariably fatal. The median OS reported for FL patients ranges between 8 and 10 years, although these figures may have become slightly higher within the last decade as a result of improvements in the standard of care for FL.

The current standard of care for treatment of advanced, bulky FL (bulky Stage II, Stage III-IV) as specified by the National Comprehensive Cancer Network (“NCCN”) includes initial treatment of newly-diagnosed patients with rituximab-containing chemotherapy. Rituximab is a monoclonal antibody (an immune protein capable of selectively recognizing and binding to a molecule) which targets a protein primarily found on the surface of both healthy and cancerous B-cells, known as CD20. Accordingly, rituximab seeks to bind and destroy all B-cells, including healthy B-cells, as a means of controlling the progression of FL in treated patients.

Rituximab and other biologics currently approved for lymphoma are characterized as “passive immunotherapies”. Following administration, rituximab exerts its effects primarily through an unselective and near total destruction of a patient’s B-cells, including malignant as well as healthy B-cells. Rituximab and other passive immunotherapies are often administered in sequential, repeated doses to achieve their effect, and following cessation of administration are over time eliminated from the patient’s circulation by normal bodily functions. Rituximab is characterized as a targeted therapy since it targets CD20, which is present on both healthy and tumor cells. Rituximab is manufactured in bulk and is not considered to be a personalized therapy.

By comparison, BiovaxID® is characterized as an “active immunotherapy”. Active immunotherapies attempt to stimulate the patient’s immune system to respond to a disease. “Specific active immunotherapies” such as BiovaxID®, specifically seek to induce cellular and/or humoral immune responses focused on specific antigens present on a diseased cell (such as a tumor cell). As a specific, active immunotherapy, BiovaxID® targets only the cancerous B-cells while sparing healthy B-cells. Accordingly, BiovaxID® is highly targeted. BiovaxID® is manufactured specifically and entirely for each patient and is considered to be a highly “personalized therapy”. If approved, BiovaxID® will represent the only specific active immunotherapeutic approved for the treatment of FL and therefore will represent a new class of drugs that provide a new therapeutic option for patients with lymphoma.

In February 2011, the NCCN issued treatment guidelines recognizing “consolidation therapy” as a defined treatment category for FL in first remission. Current consolidation therapy options differ from induction therapies in that they primarily seek to prolong first remission duration by consolidating the effects of induction therapy, which primarily seeks to reduce active, bulky tumor masses. The following anti-CD20 monoclonal antibody drug products are currently approved consolidation treatment options for the treatment of FL: Rutuan®; Bexxar®; and Zevalin® (See Figure 1). All of these treatment options are passive immunotherapies that result in profound B-cell depletion.

Figure 1: BiovaxID® targets tumor-specific idiotype, a protein unique to the tumor and not found on healthy (non-malignant) B-cells. In contrast, current monoclonal antibody-based therapies for NHL, including rituximab (Rituxan®), tositumomab (Bexxar®), and ibritumomab tiuxetan (Zevalin®) target CD20, a cell-surface protein expressed by both tumor and healthy B-cells. As such, through its unique mode of action, BiovaxID® represents a new therapeutic approach to treating FL.

Current U.S. Approved Consolidation Therapies for NHL and Urgent Need for Alternative Treatment Options

Rituxan® (Rituximab): Rituximab maintenance consists of administration of the anti-CD20 antibody rituximab administered at a dose of 375 mg/m2 every 8 weeks for 24 months (12 injections) administered by IV infusion every 8 weeks starting 8 weeks ± 7 days after the last induction treatment (whether immuno-chemotherapy or rituximab, whichever is later). Administration of rituximab (and other anti-CD20 agent) maintenance extends the profound immunosuppression achieved by induction therapy, as it targets the pan-B-cell CD20 protein. This continued dosing of the induction agent induces profound B-cell depletion for the two-year duration of the regimen.

Zevalin® (ibritumomab tiuxetan): Zevalin is an immunoconjugate resulting from covalently-bonded anti-CD20 antibody ibritumomab and the linker-chelator tiuxetan [N-[2-bi(carboxymethyl)amino]-3-(p-isothiocyanatophenyl)-propyl]-[N-[2-bis(carboxymethylamino]-2-(methyl)-ethyl]glycine. This linker-chelator provides a high affinity, conformationally restricted chelation site for Indium-111 or Yttrium-90. Administration follows induction rituximab and requires preliminary dosimetry and imaging administration of In-111 (Day 1) followed by administration of Y-90 Zevalin on Day 7, 8, or 9. The maximum allowable dose of Y-90 Zevalin is 32.0 mCi (1184) MBq and physicians and patients receiving the agent must exercise radiation exposure precautions upon administering or handling the agent.

BEXXAR® therapeutic regimen (Tositumomab and Iodine I 131 Tositumomab): BEXXAR is an anti-CD20, anti-neoplastic radioimmunotherapeutic monoclonal antibody-based regimen composed of the monoclonal antibody, Tositumomab, and the radiolabeled monoclonal antibody, Iodine I 131Tositumomab. As with Zevalin, the BEXXAR therapeutic regimen is administered in two discrete steps: the dosimetric and therapeutic steps. Each step consists of a sequential infusion of Tositumomab followed by Iodine I 131 Tositumomab. The therapeutic step is administered 7-14 days after the dosimetric step. With ibritumomab tiuxetan, physicians and patients receiving this agent must also exercise stringent radiation exposure precautions prior to and following administration.

Urgent Need for New Consolidation Treatment Option for NHL: The BiovaxID® vaccination is expected to offer a non-immunosuppressive alternative to rituximab maintenance as a consolidation therapy for FL and MCL. By its mechanism of action, BiovaxID® is believed to eliminate the risk of development of rituximab-resistance. Thus, BiovaxID® represents a potential novel option for consolidation therapy that has demonstrated to be safe and effective and, unlikely to interfere with future therapies while potentially increasing the utility of other therapies.

Mantle Cell Lymphoma

MCL is a rare, aggressive subtype of NHL characterized by short remissions and rapid progression similar to aggressive lymphomas and successive relapses, reflecting incurability similar to indolent lymphomas. The median OS for MCL has been cited as 3 to 5 years. MCL represents approximately 6% of all NHL cases and worldwide there are approximately 7,800 new cases each year of which, approximately one half are in the U.S. (see “Current treatment approaches for mantle-cell lymphoma”. J Clin Oncol. Sep 10 2005 and “New approach to classifying non-Hodgkin’s lymphomas: clinical features of the major histologic subtypes.” J Clin Oncol. Aug 1998).

The majority of MCL patients have disseminated disease and bone marrow involvement at diagnosis. Patients’ clinical outcomes from currently available therapies are poor. Although many therapeutic regimens are capable of rendering high initial response rates, these responses are of short duration (i.e., about 20 months) and the relative survival rates of MCL patients are among the lowest compared to other types of NHL. The prognostic after the first relapse is very poor, with an expected median OS of about 1-2 years. No currently available therapeutic regimens are curative.

While there are several therapeutic regimens available to treat MCL patients, there currently exists no consensus standard of care for treatment of first-line relapsed MCL. As such, MCL remains incurable and it is generally considered that additional treatment options are required given this significant unmet medical need.

Currently, upon first diagnosis MCL patients are often evaluated for eligibility for autologous stem cell transplantation (“autoSCT”). Stem cell transplantation, an aggressive treatment protocol consisting of high-dose chemotherapy, immunotherapy and full-body radiation, aims to treat the patient’s tumor and purge the bone marrow of lymphoma cells. MCL patients who are eligible for autoSCT receive either R-CHOP (rituximab, cyclophophamide, doxorubicin, vincristine, prednisone) followed by autoSCT or R-HyperCVAD (rituximab, cyclophosphamide, vincristine, doxorubicin, and dexamethasone alternating with rituximab plus high dose methotrexate and cytarabine) followed by observation. Although these therapeutic approaches do yield high response rates, they are associated with high rates of adverse events and treatment discontinuation, high risk of myelodysplastic syndrome, and high mortality rates. Consequently, the considerable toxicity associated with these regimens largely limits these options primarily to a select subset of the MCL patients who are younger and better fit to tolerate these high-intensity treatments. However, even this subset ultimately gains only modest benefits from existing treatment options. Moreover, the use of these more aggressive regimens appears not to result in superior OS as compared to standard therapies. Given that the median age for newly diagnosed MCL patients is 60 years, less aggressive therapeutic approaches are needed.

Development Status of BiovaxID®

Introduction

Preliminary studies demonstrated that treatment of patients with NHL with an active immunotherapy could allow a patient’s immune system generate clinically significant immune responses. These studies have been published in The New England Journal of Medicine (October 1992), Blood (May 1997), and Nature Medicine (October 1999). In the treatment of cancer, residual tumor cells remaining in the patient after completion of surgery or anti-tumor therapy are often the cause of tumor relapse. These residual tumor cells cannot always be detected by standard imaging techniques but their destruction may be feasible by active immunotherapy. The use of such vaccines differs from traditional cancer treatment in that the ultimate mechanism of action against the tumor is indirect: the anti-tumor immunity induced by vaccination, rather than the vaccine itself, is ultimately responsible for treatment benefit.

In 1994, the NCI filed for initiation of an IND for the purpose of conducting clinical trial(s) investigating the use of BiovaxID® in NHL. Under this IND, the NCI began in 1994 a Phase 2 clinical trial in FL; in 1999, the Phase 3 clinical trial in FL; and in 2000 a Phase 2 clinical trial in MCL. The NCI selected our company to produce the vaccine for the initial Phase 2 clinical trial in FL. In 2001, we entered into a formal CRADA with the NCI which formalized our collaboration with the NCI. The IND filed by the NCI was formally transferred to us in April 2004, which made our company the exclusive sponsor of the IND with full rights to complete the NCI-initiated Phase 3 clinical trial in FL and the NCI-initiated Phase 2 clinical trial in MCL, to communicate and negotiate with the FDA relating to marketing approval for BiovaxID® and to conduct other clinical studies in NHL under the IND.

BiovaxID® Clinical Trials

Phase 2 Clinical Trial of BiovaxID® for Treatment of FL

In 1994, the Phase 2 clinical trial (NCT00878488) was commenced by the NCI to evaluate the ability of BiovaxID® to eradicate residual lymphoma cells in 20 patients with FL who were in chemotherapy-induced first clinical complete remission (“CR”). All 11 patients with a detectable lymphoma gene sequence (translocation) in their primary tumors had cells from the malignant clone detectable in their blood by DNA polymerase chain reaction (“PCR”) analysis both at diagnosis and after chemotherapy, despite being in CR. In this clinical trial, molecular remission was defined as patients lacking any detectable residual cancer cells bearing the translocation as determined by a very sensitive PCR technique. After vaccination, 8 of these 11 patients converted to lacking cells in their blood from the malignant lymphoma clone detectable by PCR. Anti-tumor T-cell responses were found in the vast majority of the patients (19 of 20 patients), whereas anti-tumor antibodies were detected, but apparently were not required for molecular remission. Vaccination was thus associated with clearance of residual tumor cells from the blood and long-term disease-free survival. The demonstration of molecular remissions besides uniform, specific T-cell responses against lymphoma tumor targets, as well as the addition of granulocyte-monocyte colony-stimulating factor (“GM-CSF”) to the vaccine formulation provided the rationale for the initiation of a larger Phase 3 clinical trial at the NCI in 2000. These results were published in Nature Medicine (October 1999). The latest follow-up, after a median of 9.17 years, 45% of these patients are still in continuous first CR, the median disease free survival (“DFS”) for the cohort is 96.5 months, and OS is 95% (Santos et al., ASH 2005).

Phase 2 Clinical Trial of BiovaxID® for Treatment of MCL

In 2000, the NCI initiated a Phase 2 open-label clinical trial (NCT00020215) of BiovaxID® for the treatment of MCL. This Phase 2 clinical trial was based upon the NCI’s Phase 2 clinical trial in FL. The primary objective of this Phase 2 clinical trial was to study BiovaxID® in treatment-naïve patients with MCL and to determine the safety and efficacy of BiovaxID® following a rituximab-based immunotherapy. Twenty-six patients with untreated, mostly (92%) stage IV MCL, were enrolled. All patients received 6 cycles of EPOCH-R (which is an chemo-immunotherapy consisting of etoposide, prednisone, vincristine, cyclophosphamide, doxorubicin, rituximab); 92% of the patients achieved CR and 8% achieved partial response (“PR”). All but 3 patients (i.e., due to disease progression or inability to manufacture the vaccine) received BiovaxID® together with keyhole limpet hemocyanin (“KLH”) on day 1, along with GM-CSF (100 µg/m2/day) on days 1-4 at 1, 2, 3, 4, and 6 months starting at least 3 months post-chemotherapy.

The results of our MCL Phase 2 clinical trial were reported in Nature Medicine (August 2005). As reported in Nature Medicine, after a median follow-up of 46 months, the OS was 89%, the median event-free survival (“EFS”) was 22 months, and 5 patients remained in continuous first CR. Antibody responses to immunization were detected in 30% of the patients, following a delayed pattern (i.e., detected mostly after the 4-5th vaccination) which paralleled the peripheral blood B-cell recovery. Most importantly, specific CD4+ and CD8+ T-cell responses were detected in 87% of patients post-vaccine, and in 7 of 9 patients tested these responses were detected after the 3rd vaccination when peripheral B-cells were by and large undetectable. The detected cytokine release response included GM-CSF, INF-g, and TNF-a (type I). In this study, BiovaxID® induced both humoral and cellular immune responses following almost complete depletion of B-cells following rituximab-containing chemotherapy. The adverse events observed in this trial are considered by us were minimal and were limited mostly to injection site reactions. The results of the latest follow-up of these patients performed in 2011 were presented at the 2011 Annual Meeting of the American Society of Hematology (Grant et al., ASH 2011 Abstract #2707).

With 122 months of median potential follow-up, the median OS is 104 months. In this study, MIPI was associated with OS (P= 0.01), where median OS estimates were not reached for the low risk MIPI group, 84 months for the intermediate risk MIPI group, and 44 months for the high risk MIPI group. The eleven year follow-up data presented at ASH helps define how BiovaxID® works by demonstrating that the mechanism of action of BiovaxID® is T-cell (GM-CSF cytokine) mediated and not B-cell (humoral) mediated. There was a significant association between the increase in the amount of specific anti-Id T-cell (GM-CSF cytokine) immune response following vaccination and OS. In patients with normalized T-cell (GM-CSF cytokine) levels above the median value for the cohort (>4.3mg), median OS was not reached as compared to 79 months in patients with T-cell (GM-CSF cytokine) levels below the median (<4.3mg) (P= 0.015 unadjusted; P= 0.045 Bonferroni adjusted). There was no association between OS and specific anti-Id B-Cell (humoral) responses or any other type of specific cellular responses.

Figure 2: Overall Survival by GM-CSF Cytokine Response (< and > than median)

Phase 3 Clinical Trial of BiovaxID® for Treatment of Follicular Lymphoma

Overview and Objectives. In January 2000, the Phase 3 clinical trial in FL (NCT00091676) was initiated by the NCI. The Phase 3 clinical trial was a multi-center, double-blind, randomized, controlled clinical trial that was designed to confirm the results reported in the NCI’s Phase 2 clinical trial.

As studied in the Phase 3 clinical trial, BiovaxID® consisted of the patient-specific idiotype protein (Id) derived from the patient’s cancer cells conjugated or combined with KLH, an immunogenic carrier protein) and administered with GM-CSF which is a biological response enhancer. The comparator studied in the Phase 3 clinical trial was a control vaccine consisting of KLH and administered with GM-CSF. Accordingly, the only difference between BiovaxID® and the control vaccine was the inclusion of the idiotype protein from the patient’s own tumor in BiovaxID®. BiovaxID® or the control vaccine was administered following chemotherapy (also referred to as induction therapy) with a drug combination, of prednisone, doxorubicin, cyclophosphamide, etoposide referred to as “PACE”. Induction therapy represents the “first-line” treatment for FL patients and attempts to induce complete tumor remission as defined by radiological evidence (CT scans). In FL, patients treated with the current standard of care often achieve CR but these remissions almost always are of limited duration and most treated patients must eventually be re-treated for their disease. In the majority of cases, however, even with re-treatment, the disease often relapses and develops resistance to therapy, leading to a need for bone marrow transplant and eventually resulting in the death of the patient. In the Phase 3 clinical trial, patients who achieved complete response following induction therapy were assigned to a limited waiting period prior to vaccination to allow for immune reconstitution following the induction chemotherapy. Patients who relapsed during this immune reconstitution period did not receive either BiovaxID® or control treatment. Patients who maintained their CR following this immune recovery period received either BiovaxID® or control administered as 5 subcutaneous injections monthly over a six month period (one month was skipped).

The primary objectives of the Phase 3 clinical trial were to confirm the safety and efficacy of BiovaxID® in two predefined groups:

(1)	All Randomized Patients (the “Randomized Patients”): The Randomized Patients including patients who completed initial chemotherapy but relapsed and did not receive either BiovaxID® or control.

(2)	All Treated Patients: The Randomized Patients who were disease-free at the time of vaccination and consequently received at least one dose of BiovaxID® or control (the “Treated Patients”).

The secondary objectives of the Phase 3 clinical trial included:

(1)	to determine the ability of BiovaxID® to produce a molecular CR in subjects in clinical CR, but with PCR evidence of residual disease after standard chemotherapy;

(2)	to determine the impact of BiovaxID® on molecular remission in FL patients;

(3)	to evaluate the ability of BiovaxID® to generate an immune response against autologous tumor;

(4)	to determine and compare the OS of subjects randomized to receive either treatment assignment; and

(5)	to evaluate the safety of BiovaxID® administered with GM-CSF.

Biopsy, Chemotherapy, and Immune Recovery. Prior to chemotherapy, a small tumor biopsy was performed to obtain tissue for tumor classification and characterization, and to provide starting material necessary to manufacture BiovaxID®. Following this biopsy patients were initially treated with PACE chemotherapy in order to induce a CR or a complete response unconfirmed (“CRu”) as measured by CT radiological scans.

The trial protocol stipulated that for all patients, an immune recovery period of approximately 6 months following completion of chemotherapy was required to be completed without relapse (“Immune Recovery Period”) before vaccination. The Immune Recovery Period was required in order to maximize the potential for immune response to vaccine and to avoid confounding factors from any potential lingering immunosuppressive effects of chemotherapy.

Randomization to Immune Recovery Followed by BiovaxID® or Control. When the NCI designed the Phase 3 clinical trial protocol, a decision was made to randomize patients immediately after completion of chemotherapy and not to wait for the completion of the Immune Recovery Period in an effort to avoid expending NCI resources to manufacture patient-specific vaccines for patients who were not anticipated to receive the vaccine (e.g., control patients). In the Phase 3 clinical trial, of 234 patients initially enrolled into the clinical trial, 177 patients completed chemotherapy successfully and were randomized.

As per the design of the Phase 3 clinical trial, patients who relapsed during the Immune Recovery Period were excluded from treatment with BiovaxID® or control notwithstanding the fact that they had been randomized. In the Phase 3 clinical trial, of the 177 initially Randomized Patients, 117 remained eligible to be treated with either BiovaxID® (76 patients) or control (41 patients) at the end of the Immune Recovery Period. Sixty patients of the 177 Randomized Patients relapsed during the Immune Recovery Period and were not treated with either BiovaxID® or control (see Figure 3).

Figure 3: Flow Diagram of the Phase 3, double-blind, randomized clinical trial of patient-specific vaccination with BiovaxID® + GM-CSF in first CR. 234 patients were enrolled at 14 centers and assessed for eligibility. Of those enrolled, 57 were excluded from randomization for reasons indicated. 177 patients were randomized (ITT population), of which 118 were allocated to the BiovaxID® (Id-KLH + GM-CSF) arm (treatment) and 59 were allocated to the KLH + GM-CSF arm (control). Patients that failed to remain in CR/CRu (60 total) did not receive either vaccine. As a result, 76 patients were vaccinated with Id-KLH + GM-CSF and 41 were vaccinated with KLH + GM-CSF, comprising the modified ITT (mITT) population. Patients receiving less than 5 immunizations either withdrew from the study or relapsed before completion.

Trial Enrollment and the Use of Rituximab-Containing Induction Chemotherapy. During the course of the Phase 3 clinical trial, the standard of care for induction chemotherapy in FL changed to include rituximab, which reduced the ability to recruit and enroll patients into the study. In order to facilitate enrollment in the clinical trial, we amended the study protocol in 2007 to permit the use of a rituximab-containing chemotherapy regimen (“CHOP-R”), as induction therapy. However, the FDA requested that we abstain from vaccinating any patients who received CHOP-R and we did not vaccinate any of the patients who received CHOP-R chemotherapy under the Phase 3 clinical trial protocol.

Due to the protracted enrollment, the Phase 3 clinical trial’s Independent Data Monitoring Committee (“DMC”); a committee responsible for reviewing the available unblinded clinical trial data in the study and responsible for recommendations to the sponsor and the FDA) recommended an interim analysis of the clinical trial’s endpoints and overall safety profile which resulted in the termination and halting of the trial in 2008.

As of April 15, 2008, when the Phase 3 clinical trial was officially closed, a total of 234 subjects had been enrolled and 177 subjects had been randomized, which was less than the original planned sample size which called for 629 subjects to be enrolled and 540 to be randomized. While the termination of the Phase 3 clinical trial before completion of the planned accrual resulted in a smaller sample size than was originally intended, we believe that the randomized nature of our Phase 3 clinical trial yields a valid conclusion because the baseline characteristics of the patients in the 2 groups were balanced, the allocation to treatment arms was concealed, and the study was double-blinded.

Results of Phase 3 Clinical Trial. As reported at the plenary session of the Annual Meeting of the American Society of Clinical Oncology (ASCO 2009), the patient cohort of the 177 Randomized Patients (which included 117 (66%) Treated Patients and 60 (35%) patients who were not treated) did not demonstrate statistically significant difference in median DFS from randomization between treatment and control arms.

Figure 4: Disease-free survival (DFS) according to study group for All Randomized Patients (N = 177). Kaplan-Meier actuarial curves for DFS for the Randomized Patients are shown according to their study group of Id-KLH+GM-CSF (N = 118) or KLH+GM-CSF (N = 59). The number of events, median, and 95% confidence intervals for each group are also presented.

At ASCO, we further reported the median DFS data for the patients who received at least one vaccination either with BiovaxID® or control. In this cohort of 117 patients they represent a modified intent-to-treat population, median DFS was 13.6 months longer in patients who received BiovaxID® compared to patients who received control. This analysis reflects the prospectively defined primary clinical trial objective. Accordingly, there were 60 patients who were randomized but who did not receive either BiovaxID® or control and who are not included in this analysis. Of these 117 Treated Patients, 76 patients received at least one dose of BiovaxID® (the “BiovaxID® Arm”) and 41 patients received at least one dose of control (the “Control Arm”). No serious adverse events were reported in either the BiovaxID® Arm or the Control Arm. At the median follow-up of 56.6 months (range 12.6-89.3 months), a statistically significant improvement of 13.6 months was observed in DFS between patients in the BiovaxID® Arm (44.2 months), versus the Control Arm (30.6 months) (log-rank p-value = 0.045; HR = 1.6). Using a Cox proportional-hazard model, a statistically significant hazard ratio (HR) of 0.62 was achieved (p=0.048; 95% CI: 0.39, 0.99). This means that patients receiving BiovaxID® experienced an approximately 61% (1/0.62) lower risk of cancer recurrence compared to patients who received the control vaccine. The Phase 3 clinical trial’s secondary endpoint of OS has not yet been reached for either group due to the length of follow-up to date.

Figure 5: Disease-free survival (DFS) according to study group for the Randomized Patients who received blinded vaccinations (N = 117). Kaplan-Meier actuarial curves for DFS for the Randomized Patients who received at least one dose of the Id-KLH+GM-CSF (N = 76) or KLH+GM-CSF (N = 41) are shown. The number of events, median, and 95% confidence intervals for each group are also presented.

Analysis of Patients by Isotype. A typical antibody (immunoglobulin), including the lymphoma idiotype expressed on the surface of each cancerous lymphoma cell, is composed of protein “heavy chains” and “light chains”. In humans, the heavy chains are classified as IgG, IgM, IgA, IgD and IgE, and the light chains are classified as either kappa or lambda. The Id protein expressed on the surface of FL cells is an immunoglobulin protein characteristic of the single B-cell from which the tumor arose. The immunoglobulin protein contains a region known as the “heavy chain” and a region known as the “light chain” (see Figure 6). Almost always in FL, the heavy chain region is characterized as either an IgM-isotype or an IgG-isotype. Figure 6 below illustrates the dramatic differences in the structure of immunoglobulin protein characterized as an IgM-isotype as opposed that characterized as an IgG-isotype. Accordingly, an antibody may be referred to as IgG-isotype or IgM-isotype depending on its heavy-chain classification. In the normal immune response, antibody isotypes may have different roles and may help direct the appropriate immune response. The small region at the tip of the antibody is known as the “variable region”, or antibody binding site, and the balance of the isotype is known as the “constant region”. When we manufacture BiovaxID®, we screen each patient’s tumor cells obtained by biopsy for the isotype. Approximately, 60% of patients with FL are diagnosed with tumors expressing an IgM isotype and approximately 40% of patients bear tumors expressing an IgG isotype. In rare cases (<1%), patients are diagnosed with another isotype (e.g. IgA). Infrequently, the patient’s tumor also contains cells with one or more isotype (a heterogenous or “mixed” isotype); in these patients we select either an IgG or IgM isotype for manufacture of BiovaxID®. Each patient’s tumor isotype can be readily determined by standard analytical techniques (flow cytometry) at the time of the patient’s tumor biopsy. In both the Phase 2 and Phase 3 clinical trials, the determination of tumor heavy-chain isotype determined the specific manufacturing and purification process used to make that patient’s vaccine. For patients who have tumors expressing an IgG (or an IgG-containing “mixed” isotype), we manufacture an IgG isotype vaccine and for patients determined to have tumors expressing an IgM (or an IgM-containing “mixed” isotype), we manufacture an IgM vaccine. Due to our manufacturing process (rescue fusion hybridoma), the isotype (IgG or IgM) of the tumor is directly reproduced in each patient’s vaccine so that each patient’s BiovaxID® vaccine matches the patient’s original tumor isotype (IgG or IgM).

Figure 6: The Id protein expressed on the surface of FL cells is an immunoglobulin protein characteristic of the single B-cell from which the tumor arose.

Preclinical data indicates that the ability to develop an immune response differs between IgM-isotype and IgG-isotype idiotypes. The IgG-isotype idiotype was reported to be tolerogenic, meaning that the immune response against the specific tumor target is suppressed. On the other hand, the IgM-isotype idiotype was reported to be highly immunogenic, meaning that it induces an ample, persistent immune response against the specific tumor target. The unique feature of our Phase 3 clinical trial was the manufacturing and administration of tumor-matched isotype idiotype vaccines which, allowed us to investigate whether these preclinical data translate into differential clinical efficacy of the two isotype vaccines in our clinical trial.

Figure 7: The vaccines produced for each individual patient consist of the tumor idiotype with the same isotype as the tumor cells from which the vaccine was produced. Therefore, patients with IgM isotype tumors received IgM vaccine, and patients with IgG isotype tumors received IgG vaccine manufactured from their own tumor cells.

We analyzed differences in median DFS in vaccinated patients in our Phase 3 clinical trial separately by tumor isotype. There were 35 IgM isotype patients who received BiovaxID® and 25 IgM isotype patients who received control. There were 40 IgG isotype patients who received BiovaxID® and 15 IgG isotype patients who received control. Two patients had mixed IgM/IgG biopsy isotypes and were excluded from this analysis. The baseline characteristics of the patients who received either IgM or IgG vaccine were balanced between each respective BiovaxID® Arm and Control Arm groups.

In the IgM isotype group we observed that patients who were treated with isotype-matched BiovaxID® had significantly longer DFS (52.9 months, versus 28.7 months) than patients with IgM isotype tumors who received control vaccine (see Figure 8). In contrast, in the IgG isotype group, there was no difference in median DFS between the patients who received isotype-matched BiovaxID® and the patients with IgG isotype tumors who received control vaccine (see Figure 9). Although a separate manufacturing process is prescribed for the IgM isotype and for the IgG isotype, the Phase 3 clinical trial protocol did not include planned analyses to address a subset efficacy analysis by isotype.

Figure 8: Disease-free survival (DFS) for the Randomized Patients with tumor IgM heavy chain isotype who received blinded vaccinations. Kaplan-Meier actuarial curves for DFS for the Id vaccinated [igM-id-KLH + GM-CSF] and control [KLH+GM-CSF] groups for the IgM isotype are shown. The number of events, median, and 95% confidence intervals for each group are also presented.

Figure 9: Disease-free survival (DFS) for the Randomized Patients with tumor IgG heavy chain isotype who received blinded vaccinations. Kaplan-Meier actuarial curves for DFS for the Id vaccinated [igM-id-KLH + GM-CSF] and control [KLH+GM-CSF] groups for the IgG isotype are shown. The number of events, median, and 95% confidence intervals for each group are also presented.

Figure 10: Shown is a standard statistical analysis (Kaplan-Meier survival curves) used to measure the fraction of patients free of disease for a certain amount of time after treatment. In this Figure, IgM-isotype patients who receive an IgM-isotype vaccine are compared with IgG-isotype patients who received an IgG-isotype vaccine compared with all control patients (patients with both IgM-isotype and IgG-isotype).

Our Phase 3 clinical trial has two unique manufacturing features, where: (a) the vaccine consists of the full structure of the idiotype protein (that is, both the variable and the constant regions of the immunoglobulin) and (b) the idiotype of the vaccine matches the idiotype of the patient’s own tumor. These unique features allowed us to be the first to investigate the clinical efficacy implications of the two tumor isotypes. The prior Phase 3 clinical trials of FL idiotype vaccines conducted by Genitope Corporation and Favrille, Inc. used a manufacturing process known as recombinant manufacturing that universally linked the patient’s variable region of the idiotype into an IgG isotype without regard to the actual isotype of each patient’s tumor. We believe that the use of an IgG isotype was due to the comparative ease of manufacture and purification of IgG proteins as well as to their relatively long half-life. There are two implications of the manufacturing processes used by these prior clinical trials: (1) clinical efficacy cannot be compared by isotype group and (2) the lack of clinical efficacy observed in these clinical trials may be due to the tolerogenic effect of the universal IgG isotype used in the vaccine manufacturing. As such, we believe that our analysis by tumor isotype may provide profound insight into the efficacy of BiovaxID® and may also suggest methods by which cancer vaccines in general could be developed in the future.

BiovaxID® Regulatory Status

We are in the process of conducting clinical pre-filing discussions with domestic and international regulatory agencies to discuss the potential regulatory approval pathway for BiovaxID®. We are focusing on our plans to seek regulatory approval for BiovaxID® for the treatment of FL and these clinical pre-filing regulatory agency meetings are anticipated to confirm the next steps and requirements in the regulatory process. In preparing for these meetings, we are continuing our analyses of the data available from our Phase 2 and Phase 3 clinical trials, so that we can have as comprehensive as possible discussions regarding the safety and efficacy results for BiovaxID®. In addition, we continue to advance our efforts to comply with various regulatory validations and comparability requirements related to our manufacturing process and facility.

We also anticipate conducting separate discussions with various regulatory agencies regarding regulatory approval for BiovaxID® for the treatment of MCL and Waldenstrom’s Macroglobulinemia (“WM”), a rare B-cell subtype of NHL.

Proprietary Rights to BiovaxID®

As a result of the FDA’s Orphan Drug designation for the treatment of FL, MCL and WM, we have seven years of market exclusivity in the U.S. from the date of FDA marketing approval for these three subtypes of B-cell NHL. We have ten years of market exclusivity in the European Union (“EU”) as a result of Orphan Medicinal Product designation for the treatment of FL and MCL by the European Medicines Agency.

In addition to market exclusivity based on governmental regulation, we rely on proprietary rights provided by a combination of an exclusive world-wide license to the cell line that is used in the production of BiovaxID®, patent protection, trade secret protection, and our ongoing innovation. Although the composition of matter of the BiovaxID® vaccine is not patentable, we have filed an international patent application (“PCT”) relating to methods of treatment using our vaccine. In addition, we have filed U.S. and foreign patent applications relating to certain features of the AutovaxID® instrument used in the production of the vaccine. Our proprietary production system will use fully enclosed and disposable components for each patient’s vaccine. We believe that, without the availability of an automated production system, the methods used to produce a patient-specific immunotherapy are time-consuming and labor-intensive, resulting in a very expensive process that would be difficult to scale up. Following the finds related to the apparent role of the IgM isotype in clinical benefit from vaccine, we filed a broad range of patent applications covering various aspects of this finding. We have been granted the registration of the trademark BiovaxID®. BiovaxID® is manufactured with a proprietary cell line, which we have licensed on a world-wide exclusive basis from Stanford. This may be significant, because we believe that the use of any cell line other than our exclusively licensed cell line, in the production of a similar idiotype vaccine would require filing a separate IND application and undergoing clinical testing evaluation by the FDA.

BiovaxID® Manufacturing Process and Facility

Manufacturing Process

The BiovaxID® manufacturing production process begins when a sample of the patient’s tumor is extracted by a biopsy and the sample is shipped refrigerated to our facility in Minneapolis (Coon Rapids), Minnesota. At our facility, we identify the idiotype that is expressed on the surface of the patient’s tumor cells through laboratory analysis. Additionally, we identify whether the isotype is IgM or IgG. In NHL, the tumor B-cells bear the surface idiotype (immunoglobulin or antibody) derived from the original transformed malignant B-cell, but do not typically secrete it in an amount suitable for vaccine production. In order to make sufficient quantities of idiotype for vaccination, the patient’s tumor cells are then fused with an exclusively licensed cell line (mouse/human heterohybridoma cell line, K6H6) from Stanford to create a hybridoma or hybrid cell.

After the creation of the hybridoma, we determine which hybridoma cells display the same antigen idiotype as the patient’s tumor cells, and those cells are selected to produce the vaccine. The selected hybridoma cells are then seeded into our proprietary hollow-fiber bioreactors, where they are cultured and where they secrete or produce idiotype antigen. The secreted idiotype is then collected from the cells growing in the hollow-fiber reactor. After a sufficient amount of idiotype is collected for the production of an appropriate amount of the vaccine, the patient’s idiotype is purified using multi-step purification processes (see Figure 11a).

Figure 11a: Individualized Manufacturing Process for BiovaxID Immunotherapy: (Clockwise) Beginning with an excisional (>2cm) lymph node biopsy, tumor cells are fused with our proprietary mouse/human heterohybridoma in order to induce secretion of normally surface-bound tumor immunoglobulin (idiotype). Id-secreting clones are identified by comparing their unique idiotype sequence to the tumor’s after which they are cultured (expanded) in a proprietary hollow-fiber bioreactor system (not shown). During culture, supernatant (containing idiotype) is collected until sufficient amounts have been produced to yield adequate dosage of vaccine. This supernatant is purified by affinity chromatography and conjugated (bonded) to KLH carrier protein, resulting in a finished vaccine that can be shipped and administered to patients. In the Phase 3 clinical trial, manufacturing success was approximately 95% of treated patients. (Fig. reprinted from Neelapu, et al. Exp. Opin Biol Ther 2007).

Figure 11b: Hollow-fiber perfusion to produce the cell cultures used in the manufacture of BiovaxID®.

We use a method known as “hollow-fiber perfusion” to produce the cell cultures used in the manufacture of BiovaxID® (see Figure 11b). Hollow-fiber perfusion, as compared to other cell culture methods, seeks to grow cells to higher densities more closely approaching the density of cells naturally occurring in body tissue. The hollow-fiber perfusion method involves using hair-like plastic fibers with hollow centers which are intended to simulate human capillaries. Thousands of these fibers are inserted in a cartridge, which we refer to as a bioreactor. The cells are grown on the outside of the hollow fibers while nutrient media used to support cell growth is delivered through the hollow centers of the fibers. The fiber walls have small pores, allowing nutrients to pass from the hollow center to the cells. The fibers act as filters and yield concentrated secreted products. Because the cells are immobilized in the bioreactor, the concentrated product can be harvested during the ongoing cell growth process. We believe that hollow-fiber technology permits the harvest of cell culture products with generally higher purities than stirred-tank fermentation, a common alternative cell culture method, thereby reducing the cost of purification as compared to stirred tank fermentation. Additionally, the technology associated with the hollow-fiber process generally minimizes the amount of costly nutrient media required for cell growth as opposed to other cell culturing techniques.

After manufacture and purification, the resulting purified idiotype is then conjugated, or joined together, with KLH, to create the vaccine. KLH is a foreign carrier protein that is used to improve the immunogenicity, or ability to evoke an immune response, of the tumor-specific idiotype. The BiovaxID® vaccine is then frozen and shipped to the treating physician. At the treating physician’s office, the vaccine is thawed and injected into the patient.

The BiovaxID® vaccine is administered in conjunction with GM-CSF, a natural immune system growth factor that is administered with the idiotype vaccine to stimulate the immune system and increase the response to the idiotype vaccine. In the Phase 2 and Phase 3 clinical trials patients were administered 5 monthly BiovaxID® injections in the amount of 0.5 milligram of idiotype per injection, with the injections being given over a 6-month period of time in which the fifth month is skipped. Through this process, the patient-specific idiotype is used to stimulate the patient’s immune system into targeting and destroying malignant B-cells bearing the same idiotype.

We estimate that an average of 3 months is required to manufacture each vaccine, which for most patients may overlap the time period when induction chemotherapy is being administered. While the manufacturing process for the BiovaxID® vaccine is highly personalized to each patient, we consider it to be highly controlled and predictable. The most common reason for a failure to successfully produce a patient’s vaccine was the presence of rare idiotype variants as opposed to the failure of a step in the manufacturing process. During the Phase 3 clinical trial, we experienced approximately 95% success rate in manufacturing vaccines.

Suppliers of Materials

We have been dependent on a sole-source supplier for KLH, which is used in the manufacture of BiovaxID®, and physicians who administer BiovaxID® depend on a sole-source supplier for GM-CSF, an immune system stimulant administered with BiovaxID®. We have historically purchase KLH from BioSyn Arzneimittel GmbH (“BioSyn”), which was a single source supplier. We had entered into a supply agreement with BioSyn during our Phase 3 clinical trial of BiovaxID®, pursuant to which BioSyn agreed to supply us with KLH. That supply agreement has terminated, and we are currently evaluating a potential new agreement with BioSyn to supply us with the amounts of KLH necessary for commercialization. Additionally, we have become aware of alternative suppliers who now market KLH and we are also currently evaluating these potential suppliers and determining the steps necessary to confirm the equivalence of their product with the KLH supplied by BioSyn. However, we have not yet established a relationship with these suppliers and have not completed testing to insure that the KLH supplied by them is suitable for use in the BiovaxID® production process.

When BiovaxID® is administered, the administering physician uses a cytokine to enhance the patient’s immune response, and this cytokine is administered concurrently with BiovaxID®. The cytokine used by physicians for this purpose is Leukine® sargramostim, a commercially available recombinant human granulocyte-macrophage colony stimulating factor known as GM-CSF. This cytokine is a substance that is purchased by the administering physician and is administered with an antigen to enhance or increase the immune response to that antigen. The physicians who administer BiovaxID® will rely on Genzyme Corporation, as a supplier of GM-CSF, and these physicians will generally not have the benefit of a long-term supply contract. Currently, GM-CSF is not commercially available from other sources in the U.S. or Canada.

Manufacturing Facility

BiovaxID® is a personalized medicine which is produced separately for each individual patient through a laboratory process based on the patient’s own tumor cells derived by biopsy. Following regulatory approval of BiovaxID®, we plan to initially produce BiovaxID® in our existing leasehold space located in Minneapolis (Coon Rapids), Minnesota. In order to facilitate the regulatory process, we have completed a dedicated suite of laboratory clean rooms especially designed to produce BiovaxID®. As the regulatory process advances toward completion, we anticipate expanding our current leasehold space or adding new manufacturing facilities as required to meet the anticipated commercialization requirements. During the Phase 3 clinical trial, BiovaxID® was produced at our facility in Worcester, Massachusetts. Because, we have relocated the site of the manufacturing process to our Minneapolis (Coon Rapids) facility following the clinical trials and because we are expanding this facility, we are currently in the process of attempting to demonstrate to the FDA that the product under these new conditions is comparable to the product that was the subject of earlier clinical testing. This requirement will also apply to future expansions of the facility, such as the possible expansion to additional facilities that may be required for successful commercialization of BiovaxID®. There is also a requirement for validation of the manufacturing process for BiovaxID® utilizing our AutovaxID® instrument. A showing of comparability requires data demonstrating that the product continues to be safe, pure, and potent and may be based on chemical, physical, and biological assays and, in some cases, other non-clinical data.

INSTRUMENTS AND DISPOSABLES

We sell hollow-fiber perfusion instruments used for the production of significant quantities of cell culture products. Our product line includes:

AutovaxID®

The AutovaxID® is a fully automated, reusable instrument that employs a fully disposable, closed-system cell-growth chamber incorporating a hollow-fiber cell-growth cartridge. Since it is fully enclosed, computer controlled and automated, AutovaxID® requires limited supervision and manpower to operate compared to manual instruments. AutovaxID® is suitable for growing antibody-secreting cell lines, including hybridomas and Chinese hamster ovary (“CHO”) cells which are among the leading kinds of cell lines used for commercial therapeutic protein manufacture. We plan to utilize the AutovaxID® technology to streamline commercial manufacture of our proprietary anti-cancer vaccine, BiovaxID®. AutovaxID® is the first cell culture system that enables production of personalized cell-based treatments economically and in compliance with U.S. Food and Drug Administration Good Manufacturing Practices (“GMPs”). We are collaborating with the DoD to further develop AutovaxID® and to explore potential production of additional vaccines, including vaccines for viral indications such as influenza.

Primer HF®

The Primer HF® is a low cost hollow-fiber cell culture system capable of producing small quantities of monoclonal antibody. This system also provides a relatively inexpensive option to evaluate the efficacy of new cell lines in perfusion technology.

MiniMax®

The miniMax® provides the flexibility and technology needed to support optimization studies and research scale production of mammalian cell secreted proteins. The miniMax® is an automated cell culture system, a table-top unit complete with microprocessor controller, self-contained incubator, and pump panel. The miniMax® is an economical tool for researching scale-up processes and producing small quantities of protein of up to 10 grams per month.

Maximizer®

The Maximizer® provides maximum flexibility to support optimization studies and pilot scale production of mammalian cell secreted proteins. The Maximizer® is an automated cell culture system, a table-top unit complete with validated microprocessor controller, self-contained incubator, and pump panel. With production rates up to one gram a day, the Maximizer® is a tool for process development and production.

XCellerator™

The XCellerator™ is a stand alone floor system containing an incubator and refrigerator section, control fixtures and pump panel. Each Xcellerator™ supports two independent flowpaths, is controlled by a process control computer and has the capability of remote monitoring. The combined features of the XCellerator™ support production of 60-500 grams of protein per month, per XCellerator™ unit.

Multi-6™

The Multi-6™ is a low–cost cell culture system capable of simultaneously producing six monoclonal antibodies (or other secreted proteins) at up to 1 gm/month each or a single mAb at up to 6 gm/month. Multi-6™ is also useful to simultaneously evaluate multiple cell lines or media formulations before scaling up to our larger AutovaxID® or other systems. Like the Primer HF®, Multi-6™ requires no investment in custom equipment and supports culturing a variety of suspension and adherent cell lines.

In addition to instrument sales, we have recurring revenue from the sale of hollow-fiber bioreactors, cultureware, tubing sets and other disposable products and supplies for use with our instrument product line. Revenues from such disposable products represented approximately 36% of our total revenue from this business segment for both the fiscal years ended September 30, 2011 and 2010.

Currently, we assemble, validate and package the instruments and disposables which we sell. Customers for our instruments and disposables are the same potential customers targeted for our contract production services which include biopharmaceutical and biotechnology companies, medical schools, universities, research facilities, hospitals and public and private laboratories.

CELL CULTURE PRODUCTS AND SERVICES

We manufacture mammalian cell culture products such as, whole cells, recombinant and secreted proteins, and monoclonal antibodies. Additionally, we provide related services as a contract resource to assist our customers in developing cell production process protocols, cell line optimization, cell culture production optimization, media evaluation and other related services. This segment of our business represented approximately $1.3 million (approximately 33%) and $1.2 million (approximately 22%) in revenues for the fiscal years ended September 30, 2011 and 2010, respectively.

Our customers include biopharmaceutical and biotechnology companies, medical schools, universities, research facilities, hospitals and public and private laboratories. We generally produce cell culture products pursuant to contracts which specify the customer’s requirements for the cell culture products to be produced or the services to be performed.

There are various processes commonly used to produce mammalian cells generally used in the production of antibodies. These may include hollow-fiber bioreactor perfusion, stirred tank fermentation, roller bottle and other processes. We primarily use hollow-fiber bioreactor technology to expand customer provided cell lines and produce the respective monoclonal antibodies. This technology grows cells to higher densities which more closely mimics mammalian physiology. We have significant expertise with in vitro (outside the living body) cell culture methods for a wide variety of mammalian cells. Mammalian cells are complicated and dynamic, with constantly changing needs. A primary component of hollow-fiber bioreactors is fibers made of plastic polymers. The fibers are hair-like with hollow centers which simulate human capillaries. Thousands of these fibers are inserted in a cartridge, which we refer to as a bioreactor. The cells are grown on the outside of the hollow fibers while nutrient media used to support cell growth is perfused through the lumen of the fibers. The fiber walls have small pores, allowing nutrients to pass from the hollow center to the cells. The fibers act as filters and yield concentrated secreted products. Because the cells are immobilized in the bioreactor, the concentrated product can be harvested during the ongoing cell growth process. Hollow-fiber technology permits harvests of cell culture products with generally higher purities thereby reducing the cost of downstream purification processes. This technology generally minimizes the amount of costly nutrient media required for cell growth.

The most generally used process for mammalian cell production is stirred tank fermentation. Hollow-fiber bioreactor technology can be contrasted with the competitive stirred tank fermentation process which takes place in tanks of various sizes. Cells are grown inside the tanks in culture medium which is maintained under controlled conditions and continuously stirred to stimulate growth. At the end of the growing process, as opposed to incrementally during the growth process, cells are separated from the medium and the protein of interest is isolated through a series of complex purification processes. The size of the tanks generally result in stirred tank fermentation facilities requiring significantly more start-up costs, space and infrastructure than comparable production facilities using hollow-fiber technology. While stirred tank fermentation and hollow fiber technology are both used for cell production of various quantities, we believe that the stirred tank fermentation process is currently more commonly used for larger scale commercial production requirements. We believe that hollow-fiber technology has advantages in scalability, start-up time and cost in the early development of antibody production. In the expanding field of personalized medicine where patient specific drugs and therapeutics are frequently envisioned, such as BiovaxID®, we believe that hollow-fiber technology may be the appropriate cell culture production technology.

Competition for BiovaxID®

Biotechnology has experienced, and is expected to continue to experience, rapid and significant change. The use of monoclonal antibodies as initial or induction therapy, and increasingly for maintenance therapy, has become well-established and generally accepted. Products that are well-established or accepted, including monoclonal antibodies such as Rituxan®, may constitute significant barriers to market penetration and regulatory approval which may be expensive, difficult or even impossible to overcome. New developments in biotechnological processes are expected to continue at a rapid pace in both industry and academia, and these developments are likely to result in commercial applications competitive with BiovaxID®. We expect to encounter intense competition from a number of companies that offer products in our targeted application area. We anticipate that our competitors in these areas will consist of both well-established and development-stage companies and will include:

•	healthcare companies;

•	chemical and biotechnology companies;

•	biopharmaceutical companies; and

•	companies developing drug discovery technologies.

We expect to compete on, among other things, the safety and efficacy of our products and more desirable treatment regimens, combined with the effectiveness of our experienced management team. Competing successfully will depend on our continued ability to attract and retain skilled and experienced personnel, to identify and secure the rights to and develop pharmaceutical products and compounds and to exploit these products and compounds commercially before others are able to develop competitive products.

If approved, BiovaxID® will be required to compete with currently approved therapies, as well as therapies which may be approved in the future. There are currently no approved active immunotherapeutic drugs which seek to induce an adaptive, specific and durable immune response to identify and eradicate the residual lymphoma cells remaining after a patient achieves remission in an effort to extend that remission or avoid relapse. BiovaxID® is a therapy designed to be administered to lymphoma patients who have achieved CR after initial chemotherapy treatment. If approved, BiovaxID® would represent a new class of drugs available to treat FL potentially offering a new treatment option for FL patients.

BiovaxID® is the only personalized cancer vaccine for treatment of FL that has demonstrated significant clinical benefit in a Phase 3 clinical trial. Two other vaccines, MyVaxTM developed by Genitope Corporation and Specifid™ developed by Favrille, Inc. which were studied in Phase 3 trials in FL patients did not report statistically significant clinical benefit and we believe are no longer under development. There are fundamental structural differences between BiovaxID® and the personalized cancer vaccines developed by Genitope Corporation and Favrille, Inc: Genitope and Favrille manufactured their respective vaccines with IgG isotypes without regard to the patient’s actual isotype and the clinical trial designs under which the clinical efficacy of these vaccines were tested were different, which we believe explain why BiovaxID® achieved significant clinical benefit while the other vaccines did not.

Chemotherapy and monoclonal antibodies are widely used for the treatment of FL. Although chemotherapy and monoclonal antibodies can substantially reduce the tumor mass and in most instances achieve clinical remission, the remission is generally of limited duration. FL patients generally relapse and the cancer usually becomes increasingly resistant to further chemotherapy treatments. The patient’s response to therapy becomes briefer and weaker with each additional course of therapy, such that eventually further chemotherapy would offer no clinical benefit.

A number of passive immunotherapies, such as rituximab and radioimmunotherapeutic agents (radioisotopes linked to monoclonal antibodies), are approved by the FDA for the treatment of FL. A monoclonal antibody is a type of antibody produced in large quantity that is specific to an antigen that is expressed by tumor cells and also by some normal cells. These therapies have been used as primary treatment and also as part of combination induction therapy including chemotherapy and rituximab based therapy is considered to be the standard of care to treat FL. In an effort to prolong the duration of the clinical remission monoclonal antibodies have increasingly been used as maintenance therapies.

If approved to treat FL, BiovaxID® will face competition from other approved drugs, including rituximab maintenance. Penetrating a market and achieving usage by physicians and patients in the face of an established standard of care is anticipated to represent a significant marketing challenge.

If approved to treat MCL, BiovaxID® will be required to compete with other approved and/or development therapies for the treatment of MCL. There is currently no consensus standard of care for the first line treatment of MCL; however, there are a number of FDA-approved agents used for the treatment of MCL both in first line settings and in patients in relapse.

Patents, Trademarks and Protection of Proprietary Technology

We own several patents covering various aspects of our hollow-fiber perfusion process, instruments and proprietary cell culturing methods. Our patents also cover aspects of our therapeutic vaccine production process. We plan to continue pursuing patent and other proprietary protection for our cancer vaccine technology and instrumentation. Currently, we have two (2) issued U.S. patents. Additionally, we have filed several patent applications that are pending. Our presently issued U.S. patents will expire in July 2013 and November 2017. A list of our U.S. and foreign patents and published patent applications are as follows:

Patent No.	Title and Inventor(s)	Filing Date/Issue Date	Expiration Date
5,541,105	METHOD OF CULTURING LEUKOCYTES by Georgiann B. Melink	Apr. 26, 1994/Jul. 30, 1996	July 30, 2013

6,001,585	MICRO HOLLOW FIBER BIOREACTOR by Michael J. Gramer	Nov. 14, 1997/Dec 14, 1999	Nov. 14, 2017

Foreign Patent No.	Title and Inventor(s)	Filing Date/Issue Date	Expiration Date
EP 2027247 (UK)	EXTRA-CAPILLARY FLUID CYCLING SYSTEM AND METHOD FOR A CELL CULTURE DEVICE by Darrell P. Page et al.	Nov. 20, 2008/Jan. 26, 2011	May 21, 2027

DE602007012238D (Germany)	EXTRA-CAPILLARY FLUID CYCLING SYSTEM AND METHOD FOR A CELL CULTURE DEVICE by Darrell P. Page et al.	Nov. 20, 2008/Jan. 26, 2011	May 21, 2027

AT2027247 (Austria)	EXTRA-CAPILLARY FLUID CYCLING SYSTEM AND METHOD FOR A CELL CULTURE DEVICE by Darrell P. Page et al.	Nov. 20, 2008/Jan. 26, 2011	May 21, 2027

P2027247 (Switzerland)	EXTRA-CAPILLARY FLUID CYCLING SYSTEM AND METHOD FOR A CELL CULTURE DEVICE by Darrell P. Page et al.	Nov. 20, 2008/Jan. 26, 2011	May 21, 2027

FR2027247 (France)	EXTRA-CAPILLARY FLUID CYCLING SYSTEM AND METHOD FOR A CELL CULTURE DEVICE by Darrell P. Page et al.	Nov. 20, 2008/Jan. 26, 2011	May 21, 2027

Application Publication No.	Title and Inventor(s)	Filing Date/Publication Date	Countries/Regions
US 2009/0215022	EXTRA-CAPILLARY FLUID CYCLING SYSTEM AND METHOD FOR A CELL CULTURE DEVICE by Darrell P. Page et al.	Nov. 20, 2008/Aug. 27, 2009	United States

US 2009/0269841	METHOD AND SYSTEM FOR THE PRODUCTION OF CELLS AND CELL PRODUCTS AND APPLICATIONS THEREOF by Robert J. Wojciechowski et al.	Nov. 20, 2008/Oct. 29, 2009	United States

EP 2029722	METHOD AND SYSTEM FOR THE PRODUCTION OF CELLS AND CELL PRODUCTS AND APPLICATIONS THEREOF by Robert J. Wojciechowski et al.	May 21, 2007/Mar. 4, 2009	Europe

Application Publication No.	Title and Inventor(s)	Filing Date/Publication Date	Countries/Regions
EP11173373.9	METHOD AND SYSTEM FOR THE PRODUCTION OF CELLS AND CELL PRODUCTS AND APPLICATIONS THEREOF by Robert J. Wojciechowski et al.	May 21, 2007/December 6, 2007	Europe

US 13/081,426	METHODS FOR INDUCING A SUSTAINED IMMUNE RESPONSE AGAINST A B-CELL IDIOTYPE USING AUTOLOGOUS ANTI-IDIOTYPIC VACCINES THEREOF by Angelos M. Stergiou et al.	April 6, 2011/not yet published	United States

CA 2,739,918	METHODS FOR INDUCING A SUSTAINED IMMUNE RESPONSE AGAINST A B-CELL IDIOTYPE USING AUTOLOGOUS ANTI-IDIOTYPIC VACCINES THEREOF by Angelos M. Stergiou et al.	October 7, 2009/April 15, 2010	Canada

EP 2344184	METHODS FOR INDUCING A SUSTAINED IMMUNE RESPONSE AGAINST A B-CELL IDIOTYPE USING AUTOLOGOUS ANTI-IDIOTYPIC VACCINES THEREOF by Angelos M. Stergiou et al.	October 7, 2009/April 15, 2010	Europe

JP 2011-531150	METHODS FOR INDUCING A SUSTAINED IMMUNE RESPONSE AGAINST A B-CELL IDIOTYPE USING AUTOLOGOUS ANTI-IDIOTYPIC VACCINES THEREOF by Angelos M. Stergiou et al.	October 7, 2009/April 15, 2010	Japan

US 2011/0212493	PERFUSION BIOREACTORS, CELL CULTURE SYSTEMS, AND METHODS FOR PRODUCTION OF CELLS AND CELL-DERIVED PRODUCTS by Mark Hirschel et al.	April 22, 2011/September 1, 2011	United States

AU 2009308354	PERFUSION BIOREACTORS, CELL CULTURE SYSTEMS, AND METHODS FOR PRODUCTION OF CELLS AND CELL-DERIVED PRODUCTS by Mark Hirschel et al.	October 22, 2009/April 29, 2009	Australia

Application Publication No.	Title and Inventor(s)	Filing Date/Publication Date	Countries/Regions
CA 2,741,481	PERFUSION BIOREACTORS, CELL CULTURE SYSTEMS, AND METHODS FOR PRODUCTION OF CELLS AND CELL-DERIVED PRODUCTS by Mark Hirschel et al.	October 22, 2009/April 29, 2009	Canada

EP 2346984	PERFUSION BIOREACTORS, CELL CULTURE SYSTEMS, AND METHODS FOR PRODUCTION OF CELLS AND CELL-DERIVED PRODUCTS by Mark Hirschel et al.	October 22, 2009/April 29, 2009	Europe

IL 212387	PERFUSION BIOREACTORS, CELL CULTURE SYSTEMS, AND METHODS FOR PRODUCTION OF CELLS AND CELL-DERIVED PRODUCTS by Mark Hirschel et al.	October 22, 2009/April 29, 2009	Israel

JP 2011-533338	PERFUSION BIOREACTORS, CELL CULTURE SYSTEMS, AND METHODS FOR PRODUCTION OF CELLS AND CELL-DERIVED PRODUCTS by Mark Hirschel et al.	October 22, 2009/April 29, 2009	Japan

We have filed a number of provisional patent applications based on or related to various aspects of our analysis of clinical benefit based on isotype and to use of the AutovaxID® instrument for the production of antiviral vaccines such as those targeting influenza.

We also possess licensed intellectual property used in the development and manufacture of the BiovaxID® vaccine. The BiovaxID® vaccine is manufactured with a proprietary cell line, which we have licensed on a world-wide exclusive basis from Stanford. This is significant, because we believe that the use of any cell line other than our exclusively licensed cell line, in the production of a similar idiotype vaccine, would require filing a separate IND application and undergoing clinical testing evaluation by the FDA.

Additionally, we consider trademarks to be important to our business. We have established trademarks covering various aspects of our hollow-fiber perfusion process, instruments and proprietary cell culturing methods (Acusyst-Maximizer® and Acusyst-Xcell®). We have registered the trademarks BiovaxID® in connection with our therapeutic cancer vaccine and AutovaxID® in connection with our instrument used in the manufacture of the vaccine. We plan to continue aggressively pursuing trademark and other proprietary protection for our therapeutic vaccine technology and instrumentation, including seeking protection of our trademarks internationally.

Our ability to maintain and solidify our proprietary position for our technology will depend on our success in obtaining effective claims and enforcing those claims once granted. We do not know whether any of our patent applications or those patent applications that we license will result in the issuance of any patents. Our issued patents and those that may issue in the future, or those licensed to us, may be challenged, invalidated, or circumvented, which could limit our ability to stop competitors from marketing related products or the length of term of patent protection that we may have for our products. In addition, the rights granted under any issued patents may not provide us with proprietary protection or competitive advantages against competitors with similar technology. Furthermore, our competitors may independently develop similar technologies or duplicate any technology developed by us. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any of our products can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thereby reducing any advantage of the patent.

We rely in some circumstances on trade secrets to protect our technology, particularly with respect to certain aspects of our BiovaxID® manufacturing process. However, trade secrets are difficult to protect. We seek to protect our proprietary technology and processes, in part, by confidentiality agreements with our employees, consultants, scientific advisors, and other contractors. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our employees, consultants, or contractors use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

Government Regulation

The FDA has extensive regulatory authority over biopharmaceutical products (drugs and diagnostic products produced from biologic processes). The principal FDA regulations that pertain to our cell production activity include, but are not limited to 21CFR Parts 600 and 610 – General Biological Products and Standards; 21 CFR Parts 210 and 211 – current Good Manufacturing Practices for Finished Pharmaceuticals; 21 CFR Part 820 – Quality System Regulations (medical devices); and 21 CFR Part 58 – Good Laboratory Practice for Non-Clinical Laboratory Studies. FDA guidelines include controls over procedures and systems related to the production of mammalian proteins and quality control testing of any new biological drug or product intended for use in humans (including, to a somewhat lesser degree, in vivo biodiagnostic products). FDA guidelines are intended to assure that the biological drug or product meets the requirements through rigorous testing with respect to safety and efficacy, and meet the purity characteristics for identity and strength. FDA approvals for the use of new biological drugs or products (that can never be assured) require several rounds of extensive preclinical testing and clinical investigations conducted by the sponsoring pharmaceutical company prior to sale and use of the product. At each stage, the approvals granted by the FDA include the manufacturing process utilized to produce the product. Accordingly, our cell culture systems used for the production of therapeutic or biotherapeutic products (biological drug or product) are subject to significant regulation by the FDA under the Federal Food, Drug and Cosmetic Act, as amended (the “FD&C Act”).

Our cell culture systems used to produce cells for diagnostic uses are regulated under the FD&C Act as Class I medical devices. Medical devices are classified by the FDA into three classes (Class I, Class II and Class III) based upon the potential risk to the consumer posed by the medical device (Class I medical devices pose the least amount of risk, while Class III medical devices and “new” devices are presumed to inherently pose the greatest amount of risk). As Class I medical devices, our systems must be manufactured in accordance with GMP guidelines. Sales of such systems to customers using them to manufacture materials for clinical studies and licensure do not require prior FDA approval.

The process of complying with FDA guidelines and obtaining approvals from the FDA of applications to market biopharmaceutical drugs and products is costly, time consuming and subject to unanticipated delays. There is no assurance that our customers will be able to obtain FDA approval for biological drugs and products produced with our systems, and failure to receive such approvals may adversely affect the demand for our services.

Under the FD&C Act, our customers must establish and validate Standard Operating Procedures (“SOPs”) utilizing our cell culture technologies in their drug master files. We provide assistance in operational, validation, calibration and preventive maintenance SOPs to customers, as needed, to support their product development and commercialization processes. For example, we will typically provide existing and prospective customers who are utilizing our contract production services or constructing production facilities based on our cell culture technologies with information to enable such customers to comply with the FDA guidelines required for facility layout and design. This information may be provided either in a drug/biologic master file that we give permission to customers to cross reference in their submission to the FDA, or to customers to include in their FDA submissions.

As we currently do business in a significant number of countries, in addition to the requirements of the FDA, we are subject to the regulations of other countries and governmental agencies which apply to our goods and services when sold in their jurisdiction.

We are subject to various regulations regarding handling and disposal of potentially hazardous materials, wastes and chemicals such as cells and their secreted waste products, including those enforced by the Environmental Protection Agency and various state and local agencies.

Orphan Drug Designation and Exclusivity

Some jurisdictions, including the U.S. and the EU, designate drugs intended for relatively small patient populations as “orphan drugs.” The FDA, for example, grants Orphan Drug designation to drugs intended to treat rare diseases or conditions that affect fewer than 200,000 individuals in the U.S. or drugs for which there is no reasonable expectation that the cost of developing and making the drugs available in the U.S. will be recovered. In the U.S., Orphan Drug designation must be requested before submitting an application for approval of the product.

Orphan Drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. If a product which has an orphan drug designation subsequently receives the first FDA approval for the indication for which it has such designation, the product is entitled to a marketing exclusivity. For seven years, the FDA may not approve any other application, including NDAs or ANDAs, to market the “same drug” for the same indication. The only exceptions are i) where the second product is shown to be “clinically superior” to the product with Orphan Drug exclusivity, as that phrase is defined by the FDA and ii) if there is an inadequate supply.

Manufacturing

With regard to Biovest’s development of BiovaxID®, Biovest has completed the construction of a new manufacturing suite for BiovaxID® located within Biovest’s existing facility in Minneapolis (Coon Rapids), Minnesota. If it receives FDA or other regulatory approval of BiovaxID®, Biovest may continue to manufacture the vaccine at its facility in Minnesota, although Biovest will likely need to expand this existing facility and/or develop additional facilities to fully support commercial production for the U.S. markets. Changes to the manufacturing process or site during or following the completion of clinical trials requires sponsors to demonstrate to the FDA that the product under new conditions is comparable to the product that was the subject of earlier clinical testing. This requirement applies to relocations or expansions of manufacturing facilities, such as Biovest’s relocation of its BiovaxID® production process and planned expansion of such facilities or additional facilities that may be required upon successful commercialization of the vaccine. A showing of comparability requires data demonstrating that the product continues to be safe, pure, and potent and may be based on chemical, physical, and biological assays and, in some cases, other non-clinical data. If Biovest demonstrates comparability, additional clinical safety and/or efficacy trials with the new product may not be needed. If the FDA requires additional clinical safety or efficacy trials to demonstrate comparability, its clinical trials or the FDA approval of BiovaxID® may be delayed.

Other Regulation in the United States

Biologics Price Competition and Innovation Act (2010). The Biologics Price Competition and Innovation Act (2010) establishes an abbreviated approval pathway for “biosimilar” biological products. Among the provisions potentially applicable to our products are: (1) innovator manufacturers of reference biological products (such as BiovaxID®) are granted 12 years of exclusive use before biosimilars can be approved for marketing in the U.S. and (2) an application for a biosimilar product may not be submitted to the FDA until 4 years after the date on which the BLA for the reference product was first approved. FDA is still early in the process of developing regulations to implement the provisions of this legislation.

Toxic Substances Control Act. The Environmental Protection Agency (“EPA”), has promulgated regulations under Section 5 of the Toxic Substances Control Act (“TSCA”), which require notification procedures for review of certain so-called intergeneric microorganisms before they are introduced into commerce. Intergeneric microorganisms are those formed by deliberate combinations of genetic material from organisms classified in different taxonomic genera, which are types of animal or plant groups. The regulations provide exemptions from the reporting requirements for new microorganisms used for research and development when the researcher or institution is in mandatory compliance with the National Institutes of Health Guidelines for Research Involving Recombinant DNA Molecules (“NIH Guidelines”). Those researchers voluntarily following the NIH Guidelines can, by documenting their use of the NIH Guidelines, satisfy EPA’s requirements for testing in contained structures. The EPA may enforce the TSCA through enforcement actions such as seizing noncompliant substances, seeking injunctive relief, and assessing civil or criminal penalties. We believe that our research and development activities involving intergeneric microorganisms comply with the TSCA, but there can be no assurance that restrictions, fines or penalties will not be imposed on us in the future.

Health Care Coverage and Reimbursement. Commercial success in marketing and selling our products depends, in part, on the availability of adequate coverage and reimbursement from third-party health care payers, such as government and private health insurers and managed care organizations. Third-party payers are increasingly challenging the pricing of medical products and services. Government and private sector initiatives to limit the growth of health care costs, including price regulation, competitive pricing, coverage and payment policies, and managed-care arrangements, are continuing in many countries where we do business, including the U.S. These changes are causing the marketplace to put increased emphasis on the delivery of more cost-effective medical products.

Government programs, including Medicare and Medicaid, private health care insurance and managed-care plans have attempted to control costs by limiting the amount of reimbursement they will pay for particular procedures or treatments. This has created an increasing level of price sensitivity among customers for our products. Examples of how limits on drug coverage and reimbursement in the U.S. may cause drug price sensitivity include the growth of managed care, changing Medicare reimbursement methodologies, and drug rebates and price controls. Some third-party payors must also approve coverage for new or innovative devices or therapies before they will reimburse health care providers who use the medical devices or therapies. Even though a new medical product may have been cleared for commercial distribution, we may find limited demand for the product until reimbursement approval has been obtained from governmental and private third-party payors.

Anti-Kickback Laws. In the U.S., there are federal and state anti-kickback laws that prohibit the payment or receipt of kickbacks, bribes or other remuneration to induce the purchase, order or recommendation of health care products and services. These laws constrain the sales, marketing and other promotional activities of pharmaceutical companies, such as us, by limiting the kinds of financial arrangements we may have with prescribers, purchasers, dispensers and users of drugs and biologics. The U.S. Department of Health and Human Services (“HHS”) Office of Inspector General (“OIG”) has issued “Compliance Guidance” for pharmaceutical manufacturers which, among other things, identifies manufacturer practices implicating the federal anti-kickback law (42 U.S.C. § 1320a-7b(b)) and describes elements of an effective compliance program. The OIG Compliance Guidance is voluntary, and we have not adopted a formal compliance program modeled after the one described in the OIG Compliance Guidance. Although none of our practices have been subject to challenge under any anti-kickback laws, due to the breadth of the statutory provisions of some of these laws, it is possible that some of our practices might be challenged under one or more of these laws in the future. Violations of these laws can lead to civil and criminal penalties, including imprisonment, fines and exclusion from participation in federal health care programs. Any such violations could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Health Information Privacy and Security. Individually identifiable health information is subject to an array of federal and state regulation. Federal rules promulgated pursuant to the Health Information Portability and Accountability Act of 1996 (“HIPAA”) regulate the use and disclosure of health information by “covered entities” (which includes individual and institutional providers from which we may receive individually identifiable health information). These regulations govern, among other things, the use and disclosure of health information for research purposes, and require the covered entity to obtain the written authorization of the individual before using or disclosing health information for research. Failure of the covered entity to obtain such authorization (absent obtaining a waiver of the authorization requirement from an Institutional Review Board) could subject the covered entity to civil and criminal penalties. As the implementation of this regulation is still in its early phases, we may experience delays and complex negotiations as we deal with each entity’s differing interpretation of the regulations and what is required for compliance. Further, HIPAA’s criminal provisions are not limited in their applicability to “covered persons,” but apply to any “person” that knowingly and in violation of the statute obtains or discloses individually identifiable health information. Also, where its customers or contractors are covered entities, including hospitals, universities, physicians or clinics, we may be required by the HIPAA regulations to enter into “business associate” agreements that subject us to certain privacy and security requirements, including making its books and records available for audit and inspection by HHS and implementing certain health information privacy and security safeguards. In addition, many states have laws that apply to the use and disclosure of health information, and these laws could also affect the manner in which we conduct its research and other aspects of its business. Such state laws are not preempted by the federal privacy law where they afford greater privacy protection to the individual. While activities to assure compliance with health information privacy laws are a routine business practice, we are unable to predict the extent to which its resources may be diverted in the event of an investigation or enforcement action with respect to such laws.

Foreign Regulation

Whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing, and reimbursement also vary greatly from country to country. Although governed by the applicable country, clinical trials conducted outside of the U.S. typically are administered under a three-phase sequential process similar to that discussed above for pharmaceutical products. Clinical trials conducted in the EU must comply with the EU Clinical Trials Directive.

Under EU regulatory systems, we may submit marketing authorization applications either under a centralized or decentralized procedure for most products. The centralized procedure, which is available for medicines produced by biotechnology or which are highly innovative, provides for the grant of a single marketing authorization that is valid for all EU member states. Under European Commission Regulation 726/2004, the centralized authorization procedure is required for all biotechnology-derived medicinal products developed through recombinant DNA technology, controlled expression of genes coding for biologically active proteins, and hybridoma and monoclonal antibody methods. It is also required for designated orphan medicinal products and all new active substances indicated for the treatment of AIDS, cancer, neurodegenerative disorder, or diabetes. This authorization is a marketing authorization approval. The decentralized procedure provides for mutual recognition of national regulatory authority approval decisions. Under this procedure, the holder of a national marketing authorization granted by one member state may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval. This procedure is referred to as the mutual recognition procedure.

In addition, regulatory approval of prices is required in most countries other than the U.S. We face the risk that the prices which result from the regulatory approval process would be insufficient to generate an acceptable return to us or our collaborators.

Insurance

We may be exposed to potential product liability claims by users of our products. We presently maintain product liability insurance coverage, in connection with our systems and other products and services, in amounts which we believe to be adequate and on acceptable terms.

Although we believe that our current level of coverage is adequate to protect our business from foreseeable product liability and clinical trial claims, we may seek to increase our insurance coverage in the future in the event that we significantly increase our level of contract production services. There can be no assurance; however, that we will be able to maintain our existing coverage or obtain additional coverage on acceptable terms, or that such insurance will provide adequate coverage against all potential claims to which we may be exposed. A successful partially or completely uninsured claim against us could have a material adverse effect on our operations. Our cell culture production services may expose us to potential risk of liability. We seek to obtain agreements from contract production customers to mitigate such potential liability and to indemnify us under certain circumstances. The terms and conditions of our sales and instruments include provisions which are intended to limit our liability for indirect, special, incidental or consequential damages. There can be no assurance, however, that we will be successful in obtaining such agreements or that such indemnification, if obtained, will adequately protect us against potential claims.

Employees

As of March 15, 2012, we had 36 employees (1 of whom is a part time employee, 1 of whom is a temporary employee, and 34 of whom are full time employees). We supplement our staff with temporary employees and consultants as required. We believe that our relations with employees are satisfactory. None of our employees is covered by a collective bargaining agreement.

Our ability to continue to develop and improve marketable products and to establish and maintain our competitive position in light of technological developments will depend, in part, upon our ability to attract and retain qualified technical personnel.

Properties

We lease approximately 35,000 square feet in Minneapolis (Coon Rapids), Minnesota, which we use for offices, a laboratory, manufacturing, and warehousing areas to support the production of perfusion cell culture equipment, and contract cell culture services. On December 2, 2010, we entered into a lease agreement (the “Lease”) with JMS Holdings, LLC (the “Landlord”) for continued use and occupancy of our existing facility in Minneapolis (Coon Rapids), Minnesota. The Lease contains provisions regarding a strategic collaboration whereby the Landlord agreed to construct certain capital improvements to the leased premises to allow us to perform GMP manufacturing of biologic products in the Minneapolis facility, including the manufacture of BiovaxID®. As of September 30, 2011, the $1.5 million in improvements were completed. These improvements were financed by us through a combination of cash on hand (approximately $0.175 million), promissory notes from the City of Coon Rapids, Minnesota and the State of Minnesota in the aggregate amount of $0.353 million (as described above), and an increase to the base rent charged in order to recoup the costs of construction incurred by the Landlord (approximately $1.0 million) over the initial term (ten years) of the Lease.

We share office space with our parent company, Accentia, and utilize the space as our principal executive and administrative offices. Accentia leases approximately 7,400 square feet of office space in Tampa, Florida. The lease expires on December 31, 2014 and is cancelable by either party with 120 days prior notice.

We anticipate that our administrative offices will meet our needs during Fiscal 2012. We anticipate that, as our development of the BiovaxID® vaccine advances and as we prepare for the future commercialization of our products, our facilities requirements will increase.

Legal Proceedings

BANKRUPTCY PROCEEDINGS

On November 10, 2008, we, along with our subsidiaries, filed a voluntary petition for reorganization under Chapter 11 in the Bankruptcy Court. On August 16, 2010, we filed our First Amended Joint Plan of Reorganization, and, on October 25, 2010, we filed our Plan. On November 2, 2010, the Bankruptcy Court entered the Confirmation Order, which approved and confirmed our Plan, as modified by the Confirmation Order. We emerged from Chapter 11 protection, and our Plan became effective on the Effective Date. Notwithstanding the effectiveness of our Plan, the Bankruptcy Court retains jurisdiction to adjudicate any remaining issues regarding, inter alia, the validity, amount, and method of payment of claims filed in connection with our Chapter 11 proceeding. Accordingly, we anticipate that there may be ongoing proceedings before the Bankruptcy Court to resolve any filed objections or disputes as to claims filed in the Chapter 11 proceeding.

OTHER PROCEEDINGS

On August 4, 2008, we were served with a summons and complaint filed in California Superior Court on behalf of Clinstar LLC for breach of contract for non-payment of certain fees for clinical trial studies and pass-through expenses in the amount of $0.385 million. Upon the filing of our Chapter 11 petition on November 10, 2008, this litigation was automatically stayed pursuant to provisions of federal bankruptcy law. Clinstar filed two identical proofs of claim regarding its breach of contract for non-payment litigation in the amount of $0.385 million, one against us in our bankruptcy proceeding and another against our majority shareholder, Accentia, in its bankruptcy proceeding. We, along with Accentia, objected to Clinstar’s filing of Clinstar’s proofs of claim. On January 31, 2012, by order of the Bankruptcy Court, Clinstar’s proof of claim against us was denied and Clinstar’s proof of claim against Accentia was allowed. Upon the full satisfaction of Clinstar’s proof of claim against Accentia through the issuance of 283,186 shares of Accentia common stock at a conversion price of $1.36 per share as required by the Accentia Bankruptcy Plan with an effective date of November 17, 2010, Clinstar shall have no further claims against us or Accentia for breach of contract for non-payment.

Except for the foregoing, we are not party to any material legal proceedings, and management is not aware of any threatened legal proceedings that could cause a material adverse impact on our business, assets, or results of operations.

MANAGEMENT

Executive Officers and Directors

The following table provides information with respect to our directors and executive officers as of March 15, 2012:

Name	Age	Position
Francis E. O’Donnell, Jr., M.D.	62	Executive Chairman and Director
Samuel S. Duffey, Esq.	66	Chief Executive Officer, President and General Counsel
Brian D. Bottjer, C.P.A.	38	Acting Chief Financial Officer and Comptroller
Carlos F. Santos, Ph.D.	35	Senior Vice President, Product Development & Regulatory Affairs
Douglas W. Calder	45	Vice President, Strategic Planning & Capital Markets
Ronald E. Osman, Esq.	65	Director
John Sitilides	50	Director
Jeffrey A. Scott, M.D.	54	Director
Christopher C. Chapman, M.D.	59	Director
Peter J. Pappas, Sr.	72	Director
Raphael J. Mannino, Ph.D.	65	Director
Edmund C. King	77	Director

Francis E. O’Donnell, Jr., M.D. was appointed by our Board of Directors as the Executive Chairman of our Board on December 20, 2011. Dr. O’Donnell has served as the Chairman of our Board since February 2009. From February 2009 to December 20, 2011, Dr. O’Donnell also served as our Chief Executive Officer. From 2003 through 2009, Dr. O’Donnell was a Director of our company and the Vice-Chairman of our Board (non-executive). On December 20, 2011, Dr. O’Donnell was also appointed the Executive Chairman of the Board of Accentia Biopharmaceuticals, Inc. (“Accentia”), our parent corporation. Since Accentia’s inception in 2002, Dr. O’Donnell has served as its Chairman of the Board and (until December 20, 2011) as its Chief Executive Officer. Since May 2002, Dr. O’Donnell has also been the Chairman of the Board of BioDelivery Sciences International, Inc. (“BDSI”), a publicly traded drug delivery technology company. Since 1999, Dr. O’Donnell has served as manager of Hopkins Capital Group, LLC (“Hopkins”), an affiliation of limited liability companies which engage in business development of disruptive healthcare technologies. The Hopkins entities are also significant stockholders of Accentia and BDSI. Dr. O’Donnell is a 1975, summa cum laude graduate of the Johns Hopkins School of Medicine. He received his specialty training at the Wilmer Ophthalmological Institute, Johns Hopkins Hospital. He is the former Professor and Chairman, Department of Ophthalmology, St. Louis University School of Medicine. Dr. O’Donnell has published over 30 peer-reviewed scientific articles and he has been awarded over 34 U.S. Patents. He is the recipient of the 2000 Jules Stein Award from Retinitis Pigmentosa International. He is a Trustee for St. Louis University. We believe that Dr. O’Donnell’s experience and skills make him a qualified and valuable member of our management team and Board of Directors. Specifically, Dr. O’Donnell’s biotechnology experience, management experience and background in medicine make him a valuable resource on our management team and Board of Directors.

Samuel S. Duffey, Esq. was appointed to serve as our Chief Executive Officer effective as of December 20, 2011. At that time, Mr. Duffey was also designated to serve as our company’s Principal Executive Officer in connection with our dealings with our independent audit firm and filings with the SEC. Mr. Duffey has also served as our President and General Counsel since February 2009. Mr. Duffey has been General Counsel of Accentia since April 2003, President of Accentia since 2008 and on December 20, 2011 was also appointed Chief Executive Officer of Accentia. Prior to that, Mr. Duffey practiced business law with Duffey and Dolan P.A. beginning in 1992. From February 2000 to September 2003, Mr. Duffey served as the non-executive chairman and as a member of the Board of Directors of Invisa, Inc., a small publicly held safety company. From October 2001 to May 2004, Mr. Duffey also served as the non-executive chairman and as a member of the Board of Directors of FlashPoint International, Inc., a publicly held automotive parts company which is currently named Navitrak International Corporation. Mr. Duffey received his B.A. and J.D. degrees from Drake University. We believe that Mr. Duffey’s experience and skills make him a qualified and valuable member of our management team. Mr. Duffey has been instrumental in facilitating our capital raises and was instrumental in managing our company through the very complex Chapter 11 process.

Brian D. Bottjer, CPA was appointed our Acting Chief Financial Officer in January 2011, and continues to serve as our Controller, a position that he has held since June 2007. From September 2006 to May 2007, Mr. Bottjer was our Senior Accountant. Prior to that time, from August 2005 to August 2006, Mr. Bottjer was employed as a Controller for Stewart Title Guaranty Company, a provider of title insurance and related services to the real estate and mortgage industries. From March 2003 to August 2005, Mr. Bottjer served at Raymond James & Associates, Inc., a full service brokerage firm headquartered in St. Petersburg, Florida in a number of roles, including that of manager of financial reporting for certain of that company’s business units. Mr. Bottjer has also served in a variety of financial reporting and administrative roles at the Home Shopping Network and Allstate Insurance Corporation. Mr. Bottjer is a licensed Certified Public Accountant and received his B.S. in business administration from the State University of New York at Buffalo in 1997. We believe that Mr. Bottjer’s experience and skills make him a qualified and valuable member of our management team.

Carlos F. Santos, Ph.D. was appointed as our Senior Vice President, Product Development & Regulatory Affairs in March 2009. Since March 2009, Dr. Santos has served as Chief Science Officer for Accentia. Dr. Santos manages responsibilities related to pharmaceutical product development, intellectual property design, regulatory strategy and corporate development planning activities for us. Dr. Santos holds the role of Chief Science Officer of Hopkins, contributing to its portfolio of companies since 1998. Dr. Santos is a graduate of the University of Michigan where he earned a Ph.D. in Bioinformatics, and Washington University (St. Louis) where he earned a B.S. in Computer Science. At the University of Michigan, he developed automated natural language processing systems to integrate high-throughput genomic experimental data with known protein interaction pathways in metastatic prostate cancer progression. He also led the development of a large-scale automated search and summarization engines for biomedical documents at the University of Michigan’s National Center for Integrative Biomedical Informatics (“NCIBI”). From 1998 to 2001, he was a researcher at Washington University’s Institute for Biomedical Computing (now the Center for Computational Biology). We believe that Dr. Santos’ experience and skills make him a qualified and valuable member of our management and product development teams.

Douglas W. Calder was appointed as our Vice President, Strategic Planning & Capital Markets in January 2011. Also, in January 2011, Mr. Calder was appointed Vice President, Strategic Planning & Capital Markets for Accentia. From December 2007 to January 2011, Mr. Calder was our Director of Investor Relations and Accentia’s Director of Investor Relations. From 1999 to 2007, Mr. Calder was the Investor Relations Officer for Viragen, Inc., an AMEX-listed, publicly-traded biotechnology company. From 1989 to 1999, Mr. Calder was a financial portfolio manager with a biotechnology focus working for the New York Stock Exchange Member Firms: Dean Witter Reynolds, Gruntal & Co. and Moors & Cabot. Mr. Calder brings more than 20-years of life science executive experience as a financial portfolio manager and investor relations professional in managing corporate communications, business development, media strategies and capital markets responsibilities for us and Accentia. Mr. Calder received his B.A. from Florida State University. We believe that Mr. Calder’s experience and skills make him a qualified and valuable member of our management team.

Ronald E. Osman, Esq. has been a director of our company since November 2006. Mr. Osman is the founder, president and senior partner of the law offices of Ronald E. Osman & Associates, Ltd. Mr. Osman established the practice in 1979. The firm concentrates on actions brought under the Federal False Claims Act as well as actions concerning commercial law and personal injury. The firm maintains offices in Marion, Illinois and Dongola, Illinois. After receiving a Bachelor of Science degree in Agriculture/Economics from the University of Illinois in 1968, Mr. Osman joined the United States Marine Corp, where he served as an officer from 1969 to 1972. In 1976, Mr. Osman began law school at Southern Illinois University. Mr. Osman completed his law degree in two and one half years and received his Juris Doctorate from Southern Illinois University in 1979. Mr. Osman has been actively engaged in the practice of law since that time. In addition to his law practice, Mr. Osman operates a farming business, an oil production business, and a motel enterprise. He is a member of the Illinois Bar Association, the Illinois Trial Lawyers Association, and the National Health Lawyers Association. He also serves as a Member of the Board of Dongola Clinic and is a Founding Member of Rural Health, Inc. We believe that Mr. Osman’s experience and skills make him a qualified and valuable member of our Board of Directors. Specifically, Mr. Osman’s entrepreneurial expertise and knowledge of the law, especially in health related fields, is extremely valuable in driving the direction of the business. He also has previous experience in founding and selling business enterprises and has been an active participant in the financing activities of our company.

John Sitilides has been a director of our company since March 2005. Mr. Sitilides is a government relations strategist and international affairs specialist, serving since 2005 as Principal at Trilogy Advisors, LLC in McLean, Virginia. In strategic partnership with former Members of Congress, he manages a client portfolio including environmental regulation, private property rights, energy technology, natural resources, and real estate issues. Current projects include Clean Water Act wetlands permitting, Army Corps budget authorization and water infrastructure projects, and clean-coal power generation. Mr. Sitilides is also an advisor to the State Department and manages professional development of senior U.S. diplomats in Greece and Cyprus, in conjunction with the Turkey program. Twice recognized by the State Department for expertise in public policy and international relations, he is a professional speaker on American politics and geopolitical risk at investor and business conferences, and before government, military and intelligence community audiences. He has testified before Congress and is regularly interviewed on global affairs and national politics by broadcast, print and new media. In 1998, Mr. Sitilides launched the Western Policy Center, a respected international relations institute, and as CEO oversaw strategic planning, policy analysis, political and corporate communications, and financial management until he negotiated its 2004 merger with the Woodrow Wilson International Center for Scholars, where he was board chairman of the Southeast Europe Project. Previously, he served as federal affairs strategist for one of California’s largest land development corporations, and as a communications and legislative aide to Senator Alfonse D’Amato of New York, including on two successful re-election campaigns. He was an informal policy advisor to the 1996 Dole/Kemp presidential campaign, and was appointed in 2003 to the Commerce Department’s Joint Science and Technology Cooperation Advisory Council (Initiative for Technology Cooperation in the Balkans). He serves on the Board of Trustees of International Orthodox Christian Charities, a global humanitarian organization, and Leadership 100, a national Greek Orthodox endowment, and is a member of the U.S.-Qatar Business Council, the Federalist Society for Law and Public Policy Studies, and the Association of Former Senate Aides. Mr. Sitilides received his Master’s Degree in International Affairs at the Columbia University School of International and Public Affairs in 1986, with specialization in International Security Policy, International Political Economy, and Western European Affairs, and his Bachelor’s Degree in Political Science from Queens College in 1983. We believe that Mr. Sitilides’ experience and skills make him a qualified and valuable member of our Board of Directors. Specifically, he has extensive experience in federal and governmental relations and interaction with administrative and regulatory agencies of U.S. and foreign governments.

Jeffrey A. Scott, M.D. has been a director of our company since March 2004. Dr. Scott, whose specialty is oncology, currently is General Manager/Senior Vice President for P4 Healthcare, a division of Cardinal Health Specialty Solutions, which is a division of Cardinal Health. He is also a member of Cardinal Health’s Operating Committee. Prior to the 2010 sale of P4 Healthcare to Cardinal Health, Dr. Scott was the Founder, President and Chief Executive Officer of P4 Healthcare, since its inception in 2006. P4 Healthcare was a multimedia Healthcare Marketing and Education Company with a focus in Oncology. From 1998 to 2002, Dr. Scott served as the National Medical Director and President of the International Oncology Network (“ION”), a network of more than 4000 U.S. Private Practice Oncologists headquartered in Baltimore, Maryland. In 2002, ION became a subsidiary of Amerisource Bergen Corporation upon its sale. Dr. Scott continued to serve as President and General Manager for ION until 2005. Dr. Scott was a practicing physician, Founding Partner and Chief Financial Officer of Georgia Cancer Specialists located in Atlanta, Georgia from 1990 to 2000. As Chief Financial Officer of Georgia Cancer Specialists the physician practice had over $100 million in revenue and Dr. Scott was responsible for development of financial programs of practice after the merger and corporate buyout by Phymatrix. Also at Georgia Cancer Specialists, Dr. Scott took responsibility for the development of an extensive Clinical Research program. From 1998 to 2000, he also served as Medical Chief of Staff at Emory Northlake Regional Medical Center in Atlanta, Georgia. Dr. Scott’s biotechnology experience includes his role as a Consultant to Nexstar Pharmaceuticals of Boulder, Colorado, assisting and educating the sales force in dealing with physician networks and consulting with investment advisors regarding potential investments in other biotechnology companies. Dr. Scott’s educational background includes a B.S. degree in Microbiology from the University of Michigan, Ann Arbor, Michigan, a medical education at Wayne State University, Detroit, Michigan, and a fellowship in Oncology at University of Texas Health Sciences, San Antonio, Texas. Dr. Scott has Board Certifications from the American Board of Internal Medicine, Internal Medicine, September 1987, and the American Board of Internal Medicine, Medical Oncology, November 1989. He has extensive research and publication credits in the oncology field. We believe that Dr. Scott’s experience and skills make him a qualified and valuable member of our Board of Directors. Specifically, Dr. Scott’s background in the oncology field and his experience in management and on boards of directors of drug development companies make him a valuable resource on our Board.

Christopher C. Chapman, M.D. has been a director of our company since March 2004 and a director of Accentia since April 2008. From 2004 to the present, Dr. Chapman has been manager of Chapman Pharmaceutical Consulting, Inc., a consulting organization that provides support on clinical and regulatory issues for pharmaceutical and biotech companies in North America, Europe, Japan, India and Africa. Dr. Chapman received his medical education from Georgetown University in Washington, DC in 1987 where he completed his internship in Internal Medicine. He completed a residency in Anesthesiology and a fellowship in Cardiovascular and Obstetric Anesthesiology at Georgetown University. Since 1995, Dr. Chapman has been a critical care physician on the staff at Doctor’s Community Hospital, Lanham, Maryland. In 2009, Dr. Chapman joined Takeda Pharmaceuticals, Inc., a large international pharmaceutical company, and manages pharmacovigilance for an ongoing Phase 3 clinical trial. Dr. Chapman also is a consultant manager for Middle Brook Pharmaceuticals, a developer of anti-infective products, and a manager for staff at Enzon Pharmaceuticals, a developer of innovative cancer therapeutics. Dr. Chapman was the Executive Vice President of Medical and Regulatory Affairs and Director of New Business Development (pharmaceuticals) for BioDelivery Sciences International, Inc. on a part time basis from October 2000 to November 2004. From 1995 to April 2000, Dr. Chapman was Executive Director, Medical Affairs, Quintiles Consulting and a founding Co-Director of Quintiles BRI (“QBRI”) Medical Affairs, Drug Safety and Medical Writing Departments. We believe that Dr. Chapman’s experience and skills make him a qualified and valuable member of our Board of Directors. Specifically, Dr. Chapman’s background in drug development consultation and clinical trials makes him a valuable resource on our Board.

Peter J. Pappas, Sr. has been a director of our company since March 2003. Mr. Pappas has for more than the last five years been the President and CEO of P.J. Mechanical Corp., a major air conditioning contractor in the New York City metropolitan area. In addition to his vast experience in construction for the past forty years, Mr. Pappas is a prime real estate developer and investor around the country. He attended New York University as a business administration major. A noted philanthropist, Mr. Pappas is an Archon of the Greek Orthodox Church. He serves the Archdiocesan National Council and as trustee of the privileged Leadership 100 Endowment trust. He is a board member of the Western Policy Center in Washington, DC, a member of the Board of The Cyprus/American Chamber of Commerce, and the National Chairman of the Cyprus Children’s Fund, a sponsorship program and scholarship award endowment. We believe that Mr. Pappas’ experience and skills make him a qualified and valuable member of our Board of Directors. Specifically, he has extensive business experience in the construction and real estate industry and extensive involvement in complex financial dealings, and has been instrumental in participating in and facilitating our company’s capital raises. He has also served on a number of public and non-publicly traded companies’ and organizations’ boards of directors.

Raphael J. Mannino, Ph.D. has been a director of our company since June 2003. Dr. Mannino was the Executive Vice President and Chief Scientific Officer of BDSI from October 2000 to September 2009, and a director from October 2001 to June 2007. Dr. Mannino previously served as President, Chief Executive Officer, Chief Scientific Officer, and a director of BioDelivery Sciences, Inc., predecessor to BioDelivery Sciences International, Inc., since its incorporation in 1995. Dr. Mannino’s previous experience includes positions as Associate Professor at the University of Medicine and Dentistry of New Jersey (1990 to present), Assistant, then Associate Professor, Albany Medical College (1980 to 1990), and Instructor then Assistant Professor, Rutgers Medical School (1977 to 1980). His postdoctoral training was from 1973 to 1977 at the Biocenter in Basel, Switzerland. Dr. Mannino received his Ph.D. in Biological Chemistry in 1973 from the Johns Hopkins University, School of Medicine. We believe that Dr. Mannino’s experience and skills make him a qualified and valuable member of our Board of Directors. Specifically, Dr. Mannino’s background in pharmaceutical research and development and clinical trials makes him a valuable resource on our Board.

Edmund C. King has been a director of our company since June 2010. Mr. King has been a Director at Accentia since 2006. From 1974 to 1992, Mr. King was a partner in Ernst & Young, an international accounting and consulting firm. While at Ernst & Young, Mr. King was that firm’s southern California senior healthcare partner. Prior to that, Mr. King directed the southern California healthcare practice for Arthur Young & Company, one of the predecessor firms of Ernst & Young. During his 30 years with Ernst & Young, Mr. King counseled clients in structuring acquisitions and divestitures; advised on the development of strategic plans; directed the preparation of feasibility studies; assisted with operational and financial restructuring; directed and supervised audits of client financial statements; and provided expert witness testimony and technical SEC consultation. Commencing in 1999, Mr. King became a financial consultant to SmartGate, L.C., a manufacturer and marketer of electronic sensor systems. Mr. King has served as Chief Financial Officer and Director of Invisa, Inc. since November 2000 and as Acting President and CSO since November 2007. Invisa, Inc. is a manufacturer and marketer of electronic sensor systems. Mr. King is also a member of the board of directors of LTC Properties, Inc., a NYSE listed real estate investment trust. Mr. King is a graduate of Brigham Young University having served on the National Advisory Council of that school’s Marriott School of Management, and has completed a Harvard University management course sponsored by Ernst & Young. Mr. King also has served as Chairman of the MPMA’s Long-Term Care Committee (Los Angeles Chapter) and is a past member of the National Association of Corporate Directors. We believe that Mr. King’s experience and background make him a qualified and valuable member of our Board of Directors. Specifically, Mr. King’s background in accounting and finance make him a valuable resource on our Board.

Director Independence

Our Board of Directors presently has eight members. Our Board has determined that five of its members are “independent directors” as defined under the applicable rules of The NASDAQ Stock Market and the Securities and Exchange Commission. These five “independent directors” are Edmund C. King, Jeffrey A. Scott, M.D., Christopher C. Chapman, M.D., Raphael J. Mannino, Ph.D., and John Sitilides. In making its determination of independence, our Board of Directors considered questionnaires completed by each director and all ordinary course transactions between our company and all entities with which the director is employed. With regard to Dr. Chapman and Mr. King, our Board considered their relationship as directors of Accentia, our majority shareholder. Additionally, our Board determined that Francis E. O’Donnell, Jr., M.D., Ronald E. Osman, Esq. and Peter J. Pappas, Sr. are not independent.

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee. Messrs. King, Scott, and Mannino are members of the Audit Committee. Messrs. King, Sitilides, Chapman and Osman are members of the Compensation Committee. Messrs. Chapman, Sitilides and Mannino are members of the Governance and Nominating Committee. Our Board of Directors has determined that each of the directors serving on the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee, except for Mr. Osman (who is not an independent director), are also independent under the NASDAQ independence standards applicable to members of such committees.

Our Board of Directors utilizes the NASDAQ rules and independence standards in determining whether its members are independent. The NASDAQ rules provide that the compensation of a company’s chief executive officer and all other executive officers (i.e., those officers covered in Rule 16a-1(f) under the Exchange Act) must be determined, or recommended to the company’s board of directors for determination, either by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate or a compensation committee comprised solely of independent directors. The NASDAQ rules also provide an exception to these requirements that permits the appointment to the compensation committee of one director who is not independent as defined in the NASDAQ rules and is not a current officer or employee or a family member (as defined in the NASDAQ rules) of an officer or employee, in circumstances in which a compensation committee is comprised of at least three members, if the board of directors determines that such individual’s membership on the committee is required by the best interests of the company and its shareholders. As noted above, Mr. Osman, a member of our Compensation Committee, is not considered an independent director under the NASDAQ rules. Consequently, we relied on the foregoing exception in appointing Mr. Osman (who is not a current officer or employee or a family member of an officer or employee) to our Compensation Committee. We believe that as a result of his knowledge and expertise in the health-related fields, Mr. Osman is essential to the ability of our Compensation Committee to fulfill its obligations and Mr. Osman’s membership on our Compensation Committee is in the best interests of our company and its shareholders.

Compensation of Executive Officers

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Option Awards ($)		All Other Compensation ($)		Total ($)
Francis E. O’Donnell, Jr., M.D Chief Executive Officer/Chairman of the Board(2)	2011	0	0		0		0
	2010	0	903,345	(1)	0		903,345	(1)

Samuel S. Duffey, Esq. President/General Counsel(3)	2011	228,606	228,125		0		456,731
	2010	165,640	1,388,100		0		1,553,740

Brian D. Bottjer, CPA Acting Chief Financial Officer/Controller	2011	132,923	68,438		13,764	(4)	215,125

(1)	This amount includes director compensation by way of option award grant.
(2)	Effective as of December 20, 2011, Dr. O’Donnell was appointed by our Board of Directors to serve as Executive Chairman of the Board.
(3)

Effective as of December 20, 2011, Mr. Duffey was appointed to serve as our Chief Executive Officer, in addition to continuing his responsibilities as our President and General Counsel. Mr. Duffey was also designated to serve as our Principal Executive Officer.

(4)	In the Fiscal 2011, Mr. Bottjer was paid $13,764 in other compensation which related to medical, dental and life insurance and long and short term disability.

Salary. Dr. O’Donnell and Mr. Duffey’s salaries, as reflected above, were established by employment agreements existing prior to Fiscal 2010. On January 1, 2005, Dr. O’Donnell and Mr. Duffey each entered into an employment agreement with an initial term of five years with our parent, Accentia. The employment agreements expired on January 1, 2010, and Dr. O’Donnell and Mr. Duffey each continue their employment on an “at-will” basis. Each of the employment agreements provided that, during the time of each individual’s employment and ending two years from the termination of the agreement, such individual may not solicit customers and will not engage in or own any business that is competitive with us. Mr. Bottjer has not entered into an employment agreement with our company and he continues his employment on an “at-will” basis. During Fiscal 2011, we did not establish specific performance objectives for these executives and our decisions were based on their overall performances.

Cash Bonuses and Incentives. In Fiscal 2011, no cash bonuses were paid or accrued to our executive officers.

Option Awards. The amounts in the “Option Awards” column represent the aggregate grant date fair value computed in accordance with ASC Topic 718. The fair value of the stock options will likely vary from the actual value the holder receives because the actual value depends on the number of options exercised and the market price of our stock on the date of exercise. Assumptions used in the calculation of these amounts are described in Note 15 to our audited financial statements for Fiscal 2011. Additionally, during Fiscal 2011, Dr. O’Donnell received no salary from Biovest or its affiliates. This reflects Dr. O’Donnell’s preference for equity compensation. We believe that this form of compensation paid to Dr. O’Donnell in Fiscal 2011 most closely aligned the interests of Dr. O’Donnell, our then CEO, and our shareholders.

Perquisites. Consistent with our philosophy to preserve cash, we have sought to limit perquisites. Our policy for paying medical and dental insurance is to pay 75% of the insurance premium. Our policy for paying life insurance, long-term and short-term disability insurances and accidental death and dismemberment insurance is to pay 100% of the insurance premiums. Our policy with regard to unused vacation for our executive group is to pay at the base salary rate for vacation not used in the prior fiscal year.

Change in Control Severance Policy. As discussed above, Dr. O’Donnell and Mr. Duffey previously entered into employment agreements with Accentia, which expired according to their respective terms on January 1, 2010, and each of these named executive officers are now employed on an “at-will” basis. None of our named executive officers had change in control severance provisions in their employment agreements.

OUTSTANDING EQUITY AWARDS AT FISCAL 2011 YEAR END

Name	Number of Securities Underlying Unexercised Options - (#) Exercisable	Number of Securities Underlying Unexercised Options - (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Francis E. O’Donnell, Jr., M.D.	20,000	—	0.50	03/13/2014
	20,000	—	0.50	03/10/2015
	60,000	—	1.13	10/19/2016
	75,000	—	0.66	04/11/2018
	1,000,000	—	0.06	02/24/2019
	125,000	—	0.07	02/24/2019
	1,750,000	—	0.69	02/22/2020
	200,000	—	0.69	02/22/2020

Samuel S. Duffey, Esq.	500,000	—	0.50	11/11/2013
	500,000	—	0.72	02/10/2016
	150,000	—	0.60	04/11/2018
	1,500,000	—	0.06	02/24/2019
	3,000,000	—	0.69	02/22/2020
		250,000	0.92	01/01/2021

Brian D. Bottjer, CPA
	45,000	—	0.60	04/11/2018
	150,000	—	0.06	02/24/2019
	500,000	—	0.69	02/22/2020
		75,000	0.92	01/01/2021

Option Grants. In Fiscal 2011, we granted options to purchase the following number of our common stock shares to the following executive officers under our 2010 Equity Incentive Plan.

•	250,000 to Mr. Duffey; and

•	75,000 to Mr. Bottjer.

The option grants had an exercise price that was equal to 100% of the closing market price for our common stock on the date of the option grant. The unexercisable option awards outstanding in the table above will vest as follows:

•

Mr. Duffey’s option awards with an expiration date of January 1, 2021 will vest upon the achievement of certain milestones relating to stock price and the continued development of the Company’s products; and

•

Mr. Bottjer’s options awards with an expiration date of January 1, 2021 will vest upon the achievement of certain milestones relating to stock price and the continued development of the Company’s products.

Our decision to grant options was based primarily on the recommendation of our Compensation Committee and our desire to retain and motivate our employees.

DIRECTOR COMPENSATION FOR FISCAL 2011

For Fiscal 2011, our Board of Directors did not receive any compensation (monetary or grant award) for serving as members of the Board of Directors or as members or chairmen of the various committees of the Board of Directors. Customarily, we would calculate the amounts in the “Option Awards” column and include the aggregate grant date fair value computed in accordance with ASC Topic 718. The fair value of the stock options would likely vary from the actual value the holder would receive because the actual value depends on the number of options exercised and the market price of our stock on the date of exercise. Assumptions used in the calculation of these amounts would be included in Note 15 to our audited financial statements for the year ended September 30, 2011.

Name	Option Awards ($)	Total ($)
Francis E. O’Donnell, Jr., M.D. (1)	—	—
Christopher C. Chapman, M.D. (2)	—	—
Ronald E. Osman, Esq. (3)	—	—
Raphael J. Mannino, Ph.D. (4)	—	—
Jeffrey A. Scott, M.D. (5)	—	—
Peter J. Pappas, Sr. (6)	—	—
John Sitilides (7)	—	—
Edmund C. King (8)	—	—

(1)	See the above Outstanding Equity Awards table for Dr. O’Donnell’s aggregate number of outstanding option awards.
(2)	As of September 30, 2011, the aggregate number of outstanding option awards held by Dr. Chapman was 460,000.
(3)	As of September 30, 2011, the aggregate number of outstanding option awards held by Mr. Osman was 280,000.
(4)	As of September 30, 2011, the aggregate number of outstanding option awards held by Dr. Mannino was 512,500.
(5)	As of September 30, 2011, the aggregate number of outstanding option awards held by Dr. Scott was 582,500.
(6)	As of September 30, 2011, the aggregate number of outstanding option awards held by Mr. Pappas was 420,000.
(7)	As of September 30, 2011, the aggregate number of outstanding option awards held by Mr. Sitilides was 515,000.
(8)	As of September 30, 2011, the aggregate number of outstanding option awards held by Mr. King was 200,000.

RELATED PARTY TRANSACTIONS

During our fiscal years ended September 30, 2011 and 2010, our fiscal quarter ended December 31, 2011, and currently, we were and/or are (as applicable) a party to the following transactions with certain of our executive officers, directors, holders of more than 5% of our voting securities, and their respective affiliates. We believe that the terms of these transactions were and/or are (as applicable) no less favorable to us than the terms that could have been obtained from unaffiliated third parties. In some instances, transactions which occurred in prior years are also described in order to provide proper background.

Relationship to Parent

As of March 15, 2012, we were a 60% owned subsidiary of Accentia.

On November 17, 2010, in accordance with our Plan, all of the outstanding balance, approximately $13.4 million, due from us to Accentia was converted into shares of our common stock, which were issued to Accentia at a conversion price equal to $0.75 per share and which resulted in the issuance by us to Accentia of a total of 17,925,720 shares of our common stock. As of March 15, 2012, Accentia had advanced to us, under a promissory demand note between us and Accentia, approximately $1.8 million in the form of cash loans, payments directly to third parties on our behalf and allocated inter-company expenses. Included in this balance is approximately $0.2 million, representing the fair value of shares to be issued by Accentia in settlement of the unsecured claim filed by Clinstar, LLC against us in our Chapter 11 proceedings.

Relationships to Affiliates

CORPS REAL, LLC

On November 17, 2010, in accordance with our Plan, we issued the Corps Real Note in the principal amount of $2,291,560 to Corps Real, whose principal members are directors of our company or are affiliated with our company’s directors. The Corps Real Note allows us to draw up to an additional $0.9 million. The Corps Real Note replaces the $3.0 million debtor-in-possession secured line of credit promissory note dated December 22, 2008, which was previously executed by us in favor of Corps Real. The Corps Real Note matures on November 17, 2012, and all principal and accrued but unpaid interest is due on such date. Interest accrues and is payable on the outstanding principal amount of the Corps Real Note at a fixed rate of sixteen percent (16%) per annum, with interest in the amount of ten percent (10%) to be paid monthly and interest in the amount of six percent (6%) to accrue and be paid on the maturity date. We may prepay the Corps Real Note in full, without penalty, at any time, and Corps Real may convert all or a portion of the outstanding balance of the Corps Real Note into shares of our common stock at a conversion rate of $0.75 per share. The Corps Real Note is secured by a first priority lien on all of our assets. As of March 15, 2012, the outstanding principal amount of the Corps Real Note, as issued on the Effective Date, has remained unchanged.

LAURUS/VALENS

On the Effective Date, we issued to Laurus/Valens in compromise and satisfaction of secured claims prior to the Effective Date, the Laurus/Valens Term A Notes and the Laurus/Valens Term B Notes in the aggregate principal amount of $29.06 million to Laurus/Valens in compromise and satisfaction of secured claims prior to the Effective Date.

The following are the material terms and conditions of the Laurus/Valens Term A Notes:

•	the original principal amount of the Laurus/Valens Term A Notes was $24.9 million;

•	the Laurus/Valens Term A Notes mature on November 17, 2012;

•	interest accrues at the rate of eight percent (8%) per annum (with a twelve (12%) percent per annum default rate), and is payable at the time of any principal payment or prepayment of principal;

•	we may prepay the Laurus/Valens Term A Notes, without penalty, at any time; and

•	we are required to make mandatory prepayments under the Laurus/Valens Term A Notes as follows:

•

a prepayment equal to thirty percent (30%) of the net proceeds (i.e., the gross proceeds received less any investment banking or similar fees and commissions and legal costs and expenses incurred by us) of certain capital raising transactions (with certain exclusions), but only up to the then outstanding principal and accrued interest under the Laurus/Valens Term A Notes;

•	from any intercompany funding by Accentia to us (with certain exceptions and conditions); and

•

a prepayment equal to fifty percent (50%) the of positive net cash flow of our company for each fiscal quarter after the Effective Date, less the amount of certain capital expenditures on certain biopharmaceutical products of our company made during such fiscal quarter or during any prior fiscal quarter ending after November 17, 2010.

On November 18, 2010, we prepaid the Laurus/Valens Term A Notes in an amount equal to $1.4 million from the proceeds we received in our October 19, 2010 Exit Financing.

The following are the material terms and conditions of the Laurus/Valens Term B Notes:

•	the original principal amount of the Laurus/Valens Term B Notes was $4.16 million;

•	the Laurus/Valens Term B Notes mature on November 17, 2013;

•	interest accrues at the rate of eight (8%) percent per annum (with a twelve (12%) percent per annum default rate), and is payable at the time of any principal payment or prepayment of principal;

•	we may prepay the Laurus/Valens Term B Notes, without penalty, at any time; and

•

provided that the Laurus/Valens Term A Notes have been paid in full, we are required to make mandatory prepayments under the Laurus/Valens Term B Notes from any intercompany funding by Accentia to us (with certain exceptions and conditions), but only up to the outstanding principal and accrued interest under the Laurus/Valens Term B Notes.

With the prior written consent of Laurus/Valens, we may convert all or any portion of the outstanding principal and accrued interest under either the Laurus/Valens Term A Notes or the Laurus/Valens Term B Notes into shares of our common stock. The number of shares of our common stock issuable on such a conversion is equal to (a) an amount equal to the aggregate portion of the principal and accrued and unpaid interest thereon outstanding under the applicable Laurus/Valens Term A Notes or the Laurus/Valens Term B Notes being converted, divided by (b) ninety percent (90%) of the average closing price publicly reported (or reported by Pink Sheets, LLC) for shares of our common stock for the ten (10) trading days immediately preceding the date of the notice of conversion.

The Laurus/Valens Term A Notes and the Laurus/Valens Term B Notes are secured by a lien on all of our assets, junior only to the lien granted to Corps Real and to certain permitted liens. The Laurus/Valens Term A Notes and the Laurus/Valens Term B Notes are also guaranteed by Accentia (the “Accentia Guaranty”) up to a maximum amount of $4,991,360. The Accentia Guaranty is secured by a pledge by Accentia of 20,115,818 shares of our common stock owned by Accentia and was secured by the assets of Accentia’s subsidiary, Analytica International, Inc. (“Analytica”). On December 15, 2011, Accentia closed on the definitive agreement (the “Analytica Asset Purchase Agreement”) selling the assets and business of Analytica. In connection with the Analytica Asset Purchase Agreement, Accentia entered into an agreement with LV, as agent for and on behalf of Laurus/Valens, whereby Laurus/Valens, conditioned upon receipt of an upfront payment of the asset sales proceeds, amended the terms of the Accentia Guaranty, consented to the transactions contemplated by the Analytica Asset Purchase Agreement, and released all liens and security interests on Analytica’s assets to be sold to the purchaser.

The Laurus/Valens Term A and Term B Notes replaced the following obligations due to Laurus and its affiliates:

•	the $7.799 million note payable to Laurus (originated in March 2006);

•	the $0.250 million note payable to Valens II (originated in October 2007);

•	the $0.245 million note payable to Valens U.S. (originated in October 2007);

•	the $3.6 million note payable to Valens II (originated in December 2007);

•	the $4.9 million note payable to Valens U.S. (originated in December 2007);

•	the $7.5 million minimum royalty due on sales of AutovaxID® instrumentation (originated in April 2007); and

•	the $4.4 million loan modification fee, originated in July 2008, in consideration for modifying the terms of all the then outstanding debt due to Laurus/Valens.

All of the following warrants (the “Laurus/Valens Warrants”) were terminated and cancelled:

•

the common stock purchase warrant, dated March 31, 2006, issued by us to Laurus, for the purchase of up to 18,087,889 shares of our common stock at an exercise price of $0.01 per share. As of November 17, 2010, warrants to purchase up to 13,371,358 shares of our common stock remained outstanding and were thus terminated pursuant to our Plan; and

•	the common stock purchase warrant, dated September 22, 2008, issued by us to Valens U.S., for the purchase of up to 1,015,625 shares of our common stock at an exercise price of $0.40 per share.

In consideration for the cancellation of the Laurus/Valens Warrants, on the Effective Date, Laurus/Valens received 14,834,782 shares of our common stock (the “Laurus/Valens Plan Shares”). The Laurus/Valens Plan Shares were issued pursuant to Section 1145 of the U.S. Bankruptcy Code and do not have any legend restricting the sale thereof under federal securities laws, but the transfer thereof is subject to certain restrictions and conditions set forth in our Plan. As of March 15, 2012, our indebtedness under the Laurus/Valens Term A Notes was $23.5 million. As of March 15, 2012, the outstanding principal amounts of the Laurus/Valens Term B Notes, as issued on the Effective Date, have remained unchanged.

ROYALTY INTERESTS

On the Effective Date, in accordance with our Plan, our company, Accentia, and Laurus/Valens entered into agreements whereby Accentia terminated and cancelled all of its royalty interest and Laurus/Valens reduced its royalty interest in BiovaxID® and our other biologic products. As a result of the foregoing agreements, the aggregate royalty obligation on BiovaxID® and our other biologic products was reduced from 35.25% to 6.30%. Additionally, Laurus/Valens’s royalty interest on the AutovaxID® instrument was reduced from 3.0% to no obligation, including the elimination of the $7.5 million minimum royalty obligation.

OSMAN PROMISSORY NOTE

On the Effective Date, in accordance with our Plan, the holder of our May 9, 2008 promissory note, Ronald E. Osman, who is a director of our company, elected to convert the entire outstanding principal balance under the promissory note (approximately $1.0 million) plus accrued interest into shares of our common stock at a conversion rate equal to $1.66 per share, resulting in the issuance of 608,224 shares of our common stock.

2008 SECURED DEBENTURES

On the Effective Date, in accordance with our Plan, two holders of our 2008 secured debentures, including one of our directors, elected to convert their entire outstanding principal balance ($0.5 million) plus accrued interest into shares of our common stock at a conversion rate equal to $1.66 per share resulting in the issuance of 331,456 shares of our common stock. Another holder of our 2008 secured debentures elected to convert his entire outstanding principal balance of $0.3 million plus accrued interest into 550,000 shares of our common stock, issuable in eight quarterly installments of 68,750 shares, with the first installment issued on November 17, 2010. The final holder of our 2008 secured debentures, Valens U.S., received consideration for its claim in accordance with the Laurus/Valens Term A and Term B Notes previously discussed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of March 15, 2012 by:

•	each person (or group of affiliated persons) known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Information with respect to beneficial ownership has been furnished by each director, officer and beneficial owner of more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally requires that such person have voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person listed below and the percentage ownership of such person, shares of common stock underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of March 15, 2012 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person.

Except as otherwise noted below, and subject to applicable community property laws, the persons named have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares Beneficially Owned (1)
5% Shareholders
Accentia Biopharmaceuticals, Inc.(2)
324 South Hyde Park Avenue, Suite 350
Tampa, FL 33606	87,265,411	60.14%
Laurus Master Fund, Ltd. (in liquidation)(3)
420 Lexington Avenue, Suite 2840
New York, NY 10017	14,834,842	10.22%
Named Executive Officers and Directors
Francis E. O’Donnell, Jr., M.D.(4)	4,403,653	2.95%
Samuel S. Duffey, Esq.(5)	5,650,000	3.75%
Brian D. Bottjer, CPA(6)	695,000	*
Carlos F. Santos, Ph.D.(7)	1,066,000	*
Douglas W. Calder(8)	1,130,000	*
Jeffrey A. Scott, M.D.(9)	582,500	*
Ronald E. Osman, Esq.(10)	11,005,045	7.05%
Raphael J. Mannino, Ph.D.(11)	512,500	*
John Sitilides(12)	568,200	*
Christopher C. Chapman, M.D.(13)	460,000	*
Peter J. Pappas, Sr.(14)	2,452,545	1.68%
Edmund C. King(15)	200,000	*
Executive Officers and Directors as Group (12 persons)	28,725,443	16.66%

*	Less than 1.0%
(1)	These percentages were calculated using the 145,102,671 shares of our common stock issued and outstanding on March 15, 2012.
(2)	In the foregoing table, Accentia’s beneficial ownership includes 87,265,411 shares of our common stock held by Accentia. Accentia has pledged 55,463,191 shares of our common stock held by it, to secure its obligations to various creditors. In the event that one or more of these creditors were to foreclose on the pledged shares at any time in the future as a result of a default of our and/or Accentia’s obligations, such foreclosure could (depending on the amount of the relevant obligation, the number of foreclosed shares, and the timing of the foreclosure) result in a change in control of our company.
(3)	In the foregoing table, Laurus Master Fund, Ltd.’s beneficial ownership includes: 1,877,570 shares of common stock held by Laurus Master Fund, Ltd. (in liquidation), 4,599,927 shares of common stock held by PSource Structured Debt Limited, 7,320,877 shares of common stock held by Valens Offshore SPV I Ltd, and 1,036,468 shares of common stock held by Valens U.S. SPV I LLC.

Laurus also beneficially owns 2,315,103 shares of Accentia common stock. Such Accentia beneficial ownership consists of: 78,255 shares of common stock held by Laurus Master Fund, Ltd. (in liquidation); 1,811,256 shares of common stock held by Valens Offshore SPV I, Ltd.; and 425,592 shares of common stock held by Valens U.S. SPV I, LLC. All of the named entities are affiliates/subsidiaries of Laurus.

(4)	In addition to serving as Executive Chairman of the Board of Directors of our company, Dr. O’Donnell also serves as Executive Chairman of the Board of Directors of Accentia, which is the record owner of 87,265,411 shares of our common stock.

In the foregoing table, Dr. O’Donnell’s beneficial ownership includes:

(a) 18,306 shares of common stock held by Dr. O’Donnell; 2,991 shares of common stock held by Hopkins Capital Group, LLC (“Hopkins”); 111,610 shares of common stock held by Hopkins Capital Group, II, LLC (“Hopkins II”); and 84,951 shares of common stock held by Kathleen M. O’Donnell, Trustee Irrevocable Trust #1 f/b/o Francis E. O’Donnell, Jr. (“Trust #1”);

(b) 3,250,000 shares of common stock issuable pursuant to options held by Dr. O’Donnell that are currently exercisable or that are exercisable within 60 days of December 31, 2011; and

(c) 854,545 shares of common stock issuable pursuant to warrants held by Hopkins II and 281,250 shares of common stock issuable pursuant to warrants held by Trust #1.

Dr. O’Donnell also beneficially owns 8,966,740 shares of Accentia common stock. Such Accentia beneficial ownership consists of:

(a) 750,000 shares of common stock held by Dr. O’Donnell, 3,935,992 shares of common stock held by Hopkins Capital Group, LLC (“Hopkins”), and 205,996 shares of common stock and 175,000 shares of common stock issuable pursuant to warrants held by The Hopkins Capital Group II, LLC (“Hopkins II”); and

(b) 3,899,752 shares of common stock issuable pursuant to Accentia options held by Dr. O’Donnell that are currently exercisable or that are exercisable within 60 days of March 15, 2012.

Dr. O’Donnell holds voting and investment power over shares held by each of Hopkins and Hopkins II as its Manager and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. Dr. O’Donnell does not have any voting or investment power with respect to the shares held by Trust #1 and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(5)	In addition to serving as Chief Executive Officer, President and General Counsel of our company, Mr. Duffey also serves as Chief Executive Officer, President and General Counsel of Accentia, which is the record owner of 87,265,411 shares of our stock. In the foregoing table, Mr. Duffey’s beneficial ownership consists of 5,650,000 shares of common stock issuable pursuant to options held by Mr. Duffey that are currently exercisable or that are exercisable within 60 days of March 15, 2012.

Mr. Duffey also beneficially owns shares of Accentia common stock. Such Accentia beneficial ownership consists of 7,676,101 shares of common stock issuable pursuant to Accentia options held by Mr. Duffey that are currently exercisable or that are exercisable within 60 days of March 15, 2012.

(6)	Mr. Bottjer serves as Acting Chief Financial Officer and Controller of our company. In the foregoing table, Mr. Bottjer’s beneficial ownership includes 695,000 shares of common stock issuable pursuant to options held by Mr. Bottjer that are currently exercisable or that are exercisable within 60 days of March 15, 2012.

Mr. Bottjer also beneficially owns shares of Accentia common stock. Such Accentia beneficial ownership consists of 120,000 shares of common stock issuable pursuant to Accentia options held by Mr. Bottjer that are currently exercisable or that are exercisable within 60 days of March 15, 2012.

(7)	In addition to serving as Senior Vice President, Product Development & Regulatory Affairs of our company, Dr. Santos also serves as Chief Science Officer of Accentia, which is the record owner of 87,265,411 shares of our stock. In the foregoing table, Dr. Santos’ beneficial ownership includes 1,066,000 shares of common stock issuable pursuant to options held by Dr. Santos that are currently exercisable or that are exercisable within 60 days of March 15, 2012.

Dr. Santos also beneficially owns shares of Accentia common stock. Such Accentia beneficial ownership consists of 1,507,348 shares of common stock issuable pursuant to Accentia options held by Dr. Santos that are currently exercisable or that are exercisable within 60 days of March 15, 2012.

(8)	In addition to serving as Vice President, Strategic Planning & Capital Markets of our company, Mr. Calder also serves as Vice President, Strategic Planning & Capital Markets of Accentia, which is the record owner of 87,265,411 shares of our stock. In the foregoing table, Mr. Calder’s beneficial ownership includes 1,130,000 shares of common stock issuable pursuant to options held by Mr. Calder that are currently exercisable or that are exercisable within 60 days of December 31, 2011.

Mr. Calder also beneficially owns shares of Accentia common stock. Such Accentia beneficial ownership consists of 1,340,000 shares of common stock issuable pursuant to Accentia options held by Mr. Calder that are currently exercisable or that are exercisable within 60 days of March 15, 2012.

(9)	In the foregoing table, Dr. Scott’s beneficial ownership consists of 582,500 shares of common stock issuable pursuant to options held by Dr. Scott that are currently exercisable or that are exercisable within 60 days of March 15, 2012.
(10)	In the foregoing table, Mr. Osman’s beneficial ownership includes:

(a) 18,428 shares of common stock, 7,566,105 shares of common stock issuable pursuant to warrants and 280,000 shares of common stock issuable pursuant to options held by the Michelle A. Osman Irrevocable Trust Agreement dated March 14, 2009 (the “Michelle Osman Trust”);

(b) 150,000 shares of common stock issuable pursuant to warrants held by Ronald E. Osman & Associates, Ltd. 401(k) Profit Sharing Plan (“Osman 401(k) Plan”); and

(c) 3,290,512 shares of common stock issuable pursuant to a secured convertible promissory note held by Corps Real, LLC.

Mr. Osman also beneficially owns 8,887,164 shares of Accentia common stock. Such Accentia beneficial ownership consists of:

(a) 423,354 shares of common stock held by MRB&B, LLC and 65,422 shares of common stock held by Osman 401(k) Plan; and

(b) 144,417 shares of common stock, 5,882,353 shares of common stock issuable pursuant to warrants (“Accentia Warrant”), and 2,371,618 shares of common stock issuable pursuant to a secured convertible promissory note (“Accentia Note”) held by Corps Real, LLC.

Mr. Osman holds voting and investment power over the shares held by Osman 401(k) Plan and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. Mr. Osman does not hold ownership and voting and investment power over the shares held by Michelle Osman Trust and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. Mr. Osman is the sole manager of both, MRB&B, LLC and Corps Real, LLC and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

Although the Accentia Note is convertible into 11,764,706 shares of Accentia common stock, Accentia has only included 2,371,618 of those common stock shares in its beneficial ownership table as there is a limit on the number of shares that can be issued to Corps Real under the Accentia Note and the Accentia Warrant. Pursuant to the Accentia Note and the Accentia Warrant, Accentia is not permitted to effect a conversion of the Accentia Note and/or an exercise of the Accentia Warrant, and Corps Real is not permitted to convert the Accentia Note and/or exercise the Accentia Warrant to the extent that, after giving effect to an issuance after a conversion of the Accentia Note and/or an exercise of the Accentia Warrant, Corps Real (together with Corps Real’s affiliates and any other person or entity acting as a group together with Corps Real or any of Corps Real’s affiliates) would beneficially own in excess of 9.99% of the number of shares of Accentia common stock outstanding immediately after giving effect to the issuance of shares of Accentia common stock issuable upon conversion of the Accentia Note and/or exercise of the Accentia Warrant.

(11)	In the foregoing table, Dr. Mannino’s beneficial ownership consists of 512,500 shares of common stock issuable pursuant to options held by Dr. Mannino that are currently exercisable or that are exercisable within 60 days of March 15, 2012.

(12)	In the foregoing table, Mr. Sitilides beneficial ownership includes:

(a) 21,564 shares of common stock held by Mr. Sitilides;

(b) 515,000 shares of common stock issuable pursuant to options held by Mr. Sitilides that are currently exercisable or that are exercisable within 60 days of March 15, 2012; and

(c) 31,636 shares of common stock issuable pursuant to warrants held by Mr. Sitilides that are currently exercisable or that are exercisable within 60 days of March 15, 2012.

(13)	In the foregoing table, Dr. Chapman’s beneficial ownership consists of 460,000 shares of common stock issuable pursuant to options held by Dr. Chapman that are currently exercisable or that are exercisable within 60 days of March 15, 2012.

Dr. Chapman also beneficially owns shares of Accentia common stock. Such Accentia beneficial ownership consists of 382,500 shares of common stock issuable pursuant to Accentia options held by Dr. Chapman that are currently exercisable or that are exercisable within 60 days of March 15, 2012.

(14)	In the foregoing table, Mr. Pappas’ beneficial ownership includes:

(a) 968,000 shares of common stock held by Mr. Pappas and 170,000 shares of common stock held jointly with Catherine Pappas;

(b) 420,000 shares of common stock issuable pursuant to options held by Mr. Pappas that are currently exercisable or that are exercisable within 60 days of March 15, 2012; and

(c) 894,545 shares of common stock issuable pursuant to warrants held by Mr. Pappas that are currently exercisable or that are exercisable within 60 days of March 15, 2012.

Mr. Pappas also beneficially owns shares of Accentia common stock. Such Accentia beneficial ownership consists of 248,234 shares of Accentia common stock held by Mr. Pappas.

(15)	In the foregoing table, Mr. King’s beneficial ownership consists of 200,000 shares of common stock issuable pursuant to options held by Mr. King that are currently exercisable or that are exercisable within 60 days of December 31, 2011.

Mr. King also beneficially owns shares of Accentia common stock. Such Accentia beneficial ownership consists of 485,000 shares of common stock issuable pursuant to Accentia options held by Mr. King that are currently exercisable or that are exercisable within 60 days of March 15, 2012.

DESCRIPTION OF SECURITIES

General

We are authorized to issue up to 500,000,000 shares of common stock, $0.01 par value per share, of which approximately 145,102,671 shares were issued and outstanding as of March 15, 2012. We are also authorized to issue up to 50,000,000 shares of preferred stock, $0.01 par value per share, of which no shares were issued and outstanding as of March 15, 2012.

Common Stock

Holders of shares of our common stock are entitled to one vote for each share held of record in the election of directors and in all other matters to be voted on by the stockholders. We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation. Subject to the preferences of any shares of preferred stock outstanding at the time, holders of shares of our common stock are entitled to receive dividends when, as, and if declared by our board of directors, out of funds legally available to us. Upon our liquidation, dissolution or winding up, the holders of shares of our common stock are entitled to share equally and ratably in all our assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock, if any.

The holders of shares of our common stock have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to our common stock.

Our amended and restated certificate of incorporation empower our board of directors to issue up to 50,000,000 shares of preferred stock from time to time in one or more series. Our board of directors also may fix the rights, preferences, privileges, and restrictions of those shares, including dividend rights, conversion rights, voting rights, redemption rights, terms of sinking funds, liquidation preferences, and the number of shares constituting any series and the designation of the series. Notwithstanding the foregoing, we are prohibited from issuing any non-voting equity securities to the extent, and only to the extent, required by Section 1123(a)(6) of Title 11 of the United States Code.

Any preferred stock terms selected by our board of directors could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and powers, including voting rights, of the holders of our common stock without any further vote or action by our stockholders. The rights of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued by us in the future. The issuance of preferred stock could also have the effect of delaying or preventing a change in control of our company or make removal of management more difficult.

Notwithstanding the foregoing, upon the occurrence of an event of default (the “Triggering Event”) under Section 20(a) (after giving effect to any applicable grace period provided therein) of the Term Loan and Security Agreement, dated November 17, 2010, by and among LV Administrative Services, Inc., as administrative and collateral agent (the “Agent”), the Lenders from time to time party thereto, and us (as such may be amended, modified, substituted or replaced from time to time, the “Loan Agreement”), and upon delivery of written notice from the Agent to the Secretary, any Assistant Secretary or other officer of our company (a “Designated Director Notice”), the Agent will be entitled to appoint one-third (1/3) of the number of directors of our company (the “Designated Directors”). The Agent will have the sole right to appoint and to remove any person appointed as a Designated Director and to appoint another person to fill any vacancy should a Designated Director resign. Such right to appoint Designated Directors will continue until such time as all principal and interest due and payable under the BVTI Term Notes (as defined in the Term Loan and Security Agreement) have been indefeasibly paid in full (a “Full Payment”). Following a Triggering Event, our board of directors may not take any action until the Agent has appointed the Designated Directors, except that our board of directors must, as promptly as practicable, take action to permit compliance with the provisions of Article VIII of our amended and restated certificate of incorporation, including, without limitation, increasing the size of our board of directors to permit the Agent to appoint the Designated Directors and/or removal of existing directors. Prior to a Full Payment, the provisions of Article VIII of our amended and restated certificate of incorporation (or any other provision of our amended and restated certificate of incorporation which may affect the interpretation of Article VIII) may not be amended or modified without the prior written approval of the Agent. Each Designated Director will serve until our next annual meeting or until his or her successor is elected, subject to removal by the Agent. Subject to

Article VIII of our amended and restated certificate of incorporation, the holders of our common stock and any other class of stock of our company, to the extent they have the right to vote, will retain the right to elect and remove all members of our board of directors, other than the Designated Directors, in accordance with and subject to the conditions set forth in our amended and restated certificate of incorporation and our amended and restated bylaws. The Agent is not entitled to any other voting rights as a stockholder with respect to our company by virtue of Article VIII of our amended and restated certificate of incorporation, except as expressly provided therein.

Units

In this offering, we are offering          units, consisting in the aggregate of              shares of our common stock and warrants to purchase up to              shares of our common stock. Each unit consists of one share of our common stock and 0.5 of a warrant to purchase one share of our common stock. The units will separate immediately and the common stock and the warrants will be issued separately. There will be no market for the units. This prospectus also relates to the offering of shares of our common stock upon exercise, if any, of the warrants.

Warrants

OUTSTANDING WARRANTS

As of March 15, 2012, the following warrants to purchase an aggregate total of 25,578,179 shares of our common stock were outstanding:

•

warrants to purchase up to 200,000 shares of our common stock, with an exercise price of $0.50 per share and an expiration date of January 7, 2016, issued to Investor Relations Group on January 7, 2006;

•

warrants to purchase up to an aggregate of 1,000,000 shares of our common stock, with an exercise price of $0.32 per share and an expiration date of October 19, 2013, issued to certain guarantors of our NMTC transactions on April 20, 2006;

•

warrants to purchase up to 1,200,000 shares of our common stock, with an exercise price of $1.30 per share and an expiration date of April 24, 2015, issued to Telesis CDE Corporation on April 25, 2006;

•

warrants to purchase up to an aggregate of 2,629,543 shares of our common stock, with an exercise price of $0.32 per share and an expiration date of December 13, 2016, issued to certain guarantors of our NMTC transactions on December 14, 2006;

•	warrants to purchase up to 109,090 shares of our common stock, with an exercise price of $0.32 per share and an expiration date of March 21, 2012, issued to Peter J. Pappas, Sr. on March 22, 2007;

•	warrants to purchase up to 25,000 shares of our common stock, with an exercise price of $1.10 per share and an expiration date of March 21, 2012, issued to Pulaski Financial Corp. on March 22, 2007;

•

warrants to purchase up to 272,727 shares of our common stock, with an exercise price of $0.32 per share and an expiration date of April 17, 2012, issued to certain Pulaski Bank guarantors on April 18, 2007;

•	warrants to purchase up to 109,090 shares of our common stock, with an exercise price of $0.32 per share and an expiration date of June 25, 2012, issued to Alan M. Pearce on June 26, 2007;

•	warrants to purchase up to 85,710 shares of our common stock, with an exercise price of $1.10 per share and an expiration date of July 4, 2012, issued to Pulaski Financial Corp. on July 5, 2007;

•	warrants to purchase up to 64,290 shares of our common stock, with an exercise price of $1.10 per share and an expiration date of July 20, 2012, issued to Pulaski Financial Corp. on July 21, 2007;

•

warrants to purchase up to 67,282 shares of our common stock, with an exercise price of $1.10 per share and an expiration date of October 7, 2012, issued to Pulaski Financial Corp. on September 5, 2007;

•	warrants to purchase up to 909,090 shares of our common stock, with an exercise price of $1.10 per share and an expiration date of September 10, 2014, issued to Ronald E. Osman on September 11, 2007;

•

warrants to purchase up to 45,218 shares of our common stock, with an exercise price of $1.10 per share and an expiration date of October 14, 2012, issued to Pulaski Financial Corp. on September 21, 2007;

•	warrants to purchase up to 25,099 shares of our common stock, with an exercise price of $1.10 per share and an expiration date of September 30, 2012, issued to Dennis Ryll on October 1, 2007;

•

warrants to purchase up to an aggregate of 2,727,270 shares of our common stock, with an exercise price of $1.10 per share and an expiration date of October 11, 2014, issued to certain Pulaski Bank guarantors on October 12, 2007;

•

warrants to purchase up to an aggregate of 1,862,460 shares of our common stock, with an exercise price of $0.32 per share and an expiration date of April 7, 2013, issued to certain Pulaski Bank guarantors on February 13, 2008;

•	warrants to purchase up to 240,000 shares of our common stock, with an exercise price of $0.32 per share and an expiration date of April 9, 2013, issued to Alan M. Pearce on April 9, 2008;

•	warrants to purchase up to 2,000,000 shares of our common stock, with an exercise price of $0.50 per share and an expiration date of May 8, 2015, issued to Ronald E. Osman on May 9, 2008;

•	warrants to purchase up to 400,000 shares of our common stock, with an exercise price of $0.50 per share and an expiration date of June 11, 2015, issued to Ronald E. Osman on June 12, 2008;

•

warrants to purchase up to 1,406,250 shares of our common stock, with an exercise price of $0.40 per share and an expiration date of September 25, 2013, issued to certain holders of our 2008 secured debentures (Class 4) on September 26, 2008 (see “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – Liquidity and Capital Resources” for additional information);

•

warrants to purchase up to 8,733,096 shares of our common stock, with an exercise price of $1.20 per share and an expiration date of November 17, 2017, issued to certain Buyers in our Exit Financing on October 19, 2010 (see “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – Liquidity and Capital Resources” for additional information);

•

warrants to purchase up to 466,964 shares of our common stock, with an exercise price of $1.45 per share and an expiration date of November 17, 2017, issued to Roth Capital Partners, LLC on October 19, 2010; and

•	warrants to purchase up to 1,000,000 shares of our common stock, with an exercise price of $1.21 per share and an expiration date of January 2, 2020, issued to James A. Stanton on December 2, 2010.

WARRANTS TO BE ISSUED IN THIS OFFERING

In connection with this offering, we will issue warrants to purchase up to              shares of common stock. Each full warrant entitles the holder to purchase one share of common stock at an exercise price of $             per share. The warrants will be exercisable at any time during the period commencing on the date of closing and ending on the fifth anniversary of the closing date. After the expiration of the exercise period, warrant holders will have no further rights to exercise such warrants.

The warrants may be exercised only for full shares of common stock, and may be exercised on a cashless basis only if the registration statement covering the shares issuable upon exercise of the warrants underlying the units is no longer effective. If the registration statement covering the shares issuable upon exercise of the warrants underlying the units is no longer effective, the warrants will be issued with restrictive legends unless such shares are eligible for sale under Rule 144. We will not issue fractional shares of common stock or cash in lieu of fractional shares of common stock. Warrant holders do not have any voting or other rights as a stockholder of our company. The exercise price and the number of shares of common stock purchasable upon the exercise of each warrant are subject to adjustment upon the happening of certain events, such as stock dividends, distributions, and splits.

In addition, we have agreed to issue to the placement agent placement agent warrants on substantially the same terms as the warrants offered in this offering as part of their compensation in connection with the offering, except that these placement agent warrants will comply with FINRA Rule 5110(g)(1) in that for a period of 180 days after the issuance date of the placement agent warrants (which shall not be earlier than the applicable closing date of this offering), neither the placement agent warrants nor any shares of our common stock issued upon exercise of the placement agent warrants shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the placement agent warrants are being issued, except the transfer of any security:

•	by operation of law or by reason of reorganization of our company;

•

to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;

•	if the aggregate amount of our securities held by either the placement agent or related persons do not exceed 1% of the securities being offered;

•

that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

Stock Options

As of March 15, 2012, options to purchase 27,096,950 shares of our common stock were outstanding, at a weighted-average exercise price of $0.56 per share, and options to purchase 25,576,950 shares of our common stock were outstanding and exercisable, at a weighted-average exercise price of $0.54 per share.

Indemnification of Directors and Executive Officers and Limitation of Liability

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (AS AMENDED)

In accordance with Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), our amended and restated certificate of incorporation (as amended) eliminates the personal liability of directors to us and to our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation further provides that, if the DGCL is amended after the effective date of our amended and restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Our amended and restated certificate of incorporation also provides that we shall indemnify, to the fullest extent permitted by the DGCL (including, without limitation, Section 145 thereof), any and all persons whom we have power to indemnify under the DGCL.

The indemnification provided for in our amended and restated certificate of incorporation is not exclusive of any other rights to which those seeking indemnification may be entitled as a matter of law under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such indemnified person’s official capacity and as to action in another capacity while serving as our director, officer, employee, or agent, shall continue as to a person who has ceased to be our director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

AMENDED AND RESTATED BYLAWS

Our amended and restated bylaws provide that we shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify any director, officer, employee or agent of our company or any person serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Our amended and restated bylaws also provide for the advancement of expenses (including attorneys’ fees) incurred by any person in his capacity as a director or an officer of our company in defending a civil, criminal, administrative or investigative action, suit or proceeding of the type contemplated by Section 145 of the DGCL prior to the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by us.

Pursuant to our amended and restated bylaws, we may, upon resolution passed by our board of directors, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of our company, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not we would have the power to indemnify such person against such liability under the provisions of our certificate of incorporation.

The indemnification provided for in our amended and restated bylaws is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, shall continue as to a person who has ceased to be our director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

LIABILITY INSURANCE

We also maintain a policy of directors’ and officers’ liability insurance to indemnify our directors and officers with respect to actions taken by them on our behalf.

DELAWARE LAW

Section 145 of the DGCL, which was adopted by our company as described above, provides that a corporation may indemnify any persons, including officers and directors, who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation, such as our company, may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, the corporation must indemnify him against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Anti-Takeover Effect of Governing Documents and Delaware Law

There are provisions of the DGCL, our amended and restated certificate of incorporation and our amended and restated bylaws that could have the effect of delaying, deferring or preventing an acquisition of our company, including transactions in which our stockholders might otherwise receive a premium for their shares. These provisions could also limit the ability of our stockholders to remove current management or approve transactions that our stockholders may deem to be in their best interests.

Delaware Law. We are subject to Section 203 of the DGCL, which restricts our ability to enter into a business combination with an interested stockholder for a period of three years. Generally, a business combination means a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. An “interested stockholder” is a stockholder who owns 15% or more of our outstanding voting stock. These restrictions do not apply if:

•

before the date a stockholder becomes an interested stockholder, the Company’s board of directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder;

•

upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owns at least 85% of the Company’s voting stock outstanding at the time the transaction commenced, subject to exceptions; or

•

on or after the date a stockholder becomes an interested stockholder, the business combination is both approved by the Company’s board of directors and authorized at an annual or special meeting of the Company’s stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Amended and Restated Certificate of Incorporation and Bylaws. Some provisions of our amended and restated certificate of incorporation, (as amended) and bylaws could also have anti-takeover effects. These provisions authorize our board of directors to issue preferred stock from time to time, in one or more series, without stockholder approval. In addition, neither our amended and restated certificate of incorporation nor our amended and restated bylaws include a provision for cumulative voting for directors (under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors).

Trading on the OTCQB

Our common stock is currently quoted on the OTCQB under the symbol “BVTI.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, NY 11219, and its telephone number is (800) 937-5449.

PLAN OF DISTRIBUTION

        , which we refer to as the placement agent, has agreed to act as the exclusive placement agent in connection with this offering subject to the terms and conditions of a placement agency agreement, dated             , 2012. The placement agent may engage selected dealers to assist in the placement of the units. The placement agent is not purchasing or selling any units offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of the units, but has agreed to use its commercially reasonable efforts to arrange for the sale of all of the units offered hereby. We will enter into purchase agreements directly with investors in connection with this offering and we may not sell the entire amount of units offered pursuant to this prospectus. The price per unit has been determined based upon arm’s-length negotiations between the purchasers and us.

The placement agent proposes to arrange for the sale to one or more purchasers of the units offered pursuant to this prospectus through direct purchase agreements between the purchasers and us.

Commissions and Expenses

We have agreed to pay the placement agent an aggregate cash placement fee equal to          percent of the gross proceeds in this offering.

The following table shows the per unit and total cash placement agent’s fees we will pay to the placement agent in connection with the sale of the units offered pursuant to this prospectus assuming the purchase of all of the units offered hereby:

Per Unit	$

Total	$

In addition, we have agreed to issue to the placement agent, or its designees, warrants exercisable for an aggregate of              percent of the units issued in this offering. The placement agent warrants will be exercisable at any time beginning on the date that is six months from the effective date of the registration statement of which this prospectus is a part hereof until 5:00 p.m. (New York time) on the date that is five years following such effective date at an exercise price of $             per share. This prospectus also covers the sale of the placement agent warrants and the shares of common stock issuable upon the exercise of the placement agent warrants. The placement agent warrants will have terms substantially similar to the terms of the warrants included in the units offered hereby, except that, as required by the Financial Industry Regulatory Authority, Inc., or FINRA, neither the placement agent warrants nor any shares of common stock issued upon exercise of the placement agent warrants may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the effective date of the registration statement of which this prospectus is a part, except the transfer of any security:

•	by operation of law or by reason of our reorganization;

•

to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;

•	if the aggregate amount of our securities held by the placement agent or related person do not exceed 1% of the securities being offered;

•

that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

Because there is no minimum offering amount required as a condition to closing in this offering, the actual total offering commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above. We have also agreed to reimburse the placement agent for its out-of-pocket expenses in an aggregate amount not to exceed $            .

Our obligation to issue and sell units to the purchasers is subject to the conditions set forth in the purchase agreements, which may be waived by us at our discretion. A purchaser’s obligation to purchase units is subject to the conditions set forth in his or her purchase agreement as well, which may also be waived.

We currently anticipate that the sale of the units will be completed on or about             , 2012. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent’s fee, will be approximately $            , which includes legal and printing costs, various other fees and reimbursement of the placements agent’s expenses. At the closing, The Depository Trust Company will credit the shares of common stock to the respective accounts of the investors. We will mail warrants directly to the investors at the respective addresses set forth in their purchase agreements with us.

Indemnification

We have agreed to indemnify the placement agent against liabilities under the Securities Act. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

Lock-up Agreements

We and our officers and directors have agreed, subject to certain exceptions, for a period of 90 days after the date of this prospectus, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any common shares or any securities convertible into or exchangeable for our common shares either owned as of the date hereof or thereafter acquired without the prior written consent of the placement agent. This 90-day period may be extended if (1) during the last 17 days of the 90-day period, we issue an earnings release or material news or a material event regarding us occurs or (2) prior to the expiration of the 90-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, then the period of such extension will be 18-days, beginning on the issuance of the earnings release or the occurrence of the material news or material event. If after any announcement described in clause (2) of the preceding sentence, we announce that we will not release earnings results during the 16-day period, the lock-up period shall expire on the later of the expiration of the 90-day period and the end of any extension of such period made pursuant to clause (1) of the preceding sentence. The placement agent may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Electronic Distribution

This prospectus may be made available in electronic format on websites or through other online services maintained by the placement agent, or by an affiliate. Other than this prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent, and should not be relied upon by investors.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agency agreement and purchase agreements. A copy of the placement agency agreement and the form of purchase agreement with the investors are included as exhibits to our current report on Form 8-K that will be filed with the SEC. See “WHERE YOU CAN FIND MORE INFORMATION” on page 89.

Regulation M Restrictions

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the units sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the placement agent acting as a principal. Under these rules and regulations, the placement agent:

•	must not engage in any stabilization activity in connection with our securities; and

•

must not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Affiliations

The placement agent and its affiliates may provide various investment banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees. In the course of their businesses, the placement agent and its affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the placement agent and its affiliates may at any time hold long or short positions in such securities or loans.

Notice to Investors in the United Kingdom

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any such securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the placement agent to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall result in a requirement for the publication by the issuer or the placement agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any security in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase such securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The placement agent has represented, warranted and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any of our securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to our securities in, from or otherwise involving the United Kingdom.

European Economic Area

In particular, this document does not constitute an approved prospectus in accordance with European Commission’s Regulation on Prospectuses no. 809/2004 and no such prospectus is to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (being the Directive of the European Parliament and of the Council 2003/71/EC and including any relevant implementing measure in each Relevant Member State) (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that the placement agent may, with effect from and including the Relative Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than 43,000,000 euros; and (3) an annual net turnover of more than 50,000,000 euros, as shown in the last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe such securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. For these purposes the units are “securities.”

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by the law firm of Foley & Lardner LLP, Tampa, Florida. Certain legal matters in connection with this offering will be passed upon for the placement agents by the law firm of                         .

EXPERTS

The consolidated financial statements for the fiscal years ended September 30, 2011 and 2010 included in this prospectus have been audited by Cherry, Bekaert & Holland, L.L.P., independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, under the Securities Act, a registration statement on Form S-1 relating to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the securities we are offering by this prospectus you should refer to the registration statement, including the exhibits and schedules thereto. You may inspect a copy of the registration statement without charge at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, NE, Washington, D.C. 20549 on official business days during the hours of 10:00 a.m. to 3:00 p.m. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission’s internet address is http://www.sec.gov.

We file periodic reports, proxy statements and other information with the Securities and Exchange Commission in accordance with requirements of the Exchange Act. These periodic reports, proxy statements and other information are available for inspection and copying at the public reference facilities and internet site of the Securities and Exchange Commission referred to above. In addition, you may request a copy of any of our periodic reports filed with the Securities and Exchange Commission at no cost, by writing or telephoning us at the following address or telephone number:

Biovest International, Inc.

Attn: Investor Relations

324 South Hyde Park Avenue, Suite 350

Tampa, Florida 33606

(813) 864-2554

You also may access our periodic reports filed with the Securities and Exchange Commission on our website, www.biovest.com. Information contained on our website is not incorporated by reference into this prospectus, and such information should not be considered to be part of this prospectus.

BIOVEST INTERNATIONAL, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Biovest International, Inc. and Subsidiaries

Tampa, Florida

We have audited the accompanying consolidated balance sheets of Biovest International, Inc. and Subsidiaries as of September 30, 2011 and 2010 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis of designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Biovest International, Inc. and Subsidiaries as of September 30, 2011 and 2010 and their consolidated results of operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the consolidated financial statements, the Company incurred cumulative net losses since inception of approximately $161 million and cash used in operating activities of approximately $4.6 million during the two years ended September 30, 2011, and had a working capital deficiency of approximately $2.2 million at September 30, 2011. These factors, among others as discussed in Note 4 to the consolidated financial statements, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 4. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ CHERRY, BEKAERT, & HOLLAND L.L.P.

Tampa, Florida

December 19, 2011

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,
	2011	2010
ASSETS
Current assets:
Cash	$201,000	$206,000
Accounts receivable, net of $8,000 allowance for doubtful accounts at September 30, 2011 and 2010	395,000	398,000
Costs and estimated earnings in excess of billings on uncompleted contracts	—	106,000
Inventories	532,000	417,000
Prepaid expenses and other current assets	476,000	140,000

Total current assets	1,604,000	1,267,000
Property and equipment, net	771,000	77,000
Patents and trademarks, net	231,000	261,000
Goodwill	2,131,000	2,131,000
Other assets	681,000	153,000

Total assets	$5,418,000	$3,889,000

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilities not subject to compromise:
Current liabilities:
Accounts payable	371,000	556,000
Customer deposits	116,000	85,000
Accrued liabilities	178,000	689,000
Notes payable, related party	—	2,597,000
Derivative liabilities	2,117,000	—
Current maturities of long term debt	1,063,000	—

Total current liabilities	3,845,000	3,927,000
Long term debt, less current maturities	30,849,000	—
Long term debt, related party	496,000	—
Interest payable	2,330,000	—

Total liabilities not subject to compromise	37,520,000	3,927,000
Liabilities subject to compromise	444,000	76,898,000

Total liabilities	37,964,000	80,825,000
Commitments and contingencies (Notes 3, 12, and 19)	—	—
Stockholders’ deficit:
Preferred stock, $.01 par, 50,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par, 300,000,000 shares authorized; 143,966,460 and 98,149,783 issued and outstanding at September 30, 2011 and 2010, respectively	1,440,000	981,000
Additional paid-in capital	127,149,000	67,934,000
Accumulated deficit	(161,135,000)	(149,416,000)

Total stockholders’ deficit attributable to Biovest International, Inc.	(32,546,000)	(80,501,000)
Non-controlling interests	—	3,565,000

Total stockholders’ deficit	(32,546,000)	(76,936,000)

Total liabilities and stockholders’ deficit	$5,418,000	$3,889,000

The accompanying footnotes are an integral part of these consolidated financial statements.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended September 30,
	2011	2010
Revenue:
Products	$2,365,000	$4,156,000
Services	1,272,000	1,196,000
Qualified Therapeutic Discovery Project Grant	244,000	—

Total revenue	3,881,000	5,352,000

Operating costs and expenses:
Cost of revenue:
Products	1,529,000	1,960,000
Services	964,000	941,000
Research and development expense	1,799,000	815,000
General and administrative expense	10,172,000	2,379,000

Total operating costs and expenses	14,464,000	6,095,000

Loss from operations	(10,583,000)	(743,000)

Other income (expense):
Interest expense, net	(4,681,000)	(7,166,000)
Loss on derivative liabilities	(320,000)	(2,516,000)
Other income, net	18,000	254,000

Total other expenses	(4,983,000)	(9,428,000)

Loss before reorganization items, non-controlling interest in losses from variable interest entities and income taxes	(15,566,000)	(10,171,000)

Reorganization items:
Gain on reorganization	544,000	59,000
Professional Fees	(262,000)	(535,000)
Provision for indemnity agreements	—	2,062,000

Total reorganization items	282,000	1,586,000

Net Loss	(15,284,000)	(8,585,000)
Less: Net loss attributable to non-controlling interests	—	412,000

Net loss attributable to Biovest International, Inc	$(15,284,000)	$(8,173,000)

Loss per common share:
Basic and diluted	$(0.11)	$(0.08)

Weighted average shares outstanding:
Basic and diluted	136,116,416	97,574,441

The accompanying footnotes are an integral part of these consolidated financial statements.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR YEARS ENDED SEPTEMBER 30, 2011, AND 2010

	Common Stock				Non-
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Controlling Interests	Total
Balances at October 1, 2009	97,549,783	$975,000	$74,483,000	$(131,922,000)	$3,977,000	$(52,487,000)
Cumulative effect of change in accounting principle	—	—	(7,008,000)	(9,321,000)	—	(16,329,000)
Employee share-based compensation	—	—	65,000	—	—	65,000
Shares issued per settlement of pre-petition claim	600,000	6,000	394,000	—	—	400,000
Net Loss	—	—	—	(8,173,000)	(412,000)	(8,585,000)

Balances at September 30, 2010	98,149,783	$981,000	$67,934,000	$(149,416,000)	$3,565,000	$(76,936,000)

Dissolution of non-controlling interests pursuant to plan of reorganization	—	—	—	3,565,000	(3,565,000)	—
Beneficial conversion feature on Corps Real Note	—	—	2,139,000	—	—	2,139,000
Conversion of Empery Notes	6,883,282	68,000	3,489,000	—	—	3,557,000
Issuance of common shares for interest on outstanding debt	193,481	3,000	115,000	—	—	118,000
Shares issued pursuant to plan of reorganization	37,508,292	375,000	34,343,000	—	—	34,718,000
Adjustment to provisions of outstanding warrants pursuant to plan of reorganization	—	—	9,349,000	—	—	9,349,000
Employee share-based compensation	56,000	1,000	7,549,000	—	—	7,550,000
Issuance of warrants upon execution of new facility lease	—	—	825,000	—	—	825,000
Issuance of warrants for placement fee on Empery Notes	—	—	422,000	—	—	422,000
Shares issued upon exercise of warrants	1,075,622	11,000	979,000	—	—	990,000
Shares issued upon exercise of options	100,000	1,000	5,000	—	—	6,000
Net Loss	—	—	—	(15,284,000)	—	(15,284,000)

Balances at September 30, 2011	143,966,460	$1,440,000	$127,149,000	$(161,135,000)	$—	$(32,546,000)

The accompanying footnotes are an integral part of these consolidated financial statements.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years ended September 30,
	2011	2010
Cash flows from operating activities:
Net loss	$(15,284,000)	$(8,585,000)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation	71,000	53,000
Amortization of patents	30,000	29,000
Employee share-based compensation	7,550,000	65,000
Amortization of discounts on notes payable	570,000	1,220,000
Amortization of deferred loan costs	1,085,000	64,000
Common shares issued for interest on outstanding debt	431,000	—
Gain on sale of equipment	(7,000)	—
Loss on derivative liabilities	320,000	2,516,000
Increase (decrease) in cash resulting from changes in:
Accounts receivable	5,000	(71,000)
Costs and estimated earnings in excess of billing on uncompleted contracts	106,000	145,000
Inventories	(115,000)	92,000
Prepaid expenses and other current assets	83,000	(11,000)
Accrued interest	2,642,000	5,710,000
Accounts payable and accrued liabilities	(813,000)	(3,000)
Customer deposits	31,000	(74,000)

Net cash flows from operating activities before reorganization items	(3,295,000)	1,150,000

Reorganization items:
Gain on reorganization plan	(544,000)	(59,000)
Change in provision for indemnity agreements	—	(2,062,000)
Increase in accrued professional fees	—	176,000

Net change in cash flows from reorganization items	(544,000)	(1,945,000)

Net cash flows from operating activities	(3,839,000)	(795,000)

Cash flows from investing activities:
Proceeds from sale of equipment	7,000	—
Purchase of equipment	(749,000)	(49,000)

Net cash flows from investing activities	(742,000)	(49,000)

Cash flows from financing activities:
Repayment of notes payable and long-term debt	(2,031,000)	(39,000)
Advances (to) from related party	3,000	903,000
Issuance of long-term debt	7,353,000	—
Proceeds from exercise of stock options	6,000	—
Payment of deferred financing costs	(755,000)	(40,000)

Net cash flows from financing activities	4,576,000	824,000

Net change in cash	(5,000)	(20,000)
Cash at beginning of period	206,000	226,000
Cash at end of period	$201,000	$206,000

Supplemental cash flow information
Non-cash financing and investing transactions:
Issuance of warrants	$7,376,000	$—
Issuance of shares for payment of principal and interest on outstanding debt	6,242,000	—
Issuance of shares to settle pre-petition claims	53,769,000	504,000
Cash paid for interest during the year	$229,000	$203,000

The accompanying footnotes are an integral part of these consolidated financial statements.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

1. Description of the company

As a result of Biovest International, Inc.’s (the “Company” or “Biovest) collaboration with the National Cancer Institute (“NCI”), Biovest is developing BiovaxID®, as a personalized therapeutic cancer vaccine for the treatment of non-Hodgkin’s lymphoma, specifically follicular lymphoma (“FL”), mantle cell lymphoma (“MCL”) and potentially other B-cell blood cancers. Both FL and MCL are generally considered to be incurable with currently approved therapies. These generally fatal diseases arise from the lymphoid tissue and are characterized by an uncontrolled proliferation and spread throughout the body of mature B-cells, which are a type of white blood cell.

Three clinical trials conducted under the Company’s investigational new drug application (“IND”) have studied BiovaxID in non-Hodgkin’s lymphoma (“NHL”). These studies include a Phase 2 clinical trial and a Phase 3 clinical trial in patients with FL, as well as a Phase 2 clinical trial in MCL patients. BiovaxID has demonstrated statistically significant Phase 3 clinical benefit by prolonging disease-free survival in FL patients treated with BiovaxID. The Company believes that these clinical trials have demonstrated that BiovaxID, which is personalized and autologous (derived from a patient’s own tumor cells), has an excellent safety profile and is effective in the treatment of these life-threatening diseases.

To support the Company’s planned commercialization of BiovaxID, the Company developed an automated cell culture instrument called AutovaxID®. The Company believes that AutovaxID has significant potential application in the production of a broad range of patient-specific medicines, such as BiovaxID as well as, other monoclonal antibodies. The Company is collaborating with the U.S. Department of Defense (“DoD”) to further develop AutovaxID and to explore potential production of additional vaccines, including vaccines for viral indications such as influenza. AutovaxID is automated and computer controlled to improve cell production reliability and to maximize cell production. AutovaxID uses a disposable production unit which the Company anticipates will minimize the need for Federal Food and Drug Administration (“FDA”) required “clean rooms” in the production process and provides for robust and dependable manufacturing while complying with the industry current good manufacturing practices (“cGMP”) standards. AutovaxID has a small footprint and supports scalable production.

The Company also manufactures instruments and disposables used in the hollow-fiber production of cell culture products. Biovest’s hollow-fiber cell culture products and instruments are used by biopharmaceutical and biotechnology companies, medical schools, universities, research facilities, hospitals and public and private laboratories. The Company also produces mammalian and insect cells, monoclonal antibodies, recombinant and secreted proteins and other cell culture products using The Company’s unique capability, expertise and proprietary advancements in the cell production process known as hollow fiber perfusion.

The Company’s business consists of three primary business segments: development of BiovaxID and potentially other B-cell blood cancer vaccines; the manufacture and sale of AutovaxID and other instruments and consumables; and commercial production of cell culture products and services.

As of September 30, 2011, the Company’s parent Accentia Biopharmaceuticals, Inc. (“Accentia”) owned 62% of the Company’s issued and outstanding stock.

On November 10, 2008, The Company, along with its subsidiaries, Biovax, Inc., AutovaxID, Inc., Biolender LLC and Biolender II LLC (collectively, the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (“Chapter 11”) in the U.S. Bankruptcy Court for the Middle District of Florida, Tampa Division (the “Bankruptcy Court”). On August 16, 2010, The Company filed its First Amended Joint Plan of Reorganization, and, on October 25, 2010, The Company filed its First Modification to the First Amended Joint Plan of Reorganization (collectively and as amended and supplemented, the “Plan”). On November 2, 2010, the Bankruptcy Court entered an Order Confirming Debtors’ First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Confirmation Order”). The Company emerged from Chapter 11 protection, and the Plan became effective, on November 17, 2010 (the “Effective Date”). The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

2. Significant accounting policies

Principles of Consolidation:

The consolidated financial statements represent the consolidation of wholly-owned companies and interests in variable interest entities where the Company has a controlling financial interest or has been determined to be the primary beneficiary under Accounting Standards Codification (“ASC”) Topic 810 – Consolidation.

The consolidated financial statements include Biovest International, Inc., its wholly owned subsidiaries Biovax, Inc., AutovaxID, Inc., Biolender LLC, and Biolender II, LLC (collectively, the “Company’s Subsidiaries”); and certain variable interest entities of the Company, Biovax Investment LLC, Telesis CDE Two LLC, AutovaxID Investment LLC, and St. Louis New Markets Tax Credit Fund II LLC (collectively, the “Company’s VIEs”). As a result of the Plan, all interests in the Company’s VIEs were liquidated as of the Effective Date. Also as a result of the Plan, the Company’s Subsidiaries were also liquidated as of the Effective Date. Accordingly, the consolidated financial statements include the results of the Company’s VIEs and the Company’s Subsidiaries through November 17, 2010.

All significant inter-company balances and transactions have been eliminated.

Accounting for Reorganization Proceedings:

ASC Topic 852—Reorganizations, which is applicable to companies in Chapter 11, generally does not change the manner in which financial statements are prepared. However, it does require that the financial statements for periods subsequent to the filing of the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Revenues, expenses, realized gains and losses, and provisions for losses that can be directly associated with the reorganization and restructuring of the business must be reported separately as reorganization items in the statements of operations beginning in the quarter ending December 31, 2008. The balance sheet must distinguish prepetition liabilities subject to compromise from both those prepetition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities that may be affected by a plan of reorganization must be reported at the amounts expected to be allowed by the Bankruptcy Court, even if they may be settled for lesser amounts. In addition, cash provided by reorganization items must be disclosed separately in the statement of cash flows. Biovest became subject to ASC Topic 852 effective on November 10, 2008, emerged from Chapter 11 protection on November 17, 2010 and has segregated those items as outlined above for all reporting periods between such dates.

Pursuant to the Plan, holders of existing voting shares of the Company’s common stock immediately before Plan confirmation received more than 50 percent of the voting shares of the emerging entity, thus the Company did not adopt fresh-start reporting upon emergence from Chapter 11. The Company instead followed the guidance as described in ASC 852-45-29 for entities which do not qualify for fresh-start reporting. Liabilities compromised by the Plan were stated at present values of amounts to be paid, and forgiveness of debt was reported as an extinguishment of debt and classified in accordance with ASC Topic 225.

Use of estimates in the preparation of consolidated financial statements

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the U.S. (“GAAP”) require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures about contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Inventories:

Inventories are recorded at the lower of cost or market with cost determined using the first-in, first-out (“FIFO”) method.

Property and equipment:

Property and equipment are recorded at cost. Depreciation for property and equipment is computed using the straight-line method over the estimated useful lives of three to seven years. Leasehold improvements are amortized over the shorter of their economic lives or the lease term.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

2. Significant accounting policies (continued)

Goodwill:

Goodwill relates to the Company’s cell culture and instrument manufacturing segments located in Minneapolis (Coon Rapids), Minnesota, which continue to be profitable segments of the Company. Goodwill is tested for impairment annually or whenever there is an impairment indication. The Company has not recorded any impairment losses as a result of these evaluations.

Patents and trademarks:

Costs incurred in relation to patent applications are capitalized as deferred patent costs. If and when a patent is issued, the related patent application costs are transferred to the patent account and amortized over the estimated useful life of the patent. If it is determined that a patent will not be issued, the related patent application costs are charged to expense at the time such determination is made. Patent and trademark costs are recorded at historical cost. Patent and trademark costs are being amortized using the straight-line method over their estimated useful lives of six years for patents and twenty years for trademarks.

Deferred Financing Costs:

Deferred financing costs include fees paid in cash or through the issuance of warrants in conjunction with obtaining notes payable and long-term debt and are amortized over the term of the related financial instrument.

Contractual Interest Expense:

Contractual interest expense represents amounts due under the contractual terms of outstanding debt, including debt subject to compromise for which interest expense may not be recognized in accordance with the provisions of ASC Topic 852. The Company’s voluntary petition for bankruptcy on November 10, 2008 triggered default provisions on certain of the Company’s pre-petition debt, which allowed for the accrual of additional interest and fees above the contractual rate. The Company recorded interest expense at the default rate on its pre-petition debt for periods after November 10, 2008, due to the uncertain nature of the provisions of the Plan prior to its confirmation. The Company emerged from Chapter 11 protection, and the Plan became effective on November 17, 2010. The Plan sets forth the interest each class of creditors shall receive as part of their allowed claim.

Carrying value of long-lived assets:

The carrying values of the Company’s long-lived assets are evaluated whenever events or changes in circumstances indicate that the carrying amount might not be recoverable. This assessment may be based upon management’s experience in the industry, historical and projected sales, current backlog, and expectations of undiscounted future cash flows. The Company reviews the valuation and amortization of those long-lived assets to determine possible impairment by comparing the carrying value to projected undiscounted future cash flows of the related assets. During the year ended September 30, 2011, the Company noted no events that would give it reason to believe that impairment on the Company’s long-lived assets is necessary.

Financial instruments:

Financial instruments, as defined in ASC Topic 825, consist of cash, evidence of ownership in an entity and contracts that both (i) impose on one entity a contractual obligation to deliver cash or another financial instrument to a second entity, or to exchange other financial instruments on potentially unfavorable terms with the second entity and (ii) conveys to that second entity a contractual right (a) to receive cash or another financial instrument from the first entity or (b) to exchange other financial instruments on potentially favorable terms with the first entity. Accordingly, the Company’s consolidated financial instruments consist of cash, accounts receivable, accounts payable, accrued liabilities, notes payable, long-term debt, royalty liabilities, and derivative financial instruments.

The Company carries cash, accounts receivable, accounts payable, and accrued liabilities at historical costs. The respective estimated fair values of these assets and liabilities approximate carrying values due to their current nature. The Company also carries notes payable and long-term debt at historical cost less discounts from warrants issued as loan financing costs; however, fair values of these debt instruments are estimated for disclosure purposes based upon the present value of the estimated cash flows at market interest rates applicable to similar instruments.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

2. Significant accounting policies (continued)

Fair Value of Financial Assets and Liabilities:

The Company measures the fair value of financial assets and liabilities in accordance with GAAP which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

GAAP defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. GAAP also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. GAAP describes three levels of inputs that may be used to measure fair value:

Level 1 – quoted prices in active markets for identical assets or liabilities

Level 2 – quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 – inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

The Company generally does not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, the Company and its consolidated subsidiaries have entered into certain other financial instruments and contracts, such as debt financing arrangements and freestanding warrants with features that are either (i) not afforded equity classification, (ii) embody risks not clearly and closely related to host contracts, or (iii) may be net-cash settled by the counterparty. These instruments are required to be carried as derivative liabilities, at fair value.

The Company uses the Black-Scholes option valuation technique because it embodies all of the requisite assumptions (including trading volatility, estimated terms and risk free rates) necessary to measure the fair value of these instruments. Estimating fair values of derivative financial instruments requires the development of significant and subjective inputs that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques are highly volatile and sensitive to changes in the Company’s trading market price and the trading market price of various peer companies, which have historically had high volatility. Since derivative financial instruments are initially and subsequently carried at fair value, the Company’s income will reflect the volatility in these estimate and assumption changes.

The Company reports its derivative liabilities at fair value on the accompanying consolidated balance sheets as of September 30, 2011 and 2010.

Revenue recognition:

Instruments and disposables sales are recognized in the period in which the applicable products are delivered. The Company does not provide its customers with a right of return; however, deposits made by customers must be returned to customers in the event of non-performance by the Company and, as such, are not recognized as revenue until product delivery. Revenues from contract cell production services are recognized using the percentage-of-completion method, measured by the percentage of contract costs incurred to date to the estimated total contract costs for each contract. Contract costs include all direct material, subcontract and labor costs and those indirect costs related to contract performance, such as indirect labor, insurance, supplies and tools. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to revenues, costs and profits and are recognized in the period such revisions are determined. Because of the inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change in the near term. The asset “costs and estimated earnings in excess of billings on uncompleted contracts” represents revenues recognized in excess of amounts billed. Such revenues are expected to be billed and collected within one year on uncompleted contracts. The liability “billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of revenue recognized.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

2. Significant accounting policies (continued)

Grant Revenue:

Grant revenue is the result of the Company being awarded the Qualifying Therapeutic Discovery Program Grant from the federal government during 2010. In accordance with the terms of the Qualifying Therapeutic Discovery Program Grant, grant revenue is recognized up to fifty percent (50%) of the reimbursable expenses incurred during 2010.

Research and development expenses:

The Company expenses research and development expenditures as incurred. Such costs include payroll and related costs, facility costs, consulting and professional fees, equipment rental and maintenance, lab supplies, and certain other indirect cost allocations that are directly related to research and development activities. In the fiscal years ended September 30, 2011 and 2010, the Company incurred total research and development expenses of approximately $1.8 million and $0.8 million, respectively.

Shipping and handling costs:

Shipping and handling costs are included as a component of cost of revenue in the accompanying consolidated statements of operations.

Income taxes:

The Company uses the liability method related to accounting for income taxes. Deferred tax assets and liabilities are recognized for future tax consequences attributed to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that are expected to apply to the differences in the periods that they are expected to reverse. Management has evaluated the guidance relating to accounting for uncertainty in income taxes and has determined that the Company had no uncertain income tax positions that could have a significant effect on the consolidated financial statements for the years ended September 30, 2011 and 2010.

The Company’s tax returns subsequent to 2008 are subject to examination by the Internal Revenue Service and state tax authorities, generally for three years after the tax returns were filed.

Stock-based compensation:

The Company has accounted for stock-based compensation under the provisions of ASC Topic 718 – Stock Compensation, which, requires the use of the fair-value based method to determine compensation for all arrangements under which employees and others receive shares of stock or equity instruments (warrants and options). The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model that uses assumptions for expected volatility, expected dividends, expected term, and the risk-free interest rate. Expected volatilities are based on historical volatility of peer companies and other factors estimated over the expected term of the options. The expected term of options granted is derived using the “simplified method” which computes expected term as the average of the sum of the vesting term plus the contract term. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the period of the expected term.

Loss per common share:

Basic loss per share is computed using the weighted average number of common shares outstanding.

The Company had net losses for all periods presented in which potential common shares were in existence. Diluted loss per share assumes conversion of all potentially dilutive outstanding common stock options, warrants, or other convertible financial instruments. Potential common shares outstanding are excluded from the calculation of diluted loss per share if their effect is anti-dilutive. As such, dilutive loss per share is the same as basic loss per share for all periods presented as the effect of all potential common shares outstanding is anti-dilutive.

The common stock equivalents and common shares indexed to convertible debt securities that are not considered in the calculation of diluted loss per share because the effect would be anti-dilutive are as follows:

	Years ended September 30,
	2011	2010
Options and Warrants to purchase common stock	54,048,701	58,032,891
Convertible Debt Instruments	5,983,721	50,896,231

	60,032,422	108,929,122

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

2. Significant accounting policies (continued)

Recent Accounting Pronouncements:

In June 2008, the Financial Accounting Standards Board (“FASB”) issued new guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock. The Company adopted this new guidance effective October 1, 2009. Certain of the Company’s outstanding warrants and convertible debt contain features which fall under the scope of this guidance resulting in a decrease of $7.0 million and $9.3 million to the October 1, 2009 balances of additional paid-in capital and accumulated deficit respectively. These adjustments are recorded on the line item “cumulative effect of change in accounting principle” on the Company’s consolidated financial statement of stockholders’ deficit for the year ended September 30, 2010.

In June 2009, the FASB issued new guidance amending the existing pronouncement related to the consolidation of variable interest entities. This new guidance requires the reporting entities to evaluate former Qualifying Special Purpose Entity for consolidation, changes the approach to determine a variable interest entity’s primary beneficiary from a quantitative assessment to a qualitative assessment designed to identify a controlling financial interest, and increases the frequency of required assessments to determine whether the Company is the primary beneficiary of any variable interest entities which the Company is a party to. This new guidance became effective for the Company on October 1, 2010 and did not have a material impact on the Company’s consolidated financial statements.

In December 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-27 Fees Paid to the Federal Government by Pharmaceutical Manufacturers amending ASC 720 – Other Expenses to address questions concerning how pharmaceutical manufacturers should recognize the annual fees imposed by the Patient Protection and Affordable Care Act for each calendar year beginning January 1, 2011. The ASU requires that the liability related to the annual fee be estimated and recorded in full upon the first qualifying sale with a corresponding deferred cost that is amortized to expense over the calendar year that it is payable. The amendment became effective commencing with the quarter ended March 31, 2011 and did not have significant material impact on the Company’s consolidated financial statements.

In December 2010, the FASB issued ASU 2010-28 Intangibles – Goodwill and Other, which modifies the goodwill impairment test for reporting units with zero or negative carrying amounts as required by ASC Topic 350. Under the amendment, an entity with reporting units that have carrying amounts that are zero or negative is required to assess whether it is more likely than not that the reporting units’ goodwill is impaired. If this determination is made, the entity should perform Step 2 of the goodwill impairment test for those reporting unit(s). This update became effective beginning with the quarter ended March 31, 2011 and did not have a material impact on the Company’s consolidated financial statements.

ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures About Fair Value Measurements (“ASU 2010-06”), requires expanded disclosures related to fair value measurements including (i) the amounts of significant transfers of assets or liabilities between Levels 1 and 2 of the fair value hierarchy and the reasons for the transfers, (ii) the reasons for transfers of assets or liabilities in or out of Level 3 of the fair value hierarchy, with significant transfers disclosed separately, (iii) the policy for determining when transfers between levels of the fair value hierarchy are recognized, and (iv) for recurring fair value measurements of assets and liabilities in Level 3 of the fair value hierarchy, a gross presentation of information about purchases, sales, issuances and settlements. ASU 2010-06 further clarifies that (i) fair value measurement disclosures should be provided for each class of assets and liabilities (rather than major category), which would generally be a subset of assets or liabilities within a line item in the statement of financial position and (ii) company’s should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for each class of assets and liabilities included in Levels 2 and 3 of the fair value hierarchy. The disclosures related to the gross presentation of purchases, sales, issuances and settlements of assets and liabilities included in Level 3 of the fair value hierarchy was required for the Company beginning January 1, 2011. The remaining disclosure requirements and clarifications made by ASU 2010-06 became effective for the Company on January 1, 2010. The adoption of ASU 2010-06 did not have a material impact on the Company’s consolidated financial statements.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

2. Significant accounting policies (continued)

Recent Accounting Pronouncements (continued):

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). ASU 2011-04 is intended to result in convergence between GAAP and International Financial Reporting Standards (“IFRS”) requirements for measurement of and disclosures about fair value. The amendments are not expected to have a significant impact on companies applying GAAP. Key provisions of the amendment include: a prohibition on grouping financial instruments for purposes of determining fair value, except when an entity manages market and credit risks on the basis of the entity’s net exposure to the group; an extension of the prohibition against the use of a blockage factor to all fair value measurements (that prohibition currently applies only to financial instruments with quoted prices in active markets); and a requirement that for recurring Level 3 fair value measurements, entities disclose quantitative information about unobservable inputs, a description of the valuation process used and qualitative details about the sensitivity of the measurements. In addition, for items not carried at fair value but for which fair value is disclosed, entities will be required to disclose the level within the fair value hierarchy that applies to the fair value measurement disclosed. ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011. The Company will adopt these standards on January 1, 2012 and does not expect the adoption to have a material impact on its consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08, Intangibles—Goodwill and Other (Topic 350), Testing Goodwill for Impairment (“ASU 2011-08”), to allow entities to use a qualitative approach to test goodwill for impairment. ASU 2011-08 permits an entity to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If it is concluded that this is the case, it is necessary to perform the currently prescribed two-step goodwill impairment test. Otherwise, the two-step goodwill impairment test is not required. ASU 2011-08 is effective for the Company beginning October 1, 2012, and earlier adoption is permitted. The Company is currently evaluating the impact of the pending adoption of ASU 2011-08 on its consolidated financial statements.

3. Liquidity and management’s plans

During the year ended September 30, 2011, the Company incurred a net loss of $15.3 million. On September 30, 2011, the Company had an accumulated deficit of approximately $161 million and working capital deficit of approximately $2.2 million. The Company’s independent auditors issued a “going concern” qualification on the consolidated financial statements for the year ended September 30, 2011, citing significant losses and working capital deficits at that date, which raised substantial doubt about the Company’s ability to continue as a going concern.

Regulatory strategy and commercialization expenditures:

Two Phase 2 clinical trials and one Phase 3 clinical trial have been completed studying BiovaxID for the indication of FL and MCL. The Company is in the process of conducting clinical pre-filing discussions with domestic and international regulatory agencies to discuss the potential regulatory approval pathway for BiovaxID. The Company is focusing on its plans to seek regulatory approval for BiovaxID for the treatment of FL and these clinical pre-filing regulatory agency meetings are anticipated to confirm the next steps and requirements in the regulatory process.

In preparing for these regulatory meetings, the Company is continuing its analyses of the data available from its Phase 2 and Phase 3 clinical trials, so that the Company can have as comprehensive as possible discussions regarding the safety and efficacy results for BiovaxID. In addition, the Company continues to advance its efforts to comply with various regulatory validations and comparability requirements related to the Company’s manufacturing process and facility.

The Company also anticipates conducting separate discussions with various regulatory agencies regarding regulatory approval for BiovaxID for the treatment of MCL and Waldenstrom’s Macroglobulinemia, a rare B-cell subtype of NHL.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

3. Liquidity and management’s plans (continued)

Regulatory strategy and commercialization expenditures (continued):

Accelerated or conditional approval may require the Company to perform additional clinical studies as a condition to continued marketing of BiovaxID. Accordingly, should the Company receive accelerated and/or conditional approval, clinical trial activities and related expenses may return to the levels experienced in periods prior to the application for conditional approval until any such clinical trial activity is completed. There can be no assurances that the Company will receive accelerated or conditional approval. The Company’s ability to timely access required financing will continue to be essential to support the ongoing commercialization efforts.

Chapter 11 Plan of Reorganization:

On November 17, 2010 (the “Effective Date”), the Company emerged from Chapter 11 protection, and the Company’s Plan of Reorganization (the “Plan”) became effective. In connection with the emergence from bankruptcy, the Company entered into a $7.0 million exit financing with an accredited investor group. The exit financing provided the Company with working capital for general corporate and research and development activities and provided the Company with capital to meet its near-term obligations under the Plan.

The following is a summary of certain material provisions of the Plan. The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Plan.

•

Exit Financing: On October 19, 2010, the Company completed a financing as part of its Plan (the “Exit Financing”). Pursuant to the Exit Financing, the Company issued secured convertible notes in (the “Initial Notes”) and warrants to purchase shares of the Company’s common stock (warrants to a total of twelve (12) accredited investors (the “Buyers”). Pursuant to the Exit Financing, the Company issued two separate types of warrants to the Buyers, Series A Warrants (the “Initial Series A Warrants”) and Series B Warrants (the “Initial Series B Warrants”).

On the Effective Date: (a) the Initial Notes were exchanged pursuant to the terms of the Plan for new unsecured notes (the “Exchange Notes”) in the aggregate original principal amount of $7.04 million, (b) the Initial Series A Warrants were exchanged pursuant to the terms of the Plan for new warrants with the right to purchase an aggregate of 8,733,096 shares of the Company’s common stock (the “Series A Exchange Warrants”), and (c) the Initial Series B Warrants were exchanged pursuant to the terms of the Plan for new warrants to purchase a like number of shares of the Company’s common stock (the “Series B Exchange Warrants”). On December 22, 2010, all of the Series B Exchange Warrants were exercised by a cashless exercise and 1,075,622 shares of the Company’s common stock were issued to the Buyers.

•

Corps Real Note: On the Effective Date, the Company executed and delivered in favor of Corps Real, LLC (“Corps Real”) a secured convertible promissory note (the “Corps Real Convertible Note”) in an original principal amount equal to $2,291,560 which allows the Company to draw up to an additional $0.9 million on the Corps Real Convertible Note. The Corps Real Convertible Note replaces the $3.0 million secured line of credit promissory note dated December 22, 2008. The Corps Real Convertible Note matures on November 17, 2012 and all principal and accrued but unpaid interest is due on such date. The Corps Real Convertible Note is secured by a first priority lien on all of the Company’s assets.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

3. Liquidity and management’s plans (continued)

Chapter 11 Plan of Reorganization (continued):

•

Laurus/Valens Secured Claims: On the Biovest Effective Date, Laurus/Valens, the Company issued to Laurus/Valens two new term notes. One term note in the original aggregate principal amount of $24.9 million, in compromise and satisfaction of secured claims prior to the Effective Date (the “Laurus/Valens Term A Notes”). The Laurus/Valens Term A Notes mature on November 17, 2012. A second term note in the original aggregate principal amount of $4.16 million, in compromise and satisfaction of secured claims prior to the Effective Date (the “Laurus/Valens Term B Notes”). The Laurus/Valens Term B Notes mature on November 17, 2013. The Laurus/Valens Term A Notes and the Laurus/Valens Term B Notes will be secured by a lien on all of the Biovest’s assets, junior only to the priority lien to Corps Real and to certain permitted liens. On November 18, 2010, Biovest prepaid the Laurus/Valens Term A Notes in an amount equal to $1.4 million from the proceeds received from the Exit Financing (discussed above).

•

Conversion of Secured Notes held by Accentia: On the Effective Date, the entire pre-petition claim including accrued interest (approximately $13.5 million) due from the Company to Accentia, the Company’s majority shareholder, was converted into shares of the Company’s common stock at a conversion rate equal to $0.75 per share, resulting in the issuance of 17,925,720 shares of the Company’s common stock.

•

2008 Secured Debentures: On the Effective Date, two holders of the Company’s 2008 secured debentures, including one of the Company’s directors and an entity affiliated with the Company’s CEO/Chairman, elected to convert their entire outstanding principal balance ($0.5 million) plus accrued interest into shares of the Company’s common stock at a conversion rate equal to $1.66 per share resulting in the issuance of 331,456 shares of the Company’s common stock. Another holder of the Company’s 2008 secured debentures, elected to convert their entire outstanding principal balance of $0.3 million plus accrued interest into 550,000 shares of the Company’s common stock, issuable in eight quarterly installments of 68,750 shares, with the first installment issued on November 17, 2010. The final holder of the Company’s 2008 secured debentures, Valens U.S., received consideration for their claim in accordance with the Laurus/Valens Term A and Term B Notes previously discussed.

•

Claims of Ronald E. Osman: On the Effective Date, the holder of the Company’s May 9, 2008 promissory note, Ronald E. Osman, who is a director of the Company, elected to convert the entire outstanding principal balance under the promissory note (approximately $1.0 million) plus accrued interest into shares of the Company’s common stock at a conversion rate equal to $1.66 per share, resulting in the issuance of 608,224 shares of the Company’s common stock.

•

Plan Distributions to Unsecured Creditors: On the Effective Date, the Company became obligated to pay to the Company’s unsecured creditors approximately $2.7 million in cash together with interest at five percent (5%) per annum in one installment on March 27, 2014. These unsecured claims included the Pulaski Bank notes, the Southwest Bank note, and the related guarantor indemnities. As of September 30, 2011, this obligation has increased by $0.06 million due to an amendment made to the Company’s listing of unsecured creditors, allowing a previously unfiled claim for professional services rendered with respect to the clinical trial for BiovaxID®.

Also on the Effective Date, the Company issued to holders of approximately $3.5 million in principal amount of Class 8 unsecured claims who elected to receive payment in equity as provided in the Plan a total of 2.1 million shares of the Company’s common stock, at an effective conversion rate equal to $1.66 per share.

•

Class 12 Equity Interests: On the Effective Date, each of the Company’s common stockholders was deemed to receive one (1) share of reorganized Biovest common stock (the “Class 12 Plan Shares”) for each share of existing Biovest common stock held by such stockholder as of the Effective Date. The Company’s Class 12 Plan Shares were deemed issued pursuant to Section 1145 of the Bankruptcy Code and do not have any legend restricting the sale thereof under federal securities laws.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

3. Liquidity and management’s plans (continued)

Chapter 11 Plan of Reorganization (continued):

•

April 2006 NMTC Transaction: The Company and certain of its affiliates entered into an agreement in July 2010 (the “Worcester Restructuring Agreement”) with Telesis CDE Corporation and Telesis CDE Two, LLC (collectively, “Telesis”), contingent upon submission to and approval by the Bankruptcy Court. The Worcester Restructuring Agreement effectively terminates all agreements and obligations of all parties pursuant to the New Markets Tax Credit transaction originally closed on April 25, 2006 (the “April 2006 NMTC Transaction”). In consideration for the termination, Telesis retained an unsecured claim in the Company’s Chapter 11 proceeding in the amount of $0.3 million along with a settlement payment in the amount of $85,000 to defray certain legal and administrative expenses incurred by Telesis. This Worcester Restructuring Agreement and the compromise of the outstanding claims against the Company and its affiliates was approved by the Bankruptcy Court in an order entered on December 1, 2010. As a result, the Company’s guaranty, Accentia’s guaranty, and all of the Company’s subsidiary guaranties and all other obligations to all parties to the April 2006 NMTC transaction were terminated. The Company has ceased all activities under the April 2006 NMTC Transaction and the Company has liquidated the subsidiaries created specifically to conduct activities under the April 2006 NMTC Transaction.

•

December 2006 NMTC Transaction: The Company and certain of its affiliates entered into an agreement in July 2010 (the “St. Louis Restructuring Agreement”) with St. Louis Development Corporation and Saint Louis New Markets Tax Credit Fund II, LLC (collectively “SLDC”), contingent upon submission to and approval by the Bankruptcy Court. The St. Louis Restructuring Agreement effectively terminates all agreements and obligations of all parties pursuant to the New Markets Tax Credit transaction originally closed on December 8, 2006 (the “December 2006 NMTC Transaction”). In consideration for the termination, SLDC retained an unsecured claim in the Company’s Chapter 11 proceeding in the amount of $0.16 million along with a settlement payment in the amount of $62,000, to defray certain legal and administrative expenses incurred by SLDC. This St. Louis Restructuring Agreement and the compromise of the outstanding claims against the Company was approved by the Bankruptcy Court in an order entered on December 1, 2010. As a result, the Company’s guaranty, Accentia’s guaranty, and all of the Company’s subsidiary guaranties and all other obligations to all parties to the December 2006 NMTC transaction were terminated. The Company has ceased all activities under the December 2006 NMTC Transaction and the Company has liquidated the subsidiaries created specifically to conduct activities under the December 2006 NMTC Transaction.

•	Termination of Warrants and Issuance of Shares: On the Effective Date, all of the following warrants (the “Laurus/Valens Warrants”) were terminated and cancelled:

•

the common stock purchase warrant, dated March 31, 2006, issued by the Company to Laurus, for the purchase of up to 18,087,889 shares of the Company’s common stock at an exercise price of $0.01 per share. As of November 17, 2010, warrants to purchase up to 13,371,358 shares of the Company’s common stock remained outstanding and were thus terminated pursuant to the Plan; and

•

the common stock purchase warrant, dated September 22, 2008, issued by the Company to Valens U.S., for the purchase of up to 1,015,625 shares of the Company’s common stock at an exercise price of $0.40 per share.

In consideration for the cancellation of the Laurus/Valens Warrants, on the Effective Date, Laurus/Valens received 14,834,782 shares of the Company’s common stock (the “Laurus/Valens Plan Shares”). The Laurus/Valens Plan Shares were issued pursuant to Section 1145 of the U.S. Bankruptcy Code and do not have any legend restricting the sale thereof under federal securities laws, but the transfer thereof is subject to certain restrictions and conditions set forth in the Plan.

•

Cancellation and Reduction of Royalty Interests: On the Effective Date and pursuant to the Plan, the Company, Accentia, and Laurus/Valens entered into agreements whereby, Accentia terminated and cancelled all of its royalty interest and Laurus/Valens reduced its royalty interest in BiovaxID® and the Company’s other biologic products. As a result of the foregoing agreements, the aggregate royalty obligation on BiovaxID and the Company’s other biologic products was reduced from 35.25% to 6.30%. Additionally, Laurus/Valens’s royalty interest on the AutovaxID® instrument was reduced from 3.0% to no obligation, including the elimination of the $7.5 million minimum royalty obligation.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

3. Liquidity and management’s plans (continued)

Chapter 11 Plan of Reorganization (continued):

•

Amendments to Articles of Incorporation or Bylaws: On the Effective Date, the Company amended and restated its articles of incorporation and its bylaws to incorporate provisions required by the Plan, the Confirmation Order, and/or the U.S. Bankruptcy Code. The Company granted Laurus/Valens the right, upon an event of default under Section 20(a) of that certain Term Loan and Security Agreement, executed on the Effective Date, by and among Laurus, the lenders party thereto, the Company (after giving effect to any applicable grace period provided therein), to appoint and maintain one-third (1/3) of the total number of directors of the Company (thereafter, such right to appoint directors will continue notwithstanding the Company’s cure of any such event of default until both the Laurus/Valens Term A Notes and the Laurus/Valens Term B Notes have been paid in full).

The Qualifying Therapeutic Discovery Project:

On October 31, 2010, the Company received notice from the U.S. Internal Revenue Service (“IRS”) that the Company’s application to receive a federal grant in the amount of approximately $0.244 million under the Qualifying Therapeutic Discovery Project was approved (the “Tax Credit”). The Tax Credit is provided under new section 48D of the Internal Revenue Code enacted as part of the Patient Protection and Affordable Care Act of 2010. The Tax Credit is a tax benefit targeted to therapeutic discovery projects that show a reasonable potential to:

•	result in new therapies to treat areas of unmet medical need or prevent, detect or treat chronic or acute diseases and conditions;

•	reduce the long-term growth of health care costs in the United States; or

•	significantly advance the goal of curing cancer within 30 years.

Allocation of the credit will also take into consideration which projects show the greatest potential to create and sustain high-quality, high-paying U.S. jobs and to advance U.S. competitiveness in life, biological and medical sciences. The funds were awarded to support the advancement of BiovaxID®.

Minneapolis, Minnesota Facility Lease:

On December 2, 2010, the Company entered into a lease agreement (the “Lease”) with JMS Holdings, LLC (the “Landlord”) for continued use and occupancy of the Company’s existing facility in Minneapolis (Coon Rapids), Minnesota. The Lease has an initial term of ten years, with provisions for extensions thereof, and will allow the Company to continue and to expand its operations in the Minneapolis (Coon Rapids) facility which it has occupied for over 25 years. The Lease also contains provisions regarding a strategic collaboration whereby the Landlord, with cooperation in the form of loans from the City of Coon Rapids and the State of Minnesota, has agreed to construct certain improvements to the leased premises to allow the Company to perform good manufacturing practices (“GMP”) manufacturing of biologic products in the Minneapolis (Coon Rapids) facility, with the costs of the construction to be amortized over the term of the Lease. In connection with this strategic agreement, the Company issued to the Landlord a warrant (the “Warrant”) to purchase up to one million shares of the Company’s common stock, vesting 60 days from the date of issuance, with an initial exercise price of $1.21 per share and a term of five years from the earlier to occur of (i) the date that the shares underlying the warrant become registered (the Company has agreed to file a registration statement including the shares underlying the Warrant within one year of the date of issuance) or (ii) the date that the shares become otherwise freely-tradable pursuant to Rule 144. Resale of the underlying shares is subject to restrictions pursuant to Rule 144 and certain agreed lock-up provisions.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

3. Liquidity and management’s plans (continued)

Additional expected financing activity:

Management intends to attempt to meet its cash requirements through proceeds from the Corps Real Note, from its cell culture and instrument manufacturing activities, the use of cash on hand, trade vendor credit, short-term borrowings, debt and equity financings, and strategic transactions such as collaborations and licensing. The Company’s ability to continue present operations, pay its liabilities as they become due, and meet its obligations for vaccine development is dependent upon the Company’s ability to obtain significant external funding in the short term. Additional sources of funding have not been established; however, additional financing is currently being sought by the Company from a number of sources, including the sale of equity or debt securities, strategic collaborations, recognized research funding programs, as well as domestic and/or foreign licensing of BiovaxID®. Management is currently in the process of exploring these various financing alternatives. There can be no assurance that the Company will be successful in securing such financing at acceptable terms, if at all. Accordingly, the Company’s ability to continue present operations, pay the Company’s existing liabilities as they become due, and the completion of the detailed analyses of the Company’s clinical trial is dependent upon its ability to obtain significant external funding in the near term, which raises substantial doubt about the Company’s ability to continue as a going concern. If adequate funds are not available from the foregoing sources in the near term, or if the Company determines it to otherwise be in the Company’s best interest, the Company may consider additional strategic financing options, including sales of assets, or the Company may be required to delay, reduce the scope of, or eliminate one or more of its research or development programs or curtail some or all of its commercialization efforts.

4. Accounts Receivable, concentrations of credit risk and major customers

Financial instruments that subject the Company to concentrations of credit risk include cash and accounts receivable.

Accounts receivable are customer obligations due under normal trade terms for products sold to distributors and retail customers. The Company performs ongoing credit evaluations of customers’ financial condition, but does not require collateral or any other security to support amounts due. Management reviews accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible. The allowance for doubtful accounts contains a specific accrual for accounts receivable balances that are considered potential bad debts and a general accrual for remaining possible bad debts. Any accounts receivable balances that are determined to be uncollectible are written off to the allowance. Based on the information available, management believes that the allowance for doubtful accounts as of September 30, 2011 is adequate. However, actual write-offs might exceed the recorded allowance.

Three customers accounted for 42% and 56% of revenues for fiscal 2011 and 2010, respectively. Five customers accounted for 69% of trade accounts receivable as of September 30, 2011, while four customers accounted for 75% of trade accounts receivable as of September 30, 2010. A significant amount of the Company’s revenue has been derived from export sales. The Company’s export sales were 28% and 29% of revenues for fiscal years 2011 and 2010, respectively. Sales to customers in the United Kingdom accounted for 20% and 22% of total revenue for the last two fiscal years.

5. Inventories

Inventories consist of the following:

	September 30,
	2011	2010
Raw materials	$462,000	$313,000
Work-in-process	—	—
Finished goods	70,000	104,000

	$532,000	$417,000

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

6. Minnesota facility lease

On December 2, 2010, the Company entered into an Agreement (the “Lease”) with the Landlord for continued use and occupancy of the Company’s existing facility in Minneapolis (Coon Rapids), Minnesota. The Lease contains provisions regarding a strategic collaboration whereby the Landlord has agreed to construct certain improvements to the leased premises to allow the Company to perform GMP manufacturing of biologic products in the Minneapolis (Coon Rapids) facility, including the manufacture of BiovaxID®. Over $1.5 million in facility improvements have been made to the premises. These improvements were financed by the Company through a combination of cash on hand (approximately $0.175 million), promissory notes from the City of Coon Rapids, Minnesota and the State of Minnesota (in the aggregate amount of $0.353 million), and an increase to the base rent charged in order to recoup the costs of construction incurred by the Landlord (approximately $1.0 million) over the initial term (ten years) of the Lease. In connection with the Lease, the Company issued to the Landlord a warrant to purchase up to one million shares of the Company’s common stock. As a result of these transactions, the Company recorded an asset for the fair value of the warrant issued to the Landlord (approximately $0.825 million), and leasehold improvements in the amount of $0.525 million. These costs will be amortized over the ten year term of the lease.

7. Costs and estimated earnings on uncompleted contracts

Costs and estimated earnings on uncompleted contracts consist of the following:

	$00,000,000	$00,000,000
	September 30,
	2011	2010
Costs incurred on uncompleted contracts	$—	$323,000
Estimated earnings	—	966,000

	—	1,289,000
Less billings to date	—	(1,183,000)

	$—	$106,000

These amounts are included in the accompanying consolidated balance sheets under the following captions:

	$00,000,0000	$00,000,0000
	September 30,
	2011	2010
Costs and estimated earnings in excess of billings on uncompleted contracts	$—	$106,000
Billings in excess of costs and estimated earnings on uncompleted contracts	—	—

	$—	$106,000

8. Property, plant and equipment

Property, plant and equipment consist of the following:

	$00,000,000	$00,000,000
	September 30,
	2011	2010
Furniture and fixtures	$74,000	$73,000
Leasehold improvements	620,000	70,000
Machinery and equipment	1,379,000	1,260,000

	2,073,000	1,403,000
Less accumulated depreciation and amortization	(1,302,000)	(1,326,000)

	$771,000	$77,000

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

9. Patents and Trademarks

Patents and trademarks consist of the following:

	$000,000	$000,000
	September 30,
	2011	2010
Patents	$12,000	$12,000
Trademarks	579,000	579,000

	591,000	591,000
Accumulated amortization	(360,000)	(330,000)

	$231,000	$261,000

Estimated future amortization of patent and trademark costs is as follows:

Year ending September 30,
2012	$30,000
2013	30,000
2014	30,000
2015	30,000
2016	30,000
thereafter	81,000

$231,000

10. Related party transactions

Related Party Liabilities consists of the following:

	$000,000	$000,000
	September 30,
	2011	2010
Accentia promissory demand notes	$—	$556,000
Corps Real Note	496,000	1,890,000
Accrued interest	—	151,000

	$496,000	$2,597,000

Accentia Promissory Demand Notes:

On the Effective Date, the entire pre-petition claim due from the Company to Accentia, the Company’s majority shareholder, was converted into the Company’s common stock at a conversion rate equal to $0.75 per share, resulting in the issuance of 17,925,720 shares of the Company’s common stock to Accentia. The fair value of these shares (approximately $26.0 million) was recorded against the carrying value of the Accentia notes on November 17, 2010, resulting in a $5.1 million loss on reorganization which has been recorded on the Company’s consolidated statement of operations for the year ended September 30, 2011.

Loan to Accentia:

Over the year ended September 30, 2011, the Company advanced approximately $0.24 million to Accentia, to cover their near-term operating expenses. The loan has been classified under other current assets on the Company’s consolidated balance sheet as of September 30, 2011.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

10. Related party transactions (continued)

Corps Real Note:

On the Effective Date, the Company issued a secured convertible promissory note (the “Corps Real Convertible Note”) in the principal amount of $2,291,560 to Corps Real, LLC (“Corps Real”), whose principal members are directors of the Company or are affiliated with the Company’s directors. The Corps Real Convertible Note allows the Company to draw up to an additional $0.9 million. The Corps Real Convertible Note replaces the $3.0 million debtor-in-possession secured line of credit promissory note dated December 22, 2008 which was previously executed by the Company in favor of Corps Real. The Corps Real Convertible Note matures on November 17, 2012 and all principal and accrued but unpaid interest is due on such date. Interest accrues and is payable on the outstanding principal amount of the Corps Real Convertible Note at a fixed rate of sixteen percent (16%) per annum, with interest in the amount of ten percent (10%) to be paid monthly and interest in the amount of six percent (6%) to accrue and be paid on the maturity date. The Company may prepay the Corps Real Convertible Note in full, without penalty, at any time, and Corps Real may convert all or a portion of the outstanding balance of the Corps Real Convertible Note into shares of the Company’s common stock at a conversion rate of $0.75 per share. The Corps Real Convertible Note is secured by a first priority lien on all of the Company’s assets.

The Corps Real Convertible Note was evaluated under the provisions of ASC 470-20, and was recorded at an initial discount of $2.1 million charged to additional paid-in capital representing the intrinsic value of the beneficial conversion feature associated with the note. The discount will be amortized interest expense using the effective interest method over the two (2) year term of the note. The carrying value of the note is $0.496 million and has been classified long term debt, related party on the Company’s consolidated balance sheet as of September 30, 2011.

11. Long-term debt

Long-term debt consists of the following:

	September 30, 2011	September 30, 2010
Class 8, Unsecured Option A Obligations	$2,770,000	$—
Class 8, Unsecured Option C Notes	1,049,000	—
Exit Financing ($1.266 million principal less $1.148 million discount)	118,000	—
Coon Rapids Economic Development Authority Loan	348,000	—
Laurus/Valens Term A Notes	23,467,000	—
Laurus/Valens Term B Notes	4,160,000	—

	31,912,000	—
Less: current maturities	(1,063,000)	—

	$30,849,000	$—

Future maturities of long-term debt are as follows:

Years ending September 30,
2012	$1,063,000
2013	24,747,000
2014	6,944,000
2015	15,000
2016 and thereafter	291,000

Total maturities	33,060,000
Less unamortized discount	(1,148,000)

$31,912,000

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

11. Long-term debt (continued)

Class 8, Unsecured Option A Obligations:

On the Effective Date, the Company became obligated to the Company’s unsecured creditors in the original aggregate principal amount of approximately $2.7 million in cash together with interest at five percent (5%) per annum to be paid in one installment on March 27, 2014 (the “Option A Obligations”). These unsecured creditors’ claims include, but are not limited to the Pulaski Bank notes, the Southwest Bank note, and the related guarantor indemnities. As of September 30, 2011, this obligation increased by $0.06 million due to an amendment made to the Company’s listing of unsecured creditors, allowing a previously unfiled claim for professional services rendered with respect to the clinical trial for BiovaxID®. The fair value of the Option A Obligations was recorded against the carrying value of each claim holder electing an Option A distribution as of the Effective Date, resulting in a $0.4 million gain on reorganization for the year ended September 30, 2011.

Class 8, Unsecured Option C Notes:

On the Effective Date, the Company became obligated to certain of its unsecured creditors in the original aggregate principal amount of approximately $2.0 million. Each such unsecured creditor received an amount equal to 100% of such unsecured creditors’ allowed Class 8 unsecured claim (including post-petition interest under the Plan at the rate of three percent (3%) per annum) in a combination of debt and equity resulting in the issuance of a total of $1.8 million in new notes (the “Option C Notes”), as well as 0.2 million shares of the Company’s common stock, using an effective conversion rate equal to $1.66 per share. The Option C Notes bear interest at seven percent (7%) and are convertible into the Company’s common stock in seven quarterly installments beginning on February 17, 2011 as follows:

•

provided that the average of the volume weighted average prices for the Company’s common stock for the ten consecutive trading days immediately preceding each quarterly conversion date (“Ten Day VWAP”) is at least $1.00 per share, one-eighth (  1/8th ) of the Option C Notes plus accrued interest will be automatically converted into shares of the Company’s common stock at a conversion rate equal to the Ten Day VWAP;

•

should the Ten Day VWAP be less than $1.00 per share, the Option C Notes will not automatically convert into shares of the Company’s common stock, but will instead become payable at maturity (August 17, 2012), unless the Option C Note holder elects to convert one-eighth ( 1/8th) of its Option C Notes plus accrued interest into shares of the Company’s common stock at a conversion rate equal to $1.00 per share;

•

any portion of the Option C Notes and any Option C interest that are outstanding at maturity (August 17, 2012) will be due and payable in full, at the election of Biovest in either cash or in shares of the Company’s common stock at a conversion rate equal to the Ten Day VWAP;

•

if, at any time prior to August 17, 2012, the Ten Day VWAP is at least $1.50 per share, an Option C Note holder, at its option, may convert any or all of the Option C Notes plus the then accrued and unpaid interest into shares of the Company’s common stock at a conversion rate equal to the Ten Day VWAP used for the initial conversion on the Effective Date ($1.66 per share); and

•

if, at any time prior to August 17, 2012, the volume weighted average price for the Company’s common stock is at least $1.88 per share for thirty (30) consecutive trading days, the Company, at its option, may require the conversion of the then aggregate outstanding balance of the Option C Notes plus the then accrued and unpaid Option C Note interest at a conversion rate equal to the Ten Day VWAP used for the initial conversion on the Effective Date ($1.66 per share).

On February 17, 2011, May 17, 2011, and again on August 17, 2011 with the Ten Day VWAP at less than $1.00 per share, the holders of the Option C Notes elected to convert one-eighth of the Option C Notes plus accrued interest into shares of the Company’s common stock at a conversion rate equal to $1.00 per share, resulting in the aggregate issuance of 901,645 shares of the Company’s common stock.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

11. Long-term debt (continued)

Exit Financing:

On October 19, 2010, the Company completed a financing as part of its Plan (the “Exit Financing”). Pursuant to the Exit Financing, the Company issued secured convertible notes in the original aggregate principal amount of $7.0 million (the “Initial Notes”) and warrants to purchase shares of the Company’s common stock warrants to a total of twelve (12) accredited investors (the “Buyers”). Pursuant to the Exit Financing, the Company issued two separate types of warrants to the Buyers, Series A Warrants (the “Initial Series A Warrants”) and Series B Warrants (the “Initial Series B Warrants”).

On the Effective Date: (a) the Initial Notes were exchanged pursuant to the terms of the Plan for new unsecured convertible notes (the “Exchange Notes”) in the original aggregate principal amount of $7.04 million, (b) the Initial Series A Warrants were exchanged pursuant to the terms of the Plan for new warrants to purchase a like number of shares of Company common stock (the “Series A Exchange Warrants”), and (c) the Initial Series B Warrants were exchanged pursuant to the terms of the Plan for new warrants to purchase a like number of shares of the Company’s common stock (the “Series B Exchange Warrants”).

The following are the material terms and conditions of the Exchange Notes:

•	the Exchange Notes mature on November 17, 2012, and all principal and accrued but unpaid interest is due on such date;

•

interest accrues and is payable on the outstanding principal amount of the Exchange Notes at a fixed rate of seven percent (7%) per annum (with a fifteen percent (15%) per annum default rate), and is payable monthly in arrears. The first interest payment was made on December 1, 2010;

•	interest payments are payable at the Company’s election in either cash or subject to certain specified conditions, in shares of the Company’s common stock;

•

the Company may from time to time, subject to certain conditions, redeem all or any portion of the outstanding principal amount of the Exchange Notes for an amount, in cash, equal to 110% of the sum of the principal amount being redeemed and certain make-whole interest payments;

•

the Buyers may convert all or a portion of the outstanding balance of the Exchange Notes into shares of the Company’s common stock at a conversion rate of $0.91 per share, subject to anti-dilution adjustments in certain circumstances; and

•

in the event that the average of the daily volume weighted average price of the Company’s common stock is at least 150% of the then-effective conversion price for any ten (10) consecutive trading days, the Company, at its option, may upon written notice to the holders of the Exchange Notes, convert the then outstanding balance of the Exchange Notes into shares of the Company’s common stock at the conversion price then in effect under the Exchange Notes.

The following are the material terms and conditions of the Series A Exchange Warrants:

•	the Series A Exchange Warrants give the Buyers the right to purchase an aggregate of 8,733,096 shares of the Company’s common stock;

•	the Series A Exchange Warrants have an exercise price of $1.20 per share and expire on November 17, 2017; and

•

if the Company issues or sells any options or convertible securities after the issuance of the Series A Exchange Warrants that are convertible into or exchangeable or exercisable for shares of common stock at a price which varies or may vary with the market price of the shares of common stock, including by way of one or more reset(s) to a fixed price, the investors have the right to substitute any of the applicable variable price formulations for the exercise price upon exercise of the warrants held.

On December 22, 2010, the Series B Exchange Warrants were exercised by a cashless exercise and an aggregate of 1,075,622 shares of the Company’s common stock were issued to the Buyers.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

11. Long-term debt (continued)

Exit Financing (continued):

As of September 30, 2011, a total of $5.8 million in principal on the Exchange Notes had been converted to the Company’s common stock, resulting in the issuance to the Buyers of 6.9 million shares of the Company’s common stock. The remaining principal balance outstanding on the Exchange Notes is $1.3 million as of September 30, 2011.

The Exchange Notes and Warrants contain conversion and adjustment features properly classified as derivative instruments and required to be recorded at fair value. As a result, the Exchange Notes have been recorded at a discount which will be amortized to interest expense over two years.

Coon Rapids Economic Development Authority Loans:

On May 6, 2011, the Company closed two financing transactions with the Economic Development Authority for the City of Coon Rapids and the Minnesota Investment Fund, which provide capital to help add workers and retain high-quality jobs in the State of Minnesota. The Company issued two secured promissory notes in the aggregate amount of $0.353 million, which amortize over 240 months, with a balloon payment of $0.199 million due on May 1, 2021 (the “Notes”). The Notes bear interest as follows (yielding an effective interest rate of 4.1%):

•	Months 1-60 at 2.5% interest

•	Months 61-80 at 5.0% interest

•	Months 81-100 at 7.0% interest

•	Months 101-120 at 9.0% interest

The Company may prepay the Notes at any time prior to maturity without penalty. Proceeds from the transaction in the amount of $0.353 million were used to fund capital improvements made to the Company’s existing manufacturing facility in Minneapolis (Coon Rapids), Minnesota.

Laurus/Valens Term A and Term B Notes:

On the Effective Date, the Company issued two new notes (the “Laurus/Valens Term A Notes” and “Laurus/Valens Term B Notes”) in the aggregate principal amount of $29.06 million to Laurus/Valens in compromise and satisfaction of secured claims prior to the Effective Date.

The following are the material terms and conditions of the Laurus/Valens Term A Notes:

•	the original principal amount of the Laurus/Valens Term A Notes was $24.9 million;

•	the Laurus/Valens Term A Notes mature on November 17, 2012;

•	interest accrues at the rate of eight percent (8%) per annum (with a twelve (12%) percent per annum default rate), and is payable at the time of any principal payment or prepayment of principal;

•	the Company may prepay the Laurus/Valens Term A Notes, without penalty, at any time; and

•	the Company is required to make mandatory prepayments under the Laurus/Valens Term A Notes as follows:

•

a prepayment equal to thirty percent (30%) of the net proceeds (i.e., the gross proceeds received less any investment banking or similar fees and commissions and legal costs and expenses incurred by the Company) of certain capital raising transactions (with certain exclusions), but only up to the then outstanding principal and accrued interest under the Laurus/Valens Term A Notes;

•	from any intercompany funding by Accentia to the Company (with certain exceptions and conditions); and

•

a prepayment equal to fifty percent (50%) the of positive net cash flow of the Company for each fiscal quarter after the Effective Date, less the amount of certain capital expenditures on certain biopharmaceutical products of the Company made during such fiscal quarter or during any prior fiscal quarter ending after November 17, 2010.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

11. Long-term debt (continued)

Laurus/Valens Term A and Term B Notes (continued):

On November 18, 2010, the Company prepaid the Laurus/Valens Term A Notes in an amount equal to $1.4 million from the proceeds received in the Company’s Exit Financing.

The following are the material terms and conditions of the Laurus/Valens Term B Notes:

•	the original principal amount of the Laurus/Valens Term B Notes was $4.16 million;

•	the Laurus/Valens Term B Notes mature on November 17, 2013;

•	interest accrues at the rate of eight (8%) percent per annum (with a twelve (12%) percent per annum default rate), and is payable at the time of any principal payment or prepayment of principal;

•	the Company may prepay the Laurus/Valens Term B Notes, without penalty, at any time; and

•

provided that the Laurus/Valens Term A Notes have been paid in full, the Company is required to make mandatory prepayments under the Laurus/Valens Term B Notes from any intercompany funding by Accentia to the Company (with certain exceptions and conditions), but only up to the outstanding principal and accrued interest under the Laurus/Valens Term B Notes.

With the prior written consent of Laurus/Valens, the Company may convert all or any portion of the outstanding principal and accrued interest under either the Laurus/Valens Term A Notes or the Laurus/Valens Term B Notes into shares of the Company’s common stock. The number of shares of the Company’s common stock issuable on such a conversion is equal to (a) an amount equal to the aggregate portion of the principal and accrued and unpaid interest thereon outstanding under the applicable Laurus/Valens Term A Notes or the Laurus/Valens Term B Notes being converted, divided by (b) ninety percent (90%) of the average closing price publicly reported (or reported by Pink Sheets, LLC) for shares of the Company’s common stock for the ten (10) trading days immediately preceding the date of the notice of conversion.

The Laurus/Valens Term A Notes and the Laurus/Valens Term B Notes are secured by a lien on all of the Company’s assets, junior only to the lien granted to Corps Real and to certain permitted liens. The Laurus/Valens Term A Notes and the Laurus/Valens Term B Notes are also guaranteed by Accentia (the “Accentia Guaranty”), up to a maximum amount of $4,991,360. The Accentia Guaranty is secured by a pledge by Accentia of 20,115,818 shares of the Company’s common stock owned by Accentia and by the assets of Accentia’s subsidiary, Analytica International, Inc. (“Analytica”). On December 15, 2011, Accentia closed on the definitive agreement selling the assets and business of Analytica. In connection with the Analytica Asset Purchase Agreement, Accentia entered into an agreement with LV Administrative Services, Inc. (“LV”), as agent for and on behalf of Laurus/Valens, whereby Laurus/Valens, conditioned upon receipt of an upfront payment of the asset sales proceeds amended the terms of the Accentia Guaranty, whereby Laurus/Valens consented to the transactions contemplated by the Analytica Asset Purchase Agreement and released all liens and security interests on Analytica’s assets to be sold to the purchaser.

The Laurus/Valens Term A and Term B Notes replaced the following obligations due to Laurus and its affiliates:

•	the $7.799 million note payable to Laurus (originated in March 2006);

•	the $0.250 million note payable to Valens II (originated in October 2007);

•	the $0.245 million note payable to Valens U.S. (originated in October 2007);

•	the $3.6 million note payable to Valens II (originated in December 2007);

•	the $4.9 million note payable to Valens U.S. (originated in December 2007);

•	the $7.5 million minimum royalty due on sales of AutovaxID® instrumentation (originated in April 2007); and

•	the $4.4 million loan modification fee, originated in July 2008, in consideration for modifying the terms of all the then outstanding debt due to Laurus/Valens.

The fair value of the Laurus/Valens Term A and Term B Notes was recorded against the combined carrying value of the obligations listed above resulting in a $6.7 million gain on reorganization for the year ended September 30, 2011.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

12. Derivative liabilities

The Company does not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, the Company and its consolidated subsidiaries have entered into certain other financial instruments and contracts, such as debt financing arrangements and freestanding warrants with features that are either (i) not afforded equity classification, (ii) embody risks not clearly and closely related to host contracts, or (iii) may be net-cash settled by the counterparty. These instruments are required to be carried as derivative liabilities, at fair value.

The following table discloses the fair value of the Company’s derivative liabilities and their location in the consolidated balance sheets as of September 30, 2011 and 2010. The Company held no asset derivatives at either reporting date.

	Liability Derivatives
	September 30, 2011		September 30, 2010
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives not designated as hedging instruments
Series A Exchange Warrants	Derivative Liabilities	$1,998,000	N/A	$—
Conversion option on Convertible Note Financing	Derivative Liabilities	1,000	N/A	—
Shares due per compromise order	Derivative Liabilities	118,000	N/A	—
Biovax Investment, LLC investor put option (Note 17)	N/A	—	Liabilities subject to compromise	136,000
AutovaxID Investment, LLC investor put option (Note17)	N/A	—	Liabilities subject to compromise	84,000
Derivatives resulting from issuance of Secured Convertible Debenture	N/A	—	Liabilities subject to compromise	1,778,000
Outstanding warrants with contingent exercise provisions	N/A	—	Liabilities subject to compromise	7,595,000
Accentia conversion option	N/A	—	Liabilities subject to compromise	8,253,000

Total derivatives not designated as hedging instruments		$2,117,000		$17,846,000

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

12. Derivative liabilities (continued)

Shares due per compromise order:

On the Effective Date, one of the holders of the Company’s 2008 secured debentures elected to convert the entire outstanding principal balance of $0.3 million plus accrued interest into 550,000 shares of the Company’s common stock, issuable in eight quarterly installments of 68,750 shares, beginning on November 17, 2010. Through September 30, 2011, the Company has issued 275,000 shares under this obligation. The remaining 275,000 shares of the Company’s common stock yet to be issued have been recorded as a derivative liability at fair value on the Company’s consolidated balance sheet as of September 30, 2011.

The following table summarizes liabilities measured at fair value on a recurring basis for the periods presented:

	September 30, 2011				September 30, 2010
Fair Value Measurements Using:	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Liabilities
Derivative Liabilities	$—	$2,117,000	$—	$2,117,000	$—	$17,846,000	$—	$17,846,000

13. Liabilities subject to compromise

On the Effective Date, the Company settled the majority of its pre-petition claims. Footnote 3 contains a summary of certain material provisions of the Plan. On May 10, 2011, the Company settled an outstanding Class 8 unsecured claim in the approximate amount of $0.772 million through the issuance of 493,001 shares of the Company’s common stock valued at $0.55 per share. The Company had established a reserve for this claim in the amount of $0.747 million. Settlement of the claim resulted in a gain of $0.476 million recorded as gain on reorganization on the Company’s consolidated statement of operations for the year ended September 30, 2011.

As of September 30, 2011, some of the Company’s Class 8 unsecured claims remain in dispute. A reserve in the amount of $0.444 million has been established representing the Company’s estimate as to the eventual allowed amount of the aggregate claims. It is anticipated that these claims will be resolved through a combination of issuance of the Company’s common stock and long term debt through either a negotiated compromise or an adjudicated order entered in the Bankruptcy Court.

14. Stockholders’ equity

Preferred stock:

The Company has authorized 50 million shares of preferred stock. As of the fiscal years ended September 30, 2011 and 2010, no preferred shares were issued or outstanding.

Common stock:

The Company has authorized 300 million shares of common stock. For the year ended September 30, 2011, the Company issued the following:

•

37,508,292 shares of the Company’s common stock to various creditors of the Company pursuant to the Plan confirmed on November 2, 2010. Details on the Plan and the resulting common stock shares issued can be found in Notes 3, 10 and 11 above.

•	6,883,282 shares of the Company’s common stock upon conversion of the Exit Financing discussed in Note 11 above.

•	193,481 shares of the Company’s common stock in payment of interest due on the Exit Financing discussed in Note 11 above.

•

56,000 shares of the Company’s common stock to Alan M. Pearce pursuant to the December 31, 2010 Resignation Settlement between the Company and Mr. Pearce. These shares were issued consideration of the settlement of all claims by Mr. Pearce, including but not limited to, claims under or arising out of Mr. Pearce’s Employment Agreement.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

14. Stockholders’ equity (continued)

Common stock (continued):

•	1,075,622 shares of the Company’s common stock upon the cashless exercise of warrants issued to holders of the Exit Financing discussed in Note 11 above.

•

100,000 shares of the Company’s common stock to Alan M. Pearce at $0.06 per share upon the exercise of an Incentive Stock Option Award previously granted under the Company’s Amended and Restated 2006 Equity Incentive Plan.

For the year ended September 30, 2010, the Company issued the following:

•

600,000 unrestricted shares of common stock to an individual holder of the Company’s secured convertible debentures discussed in note 11 above. On September 15, 2010, the Bankruptcy Court issued an order granting a joint motion to compromise between the Company and the debenture holder. As part of the settlement terms, the Company issued 600,000 unrestricted common stock shares in return for the cancellation of warrants to purchase 843,750 shares of the Company’s common stock at a price of $0.40 per share which had been previously issued to the debenture holder.

15. Common stock options and warrants

Stock Option Plans:

The Company’s 2000 Stock Option Plan was approved and made effective by the Company’s stockholders and Board of Directors on July 19, 2000 (the “2000 Plan”). The Company’s Amended and Restated 2006 Equity Incentive Plan (the “2006 Plan”) was approved by the Company’s Board of Directors (the “Board”) on November 2, 2006, and by the written consent of holders of a majority of the Company’s shares of common stock on October 4, 2007. The Company’s 2010 Equity Incentive Plan (the “2010 Plan”) was approved by the Board on November 10, 2010, and by holders of the majority of the Company’s shares of common stock on January 18, 2011. The 2000 Plan, 2006 Plan and 2010 Plan are collectively, the “Stock Option Plans”. The purposes of the Stock Option Plans are to create incentives designed to motivate employees to significantly contribute toward the Company’s growth and profitability, to provide the Company’s executives, directors and other employees, and persons who, by their position, ability and diligence, are able to make important contributions to the Company’s growth and profitability, with an incentive to assist the Company in achieving its long-term corporate objectives, to attract and retain executives and other employees of outstanding competence, and to provide such persons with an opportunity to acquire an equity interest in the Company.

The Stock Option Plans are administered by a committee appointed by the Board or by the full Board of Directors. All members of such a committee must be non-employee directors and outside directors, as defined in the Stock Option Plans. Subject to the limitations set forth in the Stock Option Plans, the administrator has the authority to grant options and to determine the purchase price of the shares of the Company’s common stock covered by each option, the term of each option, the number of shares of the Company’s common stock to be covered by each option, to establish vesting schedules, to designate options as incentive stock options or non-qualified stock options, and to determine the persons to whom grants are to be made.

The common stock to be subject to awards under the Stock Option Plans may be either authorized and un-issued common stock shares or common stock shares held in the treasury of the Company. The maximum number of shares of common stock which may be granted under the Stock Option Plans, subject to adjustment in accordance with the provisions of the Plans, is 37.0 million shares. For the purpose of computing the total number of shares of stock remaining available for awards under the Stock Option Plans at any time while the Stock Option Plans are in effect, the total number of shares shall be reduced by: (1) the maximum number of common stock shares subject to issuance upon exercise of outstanding options or outstanding stock appreciation rights granted under the Stock Option Plans and (2) the maximum number of shares related to outstanding other stock-based awards granted under these Stock Option Plans, as determined by the Board in each case as of the dates on which such awards were granted. The common stock shares involved in the unexercised or undistributed portion of any terminated, expired or forfeited awards, including any unexercised or undistributed portion of any terminated, expired or forfeited award under the 2000 or 2006 Plans will be made available for further Stock Option Plans awards. The Stock Option Plans permit the grant of restricted stock, incentive stock options, non-qualified stock options, stock-appreciation rights, and phantom stock awards. Awards granted under the Stock Option Plans that have not vested will

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

15. Common stock options and warrants (continued)

Stock Option Plans (continued):

generally terminate immediately upon the grantee’s termination of employment or business relationship with us or any of the Company’s subsidiaries for any reason other than retirement, disability or death. The Board or a committee of the Board may determine at the time of the grant that an award agreement should contain provisions permitting the grantee to exercise the stock options for any stated period after such termination, or for any period the Board or a committee of the Board determines to be advisable after the grantee’s employment or business relationship with us terminates by reason of retirement, disability, death or termination without cause. Except in the case of retirement or disability, vested Incentive Stock Options will generally terminate no more than three months after termination of the optionee’s employment and twelve months after termination of the optionee’s employment due to disability. In the event of termination of employment as a result of retirement, termination of the Incentive Stock Option will occur at the end of the exercise period as specified in the grant; and will comply in all other respects with the provisions of Code Section 422. For purposes of the Stock Option Plans, “retirement” shall mean the employee terminates at a time when employee’s combined age and years of service equal at least sixty (60) (subject to the Age and Service Guidelines set forth below).

The Age and Service Guidelines are:

(a)	the employee must have a minimum of three (3) years of service; and

(b)	the employee must have attained a minimum age of fifty-five (55) years during the year of termination.

The Board or a committee of the Board may permit a deceased optionee’s stock option grants to be exercised by the optionee’s executor or heirs during a period acceptable to the Board or a committee of the Board following the date of the optionee’s death but such exercise must occur prior to the expiration date of the stock option grant.

Under GAAP with respect to the financial accounting treatment of stock options used to compensate employees, upon the grant of stock options under the Stock Option Plans, the fair value of the options will be measured on the date of grant and this amount will be recognized as compensation expense ratably over the service period, which generally corresponds with the vesting period. Stock appreciation rights granted under the Stock Option Plans must be settled in common stock. Therefore, stock appreciation rights granted under the Stock Option Plans will receive the same accounting treatment as options. The cash the Company receives upon the exercise of stock options will be reflected as an increase in the Company’s capital. No additional compensation expense will be recognized at the time stock options are exercised, although the issuance of shares of common stock upon exercise may reduce basic earnings per share, as more shares of the Company’s common stock would then be outstanding.

In the case of a grant of restricted stock, the fair value of the restricted stock award at the date of grant will be determined and this amount will be recognized over the service period of the award, usually the vesting period. The fair value of a restricted stock award is equal to the fair market value of the Company’s common stock on the date of grant.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

15. Common stock options and warrants (continued)

Stock Option Plans (continued):

Stock option activity for the years ended September 30, 2011 and 2010 is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Contractual Life	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value
Outstanding at October 1, 2009	12,937,557	$0.42	6.86	$0.18	$2,853,000
Exercisable at October 1, 2009	6,610,890	$0.76	5.42	$0.31	$21,000
Granted	14,030,000	0.70
Exercised	—	—
Cancelled	(155,071)	0.49
Outstanding at September 30, 2010	26,812,486	0.57	7.64	0.33	17,409,103
Exercisable at September 30, 2010	6,599,153	0.76	4.42	0.31	3,045,586
Granted	1,330,000	0.89
Exercised	(100,000)	0.06
Cancelled	(960,600)	1.26
Outstanding at September 30, 2011	27,081,886	$0.56	7.41	$0.37	$2,273,550
Exercisable at September 30, 2011	25,656,886	$0.54	7.32	$0.34	$2,272,550

The following assumptions were used to determine the fair value of the stock option grants:

Years Ending September 30,
	2011	2010
Expected volatility	82% - 92%	78% - 88%
Expected life	4.0 to 6.0 years	5.4 to 5.5 years
Risk-free interest rates	1.13% - 2.90%	1.98% - 2.52%
Dividend yields	none	none

The following tables summarize information for options outstanding and exercisable at September 30, 2011:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Ave Remaining Contractual Life	Weighted Ave Exercise Price	Number Exercisable	Weighted Ave Remaining Contractual Life	Weighted Ave Exercise Price
$ 0.01-1.00	26,144,386	7.47	$0.53	$24,729,386	7.38	$0.51
1.01-2.00	937,500	5.58	1.22	927,500	5.55	1.22

	27,081,886	7. 41	$0. 56	$25,656,886	7.32	$0.54

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

15. Common stock options and warrants (continued)

Stock Option Plans (continued):

The Company recognized $7.5 million and $0.1 million in total employee stock-based compensation expense for the years ended September 30, 2011 and 2010, respectively. A summary of the status of the Company’s non-vested employee stock options as of September 30, 2011, and changes during the two (2) years then ended is presented below:

Non-vested Options	Shares	Weighted Ave Grant-Date Fair Value
Non-vested at September 30, 2009	6,326,667	$0.04
Granted	14,030,000	0.47
Vested	(23,334)	0.23
Cancelled	(120,000)	0.30

Non-vested at September 30, 2010	20,213,333	$0.34
Granted	1,330,000	0.85
Vested	(20,118,333)	0.34
Cancelled	—	—
Non-vested at September 30, 2011	1,425,000	$0.81

As of September 30, 2011, there was $0.2 million of total unrecognized compensation cost related to non-vested share-based compensation. This cost is expected to be recognized over a period of approximately three (3) years.

Stock warrants issued, exercised and outstanding at September 30, 2011 and 2010 are summarized as follows:

	Weighted Ave
Warrants	Shares	Exercise Price
Outstanding at September 30, 2009	32,064,155	$0.35
Exercisable at September 30, 2009	31,164,155	0.32

Issued	—	—
Exercised	—	—
Cancelled	(843,750)	0.40

Outstanding at September 30, 2010	31,220,405	$0.35
Exercisable at September 30, 2010	30,620,405	0.33

Issued	11,276,990	1.10
Exercised	(1,076,930)	0.01
Cancelled	(14,453,650)	0.04

Outstanding at September 30, 2011	26,966,815	$0.84
Exercisable at September 30, 2011	26,666,815	0.83

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

16. Segment information

The Company operates in three (3) identifiable industry segments. The Company’s Cell Culture Products and Services segment is engaged in the production and contract manufacturing of biologic drugs and cell production for research institutions worldwide. The Instruments and Disposables segment is engaged in the development, manufacture and marketing of patented cell culture systems, equipment and consumable parts to pharmaceutical, diagnostic and biotechnology companies, as well as leading research institutions worldwide. The Therapeutic Vaccine segment is focused on developing BiovaxID® and has received a federal grant in the amount of approximately $0.244 million under the Qualified Therapeutic Discovery Project, as described earlier.

The Company defines its segment operating results as earnings/(loss) before general and administrative costs, interest expense, interest income, other income, and income taxes. Under the Company’s shared resources concept, assets of the Company are common to the segments listed below and thus not segregated for reporting purposes. Goodwill was $2.1 million for the years ended September 30, 2011 and 2010 and has not been allocated to the segments listed below. Segment information is as follows:

	Year ended September 30, 2011
	Cell Culture Services	Instruments and Disposables	Therapeutic Vaccine	Total
Revenues:
Products	$—	$2,365,000	$—	$2,365,000
Services	1,272,000	—	—	1,272,000
Qualified Therapeutic Project Grant	—	—	244,000	244,000

Total Revenues	1,272,000	2,365,000	244,000	3,881,000

Costs and Expenses:
Cost of revenue	(964,000)	(1,529,000)	—	(2,493,000)
Research and development	—	—	(1,799,000)	(1,799,000)

Operating income/(loss) including segment identifiable expenses	$308,000	$836,000	$(1,555,000)	(411,000)
General and administrative expense				(10,172,000)
Other income/(expense), net				(4,701,000)

Net loss before income taxes				(15,049,000)
Income taxes				—

Net loss				$(15,284,000)

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

16. Segment information (continued)

	Year ended September 30, 2010
	Cell Culture Services	Instruments and Disposables	Therapeutic Vaccine	Total
Revenues:
Products	$—	$4,156,000	$—	$4,156,000
Services	1,196,000	—	—	1,196,000

Total Revenues	1,196,000	4,156,000	—	5,352,000

Costs and Expenses:
Cost of revenue	(941,000)	(1,960,000)	—	(2,901,000)
Research and development	—	—	(815,000)	(815,000)

Operating income/(loss) including segment identifiable expenses	$255,000	$2,196,000	$(815,000)	1,636,000
General and administrative expense				(2,379,000)
Other income/(expense), net				(7,842,000)

Net loss before non-controlling interest in losses from variable interest entities and income taxes				(8,585,000)
Non-controlling interest in losses from variable interest entities				412,000

Net loss before income taxes				(8,173,000)
Income taxes				—

Net loss				$(8,173,000)

17. Income taxes

The significant income components of the Company’s net deferred total are as follows:

	Year Ending September 30,
	2011	2010
Interest due to tax affiliated group	$—	$903,000
Loss on restructure of related party agreement	2,519,000	2,519,000
Related party financing cost	468,000	468,000
Loss on modification of debt	2,424,000	2,629,000
Loss on impairment	1,433,000	1,433,000
Basis difference in fixed assets	724,000	724,000
Stock option compensation	2,429,000	450,000
Net operating loss carryover	35,579,000	29,347,000
Loss on derivative liabilities	804,000	1,350,000
Other	1,130,000	1,991,000

Total deferred tax asset	47,510,000	41,814,000

Less: valuation allowance	(47,510,000)	(41,814,000)

Net deferred tax asset	$—	$—

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

17. Income taxes (continued)

The components of the provision (benefit) for income taxes consists of the following:

	Year Ending September 30,
	2011	2010
Deferred tax
Deferred	$(5,696,000)	$(3,077,000)
Increase in valuation allowance	5,696,000	3,077,000

Total provision (benefit) for income taxes	$—	$—

ASC 740 requires that a deferred tax amount be reduced by a valuation allowance if, based on the weight of available evidence it is more likely than not (a likelihood of more than fifty percent (50%)) that some portion or all of the deferred tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized. As a result, the Company recorded a valuation allowance with respect to all the Company’s deferred tax assets.

The Company has a federal net operating loss (“NOL”) of approximately $93.7 million as of September 30, 2011 (expiring beginning in 2020). Under Section 382 and 383 of the Internal Revenue Code, if an ownership occurred change occurs with respect to a “loss corporation”, as defined, there are annual limitations on the amount of the NOL and other deductions which are available to the Company. The portion of the NOLs incurred prior to June 17, 2003 ($3.4 million) is subject to this limitation. As such, these NOLs are limited to approximately $0.2 million per year. NOLs incurred after June 17, 2003 may also subject to restriction.

At the time that the Company was acquired by Accentia, it had significant NOLs. Due to severe limitations of these NOLs and the fact that a significant portion of NOLs could never be utilized, the Company made and an election under IRS regulation 1.1502-22P32(b)(4) to waive most of the losses. The Company waived approximately $29 million of NOLs while retaining $3.4 million.

A reconciliation of the U.S. Federal statutory rate to the effective rate is as follows:

	Year Ending September 30,
	2011	2010
Federal statutory rate	(34)%	(34)%
State taxes	(4)%	(4)%
Permanent items	(6)%	—
Reorganization items	7%	—
Effect of valuation allowance	37%	38%

Net actual effective rate	—%	—%

18. Employee benefit plan

The Accentia 401(k) and Profit Sharing Plan (the “Employee Benefit Plan”) was established effective July 1, 2004 as a defined contribution plan. The Employee Benefit Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Employee Benefit Plan includes eligible employees of Accentia and its affiliates including the Company. Employees of the Company who have completed one month of service are eligible to participate in the Employee Benefit Plan. Participants are permitted to make annual pre-tax salary reduction contributions of up to 50% of their compensation subject to certain limitations. Employer and participant contributions are invested at the direction of the participant in various money market funds or pooled/mutual funds. Employer matching and profit sharing contributions are based upon discretionary amounts and percentages authorized by the Board. For the fiscal years ended September 30, 2011 and 2010, the Company made no employer contributions to the Employee Benefit Plan.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

19. Commitments and contingencies

Bankruptcy proceedings:

On November 10, 2008, the Company filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code (“Chapter 11”) in the U.S. Bankruptcy Court for the Middle District of Florida, Tampa Division (the “Bankruptcy Court”). On August 16, 2010, the Company filed its First Amended Joint Plan of Reorganization, and on October 25, 2010, the Company filed the First Modification to the First Amended Joint Plan of Reorganization (collectively and as amended and supplemented, the “Plan”). On November 2, 2010, the Bankruptcy Court entered an Order Confirming Debtors’ First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Confirmation Order”). The Company emerged from Chapter 11 protection, and the Plan became effective, on November 17, 2010 (the “Effective Date”). Notwithstanding the effectiveness of the Plan, the Bankruptcy Court retains jurisdiction to adjudicate any remaining issues regarding, inter alia, the validity, amount, and method of payment of claims filed in connection with the Company’s Chapter 11 proceeding. Accordingly, the Company anticipates that there may be ongoing proceedings before the Bankruptcy Court to resolve any filed objections or disputes as to claims filed in the Chapter 11 proceeding.

Other proceedings:

On August 4, 2008, the Company was served with a summons and complaint filed in California Superior Court on behalf of Clinstar LLC for breach of contract for non-payment of certain fees for clinical trial studies and pass-through expenses in the amount of $385,000. The Company intends to seek to dismiss this litigation and plan to defend these claims vigorously. Upon the filing of the Company’s Chapter 11 petition on November 10, 2008, this litigation was automatically stayed pursuant to provisions of federal bankruptcy law. The Company anticipates that the claims involved in this litigation will be contested and resolved by the Bankruptcy Court as part of an objection to claim which the Company expects to file shortly.

Except for the foregoing, the Company is not party to any material legal proceedings, and management is not aware of any threatened legal proceedings that could cause a material adverse impact on the Company’s business, assets, or results of operations.

Facility leases:

On December 2, 2010, the Company entered into a lease agreement (the “Lease”) for its approximate 35,000 square feet facility in Minneapolis (Coon Rapids), Minnesota, which is used for offices, a laboratory, manufacturing, and warehousing areas to support the production of perfusion cell culture equipment and contract cell culture services. The Lease has a ten year term and provides for certain improvements to the facility, which have been financed and performed principally by the Landlord, as well as through government grant loans from city and state agencies in Minnesota. These improvements, which were completed as of September 30, 2011, include the construction of a GMP vaccine manufacturing space. Rent expense for the years ended September 30, 2011 and 2010, under the Lease was approximately $0.3 million for each year. Total rent payments for years 1-5 under the Lease will be $0.43 million per year. Total rent payments for years 6-10 under the Lease will be $0.5 million per year. The Company also has the right to extend the term of the Lease for two additional five year periods at the greater of base rent in effect at the end of the ten year initial lease term, or market rates in effect at the end of the ten year initial lease term.

The Company also shares office space with the Company’s majority shareholder, Accentia, and utilizes the space as the Company’s principal executive and administrative offices. Accentia leases approximately 7,400 square feet of office space in Tampa, Florida. The lease expires on September 30, 2014 and is cancelable by either party with 120 days prior notice.

The Company anticipates that its facilities will meet its needs during fiscal 2012. The Company anticipates that as its development of BiovaxID® advances and as the Company prepares for the future commercialization of its products, its facilities requirements will increase.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

19. Commitments and contingencies (continued)

Cooperative Research and Development Agreement:

In September 2001, the Company entered into a definitive cooperative research and development agreement (“CRADA”) with the NCI for the development and ultimate commercialization of patient-specific vaccines for the treatment of non-Hodgkin’s low-grade follicular lymphoma. The terms of the CRADA, as amended, included, among other things, a requirement to pay $0.5 million quarterly to NCI for expenses incurred in connection with the ongoing Phase 3 clinical trials. Since the transfer to the Company of the IND application for development of this vaccine, which occurred in April 2004, these payments to NCI have been reduced to a small fraction of this original obligation (approximately $0.2 million per year). On September 25, 2006, the Company provided written notice to the NCI in accordance with the terms of the CRADA to terminate the CRADA at the end of the sixty (60) day notice period. Under the terms of the CRADA, the Company is obligated to continue to provide vaccine to the NCI at no charge for purposes of the NCI’s studies that are within the scope of the CRADA if the Company were to abandon work on the vaccine. As the Company is actively developing the vaccine for commercialization and intends to do so to its completion, no estimated costs have been accrued as of September 30, 2011.

Food and Drug Administration:

The FDA has extensive regulatory authority over biopharmaceutical products (drugs and biological products), manufacturing protocols and procedures and the facilities in which mammalian proteins will be manufactured. Any new bioproduct intended for use in humans (including, to a somewhat lesser degree, in vivo biodiagnostic products), is subject to rigorous testing requirements imposed by the FDA with respect to product efficacy and safety, possible toxicity and side effects. FDA approval for the use of new bioproducts (which can never be assured) requires several rounds of extensive preclinical testing and clinical investigations conducted by the sponsoring pharmaceutical company prior to sale and use of the product. At each stage, the approvals granted by the FDA include the manufacturing process utilized to produce the product. Accordingly, the Company’s cell culture systems used for the production of therapeutic or biotherapeutic products are subject to significant regulation by the FDA under the Federal Food, Drug and Cosmetic Act, as amended (the “FD&C Act”).

Royalty agreements:

On the Effective Date and pursuant to the Plan, the Company, Accentia, and Laurus/Valens entered into agreements whereby Accentia terminated and cancelled all of its royalty interest and Laurus/Valens reduced its royalty interest in BiovaxID® and the Company’s other biologic products. As a result of the foregoing agreements, the aggregate royalty obligation on BiovaxID and the Company’s other biologic products was reduced from 35.25% to 6.30%. Additionally, Laurus/Valens’s royalty interest on the AutovaxID® instrument was reduced from 3.0% to no obligation, including the elimination of the $7.5 million minimum royalty obligation.

Product liability:

The contract production services for therapeutic products offered exposes an inherent risk of liability as the proteins or other substances manufactured, at the request and to the specifications of customers, could foreseeably cause adverse effects. The Company obtains agreements from contract production customers indemnifying and defending the Company from any potential liability arising from such risk. There can be no assurance, however, that the Company will be successful in obtaining such agreements in the future or that such indemnification agreements will adequately protect the Company against potential claims relating to such contract production services. The Company may also be exposed to potential product liability claims by users of its products. A successful partial or completely uninsured claim against the Company could have a material adverse effect on the Company’s operations.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

19. Commitments and contingencies (continued)

Stanford University agreement:

In September 2004, the Company entered into an agreement (“Stanford Agreement”) with Stanford University (“Stanford”) allowing worldwide rights to use two proprietary hybridoma cell lines that are used in the production of BiovaxID®. Under the Stanford Agreement, the Company is obligated to pay an annual maintenance fee of $10,000. The Stanford Agreement also provides that the Company pay Stanford $100,000 within one (1) year following FDA approval of BiovaxID, and following approval, the Company is required to pay Stanford a running royalty of the higher of $50 per patient or 0.05% of revenues received by the Company for each BiovaxID patient treated using this cell line. This running royalty will be creditable against the yearly maintenance fee. The Company’s agreement with Stanford obligates the Company to diligently develop, manufacture, market, and sell BiovaxID and to provide progress reports to Stanford regarding these activities. The Company can terminate this agreement at any time upon thirty (30) days’ prior written notice and Stanford can terminate the agreement upon a breach of the agreement by the Company that remains uncured for thirty (30) days after written notice of the breach from Stanford.

20. Subsequent Events

Appointment and election of certain officers and directors:

Effective as of December 20, 2011, Samuel S. Duffey, Esq., was appointed to serve in the position of Chief Executive Officer, in addition to continuing his responsibilities as the Company’s President and General Counsel. Mr. Duffey was also designated to serve as the Company’s Principal Executive Officer in connection with dealings with the Company’s independent audit firm and filings with the SEC.

Effective as of December 20, 2011, Francis E. O’Donnell, Jr., M.D. was appointed by the Board of Directors to serve in the position of Executive Chairman of the Board.

BIOVEST INTERNATIONAL, INC.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2011 (Unaudited)	September 30, 2011
ASSETS
Current assets:
Cash	$147,000	$201,000
Accounts receivable, net of $8,000 allowance for doubtful accounts at December 31, 2011 and September 30, 2011	370,000	395,000
Costs and estimated earnings in excess of billings on uncompleted contracts	92,000	—
Inventories	599,000	532,000
Prepaid expenses and other current assets	216,000	476,000

Total current assets	1,424,000	1,604,000
Property and equipment, net	835,000	771,000
Patents and trademarks, net	224,000	231,000
Goodwill	2,131,000	2,131,000
Other assets	660,000	681,000

Total assets	$5,274,000	$5,418,000

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilities not subject to compromise:
Current liabilities:
Accounts payable	$445,000	$371,000
Accrued liabilities	2,517,000	178,000
Customer deposits	146,000	116,000
Billing in excess of costs and estimated earnings	1,000	—
Derivative liabilities	1,750,000	2,117,000
Notes payable, related party	1,474,000	—
Current maturities of long term debt	24,475,000	1,063,000

Total current liabilities	30,808,000	3,845,000

Long term debt, less current maturities	7,324,000	30,849,000
Long term debt, related party	—	496,000
Accrued interest	705,000	2,330,000
Other	68,000	—

Total liabilities not subject to compromise	38,905,000	37,520,000
Liabilities subject to compromise (Note 10)	—	444,000

Total liabilities	38,905,000	37,964,000
Commitments and contingencies (Note 14)	—	—
Stockholders’ deficit:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value, 300,000,000 shares authorized; 144,369,204 and 143,966,460 issued and outstanding at December 31, 2011 and September 30, 2011	1,444,000	1,440,000
Additional paid-in capital	127,540,000	127,149,000
Accumulated deficit	(162,615,000)	(161,135,000)

Total stockholders’ deficit	(33,631,000)	(32,546,000)

Total liabilities and stockholders’ deficit	$5,274,000	$5,418,000

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,
	2011	2010
Revenue:
Products	$846,000	$307,000
Services	217,000	285,000
Qualified Therapeutic Discovery Project Grant	—	244,000

Total revenue	1,063,000	836,000

Operating costs and expenses:
Cost of revenue:
Products	431,000	317,000
Services	208,000	236,000
Research and development expense	774,000	242,000
General and administrative expense	627,000	5,298,000

Total operating costs and expenses	2,040,000	6,093,000

Loss from operations	(977,000)	(5,257,000)

Other income (expense):
Interest expense, net	(1,045,000)	(1,609,000)
Gain/(loss) on derivative liabilities	340,000	(4,619,000)
Other (expense)/income, net	(2,000)	4,000

Total other expense	(707,000)	(6,224,000)

Loss before reorganization items and income taxes	(1,684,000)	(11,481,000)
Reorganization items:
Gain on reorganization	222,000	54,000
Professional fees	(18,000)	(253,000)

Total reorganization items	204,000	(199,000)

Net loss	$(1,480,000)	$(11,680,000)

Loss per common share:
Basic and diluted	$(0.01)	$(0.10)

Weighted average shares outstanding:
Basic and diluted	144,169,225	117,201,829

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

THREE MONTHS ENDED DECEMBER 31, 2011

(Unaudited)

	Common Stock
	Shares	Amount	Additional Paid- in Capital	Accumulated Deficit	Total
Balances October 1, 2011	143,966,460	$1,440,000	$127,149,000	$(161,135,000)	$(32,546,000)
Issuance of common shares for interest on outstanding debt	62,387	1,000	24,000	—	25,000
Shares issued pursuant to plan of reorganization	340,357	3,000	295,000	—	298,000
Employee share-based compensation	—	—	72,000	—	72,000
Net loss	—	—	—	(1,480,000)	(1,480,000)

Balances December 31, 2011	144,369,204	$1,444,000	$127,540,000	$(162,615,000)	$(33,631,000)

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended December 31,
	2011	2010
Cash flows from operating activities:
Net loss	$(1,480,000)	$(11,680,000)
Adjustments to reconcile net loss to net cash flows from operating activities before reorganization items:
Depreciation	29,000	12,000
Amortization of patents	7,000	7,000
Employee share-based compensation	72,000	4,537,000
Amortization of discount on notes payable	279,000	135,000
Amortization of deferred loan costs	30,000	764,000
Common shares issued for interest on outstanding debt	2,000	313,000
(Gain)/Loss on derivative liabilities	(340,000)	4,619,000
Changes in cash resulting from changes in:
Operating assets	(122,000)	100,000
Operating liabilities	845,000	379,000

Net cash flows from operating activities before reorganization items	(678,000)	(814,000)

Reorganization items:
Gain on reorganization plan	(222,000)	(54,000)
Decrease in accrued professional fees	—	(278,000)

Net change in cash flows from reorganization items	(222,000)	(332,000)

Net cash flows from operating activities	(900,000)	(1,146,000)

Cash flows from investing activities:
Purchase of property, plant and equipment	(94,000)	(97,000)

Net cash flows from investing activities	(94,000)	(97,000)

Cash flows from financing activities:
Repayment of notes payable and long-term debt	(3,000)	(1,998,000)
Advances from related party	866,000	250,000
Proceeds from long-term debt	—	7,000,000
Proceeds from exercise of stock options	—	6,000
Proceeds from equipment financing	77,000	—
Payment of deferred financing costs	—	(755,000)

Net cash flows from financing activities	940,000	4,503,000

Net change in cash	(54,000)	3,260,000
Cash at beginning of period	201,000	206,000

Cash at end of period	$147,000	$3,466,000

Supplemental disclosure of cash flow information:

Non-cash financing and investing transactions:
Issuance of warrants (Note 8)	$—	$7,376,000
Issuance of shares for payment of principal and interest on outstanding debt (Note 8)	25,000	4,552,000
Issuance of shares to settle pre-petition claims (Note 8)	298,000	52,012,000
Increase in Class 8, Unsecured Option A Obligations (Note 8)	63,000	—
Cash paid for interest during period	$60,000	$18,000

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

BIOVEST INTERNATIONAL, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2011 AND 2010

1. Description of the company:

As a result of Biovest International, Inc.’s (the “Company” or “Biovest) collaboration with the National Cancer Institute (“NCI”), Biovest is developing BiovaxID®, as a personalized therapeutic cancer vaccine for the treatment of non-Hodgkin’s lymphoma, specifically follicular lymphoma (“FL”), mantle cell lymphoma (“MCL”) and potentially other B-cell blood cancers. Both FL and MCL are generally considered to be incurable with currently approved therapies. These generally fatal diseases arise from the lymphoid tissue and are characterized by an uncontrolled proliferation and spread throughout the body of mature B-cells, which are a type of white blood cell.

Three clinical trials conducted under the Company’s investigational new drug application (“IND”) have studied BiovaxID in non-Hodgkin’s lymphoma (“NHL”). These studies include a Phase 2 clinical trial and a Phase 3 clinical trial in patients with FL, as well as a Phase 2 clinical trial in MCL patients. BiovaxID has demonstrated statistically significant Phase 3 clinical benefit by prolonging disease-free survival in FL patients treated with BiovaxID. The Company believes that these clinical trials have demonstrated that BiovaxID, which is personalized and autologous (derived from a patient’s own tumor cells), has an excellent safety profile and is effective in the treatment of these life-threatening diseases.

To support the Company’s planned commercialization of BiovaxID, the Company developed an automated cell culture instrument called AutovaxID®. The Company believes that AutovaxID has significant potential application in the production of a broad range of patient-specific medicines, such as BiovaxID as well as, other monoclonal antibodies. The Company is collaborating with the U.S. Department of Defense (“DoD”) to further develop AutovaxID and to explore potential production of additional vaccines, including vaccines for viral indications such as influenza. AutovaxID is automated and computer controlled to improve cell production reliability and to maximize cell production. AutovaxID uses a disposable production unit which the Company anticipates will minimize the need for Federal Food and Drug Administration (“FDA”) required “clean rooms” in the production process and provides for robust and dependable manufacturing while complying with the industry current good manufacturing practices (“cGMP”) standards. AutovaxID has a small footprint and supports scalable production.

The Company also manufactures instruments and disposables used in the hollow-fiber production of cell culture products. Biovest’s hollow-fiber cell culture products and instruments are used by biopharmaceutical and biotechnology companies, medical schools, universities, research facilities, hospitals and public and private laboratories. The Company also produces mammalian and insect cells, monoclonal antibodies, recombinant and secreted proteins and other cell culture products using The Company’s unique capability, expertise and proprietary advancements in the cell production process known as hollow fiber perfusion.

The Company’s business consists of three primary business segments: development of BiovaxID and potentially other B-cell blood cancer vaccines; the manufacture and sale of AutovaxID and other instruments and consumables; and commercial production of cell culture products and services.

As of December 31, 2011, the Company’s parent Accentia Biopharmaceuticals, Inc. (“Accentia”) owned 61% of the Company’s outstanding common stock.

On November 10, 2008, the Company, along with its subsidiaries, Biovax, Inc., AutovaxID, Inc., Biolender LLC and Biolender II LLC (collectively, the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (“Chapter 11”) in the U.S. Bankruptcy Court for the Middle District of Florida, Tampa Division (the “Bankruptcy Court”). On August 16, 2010, the Company filed its First Amended Joint Plan of Reorganization, and, on October 25, 2010, the Company filed its First Modification to the First Amended Joint Plan of Reorganization (collectively and as amended and supplemented, the “Plan”). On November 2, 2010, the Bankruptcy Court entered an Order Confirming Debtors’ First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Confirmation Order”). The Company emerged from Chapter 11 protection, and the Plan became effective, on November 17, 2010 (the “Effective Date”). On the Effective Date and pursuant to the Plan, the Company’s subsidiaries, Biovax, Inc., AutovaxID, Inc., Biolender LLC and Biolender II LLC were dissolved. The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern.

BIOVEST INTERNATIONAL, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2011 AND 2010

2. Significant accounting policies:

Basis of presentation:

The accompanying unaudited condensed consolidated financial statements have been derived from unaudited interim financial information prepared in accordance with the rules and regulations of the Securities and Exchange Commission for quarterly financial statements. Certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. The interim financial statements of the Company, in the opinion of management, include all normal and recurring adjustments necessary for a fair presentation of results as of the dates and for the periods covered by the interim financial statements.

Operating results for the three months ended December 31, 2011, are not necessarily indicative of the results that may be expected for the entire fiscal year. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011.

Principles of consolidation:

The unaudited condensed consolidated financial statements include Biovest Europe, Limited, a wholly owned subsidiary of the Company. Biovest Europe, Limited was incorporated in the United Kingdom effective June 29, 2011.

All significant inter-company balances and transactions have been eliminated.

Accounting for reorganization proceedings:

Accounting Standards Codification (“ASC”) Topic 852—Reorganizations, which is applicable to companies in Chapter 11, generally does not change the manner in which financial statements are prepared. However, it does require that the financial statements for periods subsequent to the filing of the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Revenues, expenses, realized gains and losses, and provisions for losses that can be directly associated with the reorganization and restructuring of the business must be reported separately as reorganization items in the statements of operations beginning in the quarter ended December 31, 2008. The balance sheet must distinguish prepetition liabilities subject to compromise from both those prepetition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities that may be affected by a plan of reorganization must be reported at the amounts expected to be allowed by the Bankruptcy Court, even if they may be settled for lesser amounts. In addition, cash provided by reorganization items must be disclosed separately in the statement of cash flows. The Company became subject to ASC Topic 852 effective on November 10, 2008, emerged from Chapter 11 protection on November 17, 2010 and has segregated those items as outlined above for all reporting periods between such dates.

Pursuant to the Plan, holders of existing voting shares of the Company’s common stock immediately before Plan confirmation received more than 50 percent of the voting shares of the emerging entity, thus the Company did not adopt fresh-start reporting upon emergence from Chapter 11. The Company instead followed the guidance as described in ASC 852-45-29 for entities which do not qualify for fresh-start reporting. Liabilities compromised by the Plan were stated at present values of amounts to be paid, and forgiveness of debt was reported as an extinguishment of debt and classified in accordance with ASC Topic 225.

Use of estimates in the preparation of financial statements:

The preparation of condensed consolidated financial statements in conformity with GAAP require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures about contingent assets and liabilities at the dates of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Inventories:

Inventories are recorded at the lower of cost or market with cost determined using the first-in, first-out (“FIFO”) method.

Property and equipment:

Property and equipment are recorded at cost. Depreciation for property and equipment is computed using the straight-line method over the estimated useful lives of three to seven years. Leasehold improvements are amortized over the shorter of their economic lives or the lease term.

BIOVEST INTERNATIONAL, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2011 AND 2010

2. Significant accounting policies (continued):

Goodwill:

Goodwill relates to the Company’s cell culture and instrument manufacturing segments located in Minneapolis (Coon Rapids), Minnesota, which continue to be profitable segments of the Company. Goodwill is tested for impairment annually or whenever there is an impairment indication. The Company has not recorded any impairment losses as a result of these evaluations.

Patents and trademarks:

Costs incurred in relation to patent applications are capitalized as deferred patent costs. If and when a patent is issued, the related patent application costs are transferred to the patent account and amortized over the estimated useful life of the patent. If it is determined that a patent will not be issued, the related patent application costs are charged to expense at the time such determination is made. Patent and trademark costs are recorded at historical cost. Patent and trademark costs are being amortized using the straight-line method over their estimated useful lives of six years for patents and twenty years for trademarks.

Deferred financing costs:

Deferred financing costs include fees paid in cash or through the issuance of warrants in conjunction with obtaining notes payable and long-term debt and are amortized over the term of the related financial instrument.

Carrying value of long-lived assets:

The carrying values of the Company’s long-lived assets are evaluated whenever events or changes in circumstances indicate that the carrying amount might not be recoverable. This assessment may be based upon management’s experience in the industry, historical and projected sales, current backlog, and expectations of undiscounted future cash flows. The Company reviews the valuation and amortization of those long-lived assets to determine possible impairment by comparing the carrying value to projected undiscounted future cash flows of the related assets. During the quarter ended December 31, 2011, the Company noted no events that would give it reason to believe that impairment on the Company’s long-lived assets is necessary.

Financial instruments:

Financial instruments, as defined in ASC Topic 825, consist of cash, evidence of ownership in an entity and contracts that both (i) impose on one entity a contractual obligation to deliver cash or another financial instrument to a second entity, or to exchange other financial instruments on potentially unfavorable terms with the second entity and (ii) conveys to that second entity a contractual right (a) to receive cash or another financial instrument from the first entity or (b) to exchange other financial instruments on potentially favorable terms with the first entity. Accordingly, the Company’s condensed consolidated financial instruments consist of cash, accounts receivable, accounts payable, accrued liabilities, notes payable, long-term debt, and derivative financial instruments.

The Company carries cash, accounts receivable, accounts payable, and accrued liabilities at historical costs. The respective estimated fair values of these assets and liabilities approximate carrying values due to their current nature. The Company also carries notes payable and long-term debt at historical cost less discounts from warrants issued as loan financing costs; however, fair values of these debt instruments are estimated for disclosure purposes based upon the present value of the estimated cash flows at market interest rates applicable to similar instruments.

Fair value of financial assets and liabilities:

The Company measures the fair value of financial assets and liabilities in accordance with GAAP which defines fair value, establishes a framework for measuring fair value, and requires certain disclosures about fair value measurements.

GAAP defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. GAAP also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. GAAP describes three levels of inputs that may be used to measure fair value:

Level 1 – quoted prices in active markets for identical assets or liabilities

Level 2 – quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 – inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

BIOVEST INTERNATIONAL, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2011 AND 2010

2. Significant accounting policies (continued):

Fair value of financial assets and liabilities (continued):

The Company generally does not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, the Company and its consolidated subsidiaries have entered into certain other financial instruments and contracts, such as debt financing arrangements and freestanding warrants with features that are either (i) not afforded equity classification, (ii) embody risks not clearly and closely related to host contracts, or (iii) may be net-cash settled by the counterparty. These instruments are required to be carried as derivative liabilities, at fair value.

The Company uses the Black-Scholes option valuation technique because it embodies all of the requisite assumptions (including trading volatility, estimated terms and risk free rates) necessary to measure the fair value of these instruments. Estimating fair values of derivative financial instruments requires the development of significant and subjective inputs that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques are highly volatile and sensitive to changes in the Company’s trading market price and the trading market price of various peer companies, which have historically had high volatility. Since derivative financial instruments are initially and subsequently carried at fair value, the Company’s income will reflect the volatility in these estimate and assumption changes.

The Company reports its derivative liabilities at fair value on the accompanying condensed consolidated balance sheets as of December 31, 2011 and September 30, 2011 (Note 9).

Revenue recognition:

Instruments and disposables sales are recognized in the period in which the applicable products are delivered. The Company does not provide its customers with a right of return; however, deposits made by customers must be returned to customers in the event of non-performance by the Company and, as such, are not recognized as revenue until product delivery. Revenues from contract cell production services are recognized using the percentage-of-completion method, measured by the percentage of contract costs incurred to date to the estimated total contract costs for each contract. Contract costs include all direct material, subcontract and labor costs and those indirect costs related to contract performance, such as indirect labor, insurance, supplies and tools. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to revenues, costs and profits and are recognized in the period such revisions are determined. Because of the inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change in the near term. The asset “costs and estimated earnings in excess of billings on uncompleted contracts” represents revenues recognized in excess of amounts billed. Such revenues are expected to be billed and collected within one year on uncompleted contracts. The liability “billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of revenue recognized.

Grant revenue:

Grant revenue is the result of the Company being awarded the Qualifying Therapeutic Discovery Program Grant from the federal government during 2010. In accordance with the terms of the Qualifying Therapeutic Discovery Program Grant, grant revenue is recognized up to fifty percent (50%) of the reimbursable expenses incurred during 2010.

Research and development expenses:

The Company expenses research and development expenditures as incurred. Such costs include payroll and related costs, facility costs, consulting and professional fees, equipment rental and maintenance, lab supplies, and certain other indirect cost allocations that are directly related to research and development activities.

Shipping and handling costs:

Shipping and handling costs are included as a component of cost of revenue in the accompanying condensed consolidated statements of operations.

BIOVEST INTERNATIONAL, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2011 AND 2010

2. Significant accounting policies (continued):

Stock-based compensation:

The Company has accounted for stock-based compensation under the provisions of ASC Topic 718 – Stock Compensation, which, requires the use of the fair-value based method to determine compensation for all arrangements under which employees and others receive shares of stock or equity instruments (warrants and options). The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model that uses assumptions for expected volatility, expected dividends, expected term, and the risk-free interest rate. Expected volatilities are based on historical volatility of peer companies and other factors estimated over the expected term of the options. The expected term of options granted is derived using the “simplified method” which computes expected term as the average of the sum of the vesting term plus the contract term. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the period of the expected term.

Recent accounting pronouncements:

In September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-08, Intangibles—Goodwill and Other (Topic 350), Testing Goodwill for Impairment (“ASU 2011-08”), to allow entities to use a qualitative approach to test goodwill for impairment. ASU 2011-08 permits an entity to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If it is concluded that this is the case, it is necessary to perform the currently prescribed two-step goodwill impairment test. Otherwise, the two-step goodwill impairment test is not required. ASU 2011-08 is effective for the Company beginning October 1, 2012, and earlier adoption is permitted. The Company is currently evaluating the impact of the pending adoption of ASU 2011-08 on its condensed consolidated financial statements.

In December 2011, the FASB issued ASU 2011-11, Disclosures about Offsetting Assets and Liabilities (“ASU 2011-11”), to facilitate comparison of financial statements between those entities that prepare their statements on the basis of GAAP and those that prepare their statements on the basis of the International Financial Reporting Standards (“IFRS”). ASU 2011-11 requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The amendment is effective for the Company beginning January 1, 2013 with retrospective application to all prior periods presented. The Company does not expect the adoption to have a material impact on its condensed consolidated financial statements.

3. Liquidity and management plans:

At December 31, 2011, the Company had an accumulated deficit of approximately $162.6 million and working capital deficit of approximately $29.4 million. The Company’s independent auditors issued a “going concern” qualification on the consolidated financial statements for the year ended September 30, 2011, citing significant losses and working capital deficits at that date, which raised substantial doubt about the Company’s ability to continue as a going concern.

Regulatory strategy and commercialization expenditures:

Two Phase 2 clinical trials and one Phase 3 clinical trial have been completed studying BiovaxID® for the indication of FL and MCL. The Company is in the process of conducting clinical pre-filing discussions with domestic and international regulatory agencies to discuss the potential regulatory approval pathway for BiovaxID. The Company is focusing on its plans to seek regulatory approval for BiovaxID for the treatment of FL and these clinical pre-filing regulatory agency meetings are anticipated to confirm the next steps and requirements in the regulatory process.

In preparing for these regulatory meetings, the Company is continuing its analyses of the data available from its Phase 2 and Phase 3 clinical trials, so that the Company can have comprehensive discussions regarding the safety and efficacy results for BiovaxID. In addition, the Company continues to advance its efforts to comply with various regulatory validations and comparability requirements related to the Company’s manufacturing process and facility.

The Company also anticipates conducting separate discussions with various regulatory agencies regarding regulatory approval for BiovaxID for the treatment of MCL and Waldenstrom’s Macroglobulinemia, a rare B-cell subtype of NHL.

BIOVEST INTERNATIONAL, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2011 AND 2010

3. Liquidity and management plans (continued):

Chapter 11 Plan of Reorganization:

On November 17, 2010 (the “Effective Date”), the Company emerged from Chapter 11 protection as a fully restructured organization. Through the provisions of the Company’s Plan of Reorganization (the “Plan”), the Company was able to restructure the majority of its debt into a combination of long-term notes and equity, while preserving common shares held by existing shareholders. The following is a summary of certain material provisions of the Plan. The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Plan.

•

Exit Financing: On the Effective Date, the Company issued secured convertible notes in the aggregate principal amount of $7.04 million to twelve accredited investors along with two separate types of warrants to the investors. The Series A Warrants granted the right to purchase an aggregate of 8,733,096 shares of the Company’s common stock at $1.20 per share and the Series B Warrants granted the investors the right to purchase 1,076,930 shares of the Company’s common stock at $0.001 per share. On December 22, 2010, all of the Series B Exchange Warrants were exercised on a cashless basis and 1,075,622 shares of the Company’s common stock were issued to the Buyers.

•

Corps Real Note: On the Effective Date, the Company executed and delivered, favor of Corps Real, LLC (“Corps Real”) a secured convertible promissory note (the “Corps Real Note”) in an original principal amount equal to $2,291,560 which also allows the Company to draw up to an additional $0.9 million on the Corps Real Note. The Corps Real Note matures on November 17, 2012 and all principal and accrued but unpaid interest is due on such date. The Corps Real Note is secured by a first priority lien on all of the Company’s assets.

•

Laurus/Valens Secured Claims: On the Effective Date, the Company issued to Laurus Master Fund, Ltd. (in liquidation) (“Laurus”), PSource Structured Debt Limited (“PSource”), Valens Offshore SPV I, Ltd. (“Valens I”), Valens Offshore SPV II, Corp. (“Valens II”), Valens U.S. SPV I, LLC (“Valens U.S.”) (collectively, “Valens”), and LV Administrative Services, Inc., as administrative and collateral agent for Laurus, PSource, and Valens (“LV” and together with Laurus, PSource, Valens, and each of their respective affiliates, “Laurus/Valens”) two new term notes. One term note in the original aggregate principal amount of $24.9 million, in compromise and satisfaction of secured claims prior to the Effective Date (the “Laurus/Valens Term A Notes”). The Laurus/Valens Term A Notes mature on November 17, 2012. A second term note in the original aggregate principal amount of $4.16 million, in compromise and satisfaction of secured claims prior to the Effective Date (the “Laurus/Valens Term B Notes”). The Laurus/Valens Term B Notes mature on November 17, 2013. The Laurus/Valens Term A Notes and the Laurus/Valens Term B Notes are secured by a lien on all of the Company’s assets, junior only to the priority lien to Corps Real and to certain permitted liens. On November 18, 2010, the Company prepaid the Laurus/Valens Term A Notes in an amount equal to $1.4 million from the proceeds received from the Exit Financing (discussed above).

•

Plan Distributions to Unsecured Creditors: On the Effective Date, the Company became obligated to pay certain of its unsecured creditors approximately $2.7 million in cash together with interest at five percent (5%) per annum in one installment on March 27, 2014.

The Qualifying Therapeutic Discovery Project:

On October 31, 2010, the Company received notice from the U.S. Internal Revenue Service (“IRS”) that it was approved to receive a Federal grant in the amount of approximately $0.24 million under the Qualifying Therapeutic Discovery Project. The Qualifying Therapeutic Discovery Project tax credit is provided under new section 48D of the Internal Revenue Code, enacted as part of the Patient Protection and Affordable Care Act of 2010. The credit is a tax benefit targeted to therapeutic discovery projects that show a reasonable potential to:

•	Result in new therapies to treat areas of unmet medical need or prevent, detect or treat chronic or acute diseases and conditions,
•	Reduce the long-term growth of health care costs in the United States, or
•	Significantly advance the goal of curing cancer within 30 years.

Allocation of the credit will also take into consideration which projects show the greatest potential to create and sustain high-quality, high-paying U.S. jobs and to advance U.S. competitiveness in life, biological and medical sciences. The funds were awarded to support the advancement of BiovaxID®.

BIOVEST INTERNATIONAL, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2011 AND 2010

3. Liquidity and management plans (continued):

Minneapolis, Minnesota Facility Lease:

On December 2, 2010, the Company entered into a lease agreement (the “Lease”) with JMS Holdings, LLC (the “Landlord”) for continued use and occupancy of the Company’s existing facility in Minneapolis (Coon Rapids), Minnesota. The Lease has an initial term of ten years, with provisions for extensions thereof, and will allow the Company to continue and to expand its operations in the Minneapolis (Coon Rapids) facility which it has occupied for over 25 years. The Lease also contains provisions regarding a strategic collaboration whereby the Landlord, with cooperation in the form of loans from the City of Coon Rapids and the State of Minnesota, has agreed to construct certain improvements to the leased premises to allow the Company to perform good manufacturing practices (“GMP”) manufacturing of biologic products in the Minneapolis (Coon Rapids) facility, with the costs of the construction to be amortized over the term of the Lease. In connection with this strategic agreement, the Company issued to the Landlord a warrant (the “Warrant”) to purchase up to one million shares of the Company’s common stock, vesting 60 days from the date of issuance, with an initial exercise price of $1.21 per share and a term of five years from the earlier to occur of (i) the date that the shares underlying the Warrant become registered (the Company has agreed to file a registration statement including the shares underlying the Warrant within one year of the date of issuance) or (ii) the date that the shares become otherwise freely-tradable pursuant to Rule 144. Resale of the underlying shares is subject to restrictions pursuant to Rule 144 and certain agreed lock-up provisions.

Additional expected financing activity:

Management intends to attempt to meet its cash requirements through proceeds from the Corps Real Note, from its cell culture and instrument manufacturing activities, the use of cash on hand, trade vendor credit, short-term borrowings, debt and equity financings, and strategic transactions such as collaborations and licensing. The Company’s ability to continue present operations, pay its liabilities as they become due, and meet its obligations for vaccine development is dependent upon the Company’s ability to obtain significant external funding in the short term. Additional sources of funding have not been established; however, additional financing is currently being sought by the Company from a number of sources, including the sale of equity or debt securities, strategic collaborations, recognized research funding programs, as well as domestic and/or foreign licensing of BiovaxID®. Management is currently in the process of exploring these various financing alternatives. There can be no assurance that the Company will be successful in securing such financing at acceptable terms, if at all. Accordingly, the Company’s ability to continue present operations, pay the Company’s existing liabilities as they become due, and the completion of the detailed analyses of the Company’s clinical trial is dependent upon its ability to obtain significant external funding in the near term, which raises substantial doubt about the Company’s ability to continue as a going concern. If adequate funds are not available from the foregoing sources in the near term, or if the Company determines it to otherwise be in the Company’s best interest, the Company may consider additional strategic financing options, including sales of assets, or the Company may be required to delay, reduce the scope of, or eliminate one or more of its research or development programs or curtail some or all of its commercialization efforts.

4. Accounts Receivable, concentrations of credit risk and major customers:

Financial instruments that subject the Company to concentrations of credit risk include cash and accounts receivable.

Accounts receivable are customer obligations due under normal trade terms for products sold to distributors and retail customers. The Company performs ongoing credit evaluations of customers’ financial condition, but does not require collateral or any other security to support amounts due. Management reviews accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible. The allowance for doubtful accounts contains a specific accrual for accounts receivable balances that are considered potential bad debts and a general accrual for remaining possible bad debts. Any accounts receivable balances that are determined to be uncollectible are written off to the allowance. Based on the information available, management believes that the allowance for doubtful accounts as of the quarter ended December 31, 2011 is adequate. However, actual write-offs might exceed the recorded allowance.

Three customers accounted for 55% of revenues for the three months ended December 31, 2011, while two customers accounted for 37% of revenues for the same period in the prior fiscal year. Three customers accounted for 67% of trade accounts receivable as of December 31, 2011, compared to five customers that accounted for 69% of trade accounts receivable as of September 30, 2011. A significant amount of the Company’s revenue has been derived from export sales. The Company’s export sales were 34% of revenues for the three months ended December 31, 2011, compared to 24% for the same period in the prior fiscal year. For the three months ended December 31, 2011 and 2010, sales to customers in the United Kingdom accounted for 27% and 25% of total revenue, respectively.

BIOVEST INTERNATIONAL, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2011 AND 2010

5. Inventories:

Inventories consist of the following:

	December 31, 2011 (Unaudited)	September 30, 2011
Raw materials	$462,000	$462,000
Work-in-process	110,000	—
Finished goods	27,000	70,000

	$599,000	$532,000

6. Minnesota facility lease:

On December 2, 2010, the Company entered into a Lease Agreement (the “Lease”) with JMS Holdings, LLC (the “Landlord”) for continued use and occupancy of the Company’s existing facility in Minneapolis (Coon Rapids), Minnesota. The Lease contains provisions regarding a strategic collaboration whereby the Landlord has agreed to construct certain improvements to the leased premises to allow the Company to perform GMP manufacturing of biologic products in the Minneapolis (Coon Rapids) facility, including the manufacture of BiovaxID®. Over $1.5 million in facility improvements have been made to the premises. These improvements were financed by the Company through a combination of cash on hand (approximately $0.175 million), promissory notes from the City of Coon Rapids, Minnesota and the State of Minnesota (in the aggregate amount of $0.353 million), and an increase to the base rent charged in order to recoup the costs of construction incurred by the Landlord (approximately $1.0 million) over the initial term (ten years) of the Lease. In connection with the Lease, the Company issued to the Landlord a warrant to purchase up to one million shares of the Company’s common stock. As a result of these transactions, the Company recorded an asset for the fair value of the warrant issued to the Landlord (approximately $0.825 million), and leasehold improvements in the amount of $0.55 million. These costs will be amortized over the ten year term of the lease. The respective carrying values of these assets are $0.743 million and $0.519 million as of December 31, 2011.

7. Related party transactions:

Notes payable, related party consists of the following:

	December 31, 2011 (Unaudited)	September 30, 2011
Accentia promissory demand note	$780,000	$—
Corps Real Note	2,292,000	2,292,000
Unamortized discount on Corps Real Note	(1,598,000)	(1,796,000)

	$1,474,000	$496,000

Corps Real Note:

On November 17, 2010, the Company issued a secured convertible promissory note (the “Corps Real Note”) in the principal amount of $2,291,560 to Corps Real, LLC (“Corps Real”). Corps Real, as well as, the majority owner of Corps Real are both managed by Ronald E. Osman, a shareholder and a director of the Company. The Corps Real Note allows the Company to draw up to an additional $0.9 million on the principal balance. The Corps Real Note matures on November 17, 2012 and all principal and accrued but unpaid interest is due on such date. Interest accrues and is payable on the outstanding principal amount of the Corps Real Note at a fixed rate of sixteen percent (16%) per annum, with interest in the amount of ten percent (10%) to be paid monthly and interest in the amount of six percent (6%) to accrue and be paid on the maturity date. The Company may prepay the Corps Real Note in full, without penalty, at any time, and Corps Real may convert all or a portion of the outstanding balance of the Corps Real Note into shares of the Company’s common stock at a conversion rate of $0.75 per share. The Corps Real Note is secured by a first priority lien on all of the Company’s assets.

The Corps Real Note was evaluated under the provisions of ASC 470-20, and was recorded at an initial discount of $2.1 million charged to additional paid-in capital representing the intrinsic value of the beneficial conversion feature associated with the Corps Real Note. The discount will be amortized to interest expense using the effective interest method over the two year term of the Corps Real Note.

BIOVEST INTERNATIONAL, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2011 AND 2010

7. Related party transactions (continued):

Accentia promissory demand note:

Notes payable, related party consists of approximately $0.8 million advanced to the Company from Accentia in the form of cash loans, payments directly to third parties on the Company’s behalf and allocated inter-company expenses. Included in this balance is approximately $0.2 million, representing the fair value of shares to be issued by Accentia in settlement of the claim filed by Clinstar, LLC against the Company in the Company’s Chapter 11 proceedings (Note 10).

8. Long-term debt:

Long-term debt consists of the following:

	December 31, 2011 (Unaudited)	September 30, 2011
Class 8, Unsecured Option A Obligations	$2,833,000	$2,770,000
Class 8, Unsecured Option C Notes	796,000	1,049,000
Exit Financing ($1.266 million principal less $1.068 million discount)	198,000	118,000
Coon Rapids Economic Development Authority Loan	345,000	348,000
Laurus/Valens Term A Notes	23,467,000	23,467,000
Laurus/Valens Term B Notes	4,160,000	4,160,000

	31,799,000	31,912,000
Less: current maturities	(24,475,000)	(1,063,000)

	$7,324,000	$30,849,000

Future maturities of long-term debt are as follows:

Years ending December 31,
2012	$25,543,000
2013	4,174,000
2014	2,848,000
2015	15,000
2016 thereafter	287,000

Total maturities	32,867,000
Less unamortized discount	(1,068,000)

$31,799,000

Class 8, Unsecured Option A Obligations:

On the Effective Date, the Company became obligated to certain of its unsecured creditors in the original aggregate principal amount of approximately $2.7 million in cash together with interest at five percent (5%) per annum to be paid in one installment on March 27, 2014 (the “Option A Obligations”). As of December 31, 2011, this obligation increased by $0.121 million due to an amendment made to the Company’s listing of unsecured creditors, allowing a previously unfiled claim for professional services rendered with respect to the Phase 3 clinical trial for BiovaxID®, as well as the addition of an unsecured claim by the Company’s former landlord in St. Louis, Missouri. The unsecured claim by the Company’s former landlord had previously been recorded as a liability subject to compromise on the Company’s consolidated balance sheet as of September 30, 2011. As the final Option A Obligations differed from the previously recorded liability, the Company recorded a $0.066 million gain on reorganization for the three months ended December 31, 2011.

BIOVEST INTERNATIONAL, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2011 AND 2010

8. Long-term debt (continued):

Class 8, Unsecured Option C Notes:

On the Effective Date, the Company became obligated to certain of its unsecured creditors in the original aggregate principal amount of approximately $2.0 million. Each such unsecured creditor received an amount equal to 100% of such unsecured creditors’ allowed Class 8 unsecured claim (including post-petition interest under the Plan at the rate of three percent (3%) per annum) in a combination of debt and equity resulting in the issuance of a total of $1.8 million in new notes (the “Option C Notes”), as well as 0.2 million shares of the Company’s common stock, using an effective conversion rate equal to $1.66 per share. The Option C Notes bear interest at seven percent (7%) and are convertible into the Company’s common stock in seven quarterly installments beginning on February 17, 2011 as follows:

•

provided that the average of the volume weighted average prices for the Company’s common stock for the ten consecutive trading days immediately preceding each quarterly conversion date (“Ten Day VWAP”) is at least $1.00 per share, one-eighth (1/8th) of the Option C Notes plus accrued interest will be automatically converted into shares of the Company’s common stock at a conversion rate equal to the Ten Day VWAP;

•

should the Ten Day VWAP be less than $1.00 per share, the Option C Notes will not automatically convert into shares of the Company’s common stock, but will instead become payable at maturity (August 17, 2012), unless the Option C Note holder elects to convert one-eighth (1/8th) of its Option C Notes plus accrued interest into shares of the Company’s common stock at a conversion rate equal to $1.00 per share;

•

any portion of the Option C Notes and any Option C interest that are outstanding at maturity (August 17, 2012) will be due and payable in full, at the election of Biovest in either cash or in shares of the Company’s common stock at a conversion rate equal to the Ten Day VWAP;

•

if, at any time prior to August 17, 2012, the Ten Day VWAP is at least $1.50 per share, an Option C Note holder, at its option, may convert any or all of the Option C Notes plus the then accrued and unpaid interest into shares of the Company’s common stock at a conversion rate equal to the Ten Day VWAP used for the initial conversion on the Effective Date ($1.66 per share); and

•

if, at any time prior to August 17, 2012, the volume weighted average price for the Company’s common stock is at least $1.88 per share for thirty (30) consecutive trading days, the Company, at its option, may require the conversion of the then aggregate outstanding balance of the Option C Notes plus the then accrued and unpaid Option C Note interest at a conversion rate equal to the Ten Day VWAP used for the initial conversion on the Effective Date ($1.66 per share).

At each quarterly conversion date, from February 17, 2011, and through December 17, 2011 with the Ten Day VWAP at less than $1.00 per share, the holders of the Option C Notes elected to convert one-eighth (1/8th) of the Option C Notes plus accrued interest into shares of the Company’s common stock at a conversion rate equal to $1.00 per share, resulting in the aggregate issuance of 1,173,252 shares of the Company’s common stock.

Exit Financing:

On October 19, 2010, the Company completed a financing as part of its Plan (the “Exit Financing”). Pursuant to the Exit Financing, the Company issued secured convertible notes in the original aggregate principal amount of $7.0 million (the “Initial Notes”) and warrants to purchase shares of the Company’s common stock warrants to a total of twelve accredited investors (the “Buyers”). Pursuant to the Exit Financing, the Company issued two separate types of warrants to the Buyers, Series A Warrants (the “Initial Series A Warrants”) and Series B Warrants (the “Initial Series B Warrants”).

On the Effective Date: (a) the Initial Notes were exchanged pursuant to the Plan for new unsecured convertible notes (the “Exchange Notes”) in the original aggregate principal amount of $7.04 million, (b) the Initial Series A Warrants were exchanged the Plan for new warrants to purchase a like number of shares of Company common stock (the “Series A Exchange Warrants”), and (c) the Initial Series B Warrants were exchanged pursuant to the Plan for new warrants to purchase a like number of shares of the Company’s common stock (the “Series B Exchange Warrants”).

BIOVEST INTERNATIONAL, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2011 AND 2010

8. Long-term debt (continued):

Exit Financing (continued):

The following are the material terms and conditions of the Exchange Notes:

•	the Exchange Notes mature on November 17, 2012, and all principal and accrued but unpaid interest is due on such date;

•

interest accrues and is payable on the outstanding principal amount of the Exchange Notes at a fixed rate of seven percent (7%) per annum (with a fifteen percent (15%) per annum default rate), and is payable monthly in arrears. The first interest payment was made on December 1, 2010;

•	interest payments are payable at the Company’s election in either cash or subject to certain specified conditions, in shares of the Company’s common stock;

•

the Company may from time to time, subject to certain conditions, redeem all or any portion of the outstanding principal amount of the Exchange Notes for an amount, in cash, equal to 110% of the sum of the principal amount being redeemed and certain make-whole interest payments;

•

the Buyers may convert all or a portion of the outstanding balance of the Exchange Notes into shares of the Company’s common stock at a conversion rate of $0.91 per share, subject to anti-dilution adjustments in certain circumstances; and

•

in the event that the average of the daily volume weighted average price of the Company’s common stock is at least 150% of the then-effective conversion price for any ten (10) consecutive trading days, the Company, at its option, may upon written notice to the Buyers, convert the then outstanding balance of the Exchange Notes into shares of the Company’s common stock at the conversion price then in effect under the Exchange Notes.

The following are the material terms and conditions of the Series A Exchange Warrants:

•	the Series A Exchange Warrants give the Buyers the right to purchase an aggregate of 8,733,096 shares of the Company’s common stock;

•	the Series A Exchange Warrants have an exercise price of $1.20 per share and expire on November 17, 2017; and

•

if the Company issues or sells any options or convertible securities after the issuance of the Series A Exchange Warrants that are convertible into or exchangeable or exercisable for shares of common stock at a price which varies or may vary with the market price of the shares of common stock, including by way of one or more reset(s) to a fixed price, the Buyers have the right to substitute any of the applicable variable price formulations for the exercise price upon exercise of the warrants held.

On December 22, 2010, the Series B Exchange Warrants were exercised on a cashless basis and an aggregate of 1,075,622 shares of the Company’s common stock were issued to the Buyers.

As of December 31, 2011, a total of $5.8 million in principal on the Exchange Notes had been converted to common stock, resulting in the issuance to the Buyers of approximately 6.9 million shares of the Company’s common stock. The remaining principal balance outstanding on the Exchange Notes is $1.3 million as of December 31, 2011.

The Exchange Notes and Series A Exchange Warrants contain conversion and adjustment features properly classified as derivative instruments required to be recorded at fair value (Note 9). As a result, the Exchange Notes have been recorded at a discount which will be amortized to interest expense over two years.

BIOVEST INTERNATIONAL, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2011 AND 2010

8. Long-term debt (continued):

Coon Rapids Economic Development Authority Loans:

On May 6, 2011, the Company closed two financing transactions with the Economic Development Authority for the City of Coon Rapids and the Minnesota Investment Fund, which provide capital to help add workers and retain high-quality jobs in the State of Minnesota. The Company issued two secured promissory notes in the aggregate amount of $0.353 million, which amortize over 240 months, with a balloon payment of $0.199 million due on May 1, 2021 (the “Notes”). The Notes bear interest as follows (yielding an effective interest rate of 4.1%):

•	Months 1-60 at 2.5% interest

•	Months 61-80 at 5.0% interest

•	Months 81-100 at 7.0% interest

•	Months 101-120 at 9.0% interest

The Company may prepay the Notes at any time prior to maturity without penalty. Proceeds from the transaction in the amount of $0.353 million were used to fund capital improvements made to the Company’s existing manufacturing facility in Minneapolis (Coon Rapids), Minnesota.

Laurus/Valens Term A and Term B Notes:

On the Effective Date, the Company issued two new notes (the “Laurus/Valens Term A Notes” and “Laurus/Valens Term B Notes”) in the aggregate principal amount of $29.06 million to Laurus Master Fund, Ltd. (in liquidation) (“Laurus”), PSource Structured Debt Limited (“PSource”), Valens Offshore SPV I, Ltd. (“Valens I”), Valens Offshore SPV II, Corp. (“Valens II”), Valens U.S. SPV I, LLC (“Valens U.S.”) (collectively, “Valens”), and LV Administrative Services, Inc., as administrative and collateral agent for Laurus, PSource, and Valens (“LV” and together with Laurus, PSource, Valens, and each of their respective affiliates, “Laurus/Valens”) in compromise and satisfaction of secured claims prior to the Effective Date.

The following are the material terms and conditions of the Laurus/Valens Term A Notes:

•	the original principal amount of the Laurus/Valens Term A Notes was $24.9 million;
•	the Laurus/Valens Term A Notes mature on November 17, 2012;
•	interest accrues at the rate of eight percent (8%) per annum (with a twelve (12%) percent per annum default rate), and is payable at the time of any principal payment or prepayment of principal;
•	the Company may prepay the Laurus/Valens Term A Notes, without penalty, at any time; and
•	the Company is required to make mandatory prepayments under the Laurus/Valens Term A Notes as follows:
•

a prepayment equal to thirty percent (30%) of the net proceeds (i.e., the gross proceeds received less any investment banking or similar fees and commissions and legal costs and expenses incurred by the Company) of certain capital raising transactions (with certain exclusions), but only up to the then outstanding principal and accrued interest under the Laurus/Valens Term A Notes;

•	from any intercompany funding by Accentia to the Company (with certain exceptions and conditions); and
•

a prepayment equal to fifty percent (50%) the of positive net cash flow of the Company for each fiscal quarter after the Effective Date, less the amount of certain capital expenditures on certain biopharmaceutical products of the Company made during such fiscal quarter or during any prior fiscal quarter ending after November 17, 2010.

On November 18, 2010, the Company prepaid the Laurus/Valens Term A Notes in an amount equal to $1.4 million from the proceeds received in the Company’s Exit Financing (described above).

BIOVEST INTERNATIONAL, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2011 AND 2010

8. Long-term debt (continued):

Laurus/Valens Term A and Term B Notes (continued):

The following are the material terms and conditions of the Laurus/Valens Term B Notes:

•	the original principal amount of the Laurus/Valens Term B Notes was $4.16 million;

•	the Laurus/Valens Term B Notes mature on November 17, 2013;

•	interest accrues at the rate of eight (8%) percent per annum (with a twelve (12%) percent per annum default rate), and is payable at the time of any principal payment or prepayment of principal;

•	the Company may prepay the Laurus/Valens Term B Notes, without penalty, at any time; and

•

provided that the Laurus/Valens Term A Notes have been paid in full, the Company is required to make mandatory prepayments under the Laurus/Valens Term B Notes from any intercompany funding by Accentia to the Company (with certain exceptions and conditions), but only up to the outstanding principal and accrued interest under the Laurus/Valens Term B Notes.

With the prior written consent of Laurus/Valens, the Company may convert all or any portion of the outstanding principal and accrued interest under either the Laurus/Valens Term A Notes or the Laurus/Valens Term B Notes into shares of the Company’s common stock. The number of shares of the Company’s common stock issuable on such a conversion is equal to (a) an amount equal to the aggregate portion of the principal and accrued and unpaid interest thereon outstanding under the applicable Laurus/Valens Term A Notes or the Laurus/Valens Term B Notes being converted, divided by (b) ninety percent (90%) of the average closing price publicly reported (or reported by Pink Sheets, LLC) for shares of the Company’s common stock for the ten (10) trading days immediately preceding the date of the notice of conversion. The Laurus/Valens Term A Notes and the Laurus/Valens Term B Notes are secured by a lien on all of the Company’s assets, junior only to the lien granted to Corps Real and to certain permitted liens.

9. Derivative liabilities:

The Company does not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, the Company and its consolidated subsidiaries have entered into certain other financial instruments and contracts, such as debt financing arrangements and freestanding warrants with features that are either (i) not afforded equity classification, (ii) embody risks not clearly and closely related to host contracts, or (iii) may be net-cash settled by the counterparty. These instruments are required to be carried as derivative liabilities, at fair value.

The following table discloses the fair value of the Company’s derivative liabilities and their location in the accompanying condense consolidated balance sheets as of December 31, 2011 and September 30, 2011. The Company held no derivative assets at either reporting date.

	Liability Derivatives
	December 31, 2011 (unaudited)		September 30, 2011
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives not designated as hedging instruments
Series A Exchange Warrants (Note 8)	Derivative Liabilities	$1,672,000	Derivative Liabilities	$1,998,000
Conversion option on Exit Financing (Note 8)	Derivative Liabilities	—	Derivative Liabilities	1,000
Shares due per compromise order	Derivative Liabilities	78,000	Derivative Liabilities	118,000

Total derivatives not designated as hedging instruments		$1,750,000		$2,117,000

BIOVEST INTERNATIONAL, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2011 AND 2010

9. Derivative liabilities (continued):

Shares due per compromise order:

On the Effective Date, one of the holders of the Company’s 2008 secured debentures elected to convert the entire outstanding principal balance of $0.3 million plus accrued interest into 550,000 shares of the Company’s common stock, issuable in eight quarterly installments of 68,750 shares, beginning on November 17, 2010. The remaining 206,250 shares of the Company’s common stock issuable have been recorded as a derivative liability at fair value on the Company’s balance sheet as of December 31, 2011.

The following table summarizes assets and liabilities measured at fair value on a recurring basis for the periods presented:

	December 31, 2011 (unaudited)				September 30, 2011
Fair Value Measurements Using:	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Liabilities
Derivative Liabilities	$—	$1,750,000	$—	$1,750,000	$—	$2,117,000	$—	$2,117,000

10. Liabilities subject to compromise:

On the Effective Date, the Company settled the majority of its pre-petition claims. Footnote 3 contains a summary of certain material provisions of the Plan. For the quarter ended December 31, 2011, the Company settled an outstanding Class 8 unsecured claim in the approximate amount of $0.135 million through the issuance of a Class 8 Unsecured Option A Obligation (Note 8) resulting in a $0.066 million gain on reorganization recorded on the Company’s condensed consolidated statement of operations.

On February 1, 2012, the Company settled the last of its pre-petition claims. The claimant, Clinstar, LLC (“Clinstar”) had filed two identical proofs of claim in the amount of $0.385 million; one against the Company, in its Chapter 11 proceeding, and another against the Company’s majority shareholder, Accentia, in Accentia’s Chapter 11 proceeding. Through an order by the Bankruptcy Court, Clinstar’s claim against the Company was denied, and Clinstar’s claim against Accentia was allowed, resulting in Accentia’s issuance of 283,186 shares of Accentia common stock in full satisfaction of the claim. The Company has recorded the settlement of this claim in the accompanying condensed, consolidated financial statements, resulting in a $0.16 million gain on reorganization for the three months ending December 31, 2011, and an increase of $0.15 million to the balance of the Accentia promissory demand note (Note 7), representing the Company’s intent to reimburse Accentia for the fair value of the shares Accentia issued to settle the claim.

11. Accrued interest:

Interest accrued on the Company’s outstanding debt is as follows:

	December 31, 2011 (Unaudited)	September 30, 2011
Corps Real Note	$176,000	$141,000
Exit Financing	7,000	7,000
Laurus/Valens Term A Notes	2,109,000	1,636,000
Laurus/Valens Term B Notes	374,000	290,000
Class 8, Unsecured Option A Obligations	331,000	288,000
Class 8, Unsecured Option C Notes	17,000	9,000
Coon Rapids Economic Development Authority Loans	1,000	1,000

Total accrued interest	$3,015,000	$2,372,000

Current	$2,310,000	$42,000
Non-Current	$705,000	$2,330,000

The current portion of accrued interest has been recorded in current accrued liabilities on the accompanying condensed consolidated balance sheets presented.

BIOVEST INTERNATIONAL, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2011 AND 2010

12. Stock based compensation:

The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model that uses assumptions for expected volatility, expected dividends, expected term, and the risk-free interest rate. Expected volatilities are based on historical volatility of peer company stock due to the limited trading history of the Company’s common stock, as well as other factors estimated over the expected term of the options. The expected term of options granted is derived using the “simplified method” which computes expected term as the average of the sum of the vesting term plus the contract term. This method is used because the Company does not currently have adequate historical option exercise or forfeiture information as a basis to determine expected term. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the period of the expected term.

Common stock options outstanding and exercisable as of December 31, 2011 are as follows:

	Shares	Weighted Avg. Exercise Price	Weighted Avg. Contractual Life (yrs)	Aggregate Intrinsic Value
Outstanding at October 1, 2011	27,081,886	$0.56	7.41	$2,273,550
Granted	100,000	0.39	10.0	—
Exercised	—	—
Cancelled	(84,936)	1.26

Outstanding at December 31, 2011	27,096,950	0.56	7.17	1,932,375

Exercisable at December 31, 2011	25,576,950	$0.54	7.08	$1,932,375

Non-vested employee stock options:

	Shares	Weighted Avg. Grant-Date Fair Value	Aggregate Intrinsic Value
Non-vested at October 1, 2011	1,425,000	$0.81
Granted	100,000	0.27
Vested	(5,000)	0.93
Cancelled	—	—

Non-vested at December 31, 2011	1,520,000	$0.78	$—

Approximately $0.2 million in compensation expense will be recognized over the next two years as a result of the vesting of shares.

Common stock warrants outstanding and exercisable as of December 31, 2011 are as follows:

	Shares	Weighted Avg. Price	Aggregate Intrinsic Value
Outstanding at October 1, 2011	26,966,815	$0.84
Issued	—	—
Exercised	—	—
Cancelled	—	—

Outstanding at December 31, 2011	26,966,815	0.84	$418,635

Exercisable at December 31, 2011	26,666,815	$0.83	$418,635

BIOVEST INTERNATIONAL, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2011 AND 2010

13. Segment information:

The Company operates in three (3) identifiable industry segments. The Company’s Cell Culture Products and Services segment is engaged in the production and contract manufacturing of biologic drugs and cell production for research institutions worldwide. The Instruments and Disposables segment is engaged in the development, manufacture and marketing of patented cell culture systems, equipment and consumable parts to pharmaceutical, diagnostic and biotechnology companies, as well as leading research institutions worldwide. The Therapeutic Vaccine segment is focused on developing BiovaxID® and received a federal grant in the amount of approximately $0.244 million under the Qualified Therapeutic Discovery Project, for the quarter ended December 31, 2010. In the current fiscal quarter, the Company recognized $0.100 million as a result of a sharing agreement involving the data from the Company’s Phase 3 clinical trial for BiovaxID®. The Company has met all obligations required under the data sharing agreement and does not anticipate earning any further revenue under the agreement.

The Company’s facilities expenses and other assets are not distinguished among the identifiable segments. Revenue and cost of sales information about the Company’s segments are as follows:

	Three Months Ended December 31,
	2011	2010
Revenues
Instruments and Disposables	$746,000	$307,000
Cell Culture Services	217,000	285,000
Therapeutic Vaccine	100,000	244,000

Total Revenues	1,063,000	836,000

Cost of Sales
Instruments and Disposables	431,000	317,000
Cell Culture Services	208,000	236,000

Total Cost of Sales	$639,000	$553,000

Gross Margin ($)	$424,000	$283,000
Gross Margin (%)	40%	34%

14. Commitments and contingencies:

Bankruptcy proceedings:

On November 10, 2008, the Company filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code (“Chapter 11”) in the U.S. Bankruptcy Court for the Middle District of Florida, Tampa Division (the “Bankruptcy Court”). On August 16, 2010, the Company filed its First Amended Joint Plan of Reorganization, and on October 25, 2010, the Company filed the First Modification to the First Amended Joint Plan of Reorganization (collectively and as amended and supplemented, the “Plan”). On November 2, 2010, the Bankruptcy Court entered an Order Confirming Debtors’ First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Confirmation Order”). The Company emerged from Chapter 11 protection, and the Plan became effective, on November 17, 2010 (the “Effective Date”). Notwithstanding the effectiveness of the Plan, the Bankruptcy Court retains jurisdiction to adjudicate any remaining issues regarding, inter alia, the validity, amount, and method of payment of claims filed in connection with the Company’s Chapter 11 proceeding. Accordingly, the Company anticipates that there may be ongoing proceedings before the Bankruptcy Court to resolve any filed objections or disputes as to claims filed in the Chapter 11 proceeding.

BIOVEST INTERNATIONAL, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2011 AND 2010

14. Commitments and contingencies (continued):

Other proceedings:

On August 4, 2008, the Company was served with a summons and complaint filed in California Superior Court on behalf of Clinstar LLC for breach of contract for non-payment of certain fees for clinical trial studies and pass-through expenses in the amount of $385,000. Upon the filing of the Company’s Chapter 11 petition on November 10, 2008, this litigation was automatically stayed pursuant to provisions of federal bankruptcy law. Clinstar filed two identical proofs of claim regarding its breach of contract for non-payment litigation in the amount of $0.385 million, one against the Company, in its bankruptcy proceeding and another against the Company’s majority shareholder Accentia, in its bankruptcy proceeding. Both the Company and Accentia objected to Clinstar’s filing of Clinstar’s proofs of claim. On February 1, 2012, by order of the Bankruptcy Court, Clinstar’s proof of claim against the Company was denied and Clinstar’s proof of claim against Accentia was allowed. Upon the full satisfaction of Clinstar’s proof of claim against Accentia through the issuance of 283,186 shares of Accentia common stock at a conversion price of $1.36 per share as required by Accentia’s Bankruptcy Plan with an effective date of November 17, 2010, Clinstar shall have no further claims against the Company or Accentia for breach of contract for non-payment.

Except for the foregoing, the Company is not party to any material legal proceedings, and management is not aware of any threatened legal proceedings that could cause a material adverse impact on the Company’s business, assets, or results of operations.

Facility leases:

On December 2, 2010, the Company entered into a lease agreement (the “Lease”) for its approximate 35,000 square feet facility in Minneapolis (Coon Rapids), Minnesota, which is used for offices, a laboratory, manufacturing, and warehousing areas to support the production of perfusion cell culture equipment and contract cell culture services. The Lease has a ten year term and provides for certain improvements to the facility, which have been financed and performed principally by the landlord, as well as through government grant loans from city and state agencies in Minnesota. These improvements, which were completed as of September 30, 2011, include the construction of a GMP vaccine manufacturing space. Rent expense for the years ended September 30, 2011 and 2010, under the Lease was approximately $0.3 million for each year. Total rent payments for years 1-5 under the Lease will be $0.43 million per year. Total rent payments for years 6-10 under the Lease will be $0.5 million per year. The Company also has the right to extend the term of the Lease for two additional five year periods at the greater of base rent in effect at the end of the ten year initial lease term, or market rates in effect at the end of the ten year initial lease term.

The Company also shares office space with the Company’s majority shareholder, Accentia, and utilizes the space as the Company’s principal executive and administrative offices. Accentia leases approximately 7,400 square feet of office space in Tampa, Florida. The lease expires on December 31, 2014 and is cancelable by either party with 120 days prior notice.

The Company anticipates that its facilities will meet its needs during fiscal 2012. The Company anticipates that as its development of BiovaxID® advances and as the Company prepares for the future commercialization of its products, its facilities requirements will increase.

Cooperative Research and Development Agreement:

In September 2001, the Company entered into a definitive cooperative research and development agreement (“CRADA”) with the NCI for the development and ultimate commercialization of patient-specific vaccines for the treatment of non-Hodgkin’s low-grade follicular lymphoma. The terms of the CRADA, as amended, included, among other things, a requirement to pay $0.5 million quarterly to NCI for expenses incurred in connection with the ongoing Phase 3 clinical trial. Since the transfer to the Company of the IND application for development of this vaccine, which occurred in April 2004, these payments to NCI have been reduced to a small fraction of this original obligation (approximately $0.2 million per year). On September 25, 2006, the Company provided written notice to the NCI in accordance with the terms of the CRADA to terminate the CRADA at the end of the sixty (60) day notice period. Under the terms of the CRADA, the Company is obligated to continue to provide vaccine to the NCI at no charge for purposes of the NCI’s studies that are within the scope of the CRADA if the Company were to abandon work on the vaccine.

BIOVEST INTERNATIONAL, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2011 AND 2010

14. Commitments and contingencies (continued):

Food and Drug Administration:

The FDA has extensive regulatory authority over biopharmaceutical products (drugs and biological products), manufacturing protocols and procedures and the facilities in which mammalian proteins will be manufactured. Any new bioproduct intended for use in humans (including, to a somewhat lesser degree, in vivo biodiagnostic products), is subject to rigorous testing requirements imposed by the FDA with respect to product efficacy and safety, possible toxicity and side effects. FDA approval for the use of new bioproducts (which can never be assured) requires several rounds of extensive preclinical testing and clinical investigations conducted by the sponsoring pharmaceutical company prior to sale and use of the product. At each stage, the approvals granted by the FDA include the manufacturing process utilized to produce the product. Accordingly, the Company’s cell culture systems used for the production of therapeutic or biotherapeutic products are subject to significant regulation by the FDA under the Federal Food, Drug and Cosmetic Act, as amended.

Product liability:

The contract production services for therapeutic products offered exposes an inherent risk of liability as the proteins or other substances manufactured, at the request and to the specifications of customers, could foreseeably cause adverse effects. The Company obtains agreements from contract production customers indemnifying and defending the Company from any potential liability arising from such risk. There can be no assurance, however, that the Company will be successful in obtaining such agreements in the future or that such indemnification agreements will adequately protect the Company against potential claims relating to such contract production services. The Company may also be exposed to potential product liability claims by users of its products. A successful partial or completely uninsured claim against the Company could have a material adverse effect on the Company’s operations.

Stanford University Agreement:

In September 2004, the Company entered into an agreement (“Stanford Agreement”) with Stanford University (“Stanford”) allowing exclusive worldwide rights to use two proprietary hybridoma cell lines that are used in the production of BiovaxID® through 2019. Under the Stanford Agreement, the Company is obligated to pay an annual maintenance fee of $0.01 million. The Stanford Agreement also provides that the Company pay Stanford $0.1 million within one (1) year following FDA approval of BiovaxID, and following approval, the Company is required to pay Stanford a running royalty of the higher of $50 per patient or 0.05% of revenues received by the Company for each BiovaxID patient treated using this cell line. This running royalty will be creditable against the yearly maintenance fee. The Company’s agreement with Stanford obligates the Company to diligently develop, manufacture, market, and sell BiovaxID and to provide progress reports to Stanford regarding these activities. The Company can terminate this agreement at any time upon thirty (30) days’ prior written notice and Stanford can terminate the agreement upon a breach of the agreement by the Company that remains uncured for thirty (30) days after written notice of the breach from Stanford.

Royalty Agreements:

On the Effective Date and pursuant to the Plan, the Company, Accentia, and Laurus/Valens entered into agreements whereby Accentia terminated and cancelled all of its royalty interest and Laurus/Valens reduced its royalty interest in BiovaxID® and the Company’s other biologic products. As a result of the foregoing agreements, the aggregate royalty obligation on BiovaxID and the Company’s other biologic products was reduced from 35.25% to 6.30%. Additionally, Laurus/Valens’s royalty interest on the AutovaxID® instrument was reduced from 3.0% to no obligation, including the elimination of the $7.5 million minimum royalty obligation.

             Units

PROSPECTUS

                    , 2012

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made by this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those specifically offered hereby or an offer to sell or a solicitation of an offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than placement agent fees and expenses, payable by the registrant in connection with this offering. All amounts are estimates, except for the Securities and Exchange Commission registration fee and the FINRA filing fee. All of these costs and expenses will be borne by the registrant.

SEC filing fee		$573	(1)

FINRA filing fee	$

Printing and engraving expenses	$

Accountants’ fees and expenses	$

Legal fees and expenses	$

Miscellaneous	$

Total	$

(1)	Rounded up to nearest whole number.

Item 14. Indemnification of Directors and Officers.

Amended and Restated Certificate of Incorporation (as amended)

In accordance with Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), our amended and restated certificate of incorporation (as amended) eliminates the personal liability of directors to us and to our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation further provides that, if the DGCL is amended after the effective date of our amended and restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Our amended and restated certificate of incorporation also provides that we shall indemnify, to the fullest extent permitted by the DGCL (including, without limitation, Section 145 thereof), any and all persons whom we have power to indemnify under the DGCL.

The indemnification provided for in our amended and restated certificate of incorporation is not exclusive of any other rights to which those seeking indemnification may be entitled as a matter of law under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such indemnified person’s official capacity and as to action in another capacity while serving as our director, officer, employee, or agent, shall continue as to a person who has ceased to be our director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Amended and Restated Bylaws

Our amended and restated bylaws provide that we shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify any director, officer, employee or agent of our company or any person serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Our amended and restated bylaws also provide for the advancement of expenses (including attorneys’ fees) incurred by any person in his capacity as a director or an officer of our company in defending a civil, criminal, administrative or investigative action, suit or proceeding of the type contemplated by Section 145 of the DGCL prior to the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by us.

Pursuant to our amended and restated bylaws, we may, upon resolution passed by our board of directors, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of our company, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not we would have the power to indemnify such person against such liability under the provisions of our certificate of incorporation.

The indemnification provided for in our amended and restated bylaws is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, shall continue as to a person who has ceased to be our director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Liability Insurance

We also maintain a policy of directors’ and officers’ liability insurance to indemnify our directors and officers with respect to actions taken by them on our behalf.

Delaware Law

Section 145 of the DGCL, which was adopted by our company as described above, provides that a corporation may indemnify any persons, including officers and directors, who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation, such as our company, may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, the corporation must indemnify him against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection therewith.

Item 15. Recent Sales of Unregistered Securities

Since March 15, 2009, we have issued the following securities which were not registered under the Securities Act:

1.	From March 2009 through December 2009, we issued Incentive Stock Option Award Agreements (“Option Awards”) to certain of our employees under our Amended and Restated 2006 Stock Option Plan granting them options to purchase an aggregate of 150,000 shares of our common stock (net of expirations and cancellations), at exercises prices ranging from $0.23 to $0.42 per share, with a weighted average exercise price of $0.36 per share.

2.	From January 2010 through December 2010, we issued Option Awards to certain of our employees under our Amended and Restated 2006 Stock Option Plan granting them options to purchase an aggregate of 13,860,000 shares of our common stock (net of expirations and cancellations), at exercises prices ranging from $0.69 to $1.45 per share, with a weighted average exercise price of $0.70 per share.

3.	From November 18, 2010 through September 12, 2011, we issued Option Awards to certain of our employees under our 2010 Equity Incentive Plan granting them options to purchase an aggregate of 1,215,000 shares of our common stock (net of expirations and cancellations), at exercises prices ranging from $0.45 to $0.92 per share, with a weighted average exercise price of $0.90 per share.

4.	Pursuant to our Plan (with an effective date of November 17, 2010) and Section 1145 of the United States Bankruptcy Code, we issued an aggregate of 44,463,723 shares of our common stock in satisfaction of allowed claims under our Plan, with conversion prices ranging from $0.35 to $1.66 per share and issuance dates between the Effective Date and March 1, 2012.

5.	On December 2, 2010, we issued a warrant agreement to the Landlord of our Minneapolis, Minnesota manufacturing facility in conjunction with a new lease agreement executed for the premises. In consideration for the new lease and the Landlord’s construction of the initial manufacturing suite for our BiovaxID® vaccine, the warrant agreement granted the Landlord the right to purchase up to 1,000,000 shares of our common stock at an exercise price of $1.21 per share for a period of five years from the earlier of (i) the date a registration statement covering the warrant shares has been declared effective by the Securities and Exchange Commission; or (ii) the date that the warrant shares become freely tradeable and unrestricted pursuant to the provisions of Rule 144.

6.	From December 31, 2010 to March 28, 2012, we issued an aggregate of 110,000 shares of our common stock to certain employees, at $0.06 per share, upon the exercise of their Incentive Stock Option Awards previously granted to them under our Amended and Restated 2006 Equity Incentive Plan.

7.	On January 10, 2011, we issued 56,000 shares of our common stock to Alan M. Pearce pursuant to the December 31, 2010 Resignation Settlement between us and Mr. Pearce. These shares were issued in consideration of the settlement of all claims by Mr. Pearce, including, but not limited to, claims under or arising out of Mr. Pearce’s Employment Agreement with us.

8.	On February 1, 2011, we issued an incentive stock option award agreement under our 2010 Equity Incentive Plan (the “Reardan Option Award”) to Dayton Reardan pursuant to the February 1, 2011 Consultant Agreement between our company and Dr. Reardan. In consideration for services to be rendered to us by Dr. Reardan, the Reardan Option Award granted an option to purchase 100,000 shares of our common stock at an exercise price of $0.71 per share and will vest upon the achievement of certain developmental milestones.

9.	On November 29, 2011, we issued an incentive stock option award agreement under our 2010 Equity Incentive Plan (the “Gangemi Option Award”) to J. David Gangemi, Ph.D. pursuant to the October 17, 2011 Consultant Agreement between our company and Dr. Gangemi. In consideration for services to be rendered to us by Dr. Gangemi, the Gangemi Option Award granted Dr. Gangemi an option to purchase 100,000 shares of our common stock at an exercise price of $0.39 per share and will vest upon the achievement of certain developmental milestones.

10.	From January 19, 2012 to March 21, 2012, we issued an aggregate of 662,073 shares of our common stock at an exercise price of $0.32, to certain holders of our Common Stock Purchase Warrants upon their exercise of those Warrants.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs 1, 2, 3, 6, 8 and 9 above by virtue of Section 4(2) of the Securities Act and by virtue of Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701. Such sales and issuances did not involve any public offering, were made without general solicitation or advertising, and each purchaser represented its intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs 5, 7 and 10 above by virtue of Section 4(2) of the Securities Act in that such sales and issuances did not involve a public offering. The recipients of the securities represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to the share certificates and instruments issued. The recipients had adequate access, through their relationships with us, to information about us.

We claimed exemption from registration under the Securities Act for the issuances of securities in the transactions described in paragraph 4 above by virtue of Section 1145(a) of the United States Bankruptcy Code in that such issuances were made under our Plan in exchange for claims against, or interests in, our company.

No underwriters were employed in any of the above transactions.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits. See the Exhibit Index.

(b) Financial Statement Schedules. All schedules have been omitted because the required information is not present in amounts sufficient to require submission of the schedules, or because the required information is included in the consolidated financial statements or notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the placement agent at the closing specified in the placement agreement certificates in such denominations and registered in such names as required by the placement agent to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 30th day of March, 2012.

BIOVEST INTERNATIONAL, INC.

By:	/s/ Samuel S. Duffey
Samuel S. Duffey, Esq.
Chief Executive Officer; President; General Counsel
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Samuel S. Duffey and Brian D. Bottjer and each of them individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any Rule 462(b) registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either or them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Samuel S. Duffey	Chief Executive Officer; President; General Counsel	March 30, 2012
Samuel S. Duffey, Esq.	(Principal Executive Officer)

/s/ Brian D. Bottjer	Acting Chief Financial Officer; Controller (Principal	March 30, 2012
Brian D. Bottjer, CPA	Accounting Officer and Principal Financial Officer)

/s/ Francis E. O’Donnell, Jr.	Executive Chairman of the Board; Director	March 30, 2012
Francis E. O’Donnell, Jr., M.D.

/s/ Christopher C. Chapman	Director	March 30, 2012
Christopher C. Chapman, M.D.

/s/ Raphael J. Mannino	Director	March 30, 2012
Raphael J. Mannino, Ph.D.

/s/ Peter J. Pappas, Sr.	Director	March 30, 2012
Peter J. Pappas, Sr.

S-1

/s/ Jeffrey A. Scott	Director	March 30, 2012
Jeffrey A. Scott, M.D.

/s/ John Sitilides	Director	March 30, 2012
John Sitilides

/s/ Ronald E. Osman	Director	March 30, 2012
Ronald E. Osman, Esquire

/s/ Edmund C. King	Director	March 30, 2012
Edmund C. King

S-2

EXHIBIT INDEX

The following exhibits are filed as part of, or are incorporated by reference into, this Registration Statement on Form S-1:

Exhibit Number	Description

1.1*	Form of Placement Agent Agreement

3.1	Amended and Restated Certificate of Incorporation of Biovest International, Inc. (“Biovest”), originally effective as of November 17, 2010 and as amended as of March 7, 2012

3.2	Amended and Restated Bylaws of Biovest effective November 17, 2010 (filed as Exhibit 3.2 to Biovest’s Form 8-K filed November 23, 2010 and incorporated herein by reference)

4.1	Reference is made to Exhibits 3.1 and 3.2

4.2	First Amended Joint Plan of Reorganization of Biovest, Biovax, Inc., AutovaxID, Inc., Biolender, LLC and Biolender II, LLC Under Chapter 11 of Title 11, United States Code (filed as Exhibit 10.1 to Biovest’s Form 8-K filed November 2, 2010 and incorporated herein by reference)

4.3	First Modification to First Amended Joint Plan of Reorganization of Biovest, Biovax, Inc., AutovaxID, Inc., Biolender, LLC and Biolender II, LLC Under Chapter 11 of Title 11, United States Code (filed as Exhibit 10.2 to Biovest’s Form 8-K filed November 2, 2010 and incorporated herein by reference)

4.4*	Form of Warrant

5.1*	Opinion of Foley & Lardner LLP

10.1(a)	Cellex Biosciences, Inc. 2000 Stock Option Plan (filed as Exhibit 10.5 to Biovest’s Form 10-QSB for the period ended March 31, 2001, filed on May 21, 2001 and incorporated herein by reference)

10.2	Investment Agreement between Biovest and Accentia, Inc. dated April 10, 2003 (filed as Exhibit 1 to Biovest’s Form 8-K filed June 23, 2003 and incorporated herein by reference)

10.3	Amendment to Investment Agreement between Biovest and Accentia, Inc. dated June 16, 2003 (filed as Exhibit 2 to Biovest’s Form 8-K filed June 23, 2003 and incorporated herein by reference)

10.4	Second Amendment to Investment Agreement between Biovest and Accentia, Inc. (filed as Exhibit 10.1 to Biovest’s Form 10-QSB for the period ended June 30, 2004, filed on August 23, 2004 and incorporated herein by reference)

10.5	Common Stock Purchase Warrant, dated April 25, 2006, issued by Biovest to Telesis CDE Two, LLC (filed as Exhibit 10.13 to Biovest’s Form 8-K filed May 2, 2006 and incorporated herein by reference)

10.6	Common Stock Purchase Warrant, dated April 25, 2006, issued by Accentia Biopharmaceuticals, Inc. to Telesis CDE Two, LLC (filed as Exhibit 10.14 to Biovest’s Form 8-K filed May 2, 2006 and incorporated herein by reference)

10.7	Common Stock Purchase Warrant, dated April 25, 2006, issued by Biovest to Ronald Osman (filed as Exhibit 10.32 to Biovest’s Form 10-QSB for the period ended March 31, 2006, filed on May 22, 2006 and incorporated herein by reference)

10.8	Common Stock Purchase Warrant, dated April 25, 2006, issued by Biovest to Dennis Ryll (filed as Exhibit 10.33 to Biovest’s Form 10-QSB for the period ended March 31, 2006, filed on May 22, 2006 and incorporated herein by reference)

Exhibit Number	Description

10.9	Common Stock Purchase Warrant, dated April 25, 2006, issued by Biovest to Steven Stogel (filed as Exhibit 10.34 to Biovest’s Form 10-QSB for the period ended March 31, 2006, filed on May 22, 2006 and incorporated herein by reference)

10.10	Common Stock Purchase Warrant, dated April 25, 2006, issued by Biovest to Donald Ferguson (filed as Exhibit 10.35 to Biovest’s Form 10-QSB for the period ended March 31, 2006, filed on May 22, 2006 and incorporated herein by reference)

10.11	Common Stock Purchase Warrant, dated September 5, 2006, issued by Biovest to Pulaski Bank and Trust Company (“Pulaski”) (filed as Exhibit 10.2 to Biovest’s Form 8-K filed September 11, 2006 and incorporated herein by reference)

10.12	Common Stock Purchase Warrant, dated December 14, 2006, issued by Biovest to Dennis Ryll (filed as Exhibit 10.28 to Biovest’s Form 8-K filed December 14, 2006 and incorporated herein by reference)

10.13	Common Stock Purchase Warrant, dated December 14, 2006, issued by Biovest to Steven Stogel (filed as Exhibit 10.29 to Biovest’s Form 8-K filed December 14, 2006 and incorporated herein by reference)

10.14	Common Stock Purchase Warrant, dated December 14, 2006, issued by Biovest to Donald Ferguson (filed as Exhibit 10.30 to Biovest’s Form 8-K filed December 14, 2006 and incorporated herein by reference)

10.15	Common Stock Purchase Warrant, dated December 14, 2006, issued by Biovest to Ronald Osman (filed as Exhibit 10.31 to Biovest’s Form 8-K filed December 14, 2006 and incorporated herein by reference)

10.16	Common Stock Purchase Warrant, dated December 14, 2006, issued by Biovest to Hopkins Capital Group II, LLC (filed as Exhibit 10.32 to Biovest’s Form 8-K filed December 14, 2006 and incorporated herein by reference)

10.17	Common Stock Purchase Warrant, dated December 14, 2006, issued by Biovest to Alan Pearce (filed as Exhibit 10.33 to Biovest’s Form 8-K filed December 14, 2006 and incorporated herein by reference)

10.18	Common Stock Purchase Warrant, dated December 14, 2006, issued by Biovest to Steven Arikian (filed as Exhibit 10.34 to Biovest’s Form 8-K filed December 14, 2006 and incorporated herein by reference)

10.19	Common Stock Purchase Warrant, dated January 16, 2007, issued by Biovest to Donald L. Ferguson (filed as Exhibit 10.2 to Biovest’s Form 8-K filed on January 19, 2007 and incorporated herein by reference )

10.20	Common Stock Purchase Warrant, dated January 16, 2007, issued by Biovest to Hopkins Capital Group II, LLC (filed as Exhibit 10.3 to Biovest’s Form 8-K filed on January 19, 2007 and incorporated herein by reference)

10.21	Common Stock Purchase Warrant, dated January 16, 2007, issued by Biovest to Ronald E. Osman (filed as Exhibit 10.4 to Biovest’s Form 8-K filed on January 19, 2007 and incorporated herein by reference)

10.22	Common Stock Purchase Warrant, dated January 16, 2007, issued by Biovest to Alan M. Pearce (filed as Exhibit 10.5 to Biovest’s Form 8-K filed on January 19, 2007 and incorporated herein by reference)

10.23	Common Stock Purchase Warrant, dated January 16, 2007, issued by Biovest to Dennis L. Ryll (filed as Exhibit 10.6 to Biovest’s Form 8-K filed on January 19, 2007 and incorporated herein by reference)

10.24	Common Stock Purchase Warrant, dated June 26, 2007, issued by Biovest to Alan M. Pearce (filed as Exhibit 10.2 to Biovest’s Form 8-K filed June 29, 2007 and incorporated herein by reference)

10.25	Common Stock Purchase Warrant, dated September 11, 2007, issued by Biovest to Ronald E. Osman (filed as Exhibit 10.200 to Biovest’s Form 10-K for period ended September 30, 2007 filed December 28, 2007 and incorporated herein by reference)

Exhibit Number	Description

10.26	Common Stock Purchase Warrant, dated October 1, 2007 issued by Biovest to Dennis L. Ryll (filed as Exhibit 10.202 to Biovest’s Form 10-K for period ended September 30, 2007 filed December 28, 2007 and incorporated herein by reference)

10.27	Common Stock Purchase Warrant, dated October 12, 2007, issued by Biovest to Ronald E. Osman (filed as Exhibit 10.2 to Biovest’s Form 8-K filed October 18, 2007 and incorporated herein by reference)

10.28	Common Stock Warrant from Biovest to Ronald E. Osman dated September 26, 2008 (filed as Exhibit 10.10 to Biovest’s Form 8-K filed September 26, 2008 and incorporated herein by reference)

10.29	Common Stock Warrant from Biovest to Ronald E. Osman dated September 26, 2008 (filed as Exhibit 10.11 to Biovest’s Form 8-K filed September 26, 2008 and incorporated herein by reference)

10.30	Common Stock Warrant from Biovest to Francis E. O’Donnell, Jr. dated September 26, 2008 (filed as Exhibit 10.12 to Biovest’s Form 8-K filed September 26, 2008 and incorporated herein by reference)

10.31	Securities Purchase Agreement among Biovest and the investors listed on the Schedule of Buyers attached thereto dated October 19, 2010 (filed as Exhibit 10.1 to Biovest’s 8-K filed October 25, 2010 and incorporated herein by reference)

10.32	Form of Debtor in Possession Secured Convertible Note issued October 19, 2010 (filed as Exhibit 10.2 to Biovest’s 8-K filed October 25, 2010 and incorporated herein by reference)

10.33	Form of Series A Warrant issued October 19, 2010 (filed as Exhibit 10.3 to Biovest’s 8-K filed October 25, 2010 and incorporated herein by reference)

10.34	Form of Series B Warrant issued October 19, 2010 (filed as Exhibit 10.3 to Biovest’s 8-K filed October 25, 2010 and incorporated herein by reference)

10.35	Order Confirming First Amended Joint Plan of Reorganization of Biovest, Biovax, Inc., AutovaxID, Inc., Biolender, LLC and Biolender II, LLC Under Chapter 11 of Title 11, United States Code dated as of August 16, 2010, as Modified, Pursuant to 11 U.S.C. §1129 (filed as Exhibit 10.3 to Biovest’s Form 8-K filed November 2, 2010 and incorporated herein by reference)

10.36	Notice of Effectiveness Dated November 17, 2010 (filed as Exhibit 10.1 to Biovest’s Form 8-K filed November 23, 2010 and incorporated herein by reference)

10.37	Lease Between Biovest and JMS Holdings, LLC, dated December 2, 2010 (filed as Exhibit 10.1 to Biovest’s Form 8-K filed December 8, 2010 and incorporated herein by reference)

10.38	Common Stock Purchase Warrant dated December 2, 2010, issued by Biovest to James Stanton (filed as Exhibit 10.2 to Biovest’s Form 8-K filed December 8, 2010 and incorporated herein by reference)

10.39(a)	Biovest’s 2010 Equity Incentive Plan (filed as Exhibit 10.187 to the Biovest’s Annual Report on Form 10-K for the year ended September 30, 2010, filed December 14, 2010 and incorporated herein by reference)

10.40	Term Loan and Security Agreement, dated November 17, 2010, among LV Administrative Services, Inc., the Lenders and Biovest (filed as Exhibit 10.1 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

10.41	Secured Term A Note, dated November 17, 2010, between Biovest and Erato Corp. (filed as Exhibit 10.2 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

10.42	Secured Term A Note, dated November 17, 2010, between Biovest and PSource Structured Debt Limited (filed as Exhibit 10.3 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

Exhibit Number	Description

10.43	Secured Term A Note, dated November 17, 2010, between Biovest and Valens Offshore SPV II, Corp. (filed as Exhibit 10.4 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

10.44	Secured Term A Note, dated November 17, 2010, between Biovest and Valens U.S. SPV I, LLC (filed as Exhibit 10.5 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

10.45	Secured Term A Note, dated November 17, 2010, between Biovest and Valens Offshore SPV I, Ltd. (filed as Exhibit 10.6 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

10.46	Secured Term B Note, dated November 17, 2010, between Biovest and Laurus Master Fund, Ltd. (In liquidation) (filed as Exhibit 10.7 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

10.47	Secured Term B Note, dated November 17, 2010, between Biovest and PSource Structured Debt Limited (filed as Exhibit 10.8 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

10.48	Secured Term B Note, dated November 17, 2010, between Biovest and Valens Offshore SPV II, Corp. (filed as Exhibit 10.9 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

10.49	Secured Term B Note, dated November 17, 2010, between Biovest and Valens U.S. SPV I, LLC (filed as Exhibit 10.10 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

10.50	Secured Term B Note, dated November 17, 2010, between Biovest and Valens Offshore SPV I, Ltd. (filed as Exhibit 10.11 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

10.51	Contingent Payment Agreement, dated November 17, 2010, between Biovest and Erato, Corp. (filed as Exhibit 10.12 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

10.52	Contingent Payment Agreement, dated November 17, 2010, between Biovest and PSource Structured Debt Limited (filed as Exhibit 10.13 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

10.53	Contingent Payment Agreement, dated November 17, 2010, between Biovest and Valens Offshore SPV II, Corp. (filed as Exhibit 10.14 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

10.54	Contingent Payment Agreement, dated November 17, 2010, between Biovest and Valens U.S. SPV I, LLC (filed as Exhibit 10.15 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

10.55	Contingent Payment Agreement, dated November 17, 2010, between Biovest and Valens Offshore SPV I, Ltd. (filed as Exhibit 10.16 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

10.56	Warrant Termination Agreement (1,000,000 Warrant Shares), dated November 17, 2010, between Biovest and Laurus Master Fund, Ltd. (in liquidation) (filed as Exhibit 10.17 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

10.57	Warrant Termination Agreement (18,087,889 Warrant Shares), dated November 17, 2010, between Biovest and Laurus Master Fund, Ltd. (in liquidation) (filed as Exhibit 10.18 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

10.58	Warrant Termination Agreement, dated November 17, 2010, between Biovest and Valens U.S. SPV I, LLC (filed as Exhibit 10.19 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

10.59	Royalty Termination Agreement (BiovaxID® and other biologics), dated November 17, 2010, among Biovest, LV Administrative Services, Inc., and Valens U.S. SPV I, LLC (filed as Exhibit 10.20 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

Exhibit Number	Description

10.60	Royalty Termination Agreement (AutovaxID), dated November 17, 2010, among Biovest, LV Administrative Services, Inc. and the Lenders (filed as Exhibit 10.21 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

10.61	Royalty Termination Agreement, dated November 17, 2010, among Biovest, LV Administrative Services, Inc. and the Lenders (filed as Exhibit 10.22 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

10.62	Royalty Termination Agreement, dated November 17, 2010, between Biovest and Accentia Biopharmaceuticals, Inc. (filed as Exhibit 10.23 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

10.63	Royalty Assignment Termination Agreement, dated November 17, 2010, among Biovest, Accentia Biopharmaceuticals, Inc., Erato Corp., Valens U.S. SPV, I, LLC, Valens Offshore SPV I, Ltd., and PSource Structured Debt Limited (filed as Exhibit 10.24 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

10.64	Subordination Agreement, dated November 17, 2010, among Biovest, LV Administrative Services, Inc., the Lenders and Corps Real, LLC (filed as Exhibit 10.25 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

10.65	Subordination Agreement, dated November 17, 2010, among Biovest, LV Administrative Services, Inc., the Lenders and Accentia Biopharmaceuticals, Inc. (filed as Exhibit 10.26 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

10.66	Closing Shares Lock-Up Agreement, dated November 17, 2010, among LV Administrative Services, Inc., the Lenders and Accentia Biopharmaceuticals, Inc. (filed as Exhibit 10.27 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

10.67	Limited Guaranty, dated November 17, 2010, among LV Administrative Services, Inc., the Lenders and Corps Real, LLC (filed as Exhibit 10.28 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

10.68	Guaranty, dated November 17, 2010, among LV Administrative Services, Inc., the Lenders and Analytica International, Inc. (filed as Exhibit 10.29 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

10.69	Stock Pledge Agreement (Accentia Common Stock), dated November 17, 2010, between Accentia Biopharmaceuticals, Inc. and LV Administrative Services, Inc. (filed as Exhibit 10.30 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

10.70	Security Agreement, dated November 17, 2010, between Analytica International, Inc. and LV Administrative Services, Inc. (filed as Exhibit 10.31 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

10.71	Grant of Security Interest in Intellectual Property Agreement, dated November 17, 2010, between Biovest and LV Administrative Services, Inc. (filed as Exhibit 10.32 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

10.72	Grant of Security Interest in Intellectual Property, dated November 17, 2010, between Analytica International, Inc. and LV Administrative Services, Inc. (filed as Exhibit 10.33 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

10.73	Plan Secured Promissory Note, dated November 17, 2010, between Biovest and Corps Real, LLC (filed as Exhibit 10.34 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

10.74	Security Agreement dated November 17, 2010, between Biovest and Corps Real, LLC (filed as Exhibit 10.35 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

Exhibit Number	Description

10.75	Resignation Settlement, dated November 17, 2010, between Biovest and Alan M. Pearce (filed as Exhibit 10.36 to Biovest’s Form 10-Q filed February 11, 2011 and incorporated herein by reference)

10.76

License Agreement effective September 17, 2004 between Biovest International, Inc. and the Board of Trustees of

the Leland Stanford Junior University (filed as Exhibit 99.1 to Biovest’s Form 8-K filed February 15, 2011 and incorporated herein by reference)

10.77	Amended and Restated Biovest International, Inc. 2006 Equity Incentive Plan (filed as Exhibit 4.2 to Biovest’s Form S-8 filed March 25, 2011 and incorporated herein by reference)

10.78	Promissory Note, dated November 16, 2010, between City of Coon Rapids, JMS Holdings and Biovest (filed as Exhibit 10.1 to Biovest’s Form 10-Q filed May 13, 2011 and incorporated herein by reference).

10.79	Mortgage, dated November 16, 2010, between City of Coon Rapids and JMS Holdings (filed as Exhibit 10.2 to Biovest’s Form 10-Q filed May 13, 2011 and incorporated herein by reference)

10.80	Agreement for Loan of Minnesota Investment Fund, dated November 16, 2010, between City of Coon Rapids and Biovest (filed as Exhibit 10.3 to Biovest’s Form 10-Q filed May 13, 2011 and incorporated herein by reference)

10.81	Security Agreement, dated November 16, 2010, between City of Coon Rapids and Biovest (filed as Exhibit 10.4 to Biovest’s Form 10-Q filed May 13, 2011 and incorporated herein by reference).

10.82	Promissory Note, dated December 7, 2010, between the Economic Development Authority in and for the City of Coon Rapids, JMS Holdings and Biovest (filed as Exhibit 10.5 to Biovest’s Form 10-Q filed May 13, 2011 and incorporated herein by reference)

10.83	Mortgage, dated December 7, 2010, between the Economic Development Authority in and for the City of Coon Rapids and JMS Holdings (filed as Exhibit 10.6 to Biovest’s Form 10-Q filed May 13, 2011 and incorporated herein by reference)

10.84	Loan Agreement, dated December 7, 2010, between the Economic Development Authority in and for the City of Coon Rapids and Biovest (filed as Exhibit 10.7 to Biovest’s Form 10-Q filed May 13, 2011 and incorporated herein by reference)

10.85	Security Agreement, dated December 7, 2010, between the Economic Development Authority in and for the City of Coon Rapids and Biovest (filed as Exhibit 10.8 to Biovest’s Form 10-Q filed May 13, 2011 and incorporated herein by reference)

10.86	Business Subsidy Agreement, dated December 7, 2010, between the Economic Development Authority in and for the City of Coon Rapids and Biovest (filed as Exhibit 10.9 to Biovest’s Form 10-Q filed May 13, 2011 and incorporated herein by reference)

10.87	Loan Security Termination Agreement, dated December 15, 2011, between LV Administrative Services, Inc., as administrative and collateral agent for Laurus Master Fund Ltd. (In Liquidation), Calliope Capital Corp., assignee to Erato Corp., PSource Structured Debt Limited, Valens U.S. SPV I, LLC, Valens Offshore SPV I, Ltd., Valens Offshore SPV II, Corp. and Biovest (filed as Exhibit 10.85 to Biovest’s Form 10-K for the year ended September 30, 2011, filed December 19, 2011 and incorporated herein by reference)

21.1	Subsidiaries of Biovest

23.1	Consent of Cherry, Bekaert & Holland, L.L.P.

23.2*	Consent of Foley & Lardner LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included on signature pages hereto).

*	To be filed by amendment.
(a)	Indicates management contract or compensatory plan.